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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 20, 2017.

Registration No. 333-218197

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Granite Point Mortgage Trust Inc.
(Exact name of registrant as specified in its charter)

590 Madison Avenue
36th Floor
New York, New York 10022
(212) 364-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John A. Taylor, President and Chief Executive Officer
Granite Point Mortgage Trust Inc.
590 Madison Avenue
36th Floor
New York, NY 10022
Tel: (212) 364-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Karen A. Dempsey Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 Tel: (415) 773-5700 Fax: (415) 773-5759	Stephen M. Quinlivan Stinson Leonard Street LLP 150 South Fifth Street Suite 2300 Minneapolis, Minnesota 55402 Tel: (612) 335-1500 Fax: (612) 335-1657	David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel: (212) 735-3000 Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	11,500,000	$21.00	$241,500,000	$27,990

(1)
Includes 1,500,000 shares which may be sold pursuant to the underwriters' option to purchase additional shares.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

(3)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2017

PROSPECTUS

10,000,000 Shares

Granite Point Mortgage Trust Inc.

Common Stock

         Granite Point Mortgage Trust Inc. is a Maryland corporation that focuses primarily on directly originating, investing in and managing senior commercial mortgage loans and other debt and debt-like commercial real estate investments. We were formed to continue and expand the commercial real estate lending business established by Two Harbors Investment Corp., or Two Harbors, a publicly traded hybrid mortgage real estate investment trust (NYSE: TWO).

         This is our initial public offering and no public market currently exists for our common stock. All of the shares of common stock offered by this prospectus are being sold by us. We expect the initial public offering price of our common stock to be between $20.00 and $21.00 per share. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, or the NYSE, under the symbol "GPMT."

         We will be externally managed by Pine River Capital Management L.P., or PRCM or our Manager, by the team that currently manages the commercial real estate lending business for Two Harbors. A subsidiary of our Manager also serves as the external manager of Two Harbors.

         Concurrently with the closing of this offering, we plan to complete a formation transaction pursuant to which we will acquire from Two Harbors entities that own portfolios of commercial mortgage loans and other commercial real estate-related debt investments. In exchange, we will issue 33,071,000 shares of our common stock representing approximately 76.5% of our outstanding common stock after this offering and 1,000 shares of our 10% cumulative redeemable preferred stock having a liquidation preference of $1,000 per share to Two Harbors or an affiliate of Two Harbors, which will immediately sell such preferred stock to an unaffiliated third-party investor. Two Harbors is restricted from disposing of any shares of our common stock until the expiration of a 120 day lock-up period following the closing of this offering, after which Two Harbors currently expects to make a distribution of these shares by means of a special pro rata dividend to Two Harbors common stockholders.

         We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2017. To assist us in qualifying as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock or 9.8% by value of our capital stock without the prior consent of our board of directors. In addition, our charter contains various other restrictions on ownership and transfer of our common stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

         We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 32 to read about factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to us, before expenses	$	$

(1)
See "Underwriting" for a description of compensation payable to the underwriters.

         The underwriters may also purchase up to an additional 1,500,000 shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus.

         The shares will be ready for delivery through the book-entry facilities of The Depository Trust Company on or about                        , 2017.

Joint Book-Running Managers
J.P. Morgan	Morgan Stanley	Citigroup	BofA Merrill Lynch

Co-Managers
JMP Securities	Keefe, Bruyette & Woods, Inc. A Stifel Company

The date of this prospectus is                        , 2017.

        You should rely only on the information contained in this prospectus, or in any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        Until                        , 2017 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

 MARKET AND OTHER INDUSTRY DATA

        This prospectus includes market and other industry data and estimates that are based on our management's knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this prospectus, and we believe our estimates to be accurate as of the date of this prospectus or such other date stated in this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

ii

 SUMMARY

        This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "Granite Point," the "company," "we," "us," and "our" refer to Granite Point Mortgage Trust Inc., a Maryland corporation; "Two Harbors" refers to Two Harbors Investment Corp., a Maryland corporation; and "our Predecessor" refers to TH Commercial Holdings LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Two Harbors, and its subsidiaries. In addition, "our Manager" or "PRCM" refers to Pine River Capital Management L.P., a Delaware limited partnership, our external manager. Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering is sold at the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus, and (ii) the underwriters do not exercise their option to purchase up to an additional 1,500,000 shares of our common stock.

 Our Company

        We are a Maryland corporation that focuses primarily on directly originating, investing in and managing senior floating-rate commercial mortgage loans and other debt and debt-like commercial real estate investments. We were formed to continue and expand the commercial real estate lending business established by Two Harbors Investment Corp., or Two Harbors, a publicly traded hybrid mortgage real estate investment trust. In the first quarter of 2015, Two Harbors established its commercial real estate lending business, which it conducts through TH Commercial Holdings LLC and its subsidiaries, collectively our "Predecessor." Concurrently with the closing of this offering, we will acquire the equity interests in our Predecessor and its portfolio of commercial mortgage loans and other commercial real estate-related debt investments. Our initial portfolio, or Initial Portfolio, consists of our Predecessor's portfolio, that as of March 31, 2017 consisted of 41 commercial real estate debt investments with a principal balance of $1.6 billion, with an additional $181.9 million of potential future funding obligations. Our Initial Portfolio also consists of five additional floating-rate senior commercial mortgage loans with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations that we have closed since March 31, 2017. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio.

        We will be externally managed by Pine River Capital Management L.P., or PRCM, or our Manager, by the team that currently manages the commercial real estate lending business for Two Harbors. PRCM is a global asset management firm and SEC registered investment adviser with approximately $9 billion of assets under management as of June 1, 2017. By capitalizing on our Manager's commercial real estate team's, or CRE team's, longstanding presence in the commercial real estate finance markets and its reputation as a thoughtful and responsible manager of investors' capital, we intend to continue to build a leading commercial real estate lending platform.

        Our Manager's CRE team was formed in November 2014 by our President and Chief Executive Officer, John ("Jack") A. Taylor, our Chief Investment Officer, Stephen Alpart, and our Chief Operating Officer, Steven Plust, whom we collectively refer to as our senior CRE team. Each member of our senior CRE team has over 25 years of experience in commercial real estate debt markets, and the team has worked together for over 15 years. Our senior CRE team is complemented by a group of eight professionals with broad investment management expertise and extensive industry relationships. This team has an average of over 12 years of experience in the commercial real estate debt markets, and many of its members have worked together with our senior CRE team for multiple years or most of their careers.

        The majority of our senior CRE team's commercial real estate finance experience has been as fiduciaries in investment management. Over their careers, they have built and managed several commercial real estate principal lending businesses both as broker dealers and as investment managers. This broad experience has allowed our senior CRE team to develop extensive expertise in capital markets, structured finance and investment management, resulting in their ability to navigate and exploit the commercial real estate finance markets for the benefit of our stockholders.

        We are a long-term, fundamental value-oriented investor. We construct our investment portfolio on a loan-by-loan basis, emphasizing rigorous credit underwriting, selectivity and diversification, and assess each investment from a fundamental value perspective relative to other opportunities available in the market. Our primary target investments are directly originated floating-rate performing senior commercial real estate loans, typically with terms of three to five years, usually ranging in size from $25 million to $150 million. We typically provide intermediate-term bridge or transitional financing for a variety of purposes, including acquisitions, recapitalizations, refinancings and a range of business plans, including lease-up, renovation, repositioning and repurposing of the property. We generally target the top 25, and up to the top 50, metropolitan statistical areas in the United States, or MSAs. We believe that those markets provide ample supply of high credit quality properties to lend against, sufficient number of owners and sponsors with institutional attributes, and adequate market liquidity. We believe this approach will enable us to deliver attractive risk-adjusted returns to our stockholders while preserving our capital base through diverse business cycles.

        Our origination strategy relies on our CRE team's extensive and longstanding direct relationships with a wide array of national, regional and local private owner/operators, private equity firms, funds, REITs, brokers and co-lenders. Our team's reach across the United States and active dialogue with market participants has produced over $55 billion of investment opportunities since our Predecessor's formation, and our CRE team's reputation as a reliable counterparty has led to multiple investment opportunities with repeat clients.

        We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. For more information related to the consequences of this election, please see "Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items" and "Material U.S. Federal Income Tax Considerations." We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, or the Investment Company Act.

Our Manager

        PRCM is a global asset management firm with institutional capabilities in managing new ventures, risk management, compliance and reporting, extensive long-term relationships in the financial community and established fixed-income, mortgage and real estate investment experience.

        An affiliate of PRCM has served as the external manager of Two Harbors since its inception in 2009. At March 31, 2017, Two Harbors had grown to approximately $3.6 billion of equity capital. Two Harbors' external manager, through access to PRCM's CRE team, provided Two Harbors with the expertise necessary to establish and grow the commercial real estate debt investments that will comprise our Initial Portfolio. We believe that PRCM's experience in establishing, growing and successfully managing Two Harbors, combined with the experience of the CRE team, will enable us to successfully execute on our business strategy.

        We believe that our stockholders will benefit from Granite Point being an independent public company solely focused on investment opportunities within the commercial real estate finance market. As part of Two Harbors, our Predecessor was able to establish its business and validate the significant market opportunity identified by the PRCM CRE team. We believe that being an independent public company provides us with the best opportunity to expand our business and execute on our strategy. As a result of this offering and becoming a separate public entity, we will gain direct access to capital and funding while offering to our stockholders a focused strategy in what we believe is an attractive asset class and a significant market opportunity. As we increase our portfolio of commercial real estate debt investments over time, we believe we will be able to recognize economies of scale and deliver attractive risk-adjusted returns to our stockholders.

The Formation Transaction

        Concurrently with the closing of this offering, we plan to complete a formation transaction, or the Formation Transaction, pursuant to which we will acquire the equity interests in our Predecessor from Two Harbors, and our Predecessor will become our indirect subsidiary. In exchange for equity interests of our Predecessor, we will issue 33,071,000 shares of our common stock representing approximately 76.5% of our outstanding common stock after this offering and 1,000 shares of our 10% cumulative redeemable preferred stock having a liquidation preference of $1,000 per share to Two Harbors or an affiliate of Two Harbors, which will immediately sell such preferred stock to an unaffiliated third-party investor. Two Harbors is restricted from disposing of any shares of our common stock until the expiration of a 120 day lock-up period following the closing of this offering, after which Two Harbors currently expects to make a distribution of the shares of our common stock issued to it in connection with the Formation Transaction by means of a special pro rata dividend to Two Harbors common stockholders. Until such distribution, Two Harbors will be our controlling stockholder and will be able to determine the outcome of all matters submitted to a vote of our stockholders. In addition, we will enter into a Director Designation Agreement with Two Harbors pursuant to which Two Harbors will be entitled to designate three individuals for nomination for election to our board of directors, to serve following the closing of this offering and until our 2019 annual meeting of stockholders, each of whom must qualify as an independent director under the rules of the NYSE and SEC.

Our Investment Philosophy

        Our Manager's investment philosophy is governed by several guiding principles:

  •
  Value investing approach—We are a long-term, fundamental value-oriented investor. We search for value across various geographies, property types and capital structure, guided by the belief that each investment should be attractive on its own fundamental merits and assessed relative to other available opportunities. Our underwriting process employs a sound bottom-up approach focused on property and local market fundamentals, as well as the owner's expertise, reputation and track record of execution. We strive to avoid taking investment bets on particular markets and property types based on the perceived price acceleration (or momentum) of such investments, which may be only temporarily supported by temporary capital markets driven trends.

  •
  Cash flow potential—We emphasize a property's cash flow potential as an underwriting metric, rather than a loan's basis against the value of the property. From an underwriting perspective, we believe that a property's long-term ability to generate sustainable cash flows is of greater importance than its current sale value. Accordingly, we lend primarily on income producing properties, and will only consider lending on "for-sale" real estate (such as condominium conversion projects), when the projected cash flow that could be generated by operating these properties as rental properties would also support the basis of our loan.

  •
  Comprehensive underwriting and loan structuring—Because we construct our portfolio on a loan-by-loan basis, we are able to engage in a rigorous and comprehensive underwriting process on each investment. We diligence a property's cash flow potential, including micro- and macroeconomic factors, our borrower's expertise and reputation, and business plan. Given that our investments take the form of a debt instrument, we place great emphasis on the loan terms and structural protections to provide us with the tools to protect our investment and our stockholders' capital, if so required.

  •
  Selectivity and portfolio diversification—Our senior CRE team has typically focused on creating loan portfolios on a loan-by-loan basis rather than engaging in large bulk purchases of investments. As a result, we are able to identify and invest among a broad array of opportunities, seeking to construct a portfolio diversified across markets, property types and sponsors, by selectively tapping into the large U.S. commercial real estate debt market, which has a size in excess of $3 trillion.

  •
  Active investment monitoring and management—The team originating a loan remains responsible for monitoring and managing that investment from origination through the moment it is repaid, sold or otherwise liquidated. This approach has been successfully followed by our senior CRE team at previous firms across multiple economic cycles. We believe that this approach maintains accountability for each loan and is reflective of our credit culture.

Our Investment Strategy

        Our investment strategy is to directly originate, invest in and manage a portfolio of commercial real estate loans and other debt and debt-like instruments secured by institutional quality commercial properties managed by experienced owners in attractive markets across the United States. Our CRE team provides us with extensive real estate expertise, industry relationships, sourcing, and underwriting capabilities to help us execute on our strategy. We approach the commercial real estate debt markets by emphasizing the following factors:

  •
  Origination—Our origination strategy relies on our CRE team's extensive and longstanding direct relationships with a wide array of national, regional and local private owner/operators, private equity firms, funds, REITs, brokers and co-lenders. Our team's reach across the U.S. and active dialogue with market participants, has produced over $55 billion of investment opportunities since our Predecessor's formation. We invest significant time and resources in the early stages of our origination process and communicate frequently with our borrowers to increase the likelihood of closing the investment on its original terms. As a result, our CRE team has developed a reputation as a reliable counterparty, which has led to multiple investment opportunities with repeat clients.

  •
  Markets—We generally target the top 25, and up to top 50, metropolitan statistical areas in the United States, or MSAs. We believe that those markets provide ample supply of high credit quality properties to lend against, sufficient number of owners and sponsors with institutional attributes, and adequate market liquidity. We do not favor particular markets and instead look for the most compelling investments available across different geographies. The top five MSAs, in which we actively participate, generally offer abundant attractive opportunities for commercial real estate debt investors: they are large, and have historically been the primary investment target for global equity investors, and thus offer the greatest liquidity to owners. We believe that from a lender's perspective, the next tier of MSAs (six through 25 and up to 50) also offer compelling investment opportunities. First, aggregate transaction volume in markets six through 25 has historically approximated that of the top five markets, as shown in the chart below. Second, these markets have property values that are smaller and thus attract less global capital. With less global competition for these properties, they are generally valued at higher capitalization rates, which means higher property operating cash flow per dollar of value, resulting in greater loan cash flow coverage to a debt investor as shown in the chart below, which compares capitalization rates from 2001 to 2016 in the primary and secondary markets.

Annual Sale Transaction Volume	Capitalization Rates in the Primary versus Secondary Markets

Source: Real Capital Analytics.	Source: Real Capital Analytics.
  •
  Types of investments—Our primary target investments are directly originated floating-rate performing, intermediate term, bridge or transitional senior commercial real estate loans, typically with terms of three to five years, usually ranging in size from $25 million to $150 million that are backed by a variety of property types located across the United States. The range of loan sizes we originate is related to the breadth of MSAs from which we source our investments. We believe that the more intermediate loan sizes associated with the top six through 50 MSAs produce on average more attractive yields as compared to some of the generally much larger loan sizes in the top five MSAs. We may also invest in other debt and debt-like commercial real estate investments, if we view them as attractive assets for our portfolio, on a relative value basis.

  •
  Owners and sponsors—We seek owners and sponsors with demonstrated market and property type expertise. We require that our sponsors have sufficient resources (whether through loan structure or entity capitalization) to implement their business plans. We evaluate a sponsor's track record and reputation for meeting its obligations with lenders in the past and acting responsibly. Because each member of our senior CRE team has more than 25 years of experience as commercial real estate lenders, our senior CRE team has a broad knowledge base of many owners and operators of commercial real estate, and a deep understanding of their reputations in the industry.

  •
  Property types—We focus our investment strategy on income producing property types including office, industrial, multifamily, hospitality, retail and others. We prefer not to invest in debt or specialty property types that require specific expertise to operate and rely on government reimbursement programs for their cash flows (e.g., skilled nursing).

  •
  Financing purpose and business plans—We typically provide intermediate-term bridge or transitional financing for a variety of purposes, including acquisitions, recapitalizations, refinancings and a range of business plans including lease-up, renovation, repositioning and repurposing of the property. We believe that the scale and flexibility of our capital, as well as our CRE team's long-standing industry relationships, will enable us to finance strong borrowers and sponsors, and invest in debt collateralized by high-quality properties.

        As a long-term, fundamental value-oriented investor, we may adjust our investment strategy as we react to evolving market dynamics. We believe there are enduring opportunities within our target investments that present attractive risk-adjusted returns. However, as economic and business cycles develop, we may expand and/or adjust our investment strategy and target investments to capitalize on various investment opportunities. We believe that our well diversified Initial Portfolio and flexible investment strategy will allow us to actively adapt to changing market conditions and generate attractive long-term returns for our stockholders in a variety of environments.

        Our investment strategy may be amended from time to time without the approval of our stockholders, if recommended by our Manager and approved by our board of directors. We expect to disclose any material changes to our investment strategy in the periodic quarterly and annual reports that we file with the SEC.

Our Competitive Strengths

Our Senior CRE Team's Long Tenured Presence in the Commercial Real Estate Debt Market

        Our senior CRE team is among the most experienced in the industry. The team has been active in the commercial real estate debt market for a majority of their careers, each with over 25 years of experience in commercial real estate finance, and have worked together over 15 years. The majority of this time has been spent as fiduciaries in investment management. Over their careers, our senior CRE team has built and managed multiple commercial real estate principal lending businesses both as broker dealers and as investment managers. They were leaders in the development of the commercial mortgage-backed securities, or CMBS, market and have managed capital in multiple formats, including most recently for Two Harbors, a public hybrid mortgage REIT. This broad experience has allowed them to develop extensive expertise in capital markets, structured finance and investment management, resulting in their ability to navigate and exploit the commercial real estate finance markets for the benefit of our stockholders. Our senior CRE team's industry tenure has allowed them to develop a reputation as a reliable and trustworthy counterparty as well as a wide network of industry contacts and long standing relationships with owners, sponsors, brokers and co-lenders. A deep understanding of the track record of performance of many prospective borrowers and sponsors across different business cycles provides our team with the ability to select the right business partners. We believe that this extensive experience provides our senior CRE team with the appropriate expertise to successfully execute on our business plan.

        Our senior CRE team is complemented by a group of eight professionals with broad investment management expertise and extensive industry relationships. This team has an average of over 12 years of experience in the commercial real estate debt markets, and many of its members have worked together with our senior CRE team for multiple years or most of their careers. This CRE team sourced, originated and closed all of the assets that comprise our Initial Portfolio.

High Quality Initial Portfolio with Attractive Yield

        Our Initial Portfolio consists of cash-generating commercial real estate debt investments with a principal balance of $1.6 billion as of March 31, 2017, with an additional $181.9 million of potential future funding obligations. Our Initial Portfolio also consists of five additional floating-rate senior commercial mortgage loans with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations that we have closed since March 31, 2017. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio. We believe that our Initial Portfolio, comprised largely of floating-rate senior commercial real estate loans, provides a good representation of our investment approach, proves our ability to successfully execute on our stated business strategy, and validates the capabilities of our Manager's highly skilled CRE team. We believe that our Initial Portfolio supports our views on the market opportunity focused on lending against high credit quality properties backed by strong owners and sponsors and located in markets exhibiting attractive economic and real estate fundamentals. We believe that the scale of our Initial Portfolio and the experience of our CRE team provide us with a competitive advantage over other lenders. Additionally, the current cash flow of our Initial Portfolio should allow us to generate an attractive dividend to our stockholders shortly after the closing of this offering. We believe the scale of our Initial Portfolio should allow us better access to capital and an opportunity to build upon existing relationships with our clients. We expect our stockholders to benefit over time as we deploy the proceeds raised from this offering and as we realize expected economies of scale in our business.

Established Direct Origination Platform with Strong Sourcing Capabilities

        Our team of commercial real estate professionals has a proven ability to directly originate investments within multiple markets across the United States, and has originated and constructed our Initial Portfolio since the formation of our Predecessor. Our originators have the ability to generate investments and find value in local markets due to their vast borrower, sponsor and broker relationships combined with many years of experience in the commercial real estate debt market. Our CRE team has sourced and evaluated in excess of $55 billion of potential investments since the formation of our Predecessor, underwritten or quoted approximately $14 billion of investment opportunities, and closed on $1.6 billion in principal balance of investments as of March 31, 2017 and an additional five floating-rate senior commercial mortgage loans with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations since March 31, 2017 that will comprise our Initial Portfolio. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio. We believe that our team's origination experience combined with the high quality of our Initial Portfolio will allow us to continue to grow our investments and deploy the proceeds raised from this offering into attractive target investments in a timely manner to the benefit of our stockholders. As of the date of this prospectus, we have issued non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $575 million. Additionally, we have received signed non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $285 million.

Focused Investment Process Leading to Reputation as a Reliable Counterparty

        Our investment strategy is implemented through a highly disciplined sourcing, screening and underwriting process developed by our senior CRE team over the course of their extensive careers in the commercial real estate finance industry. We invest significant time and resources in the early stages of our origination process and communicate frequently with our borrowers to provide feedback regarding business plan, terms and structure. This process increases the likelihood of closing the investment on the originally agreed to terms, resulting in our senior CRE team's reputation as a reliable counterparty, which has led to investment opportunities with repeat clients.

Robust Underwriting, Structuring and Asset Management Capabilities

        Our established underwriting, structuring and asset management capabilities are supplemented by the team's extensive experience in the commercial real estate industry, providing multiple perspectives on performance of real estate collateral through credit and interest rate cycles. The extensive commercial real estate experience of our team serves as a foundation for thorough screening of investment opportunities, disciplined underwriting procedures, and active portfolio management of the investments within our portfolio. Our risk management process entails regular monitoring of the properties we lend against, contact with the owners and sponsors, property visits, and examining local market economic, demographic and business trends affecting real estate fundamentals. Our CRE team has comprehensive experience in active asset management and advising on the working out of assets which may suffer performance setbacks through cycles. Additionally, our Manager has established rigorous risk management procedures developed over many years, access to which will benefit our stockholders.

Scalable Operating Platform with Strong Sponsorship

        We believe that to be perceived as a respected and reliable counterparty to our borrower clients, our Manager needed to make significant investments to establish its CRE team and the resources for the direct origination, credit underwriting, monitoring, financing and risk management of our target investments. Our Manager's established commercial real estate debt investment platform is scalable and may provide us potential efficiencies as we grow. Our Initial Portfolio validates the capabilities of our Manager's CRE team and its ability to execute on our business plan to originate and manage a significant volume of high quality commercial real estate debt investments.

        PRCM is a global asset management firm with institutional capabilities in managing new ventures, risk management, compliance and reporting. Our Manager has valuable industry and analytical expertise, extensive long-term relationships in the financial community and established fixed-income, mortgage and real estate investment experience. We believe we will also benefit from our access to PRCM's broad relationships with multiple financing counterparties. Because our Predecessor has been part of a successful public company since its inception, we will draw upon our Manager's established strong control and reporting procedures, risk management guidelines, financing and liquidity management tools and other functions.

Market Opportunity

        We believe that the U.S. commercial real estate debt markets offer enduring investment opportunities. Over $1.5 trillion of commercial real estate debt is scheduled to mature over the next five years, and there is a sustained need for acquisition, repositioning and recapitalization loans. Traditional lenders, including banks which have historically accounted for approximately half of the market, are not expected to be able to meet projected borrower demand due to structural and regulatory constraints. As a result, we believe that there are significant opportunities to originate floating-rate senior commercial real estate loans on transitional properties at attractive risk-adjusted returns.

Large Market with Diverse Borrower Needs

        The U.S. commercial real estate debt market is large, with current total outstanding loan balances of more than $3 trillion as reported by the U.S. Federal Reserve Bank. The lending markets are also diverse, as borrower needs vary, and the required financing formats have been traditionally supplied by different lending communities.

Borrower Demand for Capital Remains Strong

        Refinancing of maturing loans and acquisition activity are the principal sources of debt investment opportunities. Loan maturities should lead to substantial demand for debt capital, whether the loans are refinanced or the underlying properties sold. Acquisition activity has grown substantially in the wake of the global economic crisis. While transaction volume tapered off modestly in 2016, sale transaction activity remains well above the troughs experienced during the depths of the crisis, and well above the levels seen over the last 15 years. As illustrated below, over $1.5 trillion in loans are estimated to mature over the next several years.

CRE Loan Maturity Estimates

Source: Trepp LLC and Federal Reserve Bank. Reports dated as of December 31, 2016.

Traditional Lenders Have Been Constrained in Meeting the Demand for Debt Capital

        Traditional lenders, particularly the banks and aggregators of CMBS, are now facing a substantially changed regulatory environment and thus are more constrained in meeting borrower demand for loans. The banks have been facing increasing regulatory oversight of their commercial real estate loan portfolios and higher capital charges for certain types of commercial real estate loans. CMBS originators have seen their activities affected by a variety of factors including, among others: the risk retention rules, restrictions on the ability of broker dealers to hold CMBS inventory, and rules requiring officers of CMBS issuers to have personal liability for the accuracy of their disclosures, which has resulted in much lower issuance volume than peak activity pre crisis.

Real Estate Fundamentals are Strong, Supported by a Historically Low Volume of Supply of New Properties

        Commercial real estate fundamentals are strong driven by a continuing growth in the U.S. economy, resulting in commercial real estate property income growing and vacancies declining over the past several years. Additionally, a historically low level of new commercial real estate construction post-global economic crisis, combined with repurposing of the existing stock of commercial properties, have been significant contributors to the enduring strength of commercial real estate fundamentals. As illustrated below, the amount of commercial real estate construction as a percentage of gross domestic product, or GDP, and associated delivery of new inventory has remained well below the 2007 peak and the 15-year historical average prior to the global economic crisis.

Private Sector U.S. CRE Construction Spending as a Percentage of U.S. GDP

Source: Census Bureau and Bureau of Economic Analysis.

 Our Target Investments

        We intend to focus on originating senior commercial mortgage loans backed by different types of commercial real estate properties located in various markets across the United States. Our Predecessor has invested in, and we may, from time to time, invest in other debt and debt-like commercial real estate investments. Together, we refer to these investments as our target investments.

Primary Target Investments

  •
  Senior Mortgage Loans.  Commercial mortgage loans that are secured by real estate and evidenced by a first priority mortgage. These loans may vary in term, may bear interest at a fixed or floating rate, and may amortize and typically require a balloon payment of principal at maturity. These investments may encompass a whole loan or may include pari passu participations within such a mortgage loan. These loans may finance stabilized properties or properties that are subject to a business plan that is expected to enhance the value of the property through lease-up refurbishment, updating or repositioning.

Secondary Target Investments

        As part of our financing strategy, we may from time-to-time syndicate senior participations in our originated senior commercial real estate loans to other investors and retain a subordinated debt position for our portfolio in the form of a mezzanine loan or subordinated mortgage interest, as described below. Alternatively, on occasion we may opportunistically co-originate the investments described below with senior lenders, or purchase them in the secondary market.

  •
  Mezzanine Loans.  Mezzanine loans are secured by a pledge of equity interests in the property. These loans are subordinate to a senior mortgage loan but senior to the property owner's equity.

  •
  Preferred Equity.  Investments that are subordinate to any mortgage and mezzanine loans, but senior to the property owner's common equity.

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  Subordinated Mortgage Interests.  Sometimes referred to as a B-Note, a subordinated mortgage interest is an investment in a junior portion of a mortgage loan. B-Notes have the same borrower and benefit from the same underlying secured obligation and collateral as the senior mortgage loan, but are subordinated in priority payments in the event of default.

  •
  Other Real Estate Securities.  Investments in real estate that take the form of CMBS, collateralized loan obligations, or CLOs, that are collateralized by pools of real estate debt instruments which are often senior mortgage loans, or other securities.

        Based on current market conditions, we expect that, like our Initial Portfolio, the majority of our investments will be senior commercial mortgage loans directly originated by us and secured by cash-flowing properties located in the United States. These investments will typically pay interest at rates that are determined periodically on the basis of a floating base lending rate, primarily LIBOR plus a premium, and have an expected term between three and five years.

        Our Manager may opportunistically adjust our capital allocation to our target investments, with the proportion and types of investments changing over time depending on our Manager's views on, among other things, the current economic and credit environment. In addition, we may invest in investments other than our target investments, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from regulation under the Investment Company Act of 1940.

Our Initial Portfolio

        As of March 31, 2017, our Initial Portfolio consisted of 41 commercial real estate debt investments with a principal balance of $1.6 billion, with an additional $181.9 million of potential future funding obligations. Our Initial Portfolio also consists of five additional floating-rate senior commercial mortgage loans that we have closed since March 31, 2017 with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio. Our Initial Portfolio consists of a pool of commercial real estate debt investments diversified across geographies, property types, and sponsors.

        The following table provides a summary of our Initial Portfolio as of March 31, 2017:

Type	Maximum Loan Commitment(1)	Principal Balance(1)	Book Value(1)	Cash Coupon(2)	Yield(3)	Original Term (Years)	Initial LTV(4)	Stabilized LTV(5)
Senior	$1,590.0	$1,409.7	$1,398.4	L+4.42%	6.06%	3.6	70.6%	63.8%
Mezzanine	136.9	135.4	135.2	L+8.10	9.42	4.0	74.2	69.5
CMBS/B-Note	27.8	27.8	27.7	L+7.49	7.94	11.4	52.6	49.8

Total/Weighted Average	$1,754.7	$1,572.8	$1,561.3	L+4.79%	6.38%	3.8	70.5%	64.1%

(1)
In millions.

(2)
Cash coupon does not include origination or exit fees.

(3)
Yield includes net origination fees and exit fees, but does not include future fundings.

(4)
Initial LTV considers the "as is" value (as determined in conformance with the Uniform Standards of Professional Appraisal Practice, or USPAP) of the underlying property or properties, as set forth in the original appraisal.

(5)
Stabilized LTV considers the "as stabilized" value (as determined in conformance with USPAP) of the underlying property or properties, as set forth in the original appraisal. "As stabilized" value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies.

        The following charts illustrate that, as of March 31, 2017, our Initial Portfolio consisted of primarily senior floating-rate commercial real estate loans, diversified across property types and geographies.

PORTFOLIO BY PROPERTY TYPE	PORTFOLIO BY GEOGRAPHY

PORTFOLIO BY COUPON STRUCTURE	PORTFOLIO BY INVESTMENT

        The five floating-rate senior commercial mortgage loans that we have closed since March 31, 2017 have a weighted average coupon of L+4.46%. As of the date of this prospectus, we have an investment pipeline that is in various stages of our underwriting process. We are reviewing commercial mortgage loans for potential quotes, representing aggregate loan amounts, including any future fundings, of approximately $2.1 billion. In addition, as of the date of this prospectus, we have issued non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $575 million. Additionally, we have received signed non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $285 million. Each investment remains subject to satisfactory completion of our diligence, underwriting, documentation, and Investment Committee process, and as such, we cannot give assurance that any of these potential investments will close on our anticipated terms, or at all.

Our Financing Strategy and Leverage

        Our funding sources will initially include the net proceeds of this offering and the available capacity under our repurchase facilities. We have negotiated amendments to our Predecessor's repurchase facility documents with Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA to allow us to continue to utilize the facilities and to replace Two Harbors with Granite Point as guarantor under the facilities. The repurchase facility amendments will also increase the maximum facility amount of the Morgan Stanley Bank, N.A. facility to $600 million from $400 million and the maximum facility amount of the JPMorgan Chase Bank, National Association facility to $500 million from $250 million. In addition, we have negotiated repurchase agreements with Wells Fargo Bank, National Association for a maximum facility amount of approximately $375 million (with an option, to be exercised at Wells Fargo Bank, National Association's sole discretion after the closing of this offering, to increase the maximum facility amount to as much as approximately $470 million) and with Citibank, N.A. for a maximum facility amount of $250 million. Both the amendments to existing repurchase facility documents with Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA and the new repurchase agreements with Wells Fargo Bank, National Association and Citibank, N.A. will be effective concurrently with the closing of this offering, subject to customary closing conditions. Affiliates of Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Citibank, N.A., are serving as underwriters in this offering.

        Over time, in addition to repurchase agreements, we may use other forms of leverage, including secured and unsecured warehouse and other credit facilities, securitizations, and public and private, secured and unsecured debt issuances by us or our subsidiaries.

        We are not required to maintain any particular debt-to-equity leverage ratio. The amount of leverage we may employ for particular investments will depend upon our Manager's assessment of the credit, liquidity, price volatility and other risks of those investments and the financing counterparties, and availability of particular types of financing at the time. Our decision to use leverage to finance our assets will be at the discretion of our Manager and will not be subject to the approval of our stockholders. Although we are not restricted by our governing documents in the amount of leverage that we may use, we plan to maintain appropriate controls to ensure prudent leverage levels appropriate to our portfolio. We currently expect that our initial leverage will not exceed, on a debt to equity basis, a ratio of 3-to-1. We will endeavor to match the terms and indices of our assets and liabilities, including in certain instances through the use of derivatives. We will also seek to minimize the risks associated with recourse borrowing. In addition, we may rely on short-term financing such as repurchase transactions under master repurchase agreements.

        Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from the Investment Company Act, we may, from time to time, engage in a variety of hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our cash flows. These hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. We expect these instruments will allow us to reduce, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our investments and to reduce the impact of changing interest rates on our earnings.

 Investment Guidelines

        We anticipate that our board of directors will approve the following investment guidelines:

  •
  no investment shall be made that would cause us to fail to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

  •
  no investment shall be made that would cause us to be regulated or required to register as an investment company under the Investment Company Act;

  •
  we will primarily invest in our target investments, consisting of senior commercial mortgage loans, mezzanine loans, preferred equity, subordinated mortgage interests, real estate securities and other debt and debt-like commercial real estate investments;

  •
  not more than 25% of our equity capital will be invested in any individual asset without the prior approval of a majority of our board of directors;

  •
  any investment in excess of $300 million in an individual asset requires the prior approval of a majority of our board of directors; and

  •
  until appropriate investments in our target investments are identified, we may invest our available cash in interest-bearing, short-term investments, including money market accounts or funds, and corporate bonds, subject to the requirements for our qualification as a REIT under the Code.

        These investment guidelines may be changed from time-to-time by our board of directors without our stockholders' consent, but we expect to disclose any material changes to our investment guidelines in the periodic quarterly and annual reports that we will file with the SEC. Our Manager is not subject to any limits or proportions with respect to the mix of target investments that we originate or acquire other than as necessary to maintain our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act.

Summary Risk Factors

        An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing shares of our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

  •
  Difficult conditions in the commercial mortgage and real estate market, the financial markets and the economy generally may adversely impact our business, results of operations and financial condition.

  •
  We operate in a competitive market for investment opportunities and competition may limit our ability to originate or acquire our target investments and could also affect the pricing of these securities.

  •
  An increase in interest rates may cause a decrease in the availability of certain of our target investments, which could adversely affect our ability to acquire target investments that satisfy our investment objectives and to generate income and pay dividends.

  •
  We may not have control over certain of our loans and investments.

  •
  Difficulty or delays in redeploying the proceeds from repayments of our existing loans and investments may cause our financial performance and returns to investors to suffer.

  •
  Our portfolio of investments is concentrated in terms of geography and asset types and may become concentrated in terms of sponsors, which could subject us to increased risk of loss.

  •
  Upon completion of the Formation Transaction, we will have significant debt and may incur additional debt, which will subject us to increased risk of loss and may reduce cash available for distributions to our stockholders.

  •
  We may not be able to raise the capital required to finance our assets and grow our business.

  •
  We will depend on repurchase agreements and other credit facilities to execute our business plan and any limitation on our ability to access funding through these sources could have a material adverse effect on our results of operations, financial condition and business.

  •
  Our success depends on our Manager and its key personnel. We may not find a suitable replacement if we or our Manager terminates the management agreement.

  •
  Our Manager's fee structure may not create proper incentives or may cause our Manager to select investments in more risky assets to increase its incentive compensation.

  •
  There are various conflicts of interest in our relationship with our Manager and its affiliates, which could result in decisions that are not in the best interests of our stockholders.

  •
  We have no operating history as a standalone company and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

  •
  Mezzanine loans, B-Notes, preferred equity and other investments that are subordinated or otherwise junior in an issuer's capital structure and that involve privately negotiated structures will expose us to greater risk of loss.

  •
  We may change any of our strategies, policies or procedures without stockholder consent.

  •
  If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

  •
  A REIT, in certain circumstances, may incur tax liabilities that would reduce our cash available for distribution to you.

  •
  Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities and limit our expansion opportunities.

  •
  Maintaining our exemptions from registration as an investment company under the Investment Company Act imposes limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

  •
  Until Two Harbors distributes or otherwise disposes of shares of our common stock acquired as a result of this offering and the Formation Transaction, it will own approximately 76.5% percent of our outstanding common stock and will be able to exert control over all matters subject to approval by our stockholders.

 Our Structure

        The following chart summarizes our organizational structure and equity ownership immediately after giving effect to the Formation Transaction and this offering. This chart is provided for illustrative purposes only and does not show all of our legal entities or ownership percentages of such entities.

(1)
After a 120-day lock-up period following the closing of this offering, Two Harbors currently expects to make a distribution of the shares of common stock issued to it in connection with the Formation Transaction by means of a special pro rata dividend to Two Harbors common stockholders.

(2)
Does not reflect the initial grants under our 2017 Equity Incentive Plan to our independent directors, executive officers and certain other personnel of an affiliate of our Manager.

Management Agreement

        Upon the closing of this offering, we will enter into a management agreement with our Manager pursuant to which it will manage our investments and day-to-day operations. The management agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and policies that are approved and monitored by our board of directors. Our Manager's role as Manager will be under the supervision and direction of our board of directors.

        The initial term of the management agreement expires on the third anniversary of the completion of this offering and will be automatically renewed for a one-year term each succeeding anniversary date unless it is previously terminated. Our independent directors will review our Manager's performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or upon a determination by the holders of a majority of outstanding shares of common stock, based upon (a) unsatisfactory performance that is materially detrimental to us taken as a whole, or (b) our determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days' prior notice of any such termination. We may terminate the management agreement at any time, without the payment of any termination fee, with 30 days' prior written notice from us upon the occurrence of a cause event. Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days' written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance or observance of any material term, condition or covenant contained in the management agreement and the default continues for a period of 30 days after written notice to us requesting that the default be remedied within that period, our Manager may terminate the management agreement upon 60 days' written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described below.

        The following table summarizes the fees and expense reimbursements that we pay to our Manager:

Type	Description
Base Management Fee	An amount equal to one-fourth of 1.50% per annum of our "Equity," calculated and payable quarterly in arrears in cash.

For the purposes of calculating the management fee, our "Equity" means: (a) the sum of (1) the net proceeds received by us from all issuances of our equity securities, plus (2) our cumulative "Core Earnings" for the period commencing on the completion of this offering to the end of the most recently completed calendar quarter, (b) less (1) any distribution to our stockholders, (2) any amount that we or any of our subsidiaries have paid to repurchase for cash our stock following the completion of this offering and (3) any incentive compensation earned by our Manager following the completion of this offering, but excluding incentive compensation earned in the current quarter, provided, that, for the avoidance of doubt, the "net proceeds" from all issuances of our stock under (a)(1) above shall be deemed to include the common stock issued to Two Harbors as part of the Formation Transaction, valued at the amount that will be recorded in our stockholders' equity in accordance with GAAP. All items in the foregoing sentence (other than clause (a)(2) are calculated on a daily weighted average basis.

As a result, our Equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders' equity shown on our financial statements. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee is payable independent of the performance of our portfolio.

Incentive Compensation

Our Manager is entitled to incentive compensation which is calculated and payable with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears in an amount, not less than zero, equal to the excess of (1) the product of (a) 20% and (b) the result of (i) our Core Earnings for the previous 12-month period, minus (ii) the product of (A) our Equity in the previous 12-month period, and (B) 8% per annum, less (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of such previous 12-month period;

provided, however, that no Incentive Compensation is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters in the aggregate is greater than zero. The first quarter for which incentive compensation will be payable, if earned, will be the quarter ending December 31, 2018.

As used herein, "Core Earnings" means the net income (loss) attributable to our common stockholders, computed in accordance with generally accepted accounting principles, or GAAP, and excluding (1) non-cash equity compensation expense, (2) the incentive compensation earned by our Manager, (3) depreciation and amortization, (4) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable period, regardless of whether such items are included in other comprehensive income or loss or in net income and (5) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Pursuant to the terms of our Management Agreement, the exclusion of depreciation and amortization from the calculation of Core Earnings only applies to depreciation and amortization related to our Target Investments that are structured as debt to the extent that we foreclose upon the property or properties underlying such debt.

Reimbursement of Expenses

We are required to reimburse our Manager or its affiliates for documented costs and expenses incurred by it and its affiliates on our behalf except those specifically required to be borne by our Manager under the management agreement. For more information about the expenses we are required to reimburse to our Manager and its affiliates, see "Our Manager and the Management Agreement—Management Agreement—Reimbursement of Expenses."

Termination Fee

Equal to three times the sum of (i) the average annual base management fee, and (ii) average annual incentive compensation, in each case earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the termination date. The termination fee will be payable to our Manager upon termination of the management agreement by us without cause (as defined in the management agreement) or by our manager if we breach any material term, condition or covenant in the management agreement.

Conflicts of Interest

        We are subject to conflicts of interest relating to our Manager and its affiliates because, among other things:

  •
  Each of our executive officers is an employee of an affiliate of our Manager. Therefore, these individuals have interests in our relationship with our Manager that are different than the interests of our stockholders. In particular, these individuals will have a direct interest in the financial success of our Manager, which may encourage these individuals to support strategies that impact us based upon these considerations. As a result of these relationships, these persons have a conflict of interest with respect to the agreements and arrangements we have with our Manager and its affiliates.

  •
  Our Manager may retain, for and on behalf and at our sole cost and expense, such services of persons and firms as our Manager deems necessary or advisable in connection with our management and operations, which may include affiliates of our Manager; provided, that any such services may only be provided by affiliates to the extent (i) such services are on arm's length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to our investments, or (ii) such services are approved by a majority of our independent directors. Our Manager is entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by our Manager at our sole cost and expense. In addition, our Manager is authorized to enter into one or more sub-advisory agreements with other investment managers, or, each, a Sub-Manager, pursuant to which our Manager may obtain the services of the Sub-Manager to assist our Manager in providing the investment advisory services required to be provided by our Manager under the management agreement. Specifically, our Manager may retain a Sub-Manager to recommend specific securities or other investments based upon our investment guidelines, and work, along with our Manager, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on our behalf, subject to oversight of our Manager and us. Our Manager, and not us, is responsible for any compensation payable to any Sub-Manager. Any sub-management agreement entered into by our Manager will be in accordance with applicable laws.

  •
  Our Manager may engage and supervise, on our behalf and at our expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers, which may include affiliates of our Manager, that provide various services with respect to us, including investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required related to our activities or investments (or potential investments).

        Our Manager may assign or delegate to one or more of its affiliates the performance of its responsibilities under the management agreement in accordance with the terms of the management agreement.

        Our Manager's liability is limited under the management agreement, and we will agree to indemnify our Manager and its affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims incurred by our Manager and its affiliates in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding arising from acts or omissions of such indemnified parties except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. As a result, we could experience poor performance or losses for which our Manager would not be liable.

        We will agree to pay our Manager a base management fee, which is not based upon performance metrics or goals, and which might reduce our Manager's incentive to devote its time and effort to seeking loans and investments that provide attractive risk-adjusted returns for our portfolio. Because the base management fees will be based on our outstanding equity, our Manager may also be incentivized to advance strategies that increase our equity, and there may be circumstances where increasing our equity will not optimize the returns for our stockholders.

        In addition, our Manager has the ability to earn incentive fees based on our earnings, which may create an incentive for our Manager to invest in assets with higher yield potential, which are generally riskier or more speculative, or sell an asset prematurely for a gain, in an effort to increase our short-term net income and thereby increase the incentive fees to which it is entitled.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

        Our Manager has agreed that for so long as our Manager is managing us, neither our Manager nor any of its affiliates will sponsor or manage any other U.S. publicly traded REIT that invests in senior commercial mortgage loans, mezzanine loans, preferred equity, subordinated mortgage interests, and any other types of investments from time to time mutually agreed to by our Manager and a majority of our independent directors, all of which we refer to as "Specified Target Investments." In addition, our Manager and its affiliates may not sponsor or manage one or more private investment funds that invest in investment classes that are the same or similar to the Specified Target Investments for a period of one year following the closing of this offering, or the Restricted Period, except that the Manager and its affiliates may perform investment advisory services related to a single Specified Target Investment on a one-off basis for one or more private investors or investment funds, so long as the investment advisory services are provided at the request of a client of the Manager or an affiliate and the Manager promptly notifies us that such services have been rendered.

        Following the Restricted Period, our Manager has agreed to offer us the right to participate in all investment opportunities that our Manager determines are appropriate for us in view of our investment objectives, policies and strategies, and other relevant factors, subject to the exception that we might not participate in each such opportunity but will on an overall basis equitably participate with our Manager's other clients in relevant investment opportunities in accordance with our Manager's then prevailing investment allocation policy. Our Manager's investment allocation policy is subject to approval by our independent directors and, at the request of our independent directors, will be subject to periodic review and back-testing by our internal audit function or an independent third party. When making decisions where a conflict of interest may arise, our Manager will endeavor to allocate investment and financing opportunities in a fair and equitable manner over time as between us and our Manager's other clients, in each case in accordance with our Manager's investment allocation policy. Our Manager has broad discretion in making that determination, and in amending that determination over time. In allocating investments among us and a Pine River Fund, our Manager's reasons for its allocation decisions may include the following:

  •
  the contrasting strategies, time horizons and risk profiles of the participating clients;

  •
  the relative capitalization and cash availability of the clients;

  •
  the different liquidity positions and requirements of the participating clients;

  •
  whether a client has appropriate exposure to or concentration in the asset type, geography or property type in question, taking into account both the client's overall investment objectives and the client's exposure or concentration relative to other clients sharing in the allocation;

  •
  whether an opportunity can be split between the clients, or whether it must be allocated entirely to one client or the other;

  •
  borrowing base considerations (such as repurchase agreements or other credit facility terms);

  •
  expectations regarding the timing and sources of new capital and, in the case of the Pine River Funds, historical and anticipated subscription and redemption patterns of the Pine River Funds; and

  •
  regulatory or tax considerations.

        In certain circumstances strict compliance with the foregoing allocation procedures may not be feasible and unusual or extraordinary conditions may, on occasion, warrant deviation from the practices and procedures described above. In such circumstances, senior personnel of our Manager and/or our board of directors may be called upon to determine the appropriate action which will serve the best interests of, and will be fair and equitable to, all clients involved.

        Our Manager may in the future adopt additional conflicts of interest resolution policies and procedures designed to support the equitable allocation and to prevent the preferential allocation of investment opportunities among entities with overlapping investment objectives.

Operating and Regulatory Structure

REIT Qualification

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending on December 31, 2017. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

        See "Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items."

Investment Company Act Exemption

        We currently conduct, and intend to conduct, our operations so that neither we nor any of our subsidiaries are an "investment company" as defined in Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly owned or majority-owned subsidiaries, we are primarily engaged in non-investment company businesses related to real estate. In addition, we intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the Investment Company Act because less than 40% of our total assets on an unconsolidated basis will consist of "investment securities." Excluded from the term "investment securities" (as that term is defined in the Investment Company Act) are securities issued by majority-owned subsidiaries that are themselves not investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

        We hold our assets primarily through direct or indirect wholly owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. To qualify for the exclusion pursuant to Section 3(c)(5)(C), based on positions set forth by the staff of the Securities and Exchange Commission (the "SEC"), each such subsidiary generally is required to hold at least (i) 55% of its assets in "qualifying" real estate assets and (ii) at least 80% of its assets in "qualifying" real estate assets and real estate-related assets. For our subsidiaries that maintain this exclusion or another exclusion or exception under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof), our interests in these subsidiaries do not and will not constitute "investment securities."

        As a consequence of our seeking to avoid the need to register under the Investment Company Act on an ongoing basis, we and/or our subsidiaries may be restricted from making certain investments or may structure investments in a manner that would be less advantageous to us than would be the case in the absence of such requirements. In particular, a change in the value of any of our assets could negatively affect our ability to avoid the need to register under the Investment Company Act and cause the need for a restructuring of our investment portfolio. For example, these restrictions may limit our and our subsidiaries' ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of senior loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate; however, we and our subsidiaries may invest in such securities to a certain extent. In addition, seeking to avoid the need to register under the Investment Company Act may cause us and/or our subsidiaries to acquire or hold additional assets that we might not otherwise have acquired or held or dispose of investments that we and/or our subsidiaries might not have otherwise disposed of, which could result in higher costs or lower proceeds to us than we would have paid or received if we were not seeking to comply with such requirements. Thus, avoiding registration under the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

        There can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an unregistered investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns.

        If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our ability to pay distributions to our stockholders.

        See "Risk Factors—Risks Related to Our Company—Maintaining our exemptions from registration as an investment company under the Investment Company Act imposes limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act" and "Business—Investment Company Act."

Restrictions on Ownership and Transfer of Our Common Stock

        To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, our charter will provide that, with certain exceptions, no stockholder may beneficially or constructively own, applying certain attribution rules under the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value of our outstanding capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limits with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board intends to adopt a resolution providing for the exemption of Two Harbors and certain of its affiliates from the ownership limits in connection with the Formation Transaction, which will allow them to own in the aggregate up to 85% of our stock.

        Our charter will also provide that any person is prohibited from, among other things:

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  beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Code, or otherwise cause us to fail to qualify as a REIT; and

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  transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

        In addition, our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer to a trust would be ineffective for any reason to prevent a violation of the restriction, our charter will provide that the transfer resulting in such violation will be void from the time of such purported transfer.

Emerging Growth Company Status

        We currently qualify as an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including:

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  exemption from the requirement to comply with the auditor attestation of our internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

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  reduced disclosure regarding executive compensation in our periodic reports and proxy statements; and

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  exemption from the requirement to hold a non-binding stockholder advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        We have not made a decision whether to take advantage of certain of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies which are not emerging growth companies. This decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

Corporate Information

        We were incorporated on April 7, 2017 under the laws of the State of Maryland. Our principal executive office is located at 590 Madison Avenue, 36th Floor, New York, New York 10022. Our telephone number is (212) 364-3200. Our web address is www.GPMortgageTrust.com. The information on, or otherwise accessible through, our web site does not constitute a part of this prospectus.

 THE OFFERING

Common stock offered by us	10,000,000 shares (plus up to an additional 1,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters' option to purchase additional shares).
Common stock to be outstanding after this offering	43,230,756 shares.(1)
Use of proceeds

We intend to invest the net proceeds of this offering in originating senior commercial mortgage loans and other debt and debt-like commercial real estate investments, which we collectively refer to as our "target investments" and are further described under "Business—Our Target Investments." Until appropriate investments can be identified, our Manager may invest these funds in interest-bearing short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT. See "Use of Proceeds."

Distribution policy

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income (which may not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. We generally intend to pay quarterly distributions in an amount equal to our taxable income. Any distributions we make to our stockholders will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations and liquidity. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see "Distribution Policy."

Proposed NYSE symbol	"GPMT."

(1)
Includes (i) an aggregate of 13,415 shares of our common stock to be granted under our 2017 Equity Incentive Plan to our independent directors upon closing of this offering and (ii) an estimated 146,341 restricted shares of our common stock to be granted to our executive officers and certain other personnel of an affiliate of our Manager, both based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus. Excludes shares of our common stock that we may issue upon exercise of the underwriters' option to purchase up to 1,500,000 additional shares and 1,000 shares of our common stock issued to Two Harbors Operating Company LLC in connection with our initial formation, which we will repurchase at cost upon the completion of this offering.

Ownership and transfer restrictions	To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Code and for other purposes, our charter will provide that any stockholder is generally prohibited from, among other things, beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value of our outstanding capital stock. Our board intends to adopt a resolution providing for the exemption of Two Harbors and certain of its affiliates from the ownership limits in connection with the Formation Transaction, which will allow them to own in the aggregate up to 85% of our stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."
Two Harbors ownership upon completion of this offering

Concurrently with the closing of this offering, we plan to complete the Formation Transaction pursuant to which we will acquire from Two Harbors entities that own portfolios of commercial mortgage loans and other commercial real estate-related investments. In exchange, we will issue 33,071,000 shares of our common stock representing approximately 76.5% of our outstanding common stock after this offering and 1,000 shares of our 10% cumulative redeemable preferred stock having a liquidation preference of $1,000 per share to Two Harbors or an affiliate of Two Harbors, which will immediately sell such preferred stock to an unaffiliated third-party investor. Two Harbors is restricted from disposing of any shares of our common stock until the expiration of a 120 day lock-up period following the closing of this offering, after which Two Harbors currently expects to make a distribution of the shares of common stock issued to it in connection with the Formation Transaction by means of a special pro rata dividend to Two Harbors common stockholders. Until such distribution, Two Harbors will be our controlling stockholder and will be able to determine the outcome of all matters submitted to a vote of our stockholders.

Directed share program

At our request, the underwriters have reserved for sale up to 5% of the shares of common stock being offered by this prospectus for sale at the initial public offering price to persons who are directors or officers, or who are otherwise associated with us through a directed share program. The sales will be made by J.P. Morgan Securities LLC, an underwriter of this offering. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares of common stock purchased by participants in the program. Any directed shares of common stock not purchased will be offered by J.P. Morgan Securities LLC to the general public on the same basis as all other shares of common stock offered. Individuals who purchase shares of common stock in the directed share program will be subject to the 180-day lock-up restrictions described in the "Underwriting" section of this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares of common stock.

Stock purchase plan

Two Harbors has agreed to adopt a 10b5-1 plan, or the 10b5-1 Plan, in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act, under which Two Harbors will agree, subject to certain conditions, to buy in the open market up to $20 million in the aggregate of shares of our common stock during the period commencing four full calendar weeks after the completion of this offering and ending on the earlier of the date on which all the capital committed to the plan has been exhausted or the date preceeding the ex-dividend date associate with Two Harbors' declaration of the pro rata distribution of our common stock to Two Harbors stockholders but no later than December 31, 2017. During such time, the 10b5-1 Plan will require Two Harbors to purchase shares of our common stock when the market price per share is below book value. The purchase of shares by Two Harbors pursuant to the 10b5-1 Plan is intended to satisfy the conditions of Rules 10b5-1 and 10b-18 under the Exchange Act, and will otherwise be subject to applicable law, including Regulation M, which may prohibit purchases under certain circumstances. Under the 10b5-1 Plan, Two Harbors will increase the volume of purchases made as the price of our common stock declines below the book value of such shares, subject to volume restrictions imposed by the 10b5-1 Plan and the Exchange Act rules and regulations. For purposes of the 10b5-1 Plan, "book value" means, as of the date of any repurchase, the last reported book value per share of our common stock for which financial statements are made available, calculated in accordance with GAAP. The reported book value per share subsequent to the closing of this offering will be the pro forma net tangible book value per share disclosed in "Dilution." This initial reported book value per share will remain in effect until a future reported book value is made available as of the end of the most recent quarterly period for which financial statements are available. Whether purchases will be made under the 10b5-1 Plan and how much will be purchased at any time is uncertain, dependent on prevailing market prices and trading volumes, all of which we cannot predict. These activities may have the effect of maintaining the market price of the common stock or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market without such purchases. See "Risk Factors—Purchases of our common stock by Two Harbors under the 10b5-1 Plan may result in the price of our common stock being higher than the price that otherwise might exist in the open market without such purchases."

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 32 of this prospectus and all other information in this prospectus before investing in our common stock.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following table sets forth, for the periods and as of the dates indicated, our summary consolidated historical financial data for our Predecessor, TH Commercial Holdings LLC and its subsidiaries, and summary consolidated pro forma financial data for Granite Point, after giving effect to the Formation Transaction and this Offering. We have not presented historical information for Granite Point because we have not had any operations or corporate activity since our formation other than the issuance of 1,000 shares of our common stock to Two Harbors Operating Company LLC, a wholly owned subsidiary of Two Harbors, in connection with our initial formation (which will be repurchased at cost upon completion of this offering).

        You should read the following summary consolidated financial data in conjunction with our financial statements and the financial statements of our Predecessor and the related notes, which are included elsewhere in this prospectus, and with the sections entitled "Selected Consolidated Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The summary historical consolidated balance sheet data as of December 31, 2016 and the summary historical consolidated statement of comprehensive income for the periods ended December 31, 2016 and 2015 for our Predecessor have been derived from the consolidated audited financial statements of our Predecessor included elsewhere in this prospectus. The summary historical consolidated balance sheet data as of March 31, 2017 and the summary historical consolidated statement of comprehensive income data for each of the three-month periods ended March 31, 2017 and 2016 for our Predecessor have been derived from the consolidated unaudited financial statements included elsewhere in this prospectus, which, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our Predecessor's results of operations and financial position for such periods. Results for the three month period ended March 31, 2017 are not necessarily indicative of results that may be expected for the entire year.

        Our unaudited summary pro forma condensed consolidated balance sheet as of March 31, 2017 and statement of comprehensive income data for the year ended December 31, 2016 and the three-month period ended March 31, 2017 assumes closing of this offering, the Formation Transaction and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 of this prospectus, as of January 1, 2016 for the statement of comprehensive income data and as of March 31, 2017 for the balance sheet data. The historical balances of our Predecessor have been reflected at carryover basis because, for accounting purposes, the Formation Transaction and this offering are not deemed a business combination and do not result in a change of control. Under the guidance of ASC 820, Business Combinations, the Formation Transaction is an exchange of equity interests between entities under common control. As such, we recognize assets and liabilities at Two Harbors' carrying amounts.

        The unaudited pro forma consolidated balance sheet data is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on March 31, 2017, nor does it purport to represent the future financial position of the company. The unaudited pro forma consolidated statement of comprehensive income data are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2016, nor does it purport to represent our future results of operations.

	Period Ended December 31,			Period Ended March 31,
	Pro Forma	Predecessor Historical		Pro Forma	Predecessor Historical
(Dollar amounts in thousands)	2016	2016	2015(1)	2017	2017	2016
	(unaudited)			(unaudited)	(unaudited)
Comprehensive Income Data:
Interest income:
Commercial real estate assets	$59,819	$59,819	$9,139	$23,570	$23,570	$11,072
Available-for-sale securities	1,002	1,002	—	246	246	268
Cash and cash equivalents	7	7	—	2	2	1

Total interest income	60,828	60,828	9,139	23,818	23,818	11,341

Interest expense	19,622	11,029	477	9,352	6,106	1,451

Net interest income	41,206	49,799	8,662	14,466	17,712	9,890

Other income:
Realized gain on sales of commercial real estate assets	—	—	181	—	—	—
Ancillary fee income	37	37	14	—	—	5
Other fee income	166	166	—	—	—	—

Total other income	203	203	195	—	—	5

Expenses:
Management fees	7,173	7,173	1,178	1,662	1,662	1,769
Professional services	137	137	419	156	156	77
Servicing expense	605	605	73	322	322	105
General and administrative expenses	10,965	6,741	6,979	2,925	2,117	2,010

Total expenses	18,880	14,656	8,649	5,065	4,257	3,961

Income before income taxes	22,529	35,346	208	9,401	13,455	5,934
(Benefit from) provision for income taxes	(11)	(11)	70	1	1	(7)

Net income	$22,540	$35,357	$138	$9,400	$13,454	$5,941

Comprehensive income:
Net income	$22,540	$35,357	$138	$9,400	$13,454	$5,941
Other comprehensive (loss) income:
Unrealized (loss) income on available-for-sale securities, net	(112)	(112)	—	80	80	(255)

Other comprehensive (loss) income	(112)	(112)	—	80	80	(255)

Comprehensive income	$22,428	$35,245	$138	$9,480	$13,534	$5,686

(1)
Commenced operations on January 7, 2015.

	As of March 31, 2017
Balance Sheet Data (Dollar amounts in thousands):	Pro Forma	Predecessor Historical
	(unaudited)
Commercial real estate assets	$1,548,603	$1,548,603
Available-for-sale securities, fair value	12,766	12,766
Cash and cash equivalents	359,146	34,617
Restricted cash	2,260	2,260
Accrued interest receivable	4,487	4,487
Due from counterparties	456	456
Income tax receivable	7	7
Accounts receivable	8,457	8,457
Deferred debt issuance costs	2,679	2,679

Total assets	$1,938,861	$1,614,332

Repurchase agreements	$1,095,735	$536,221
Notes payable to affiliate	—	609,670
Accrued interest payable	977	977
Unearned interest income	—	—
Income tax payable	—	—
Other payables to Two Harbors and affiliates	—	25,515
Accrued expenses and other liabilities	424	424

Total liabilities	1,097,136	1,172,807

10% cumulative redeemable preferred stock, par value $0.01 per share: 50,000,000 shares authorized and 1,000 shares outstanding, pro forma; no shares authorized and no shares outstanding, predecessor historical	1,000	—

Equity:
Predecessor equity	—	441,525
Stockholder's equity
Common stock, par value $0.01 per share: 450,000,0000 shares authorized and 43,230,756 shares outstanding, pro forma; no shares authorized and no shares outstanding, predecessor historical	840,725	—

Total equity	840,725	441,525

Total liabilities and equity	$1,938,861	$1,614,332

RISK FACTORS

        An investment in shares of our common stock involves various risks. You should consider carefully the following risk factors in conjunction with the other information included in this prospectus before purchasing shares of our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition or results of operations could be materially and adversely affected. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

Risks Related to Our Lending and Investment Activities

Difficult conditions in the commercial mortgage and real estate market, the financial markets and the economy generally may adversely impact our business, results of operations and financial condition.

        Our results of operations will be materially affected by conditions in the commercial mortgage and real estate markets, the financial markets and the economy generally. Any deterioration of real estate fundamentals generally, and in the United States in particular, and changes in general economic conditions could negatively impact our performance or the value of underlying real estate collateral relating to our investments, increase the default risk applicable to borrowers, and make it relatively more difficult for us to generate attractive risk-adjusted returns.

        We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any stagnation in or deterioration of the commercial mortgage or real estate markets may limit our ability to acquire our target investments on attractive terms or cause us to experience losses related to our assets. Declines in the market values of our investments may adversely affect our results of operations and credit availability and cost, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

We operate in a competitive market for investment opportunities and competition may limit our ability to originate or acquire our target investments and could also affect the pricing of these securities.

        A number of entities will compete with us to make the types of loans and investments we will seek to originate or acquire. Our profitability will depend, in large part, on our ability to originate or acquire target investments on attractive terms. In originating target investments, we will compete with a variety of institutional lenders and investors, including other REITs, specialty finance companies, public and private funds (including funds that our Manager or its affiliates may in the future sponsor, advise and/or manage), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs have raised, or are expected to raise, significant amounts of capital, and some have investment objectives that overlap with ours, which may create additional competition for lending and investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. government. Many of our competitors are not subject to the operating constraints associated with REIT rule compliance or maintenance of an exclusion from registration under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target investments may lead to the yields of such assets decreasing, which may further limit our ability to generate satisfactory returns.

        In addition, changes in the financial regulatory regime that could be proposed by the current administration could decrease the current restrictions on banks and other financial institutions and allow them to compete with us for investment opportunities that were previously not available to them. See "Risk Factors—Risks Related to Our Company—Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us, subject us to increased competition or otherwise adversely affect our business."

        As a result of this competition, desirable loans and investments in our target investments may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time. We can provide no assurance that we will be able to identify and originate loans or make investments that are consistent with our investment objectives. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that any current relationships with such parties will continue (whether on currently applicable terms or otherwise) or that we will be able to establish relationships with other such persons in the future if desired and on terms favorable to us.

An increase in interest rates may cause a decrease in the availability of certain of our target investments, which could adversely affect our ability to acquire target investments that satisfy our investment objectives and to generate income and pay dividends.

        Rising interest rates generally reduce the demand for commercial mortgage loans due to the higher cost of borrowing. A reduction in the volume of commercial mortgage loans originated may affect the volume of certain target investments available to us, which could adversely affect our ability to acquire investments that satisfy our investment and business objectives. If rising interest rates cause us to be unable to originate or acquire a sufficient volume of our target investments with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.

We may not have control over certain of our loans and investments.

        Our ability to manage our portfolio of loans and investments may be limited by the form in which they are made. In certain situations, we may:

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  acquire investments subject to rights of senior classes, special servicers or collateral managers under intercreditor, servicing agreements or securitization documents;

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  pledge our investments as collateral for financing arrangements;

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  acquire only a minority and/or a non-controlling participation in an underlying investment;

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  co-invest with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

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  rely on independent third-party management or servicing with respect to the management of an asset.

        Therefore, we may not be able to exercise control over all aspects of our loans or investments. Such financial assets may involve risks not present in investments where senior creditors, junior creditors, servicers or third parties controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with ours. A partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals that are inconsistent with ours, or may be in a position to take action contrary to our investment objectives. In addition, we may, in certain circumstances, be liable for the actions of our partners or co-venturers.

Most commercial real estate loans are nonrecourse loans and the assets securing these loans may not be sufficient to protect us from a partial or complete loss if a borrower defaults on a loan, which could materially and adversely affect us.

        Except for customary nonrecourse carve-outs for certain "bad acts" and environmental liability, most commercial real estate loans are nonrecourse obligations of the borrower, meaning that there is no recourse against the assets of the borrower other than the underlying collateral. In the event of any default under a commercial real estate loan, we will bear the risk of loss to the extent of any deficiency between the value of the collateral and the principal of and accrued interest on the mortgage loan, which could have a material adverse effect on our results of operations and financial condition. Even if a commercial real estate loan is recourse to the borrower (or if a nonrecourse carve-out to the borrower applies), in many cases, the borrower's assets are limited primarily to its interest in the related mortgaged property. Further, although a commercial real estate loan may provide for limited recourse to a principal or affiliate of a borrower, there is no assurance that any recovery from such principal or affiliate will be made or that such principal's or affiliate's assets would be sufficient to pay any otherwise recoverable claim. In the event of the bankruptcy of a borrower, the loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

We may be subject to additional risks associated with commercial real estate loan participations.

        Some of our commercial real estate loans may be held in the form of participation interests or co-lender arrangements in which we share the loan rights, obligations and benefits with other lenders. With respect to such participation interests, we may require the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings upon a default and the institution of, and control over, foreclosure proceedings. In circumstances where we hold a minority interest, it may be become bound to actions of the majority to which it otherwise would object. We may be adversely affected by this lack of control with respect to these interests.

Our portfolio of investments is concentrated in terms of geography and asset types and may become concentrated in terms of sponsors, which could subject us to increased risk of loss.

        Our investment guidelines do not require us to observe specific diversification criteria. Therefore, our investments may at times be concentrated in certain property types that may be subject to higher risk of default or foreclosure, or secured by properties concentrated in a limited number of geographic locations. As of March 31, 2017, approximately 38% of the investments in our Initial Portfolio consisted of loans secured by properties in the Northeast United States and approximately 51% of our loans were for office use space.

        Asset concentration may cause even modest changes in the value of the underlying real estate assets to significantly impact on the value of our investments. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our stockholders' investments could vary more widely than if we invested in a more diverse portfolio of loans.

The lack of liquidity of our investments may adversely affect our business, including our ability to value, finance and sell our investments.

        The illiquidity of some or all of investments we intend to make may make it difficult for us to sell such investments if the need or desire arises. Investments such as senior commercial mortgages, B-notes, mezzanine and other loans (including participations) and preferred equity, in particular, are relatively illiquid due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower's default. In addition, certain of our investments may become less liquid after investment as a result of periods of delinquencies, defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, many of these investments will not be registered under the relevant securities laws, resulting in prohibitions against their transfer, sale, pledge or their disposition, except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws.

        Consequently, even if we identify a buyer for certain of our senior commercial real estate loans, other debt and debt-like investments there is no assurance that we would be able to sell such investments in a timely manner if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may be forced to sell our investments at a price that is significantly less than the value at which we previously attributed to such investments.

        Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager has or could be attributed as having material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic or other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

The due diligence process that our Manager will undertake in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Manager incorrectly evaluates the risks of our investments, we may experience losses.

        Before making investments for us, our Manager will conduct due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Relying on the resources available to it, our Manager will evaluate our potential investments based on criteria it deems appropriate for the relevant investment. Our Manager's loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

        Moreover, investment analyses and decisions by our Manager may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to our Manager at the time of making an investment decision may be limited, and they may not have access to detailed information regarding such investment. Therefore, we cannot assure you that our Manager will have knowledge of all circumstances that may adversely affect such investment.

Mezzanine loans, B-notes, preferred equity and other investments that are subordinated or otherwise junior in an issuer's capital structure and that involve privately negotiated structures will expose us to greater risk of loss.

        In addition to our senior floating-rate commercial mortgage loans, our Initial Portfolio will contain mezzanine loans, a CMBS investment and a B-Note, and in the future, we may invest in CMBS, B-notes and preferred equity investments and other investments that are subordinated or otherwise junior in an issuer's capital structure and that involve privately negotiated structures. Any investments in subordinated debt and mezzanine tranches of a borrower's capital structure and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, will be subject to the rights of any senior creditors and, to the extent applicable, contractual intercreditor and/or participation agreement provisions. Significant losses related to such loans or investments could adversely affect our results of operations and financial condition.

        Investments in subordinated debt involve greater credit risk of default than the senior classes of the issue or series. As a result, with respect to any investments in CMBS, B-notes, mezzanine loans and other subordinated debt, we would potentially receive payments or interest distributions after, and must bear the effects of losses or defaults on the senior debt (including underlying senior mortgage loans, class A-Notes, senior mezzanine loans, preferred equity or senior CMBS bonds, as applicable) before the holders of other more senior tranches of debt instruments with respect to such issuer. As the terms of such loans and investments are subject to contractual relationships among lenders, co-lending agents and others, they can vary significantly in their structural characteristics and other risks.

        Mezzanine loans are by their nature structurally subordinated to more senior property-level financings. If a borrower defaults on a mezzanine loan or on debt senior to that loan, or if the borrower is in bankruptcy, the mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full. As a result, a partial loss in the value of the underlying collateral can result in a total loss of the value of the mezzanine loan. In addition, even if we are able to foreclose on the underlying collateral following a default on a mezzanine loan, we would be substituted for the defaulting borrower and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, may need to commit substantial additional capital and/or deliver a replacement guarantee by a creditworthy entity, which could include us, to stabilize the property and prevent additional defaults to lenders with existing liens on the property.

        Our Initial Portfolio contains one B-Note, and we may also originate or acquire commercial real estate B-notes in the future, which are mortgage loans that are typically secured by a first mortgage on a single commercial property or group of related properties, but subordinated to an A-note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-note holders after payment to the A-note holders. Because each transaction is privately negotiated, B-notes can vary in their structural characteristics and risks. For example, the rights of holders of B-notes to control the process following a borrower default may vary from transaction to transaction. Further, B-notes typically are secured by a single property and accordingly reflect the risks associated with significant concentration. Losses related to our B-notes could adversely affect our financial condition and results of operations.

        Investments in preferred equity involve a greater risk of loss than conventional debt financing due to a variety of factors, including their non-collateralized nature and subordinated ranking to other loans and liabilities of the entity in which such preferred equity is held. Accordingly, if the issuer defaults on our preferred equity investment, we would only be able to proceed against such entity in accordance with the terms of the preferred equity, and not against any property owned by such entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after all lenders to, and other creditors of, such entity are paid in full. As a result, we may lose all or a significant part of any such investment, which could result in significant losses.

        In addition, our investments in senior mortgage loans may be effectively subordinated to the extent we borrow under a warehouse loan (which can be in the form of a repurchase agreement) or similar facility and pledge the senior mortgage loan as collateral. Under these arrangements, the lender has a right to repayment of the borrowed amount before we can collect on the value of the senior mortgage loan, and therefore if the value of the pledged senior mortgage loan decreases below the amount we have borrowed, we would experience a loss.

Our risk management policies and procedures may not be effective.

        We will establish and maintain risk management policies and procedures designed to identify, monitor and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk and liquidity risk, as well as operational risks related to our business, assets and liabilities. These policies and procedures may not sufficiently identify all of the risks to which we are or may become exposed or mitigate the risks we have identified. Any expansion of our business activities may result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks. Any failure to effectively identify and mitigate the risks to which we are exposed could have an adverse effect on our business, results of operations and financial condition.

Difficulty or delays in redeploying the proceeds from repayments of our existing loans and investments may cause our financial performance and returns to investors to suffer.

        In light of our anticipated investment strategy and the need to be able to deploy capital quickly to capitalize on potential investment opportunities, we may from time to time maintain cash pending deployment into investments, which may at times be significant. Such cash may be held in an account of ours for the benefit of stockholders or may be invested in money market accounts or other similar temporary investments. While the expected duration of such holding period is expected to be relatively short, in the event we are unable to find suitable investments, such cash positions may be maintained for longer periods. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and such low interest payments on the temporarily invested cash may adversely affect our financial performance and returns to investors.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

        In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed "lender liability." Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective stockholders that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties underlying our investments.

        To the extent we foreclose on properties with respect to which we have extended mortgage loans, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

        The presence of hazardous substances may adversely affect an owner's ability to sell real estate or borrow using real estate as collateral. To the extent an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to our stockholders.

        If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

The properties underlying our commercial real estate loans may be subject to other unknown liabilities that could adversely affect the value of these properties, and as a result, our investments.

        Properties underlying our commercial real estate loans may be subject to other unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying properties, which could adversely affect our results of operations and financial condition.

The commercial real estate debt investments in which we will invest are subject to the property manager's ability to generate net income from the property, and if net income from the property is insufficient to satisfy debt servce, then these investments may be subject to delinquency, foreclosure and loss, which may adversely impact our business, results of operations and financial condition.

        We will invest in the commercial real estate debt market, with a focus on originating senior commercial mortgage loans, and we may invest in other secondary target investments, including mezzanine loans, B-notes, CMBS and preferred equity investments. Such investments are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property, as opposed to the borrower's independent income or assets. If the net operating income of the property is reduce borrower's ability to repay the loan may be impaired. The net operating income of an income-producing property can be affected by numerous factors, including:

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  tenant mix;

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  success of tenant businesses;

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  property management decisions, including decisions on capital improvements;

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  property location and condition;

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  competition from similar properties;

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  changes in national, regional or local economic conditions;

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  changes in regional or local real estate values;

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  changes in regional or local rental or occupancy rates;

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  changes in interest rates and in the state of the debt and equity capital markets, including the availability of debt financing for commercial real estate;

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  changes in governmental rules, regulations and fiscal policies, including real estate taxes, environmental legislation and zoning laws;

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  environmental contamination;

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  fraudulent acts or theft on the part of the property owner, sponsor and/or manager; and

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  acts of God, terrorism, social unrest and civil disturbances, which may result in property damage, decrease the availability of or increase the cost of insurance or otherwise result in uninsured losses.

        In the event any of the properties or entities underlying or collateralizing our commercial real estate loans or investments is adversely impacted by any of the foregoing events or occurrences, the value of, and return on, such investments could be reduced, which in turn would adversely affect our results of operations and financial condition.

Loans on properties in transition will involve a greater risk of loss than conventional mortgage loans.

        We may invest in transitional loans to borrowers who are typically seeking short-term capital to be used in an acquisition or rehabilitation of a property. The typical borrower under a transitional loan has usually identified an asset it believes is an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to improve according to the borrower's projections, or if the borrower fails to improve the quality of the asset's management and/or the value of the asset or stabilize the property, the borrower may not be able to satisfy the transitional loan through a sale of the property or conventional financing, and we bear the risk that we may not recover some or all of our investment.

        Borrowers usually use the proceeds of a conventional mortgage to repay a transitional loan. Transitional loans therefore are subject to risks of a borrower's inability to obtain permanent financing to repay the transitional loan. In the event of any default under transitional loans that may be held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan. To the extent we suffer such losses with respect to these transitional loans, it could adversely affect our results of operations and financial condition.

CMBS investments may pose additional risks, including the risks arising from the securitization process and the risk that the special servicer may take actions that could adversely affect our interests.

        Upon completion of the Formation Transaction, our Initial Portfolio will contain an investment in CMBS and we may invest in additional CMBS assets in the future. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the "first loss" subordinated security holder (generally, the "B-Piece" buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments due on the related mortgage-backed securities. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments.

        With respect to the CMBS assets, overall control over the special servicing of the related underlying mortgage loans will be held by a "directing certificate holder" or a "controlling class representative," which is appointed by the holders of the most subordinated class of CMBS in such series. Because we may acquire classes of existing series of CMBS, we will not have the right to appoint the directing certificate holder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificate holder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.

Declines in the market values of any available-for-sale investments may adversely affect our results of operations and financial condition.

        We anticipate most of our investments to be valued at cost, however, we will value available-for-sale investments quarterly at fair value, as determined in accordance with ASC 820, Fair Value Measurements and Disclosures, or ASC 820, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our investments may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

        Changes in the market values of available-for-sale investments will be directly charged or credited to stockholders' equity. As a result, a decline in values of available-for-sale investments may result in connection with factors that are out of our control and adversely affect our book value. Moreover, if the decline in value of an available-for-sale investment is other than temporary, such decline will reduce our earnings.

Any warehouse facilities that we may obtain in the future may limit our ability to originate or acquire assets, and we may incur losses if the collateral is liquidated.

        We may utilize, if available, warehouse facilities pursuant to which we would accumulate loans in anticipation of a securitization or other financing, which assets would be pledged as collateral for such facilities until the securitization or other transaction is consummated. In order to borrow funds to originate or acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to originate or acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets.

        In addition, no assurance can be given that a securitization or other financing would be consummated with respect to the assets being warehoused. If the securitization or other financing is not consummated, the lender could demand repayment of the facility, and in the event that we were unable to timely repay, could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization or other financing is consummated, if any of the warehoused collateral is sold before the completion, we would have to bear any resulting loss on the sale.

The foreclosure process with respect to any loan may be difficult, lengthy and costly, and the liquidation proceeds we receive upon sale of the underlying real estate may not be sufficient to cover our cost basis in the loan.

        We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower's position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially results in a reduction or discharge of a borrower's debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value.

        Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase any such loss to us.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

        Some of our future investments may be rated by rating agencies such as Moody's Investors Service, Fitch Ratings, Standard & Poors, DBRS, Inc. or Realpoint LLC. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Investments in nonconforming and non-investment grade rated commercial real estate loans or securities involve increased risk of loss.

        Certain commercial real estate debt investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated or will be rated as non-investment grade by the rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers' credit history, the underlying properties' cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment grade rated assets. Losses related to our non-investment grade loans or securities would adversely affect our financial condition and results of operations.

Insurance on commercial real estate loans may not cover all losses.

        Our commercial real estate loans may be subject to certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

We will depend on third-party service providers, including mortgage loan servicers, for a variety of services related to our business. We will be, therefore, subject to the risks associated with third-party service providers.

        We will depend on a variety of services provided by third-party service providers related to our investments in commercial real estate debt investments as well as for general operating purposes. For example, we will rely on the mortgage servicers who service the mortgage loans we originate, the mortgage loans underlying our CMBS and other commercial real estate debt investments to, among other things, collect principal and interest payments on such mortgage loans and perform loss mitigation services in accordance with applicable laws and regulations. Mortgage servicers and other service providers, such as trustees, bond insurance providers, due diligence vendors and document custodians, may fail to perform or otherwise not perform in a manner that promotes our interests. This may include systems failures and security breaches that could significantly disrupt our business.

Risks Related to Our Financing and Hedging

Upon completion of the Formation Transaction, we will have significant debt and may incur additional debt, which will subject us to increased risk of loss and may reduce cash available for distributions to our stockholders.

        Upon the closing of the Formation Transaction, we will have substantial debt in an amount of approximately $1.1 billion. Subject to market conditions and availability, we may incur a significant amount of additional debt through bank credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities and structured financing arrangements, public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. We may also issue additional debt or equity securities to fund our growth. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, the type of asset we are funding, whether the financing is recourse or non-recourse, debt restrictions contained in those financing arrangements and the lenders' and rating agencies' estimate of the stability of our investment portfolio's cash flow. We may significantly increase the amount of leverage we utilize at any time without approval of our board of directors. In addition, we may leverage individual assets at substantially higher levels. Our substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

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  our cash flow from operations may be insufficient to make required payments of principal of and interest on our debt, which is likely to result in (a) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision), which we then may be unable to repay from internal funds or to refinance on favorable terms, or at all, (b) our inability to borrow undrawn amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, which would result in a decrease in our liquidity, and/or (c) the loss of some or all of our collateral assets to foreclosure or sale;

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  our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase in an amount sufficient to offset the higher financing costs;

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  we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes; and

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  we may not be able to refinance any debt that matures prior to the maturity (or realization) of an underlying investment it was used to finance on favorable terms or at all.

        There can be no assurance that a leveraging strategy will be successful and may subject us to increased risk of loss and could adversely affect our results of operations and financial condition.

We may not be able to raise the capital required to finance our assets and grow our business.

        The operation of our business will require access to debt and equity capital that may or may not be available on favorable terms or at the desired times, or at all. In addition, we may invest in certain investments, for which financing has historically been difficult or costly to obtain. Any limitation on our ability to obtain financing for our target investments could require us to seek equity or debt capital that may be more costly or unavailable to us. We cannot assure you that we will have access to any debt or equity capital on favorable terms or at the desired times, or at all. Our inability to raise such capital or obtain financing on favorable terms could materially adversely impact our business, operations, financial condition, liquidity, and our ability to make distributions to stockholders.

We will depend on repurchase agreements and other credit facilities to execute our business plan and any limitation on our ability to access funding through these sources could have a material adverse effect on our results of operations, financial condition and business.

        Our ability to purchase and hold assets will be affected by our ability to secure repurchase agreements and other credit facilities on acceptable terms. Subsidiaries of our Predecessor currently have repurchase agreements and other credit facilities in place with several counterparties that we expect will be in place at the closing of this offering. In the future, we may enter into additional or increase commitment amounts under the existing repurchase agreements and credit facilities. In each instance, we cannot give assurance that lenders will be willing or able to provide us with sufficient financing through the repurchase markets or otherwise or that we would be able to obtain such financing on favorable terms or at all.

        In addition, because repurchase agreements and similar credit facilities are generally short-term commitments of capital, changes in conditions in the financing markets may make it more difficult for us to secure continued financing during times of market stress. During certain periods of a credit cycle, lenders may lose their ability or curtail their willingness to provide financing. If we are not able to arrange for replacement financing on acceptable terms, or if we default on any covenants or are otherwise unable to access funds under any of our repurchase agreements and credit facilities, we may have to curtail our asset acquisition activities and/or dispose of investments.

        Our ability to efficiently access any repurchase agreements may be adversely impacted by counterparty requirements regarding the type of assets that may be sold and the timing and process for such sales. In order for us to borrow funds under any repurchase agreements, counterparties must first review the assets for which we are seeking financing and approve such assets in their sole discretion. This review and approval process may delay the timing in which funding may be provided, or preclude funding altogether. In addition, the review and sale process can be more time consuming with respect to certain asset classes, such as certain commercial real estate debt investments.

        It is possible that the lenders that provide us with financing could experience changes in their ability to advance funds to us, independent of our creditworthiness or the value of our assets. For example, the Basel III regulatory capital reform rules or other regulatory changes, may have the effect of significantly changing or eliminating the sources of financing that are customarily available to us. If regulatory requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us or eliminate it altogether. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk.

        Changes in the financing markets could adversely affect the marketability of the assets in which we invest, and this could negatively affect the value of our assets. If our lenders are unwilling or unable to provide us with financing, or if the financing is only available on terms that are uneconomical or otherwise not satisfactory to us, we could be forced to sell assets when prices are depressed. The amount of financing we receive under our repurchase agreements or other credit facilities will be directly related to the lenders' valuation of the assets that secure the outstanding borrowings. Typically, repurchase agreements and similar lending arrangements grant the respective lender the right to reevaluate the market value of the assets that secure outstanding borrowings at any time. If a lender determines that the value of the assets has decreased, it has the right to initiate a margin call, requiring us to transfer additional assets to such lender or repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to stockholders, and could cause the value of our common stock to decline. We may be forced to sell assets at significantly depressed prices to meet margin calls and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent that we are forced to sell assets because of availability of financing or changes in market conditions, other market participants may face similar pressures, which could exacerbate a difficult market environment and result in significantly greater losses on the sale of such assets. In an extreme case of market duress, a market may not exist for certain of our assets at any price.

        Although we plan to seek to reduce our exposure to lender concentration-related risk by entering into repurchase agreements and other credit facilities with multiple counterparties, we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. To the extent that the number of or net exposure under our lending arrangements may become concentrated with one or more lenders, the adverse impacts of defaults or terminations by such lenders may be significantly greater.

Our inability to meet certain financial covenants related to any repurchase agreements or other credit facilities we have or enter into, could require us to provide additional collateral or pay down debt, or could adversely affect our financial condition, results of operations and cash flows.

        In connection with the repurchase agreements that will be in place at the closing of this offering and any repurchase agreements and other credit facilities that we may enter into in the future, we will be required to comply with certain financial covenants. Compliance with these financial covenants will depend on market factors and the strength of our business and operating results. Various risks, uncertainties and events beyond our control could affect our ability to comply with the financial covenants. Failure to comply with our financial covenants could result in an event of default, termination of the lending facility, acceleration of all amounts owing under the lending facility, and gives the counterparty the right to exercise certain other remedies under the lending agreement, including without limitation the sale of the asset subject to repurchase at the time of default, unless we were able to negotiate a waiver. Any such waiver could be conditioned on an amendment to the lending agreement and any related guaranty agreement on terms that may be unfavorable to us. If we are unable to negotiate a covenant waiver or replace or refinance our assets under a new lending facility on favorable terms or at all, our financial condition, results of operations and cash flows could be adversely affected.

Our rights under any repurchase agreements are subject to the effects of bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders under the repurchase agreements.

        In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our assets under a repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

If a counterparty to a repurchase agreement defaults on its obligation to resell the underlying security back to us at the end of the purchase agreement term, or if the value of the underlying asset has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we may incur losses.

        Under the repurchase agreements that will be in place at the closing of this offering, and under any repurchase agreements we enter into in the future, we will sell the assets to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same assets back to us at the end of the term of the repurchase agreement. Because the cash that we receive from the lender when we initially sell the assets to the lender is less than the value of those assets (the difference being the "haircut"), if the lender defaults on its obligation to resell the same assets back to us, we would incur a loss on the repurchase agreement equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also incur losses on a repurchase agreement if the value of the underlying assets has declined as of the end of the repurchase agreement term, because we would have to repurchase the assets for their initial value but would receive assets worth less than that amount. Further, if we default on our obligations under a repurchase agreement, the lender will be able to terminate the repurchase agreement and cease entering into any other repurchase agreements with us. In the future, our repurchase agreements and any new repurchase agreements we may enter into are likely to contain cross-default provisions, so that if a default occurs under any repurchase agreement, the lender can also declare a default with respect to all other repurchase agreements they have with us. If a default occurs under any of our repurchase agreements and a lender terminates one or more of its repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses that we incur on our repurchase agreements could adversely affect our earnings and thus our cash available for distribution to stockholders.

An increase in our borrowing costs relative to the interest that we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution to stockholders.

        As repurchase agreements and other short-term borrowings mature, we must enter into new borrowings, find other sources of liquidity or sell assets. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between the returns on our assets and the cost of our borrowings. This would adversely affect the returns on our assets, which might reduce earnings and, in turn, cash available for distribution to stockholders.

        A portion of our Initial Portfolio are financed by a note payable from our Predecessor to TH Insurance Holdings Company LLC, or TH Insurance, a captive insurance company of Two Harbors and a member of the Federal Home Loan Bank of Des Moines, or the FHLB. Currently, TH Insurance lends to our Predecessor under a note payable pursuant to which our Predecessor pledges eligible investments to the FHLB as collateral for TH Insurance's FHLB advances. We expect this note payable will remain in effect for a limited transition period after the closing of this offering to assist with cash management and operational processes as our investments in our Initial Portfolio currently pledged to FHLB are released and transitioned to our repurchase facilities. The note payable to TH Insurance reflects terms consistent with TH Insurance's FHLB advances. As of March 31, 2017, TH Commercial's weighted average borrowing rate for the note payable was 1.04%. However, subsequent to this offering and limited transition period (which shall be no longer than the period until Two Harbors distributes its shares of our common stock to its shareholders and no longer consolidates Granite Point on its financial statements in accordance with GAAP), we will no longer have the benefit of the FHLB advances and our average borrowing rates will increase from those that were historically available under this arrangement. This may impact our access to funding sources and our cost of borrowing is expected to increase, which may have a material impact on our business.

We may enter into hedging transactions that expose us to contingent liabilities in the future, which may adversely affect our financial results or cash available for distribution to stockholders.

        In the future, we may engage in transactions intended to hedge against various risks to our portfolio, including the exposure to changes in interest rates. The extent of our hedging activity will vary in scope based on, among other things, the level and volatility of interest rates, the type of assets held and other market conditions. Although these transactions are intended to reduce our exposure to various risks, hedging may fail to adequately protect or could adversely affect us because, among other things:

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  hedging can be expensive, particularly during periods of volatile or rapidly changing interest rates;

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  available hedges may not correspond directly with the risks for which protection is sought;

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  the duration of the hedge may not match the duration of the related liability;

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  the amount of income that a REIT may earn from certain hedging transactions (other than through our taxable REIT subsidiaries, or TRSs) is limited by U.S. federal income tax provisions;

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  the credit quality of a hedging counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the hedging counterparty may default on its obligations.

        Subject to maintaining our qualification as a REIT and satisfying the criteria for no-action relief from the CFTC's Commodity Pool Operator, or CPO, registration rules, there are no current limitations on the hedging transactions that we may undertake. Our hedging transactions could require us to fund large cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or a demand by a counterparty that we make increased margin payments).

        Our ability to fund these obligations will depend on the liquidity of our assets and our access to capital at the time. The need to fund these obligations could adversely affect our financial condition. Further, hedging transactions, which are intended to limit losses, may actually result in losses, which would adversely affect our earnings and could in turn reduce cash available for distribution to stockholders.

        The Dodd-Frank Act regulates derivative transactions, including certain hedging instruments we may use in our risk management activities. Rules implemented by the CFTC pursuant to the Dodd-Frank Act require, among other things, that certain derivatives be cleared through a registered clearing facility and traded on a designated exchange or swap execution facility. These regulations could increase the operational and transactional cost of derivatives contracts and affect the number and/or creditworthiness of available counterparties. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty will most likely result in its default. Default by a hedging counterparty may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Risks Related to Our Relationship with Our Manager

Our success depends on our Manager and its key personnel. We may not find a suitable replacement if we or our Manager terminates the management agreement.

        We will not have any employees and will be externally managed and advised by our Manager. Our Manager will have significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, our success will depend on the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our Manager and its affiliates. Our CRE team will evaluate, negotiate, execute and monitor our loans and investments and advise us regarding maintenance of our qualification as a REIT and exclusion from registration under the Investment Company Act; therefore, our success will depend on their skill and management expertise and continued service with our Manager and its affiliates. Furthermore, there is strong competition among financial sponsors, investment banks and other real estate debt investors for hiring and retaining qualified investment professionals and there can be no assurance that such professionals will continue to be associated with us, our Manager or its affiliates or that any replacements will perform well. The departure of any of the officers or key personnel of our Manager and its affiliates could have a material adverse effect on our performance.

        In addition, we can offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager's officers and key personnel. The current term of the management agreement is for a three-year period and will be automatically renewed for additional one-year terms thereafter, subject to the right of either party to elect not to renew the agreement; provided, however, that our Manager may terminate the management agreement after the initial term or after any automatic renewal term upon 180 days' prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Other than any dedicated or partially dedicated chief financial officer that our Manager may elect to provide to us, the personnel provided to us by our Manager, as our external manager, are not required to dedicate a specific portion of their time to the management of our business.

        Neither our Manager nor any of its affiliates is obligated to dedicate any specific personnel exclusively to us nor are they or their personnel obligated to dedicate any specific portion of their time to the management of our business. Although our Chief Executive Officer, Chief Investment Officer Chief Operating Officer, Chief Financial Officer and General Counsel are expected to spend a substantial portion of their time on our affairs, key personnel, including these individuals, provided to us by our Manager may become unavailable to us as a result of their departure from PRCM or for any other reason. As a result, we cannot provide any assurances regarding the amount of time our Manager or its affiliates will dedicate to the management of our business and our Manager and its affiliates may have conflicts in allocating their time, resources and services among our business and any other funds they may manage, and such conflicts may not be resolved in our favor. Each of our executive officers is an employee of an affiliate of PRCM, who has now or may be expected to have significant responsibilities for funds managed by PRCM or its affiliates in the future. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed.

There are various conflicts of interest in our relationship with our Manager and its affiliates, which could result in decisions that are not in the best interests of our stockholders. For example, the terms of the management agreement, including fees payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

        We are subject to conflicts of interest arising out of our relationship with our Manager and its affiliates. Each of our executive officers is an employee of Pine River Domestic Management L.P., a wholly-owned subsidiary of our Manager. As a result, the management agreement with our Manager will be negotiated between related parties, and its terms, including fees payable to our Manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager.

        Our Manager and its affiliates may engage in additional management or investment opportunities that have overlapping objectives with ours, and thus will face conflicts in the allocation of resources between us, any other funds they manage and for their own accounts. Additionally, the ability of our Manager, and the officers and employees providing services to us under the management agreement, to engage in other business activities may reduce the time our Manager spends managing us. For example, our Manager and its affiliates, including certain of our officers and directors, may also serve as officers, directors or partners of other private investment vehicles, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by our Manager's affiliates or our Manager. Under the management agreement, none of our officers will be required to devote a specific amount of time to our affairs. Accordingly, we will compete with the existing funds of our Manager, its investment vehicles, other ventures and possibly other entities in the future for the time and attention of these officers and other personnel.

        We may enter into additional transactions with our Manager or its affiliates. In particular, we may purchase assets from our Manager or its affiliates or make co-purchases alongside our Manager or its affiliates. These transactions may not be the result of arm's length negotiations and may involve conflicts between our interests and the interests of our Manager and/or its affiliates. There can be no assurance that any procedural protections will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm's length transaction.

Our board of directors will approve very broad investment guidelines for us and will not review or approve each investment decision made by our Manager.

        Our board of directors will periodically review and update our investment guidelines and will also review our investment portfolio, but will not review or approve specific investments. Our Manager will have great latitude within the broad parameters of the investment guidelines to be set by our board of directors in determining our investments and investment strategies, which could result in investment returns that are substantially below expectations or that result in material losses.

Our Manager's fee structure may not create proper incentives or may cause our Manager to select investments in more risky assets to increase its incentive compensation.

        We will pay our Manager base management fees regardless of the performance of our portfolio. Our Manager's entitlement to base management fees, which are not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking loans and investments that provide attractive risk-adjusted returns for our portfolio. Because the base management fees will also be based on our outstanding equity, our Manager may also be incentivized to advance strategies that increase our equity, and there may be circumstances where increasing our equity will not optimize the returns for our stockholders. Consequently, we will be required to pay our Manager base management fees in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.

        In addition, our Manager will have the ability to earn incentive fees each quarter based on our earnings, which may create an incentive for our Manager to invest in assets with higher yield potential, which are generally riskier or more speculative, or sell an asset prematurely for a gain, in an effort to increase our short-term net income and thereby increase the incentive fees to which it is entitled. If our interests and those of our Manager are not aligned, the execution of our business plan and our results of operations could be adversely affected, which could adversely affect our results of operations and financial condition.

Termination of the management agreement may be difficult and costly, which may adversely affect our inclination to end our relationship with our Manager.

        Termination of the management agreement without cause would be difficult and costly. The management agreement may be amended, supplemented or modified by agreement between us and our Manager. Following the initial -year term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or upon a determination by the holders of a majority of outstanding shares of common stock, based upon (i) unsatisfactory performance by our Manager that is materially detrimental to us taken as a whole or (ii) our determination that the management fee and incentive fee payable to our Manager are not fair, subject to our Manager's right to prevent any termination due to unfair fees by accepting a reduction of management and/or incentive fees agreed to by at least two-thirds of our independent directors. We must provide 180 days' prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) average annual incentive compensation, in each case earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the termination date. These provisions increase the cost to us of terminating the management agreement and adversely affect our ability to terminate the management agreement without cause.

The liability of our Manager will be limited under the management agreement, and we will agree to indemnify our Manager and its affiliates and advisers against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services under the management agreement in good faith. It will not be responsible for any action of our board of directors in following or declining to follow any advice or recommendations of our Manager, including as set forth in our investment guidelines. Our Manager and its affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to our Manager, will not be liable to us, our board of directors or our stockholders, partners or members for any acts or omissions (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with the management agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

        We will agree to indemnify our Manager, its affiliates and any of their officers, stockholders, members, partners, managers, directors, personnel, employees, consultants and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, arising from acts or omissions performed in good faith in accordance with and pursuant to the management agreement. As a result, if we experience poor performance or losses, our Manager would not be liable.

Risks Related to Our Company and Structure

We have no operating history as a standalone company and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

        We were organized in April 2017 to continue the commercial real estate business carried out by our Predecessor which commenced in the first quarter of 2015, and therefore have limited operating history. Prior to the Formation Transaction, we benefited from our Predecessor's experience and infrastructure. As a subsidiary of Two Harbors, our Predecessor benefited from Two Harbor's success and brand, strong capital base and financial strength, and established relationships with lenders. We may not be as successful in establishing and expanding our brand, relationships operations and infrastructure to enable us to operate as a standalone public company, and we cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus. The results of our operations depend on several factors, including the availability of opportunities for the origination or acquisition of target investments, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions.

        In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data contained in this prospectus because of a number of factors, including costs and expenses associated with the management agreement and being a public company. Consequently, the historical and pro forma financial statements contained in this prospectus may not be useful in assessing our likely future performance.

We may change any of our strategies, policies or procedures without stockholder consent.

        We may change any of our strategies, policies or procedures with respect to investments, asset allocation, growth, operations, indebtedness, financing strategy and distributions at any time without the consent of stockholders, which could result in our making investments that are different from, and possibly riskier than, the types of investments described in this prospectus. Changes in strategy could also result in the elimination of certain investments and business activities that we no longer view as attractive or in alignment with our business model. Shifts in strategy may increase our exposure to credit risk, interest rate risk, financing risk, default risk, regulatory risk and real estate market fluctuations. We also cannot assure you that we will be able to effectively execute or to realize the potential benefits of changes in strategy. Any such changes could adversely affect our financial condition, risk profile, results of operations, the market price of our common stock and our ability to make distributions to stockholders.

Maintaining our exemptions from registration as an investment company under the Investment Company Act imposes limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

        We currently conduct, and intend to continue to conduct, our operations so that we are not required to register as an investment company under the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly owned or majority-owned subsidiaries, we are primarily engaged in non-investment company businesses related to real estate. In addition, we intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the Investment Company Act because less than 40% of our total assets on an unconsolidated basis will consist of "investment securities" (the "40% test"). Excluded from the term "investment securities" (as that term is defined in the Investment Company Act) are securities issued by majority-owned subsidiaries that are themselves not investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

        To maintain our status as a non-investment company, the securities issued to us by any wholly owned or majority-owned subsidiaries that we may form in the future that are excluded from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure ongoing compliance with this test, but there can be no assurance that we will be able to maintain an exclusion or exemption from registration. The 40% test limits the types of businesses in which we may engage through our subsidiaries. In addition, the assets we and our subsidiaries may originate or acquire are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act, which may adversely affect our business.

        We hold our assets primarily through direct or indirect wholly owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. To qualify for the exclusion pursuant to Section 3(c)(5)(C), based on positions set forth by the SEC staff, each such subsidiary generally is required to hold at least (i) 55% of its assets in "qualifying" real estate assets and (ii) at least 80% of its assets in "qualifying" real estate assets and real estate-related assets. For our subsidiaries that maintain the exclusion under Section 3(c)(5)(C) or another exclusion or exception under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof), our interests in these subsidiaries do not and will not constitute "investment securities."

        As a consequence of our seeking to avoid the need to register from the Investment Company Act on an ongoing basis, we and/or our subsidiaries may be restricted from making certain investments or may structure investments in a manner that would be less advantageous to us than would be the case in the absence of such requirements. In particular, a change in the value of any of our assets could negatively affect our ability to maintain our exclusion from registration under the Investment Company Act and cause the need for a restructuring of our investment portfolio. For example, these restrictions may limit our and our subsidiaries' ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of senior mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate; however, we and our subsidiaries may invest in such securities to a certain extent. In addition, seeking to maintain our exclusion from the Investment Company Act may cause us and/or our subsidiaries to acquire or hold additional assets that we might not otherwise have acquired or held or dispose of investments that we and/or our subsidiaries might not have otherwise disposed of, which could result in higher costs or lower proceeds to us than we would have paid or received if we were not seeking to comply with such requirements. Thus, avoiding registration under the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

        We will determine whether an entity is a majority-owned subsidiary of our company. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC or its staff approve our treatment of any entity as a majority-owned subsidiary, and neither has done so. If the SEC or its staff were to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we may need to adjust our strategy and our assets in order to continue to pass the 40% test. Any adjustment in our strategy or assets could have a material adverse effect on us.

        We will classify our assets for purposes of certain of our subsidiaries' Section 3(c)(5)(C) exclusion from the Investment Company Act based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. Based on such guidance, to qualify for the exclusion pursuant to Section 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in "qualifying" real estate assets and (ii) 80% of its assets in "qualifying" real estate assets and real estate-related assets. "Qualifying" real estate assets for this purpose include mortgage loans, certain B-Notes and certain mezzanine loans that satisfy various conditions as set forth in SEC staff no-action letters and other guidance, and other assets that the SEC staff in various no-action letters and other guidance has determined are the functional equivalent of senior mortgage loans for the purposes of the Investment Company Act. We treat as real estate-related assets, CMBS, B-Notes and mezzanine loans that do not satisfy the conditions set forth in the relevant SEC staff no-action letters and other guidance, and debt and equity securities of companies primarily engaged in real estate businesses. We note that the SEC staff's prior no-action positions are based on specific factual situations that may be substantially different from the factual situations we and our subsidiaries may face, and a number of these no-action positions were issued more than twenty years ago. There may be no guidance from the SEC staff that applies directly to our factual situations and as a result we may have to apply SEC staff guidance that relates to other factual situations by analogy. No assurance can be given that the SEC or its staff will concur with our classification of our assets. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act, including for purposes of our subsidiaries' compliance with the exclusion provided in Section 3(c)(5)(C) of the Investment Company Act. There is no guarantee that we will be able to adjust our assets in the manner required to maintain our exclusion from the Investment Company Act and any adjustment in our strategy or assets could have a material adverse effect on us.

        To the extent that the SEC or its staff provide more specific guidance regarding any of the matters bearing upon the definition of investment company and the exemptions to that definition, we may be required to adjust our strategy accordingly. On August 31, 2011, the SEC issued a concept release and request for comments regarding the Section 3(c)(5)(C) exclusion (Release No. IC-29778) in which it contemplated the possibility of issuing new rules or providing new interpretations of the exemption that might, among other things, define the phrase "liens on and other interests in real estate" or consider sources of income in determining a company's "primary business." Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        There can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an unregistered investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns.

        If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our ability to pay distributions to our stockholders.

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exemption from the Investment Company Act.

        If the market value or income potential of our assets declines as a result of increased interest rates, prepayment rates, general market conditions, government actions or other factors, we may need to increase our real estate assets and income or liquidate our non-qualifying assets in order to maintain our REIT qualification or our exemption from the Investment Company Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-real estate assets we may own. We may have to make decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

State licensing requirements will cause us to incur expenses and our failure to be properly licensed may have a material adverse effect on us and our operations.

        Nonbank companies are generally required to hold licenses in a number of U.S. states to conduct lending activities. State licensing statutes vary from state to state and prescribe or impose various recordkeeping requirements; restrictions on loan origination and servicing practices, including limits on finance charges and the type, amount and manner of charging fees; disclosure requirements; requirements that licensees submit to periodic examination; surety bond and minimum specified net worth requirements; periodic financial reporting requirements; notification requirements for changes in principal officers, stock ownership or corporate control; restrictions on advertising; and requirements that loan forms be submitted for review. Obtaining and maintaining licenses will cause us to incur expenses and failure to be properly licensed under state law or otherwise may have a material adverse effect on us and our operations.

Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations (including laws and regulations having the effect of exempting REITs from the Investment Company Act) and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

        We are subject to regulation by laws and regulations at the local, state and federal levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business. Furthermore, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

We are highly dependent on information technology and security breaches or systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

        Our business is highly dependent on information technology. In the ordinary course of our business, we may store sensitive data, including our proprietary business information and that of our business partners on our networks. The secure maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disrupt our operations, disrupt our trading activities, or damage our reputation, which could have a material adverse effect on our financial results and negatively affect the market price of our common stock and our ability to pay dividends to stockholders.

        The resources required to protect our information technology and infrastructure, and to comply with the laws and regulations related to data and privacy protection, are subject to uncertainty. Even in circumstances where we are able to successfully protect such technology and infrastructure from attacks, we may incur significant expenses in connection with our responses to such attacks. In addition, recent well-publicized security breaches have led to enhanced government and regulatory scrutiny of the measures taken by companies to protect against cyber-security attacks, and may in the future result in heightened cyber-security requirements and/or additional regulatory oversight. As cyber-security threats and government and regulatory oversight of associated risks continue to evolve, we may be required to expend additional resources to enhance or expand upon the security measures we currently maintain. Any such actions may adversely impact our results of operations and financial condition.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

        We are an "emerging growth company" as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if we have more than $1.07 billion in annual revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our stock held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be adversely affected and more volatile.

Risks Related to our REIT Status and Certain Other Tax Items

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

        We expect to operate so as to qualify as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Our qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the sources of our gross income, the composition and value of our assets, our distribution levels and the diversity of ownership of our shares. Notwithstanding the availability of cure provisions in the Code, we could fail various compliance requirements, which could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

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  we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate income tax rates;

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  any resulting tax liability could be substantial and could have a material adverse effect on our book value;

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  unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT and for which we had taxable income; and

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  we generally would not be eligible to requalify as a REIT for the subsequent four full taxable years.

A REIT, in certain circumstances, may incur tax liabilities that would reduce our cash available for distribution to you.

        Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, gain from the sale of properties that are "dealer" properties sold by a REIT (a "prohibited transaction" under the Code) will be subject to a 100% tax. Also, we may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if we were to fail an income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect) we would be subject to tax on the income that does not meet the income test requirements. We also may decide to retain net capital gain we earn from the sale or other disposition of our investments and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own our assets, such as our TRSs which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities and limit our expansion opportunities.

        In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature of our investments in real estate and related assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times, such as when we do not have funds readily available for distribution or when we would like to use funds for attractive investment and expansion opportunities. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

        In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and real estate assets. The remainder of our investments in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer unless we and such issuer jointly elect for such issuer to be treated as a TRS under the Code. The total value of all of our investments in TRSs cannot exceed 25% (20% in taxable years beginning after December 31, 2017) of the value of our total assets. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer other than a TRS or a disregarded entity, and no more than 25% of our assets can consist of debt of "publicly offered" REITs (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act) that is not secured by real property or interests in real property. If we fail to comply with these requirements, we must dispose of a portion of our assets or otherwise come into compliance within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate or price changes with respect to borrowings made or to be made to acquire or carry real estate assets that is properly identified under applicable Treasury regulations, or to manage risk of currency fluctuations with respect to our REIT qualifying income, does not constitute "gross income" for purposes of the 75% or 95% gross income tests that we must satisfy in order to maintain our qualification as a REIT. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See "Material U.S. Federal Income Tax Considerations—Income Tests." As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

        From time to time, our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Code. Thus, we could be required to borrow funds, sell a portion of our assets at disadvantageous prices or find another alternative. These options could increase our costs or reduce the value of our equity.

Our charter provides that any individual (including certain entities treated as individuals for this purpose) is prohibited from owning more than 9.8% of our common stock or of our capital stock, and attempts to acquire our common stock or any of our capital stock in excess of this 9.8% limit would not be effective without a prior exemption from those prohibitions by our board of directors.

        For us to qualify as a REIT under the Code, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for this purpose) during the last half of a taxable year. For the purpose of preserving our qualification as a REIT for federal income tax purposes, among other purposes, our charter provides that beneficial or constructive ownership by any individual (including certain entities treated as individuals for this purpose) of more than a certain percentage, currently 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% by value of our capital stock is prohibited, which we refer to as the "ownership limits." The constructive ownership rules under the Code and our charter are complex and may cause shares of our outstanding common stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 9.8% of our outstanding common stock or our capital stock by an individual or entity could cause an individual to own constructively in excess of 9.8% of our outstanding common stock or our capital stock, respectively, and thus violate the ownership limit. Our board intends to adopt a resolution providing for the exemption of Two Harbors and certain of its affiliates from the ownership limits in connection with the Formation Transaction, which will allow them to own in the aggregate up to 85% of our stock. However, there can be no assurance that our board of directors, as permitted in our charter, will increase, or will not decrease, these ownership limits in the future. Our charter provides that any attempt to own or transfer shares of our common stock or capital stock in excess of the ownership limits without the consent of our board of directors either will result in the shares being transferred by operation of the charter to a charitable trust, and the person who attempted to acquire such excess shares will not have any rights in such excess shares, or in the transfer being void.

        The ownership limits may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of our stockholders or would result in receipt of a premium to the price of our common stock (and even if such change in control would not reasonably jeopardize our REIT status). Any exemptions to the ownership limits that are granted by our board of directors may limit our board of directors' ability to grant further exemptions at a later date.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes without receiving any cash dividends.

        In connection with our qualification as a REIT, we are required to annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 90% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount it must include in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

        Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed definitively by the Internal Revenue Service, or the IRS. No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been satisfied in respect of any such distributions made by us.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders is 20% instead of a maximum tax rate of 39.6%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause certain non-corporate investors to perceive investments in

REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

We will be dependent on external sources of capital to finance our growth.

        As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally will have to distribute to our stockholders 90% of our taxable income in order to qualify as a REIT. Our access to external capital will depend upon a number of factors, including general market conditions, the market's perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

        In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. According to publicly released statements, a top legislative priority of the new Congress and administration may be to enact significant reform of the Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on us or an investment in our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of us or our stockholders. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of any legislation on your investment in our shares and the status of any legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a regular corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has duties to us and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our company.

We may recognize "phantom income" in respect of our investments.

        Our taxable income may substantially exceed our net income as determined based on GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may acquire assets, including debt securities requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, which is referred to as "phantom income." In addition, if a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders. Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

        As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms, (c) distribute amounts that would otherwise be used for future acquisitions or used to repay debt, or (d) make a taxable distribution of our shares of common stock as part of a distribution in which stockholders may elect to receive shares of our common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.

        Moreover, we may acquire distressed loans or other debt investments that require subsequent modification by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt taxable exchange with the borrower. In certain circumstances, this deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value and could cause us to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt.

The "taxable mortgage pool" rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

        We may enter into securitizations and other financing transactions that could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of a financing transaction as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to a taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of our income from a taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

        We may originate or acquire mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Our mezzanine loans may not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan's treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

We may fail to qualify as a REIT if the IRS successfully challenges the treatment of our mezzanine loans as debt for U.S. federal income tax purposes or successfully challenges the treatment of our preferred equity investments as equity for U.S. federal income tax purposes.

        There is limited case law and administrative guidance addressing whether instruments such as mezzanine loans and preferred equity investments will be treated as equity or debt for U.S. federal income tax purposes. We expect that our mezzanine loans generally will be treated as debt for U.S. federal income tax purposes, and our preferred equity investments generally will be treated as equity for U.S. federal income tax purposes, but we typically do not anticipate obtaining private letter rulings from the IRS or opinions of counsel on the characterization of those investments for U.S. federal income tax purposes. If a mezzanine loan is treated as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership that issued the mezzanine loan and we would be treated as receiving our proportionate share of the income of that entity. If that partnership owned non-qualifying assets or earned non-qualifying income, we may not be able to satisfy all of the REIT income or asset tests. Alternatively, if the IRS successfully asserts a preferred equity investment is debt for U.S. federal income tax purposes, then that investment may be treated as a non-qualifying asset for purposes of the 75% asset test and as producing non-qualifying income for 75% gross income test. In addition, such an investment may be subject to the 10% value test and the 5% asset test, and it is possible that a preferred equity investment that is treated as debt for U.S. federal income tax purposes could cause us to fail one or more of the foregoing tests. Accordingly, we could fail to qualify as a REIT if the IRS does not respect our classification of our mezzanine loans or preferred equity for U.S. federal income tax purposes unless we are able to qualify for a statutory REIT "savings" provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing or syndicating mortgage loans that would be treated as sales for U.S. federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax with no offset for losses. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we dispose of, securitize or syndicate loans in a manner that was treated as a sale of the loans, or if we frequently buy and sell securities in a manner that is treated as dealer activity with respect to such securities for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose to engage in certain sales of loans through a TRS and not at the REIT level, and may limit the structures we utilize for our securitization transactions, even though direct sales by us or those structures might otherwise be beneficial to us.

The failure of assets subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

        We intend to enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are borrowings which are secured by the assets sold pursuant thereto. We believe that we will be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement, notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Liquidation of assets may jeopardize our REIT qualification.

        To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Our ownership of and relationship with our TRSs will be restricted, and a failure to comply with the restrictions would jeopardize our REIT status and may result in the application of a 100% excise tax.

        A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying REIT income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% (20% in taxable years beginning after December 31, 2017) of the value of a REIT's assets may consist of stock or securities of one or more TRSs. The value of our interests in and thus the amount of assets held in a TRS may also be restricted by our need to qualify for an exclusion from regulation as an investment company under the Investment Company Act.

        Any domestic TRS we own will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's-length basis.

        We expect that the aggregate value of all TRS stock and securities owned by us should be less than 20% of the value of our total assets. Although we plan to monitor our investments in and transactions with TRSs, there can be no assurance that we will be able to comply with the limitation on the value of our TRSs discussed above or to avoid application of the 100% excise tax discussed above.

Our qualification as a REIT may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

        When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and also to what extent those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce income that qualifies under the 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our ability to qualify as a REIT and result in significant corporate-level tax.

Risks Related to Ownership of Our Common Stock and this Offering

Until Two Harbors distributes or otherwise disposes of shares of our common stock acquired as a result of the Formation Transaction, it will own approximately 76.5 percent of our outstanding common stock and will be able to exert control over all matters subject to approval by our stockholders.

        As of the closing of this offering, Two Harbors will beneficially own approximately 76.5% of our common stock on a fully diluted basis after giving effect to this offering and the Formation Transaction. Two Harbors may also acquire additional shares of our common stock in the open market under the 10b5-1 Plan it has agreed to adopt. Two Harbors is restricted from disposing of any shares of our common stock until the expiration of a 120-day lock-up period following the closing of this offering, after which Two Harbors currently expects to make a distribution of the shares of common stock issued to it in connection with the Formation Transaction by means of a special pro rata dividend to Two Harbors common stockholders. Until such distribution, Two Harbors will have the ability to exert control over all matters subject to a vote of our stockholders. For example, Two Harbors will be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that may be in the best interest of our stockholders. The interests of Two Harbors may not always coincide the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of our other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock. In addition, pursuant to the Director Designation Agreement we will enter into with Two Harbors, Two Harbors will be entitled to designate three individuals for nomination for election to our board of directors, to serve following closing of this offering and until our 2019 annual meeting of stockholders, each of whom must qualify as an independent director under the rules of the NYSE and SEC.

There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

        Our shares of common stock will be newly issued securities for which there is no established trading market. Our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the trading symbol "GPMT." However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or as to the price that our stockholders may obtain for their common stock.

Purchases of our common stock by Two Harbors under the 10b5-1 Plan may result in the price of our common stock being higher than the price that otherwise might exist in the open market without such purchases.

        Two Harbors has agreed to adopt the 10b5-1 Plan in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act, under which Two Harbors will agree, subject to certain conditions, to buy in the open market up to $20 million in the aggregate of shares of our common stock during the period commencing four full calendar weeks after the completion of this offering and ending on the earlier of the date on which all the capital committed to the plan has been exhausted or the date preceding the ex-dividend date associate with Two Harbors' declaration of the pro rata distribution of our common stock to Two Harbors stockholders but no later than December 31, 2017. During such time, the 10b5-1 Plan will require Two Harbors to purchase shares of our common stock when the market price per share is below book value. Whether purchases will be made under the 10b5-1 Plan and how much will be purchased at any time is uncertain, dependent on prevailing market prices and trading volumes, all of which we cannot predict. These activities may have the effect of maintaining the market price of our common stock or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. See "Related Party Transactions and Certain Relationships" for additional details regarding the 10b5-1 Plan.

The market price of our common stock may fluctuate significantly.

        The market price and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance.

        Some of the factors that could negatively affect the market price of our common stock include:

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  our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;

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  actual or perceived conflicts of interest with our Manager and our executive officers;

  •
  equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

  •
  loss of a major funding source;

  •
  actual or anticipated accounting problems;

  •
  publication of research reports about us or the real estate industry;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any increased indebtedness we incur in the future;

  •
  additions to or departures of our Manager's or our managements' key personnel;

  •
  speculation in the press or investment community;

  •
  increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expenses on our debt;

  •
  failure to maintain our REIT qualification or exemption from the Investment Company Act;

  •
  price and volume fluctuations from time to time due to a variety of factors, including limited liquidity in our shares if Two Harbors continues to hold at least a majority of our common stock after the closing of this offering;

  •
  general market and economic conditions, and trends including inflationary concerns, the current state of the credit and capital markets;

  •
  significant volatility in the market price and trading volume of securities of publicly traded REITs or other companies in our sector, which are not necessarily related to the operating performance of these companies;

  •
  changes in law, regulatory policies or tax guidelines, or interpretations thereof, particularly with respect to REITs;

  •
  changes in the value of our portfolio;

  •
  any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

  •
  operating performance of companies comparable to us;

  •
  short-selling pressure with respect to shares of our common stock or REITs generally; and

  •
  the strength of the commercial real estate market and the U.S. economy generally.

        As noted above, market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.

If we or our existing stockholders sell additional shares of our common stock after this offering, the market price of our common stock could decline.

        The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Upon closing of this offering, we will have a total of 43,230,756 shares of our common stock outstanding (or 44,730,756 shares if the underwriters exercise in full their option to purchase additional shares). Of the outstanding shares, the 10,000,000 shares sold in this offering (or 11,500,000 shares if the underwriters exercise their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act (except for shares of our common stock purchased in the directed share program, which are subject to a 180-day lock-up period), subject to the limitations on ownership and transfer set forth in our charter, and except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale."

        The remaining outstanding 33,230,756 shares of common stock held by Two Harbors and our directors, officers, and certain employees of an affiliate of our Manager, after this offering will be subject to certain restrictions on resale. We, our officers and directors, together with certain other persons buying shares of our common stock through the directed share program, will be subject to lock-up agreements with the underwriters that, subject to certain customary exceptions, restrict the sale of the shares of our common stock held by them for 180 days following the date of this prospectus. In addition, Two Harbors is restricted from disposing of any shares of our common stock until the expiration of a 120 day lock-up period following the closing of this offering, after which Two Harbors currently expects to make a distribution of the shares of common stock issued to it in connection with the Formation Transaction by means of a special pro rata dividend to Two Harbors common stockholders. After such pro rata distribution to Two Harbors common stockholders these shares will be freely tradable without restriction or registration under the Securities Act, unless held by an affiliate. The representatives of the underwriters may, in their sole discretion and without notice, release all or any portion of the shares of common stock subject to lock-up agreements. See "Underwriting" for a description of these lock-up agreements.

        Upon the expiration of the lock-up agreements described above, all such shares will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144.

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

        We are generally required to annually distribute to our stockholders at least 90% of our REIT taxable income (which may not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gains, for us to qualify as a REIT, which requirement we currently intend to satisfy through quarterly distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, debt covenants, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

  •
  the profitability of the investment of the net proceeds of this offering;

  •
  our ability to make profitable investments;

  •
  margin calls or other expenses that reduce our cash flow;

  •
  defaults in our asset portfolio or decreases in the value of our portfolio; and

  •
  the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

        As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

        In addition, distributions that we make to our stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and not designated by us as capital gain dividends, generally will be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as capital gain dividends and generally will be taxed to our stockholders as long-term capital gain to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. Distributions in excess of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, and not designated by us as capital gain dividends, may constitute a return of capital. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder's investment in our common stock, but not below zero.

Provisions of our charter and bylaws and Maryland law may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

        Some of the provisions of Maryland law and our charter and bylaws discussed below could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then current market price.

        Issuance of stock without stockholder approval.    Our charter will authorize our board of directors, without stockholder approval, to authorize the issuance of up to 450,000,000 shares of common stock and up to 50,000,000 shares of preferred stock. Our charter will also authorize our board of directors, without stockholder approval, to classify or reclassify any unissued shares of common stock and preferred stock into other classes or series of stock and to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that are authorized by the charter to be issued. Preferred stock may be issued in one or more classes or series, the terms of which may be determined by our board of directors without further action by stockholders. Prior to issuance of any such class or series, our board of directors will set the terms of any such class or series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption. The issuance of any preferred stock could materially adversely affect the rights of holders of common stock and, therefore, could reduce the value of the common stock. In addition, specific rights granted to future holders of our preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The power of our board of directors to cause us to issue preferred stock could, in certain circumstances, make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders' control.

        Advance notice bylaw.    Our bylaws will contain advance notice procedures for the introduction by a stockholder of new business and the nomination of directors by a stockholder. These provisions could, in certain circumstances, discourage proxy contests and make it more difficult for you and other stockholders to elect stockholder-nominated directors and to propose and, consequently, approve stockholder proposals opposed by management.

        Maryland takeover statutes.    The Maryland Business Combination Act, in certain circumstances, could delay or prevent an unsolicited takeover of us. The statute substantially restricts the power of third parties who acquire, or seek to acquire, control of us without the approval of our board of directors to complete mergers and other business combinations even if such transaction would be beneficial to stockholders. "Business combinations" between such a third-party acquirer or its affiliate and us are prohibited for five years after the most recent date on which the acquirer becomes an "interested stockholder." An "interested stockholder" is defined as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock. If our board of directors approved in advance the transaction that would otherwise give rise to the acquirer attaining such status, the acquirer would not become an interested stockholder and, as a result, it could enter into a business combination with us. Our board of directors may, however, provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it. Even after the lapse of the five-year prohibition period, any business combination with an interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by stockholders; and

  •
  two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder and affiliates and associates thereof.

        The super-majority vote requirements do not apply if, among other considerations, the transaction complies with a minimum price and form of consideration requirements prescribed by the statute. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that an interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors will by resolution exempt business combinations (i) between us and any person not then already an interested stockholder, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons) and (ii) between us and PRCM or any of its affiliates. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any other person as described above, and as a result, any such person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

        The Maryland Control Share Acquisition Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws will contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares, which may be amended by our board of directors. In the event that our bylaws are amended to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition.

        Subtitle 8 of Title 3 of the MGCL, which is commonly referred to as the Maryland Unsolicited Takeovers Act, or MUTA, permits the board of directors of a Maryland corporation with at least three independent directors and a class of stock registered under the Exchange Act, without stockholder approval and notwithstanding any contrary provision in its charter or bylaws, to implement certain takeover defenses, including adopting a classified board, increasing the vote required to remove a director or providing that each vacancy on the board of directors may be filled only by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. These provisions could have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for our company or of delaying, deferring or preventing a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we have elected, at such time as we become eligible to do so (which we expect will be upon the closing of this offering), to be subject to the provisions of MUTA relating to the filling of vacancies on our board of directors. See "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law—Maryland Unsolicited Takeovers Act."

        In addition, our charter includes certain limitations on the ownership and transfer of our capital stock. See "—Risks Related to Our REIT Status and Certain Other Tax Items—Our charter provides that any individual (including certain entities treated as individuals for this purpose) is prohibited from owning more than 9.8% of our common stock or of our capital stock, and attempts to acquire our common stock or any of our capital stock in excess of this 9.8% limit would not be effective without a prior exemption from those prohibitions by our board of directors."

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law. Under Maryland law, our present and former directors and officers will not have any liability to us and our stockholders for money damages other than liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our charter provides that we have the power to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to pay or reimburse the defense costs incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. See "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law—Limitation of Liability and Indemnification of Directors and Officers."

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

        Our charter provides that, subject to the rights of any series of preferred stock, a director may be removed upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Our amended and restated bylaws designate certain Maryland courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for the following: any derivative action or proceeding brought on behalf of the corporation; any action asserting a claim of breach of any duty owed by any of our present or former directors, officers or other employees or our stockholders to the corporation or to our stockholders or any standard of conduct applicable to our directors; any action asserting a claim against the corporation or any of our present or former directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws; or any action asserting a claim against the corporation or any of our present or former directors, officers or other employees that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

        The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

  •
  use of proceeds in this offering;

  •
  our business and investment strategy;

  •
  our projected operating results;

  •
  the timing of cash flows, if any, from our investments;

  •
  the state of the U.S. economy generally or in specific geographic regions;

  •
  defaults by borrowers in paying debt service on outstanding items and borrowers' abilities to manage and stabilize properties;

  •
  actions and initiatives of the U.S. Government and changes to U.S. Government policies;

  •
  our ability to obtain financing arrangements on terms favorable to us or at all;

  •
  financing and advance rates for our target investments;

  •
  our expected leverage;

  •
  general volatility of the securities markets in which we invest;

  •
  the return or impact of current or future investments;

  •
  allocation of investment opportunities to us by our Manager;

  •
  changes in interest rates and the market value of our investments;

  •
  effects of hedging instruments on our target investments;

  •
  rates of default or decreased recovery rates on our target investments;

  •
  the degree to which our hedging strategies may or may not protect us from interest rate volatility;

  •
  changes in governmental regulations, tax law and rates, and similar matters;

  •
  our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

  •
  availability of investment opportunities in mortgage-related and real estate-related debt investments and securities;

  •
  the ability of our Manager to locate suitable investments for us, monitor, service and administer our investments and execute our investment strategy;

  •
  availability of qualified personnel;

  •
  estimates relating to our ability to make distributions to our stockholders in the future;

  •
  our understanding of our competition; and

  •
  market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from selling 10,000,000 shares of common stock in this offering at the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus, will be approximately $190.7 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $14.3 million (or, if the underwriters exercise their option in full, approximately $219.8 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $16.0 million).

        A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $9.5 million, assuming the number of shares offered by us remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase or decrease of one million in the number of shares of common stock offered by us would increase or decrease the net proceeds that we receive from this offering by $19.4 million, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We plan to use all the net proceeds from this offering as described above to fund future funding obligations of $231.5 million in the aggregate of investments in our Initial Portfolio and to acquire additional target investments in accordance with our objectives and strategies described in this prospectus. See "Business—Our Investment Approach." As of the date of this prospectus, we have issued non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $575 million and have received signed non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $285 million which, if closed, will be funded in part with the net proceeds from this offering. Prior to such assets being acquired, we may invest the net proceeds from this offering in interest-bearing short-term investments, including money market accounts that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our target investments.

 DISTRIBUTION POLICY

        We intend to make quarterly distributions to our common stockholders. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see "Material U.S. Federal Income Tax Considerations." We currently do not intend to use the proceeds of this offering to make distributions to our stockholders.

        To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We generally will not be required to make distributions with respect to activities conducted through any TRS. For more information, see "Material U.S. Federal Income Tax Considerations—Our Taxation as a REIT."

        Dividends and other distributions may be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including actual results of operations, restrictions under Maryland law, our financial condition liquidity, debt covenants, funding or margin requirements under securitizations, warehouse facilities or other secured and unsecured borrowing agreements. We cannot assure you that our distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors."

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see "Material U.S. Federal Income Tax Considerations."

CAPITALIZATION

        The following table sets forth the capitalization as of March 31, 2017 of (i) our Predecessor on an actual basis, (ii) Granite Point on a pro forma basis to reflect the Formation Transaction and (iii) Granite Point on a pro forma, as-adjusted basis to reflect the Formation Transaction and the sale of 10,000,000 shares of our common stock in this offering at the assumed initial public offering price of $20.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the issuance of an aggregate of 13,415 shares of our common stock as initial grants to our independent directors, and the issuance of an aggregate of 146,341 restricted shares of our common stock to our executive officers and certain personnel of an affiliate of our Manager, both based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus. You should read this table together with the section entitled "Use of Proceeds" included elsewhere in this prospectus.

	As of March 31, 2017
(Amounts in thousands except share data)	Predecessor Actual	Pro Forma for the Formation Transaction	Pro Forma As Adjusted(1)
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$34,617	$168,421	$359,146

Total debt	$1,145,891	$1,095,735	$1,095,735
10% Cumulative Redeemable Preferred Stock with $1,000 liquidation preference per share: no shares authorized, and no shares issued and outstanding, Predecessor actual; 1,000 shares authorized and 1,000 shares issued and outstanding, pro forma; and 1,000 shares authorized and 1,000 shares issued and outstanding, pro forma as adjusted	—	1,000	1,000

Stockholders' equity:
Predecessor equity	441,525	—	—
Preferred stock, par value $0.01 per share: no shares authorized and no shares issued and outstanding, Predecessor actual; 1,000 shares authorized and 1,000 shares of 10% cumulative redeemable preferred stock with $1,000 liquidation preference per share (described above), issued and outstanding, pro forma; and 50,000,000 shares authorized and 1,000 shares of 10% cumulative redeemable preferred stock with $1,000 liquidation preference per share (described above), issued and outstanding, pro forma as adjusted	—	—	—
Common stock, par value $0.01 per share: no shares authorized and no shares issued and outstanding, Predecessor actual: 1,000 shares authorized and 1,000 shares issued and outstanding, pro forma: and 450,000,000 shares authorized and 43,230,756 shares issued and outstanding, pro forma as adjusted	—	650,000	840,725

Total stockholders' equity	$441,525	$650,000	$840,725

(1)
Does not include shares of our common stock that we may issue upon exercise of the underwriters' option to purchase up to 1,500,000 additional shares and 1,000 shares of our common stock issued to Two Harbors Operating Company LLC in connection with our initial formation, which we will repurchase at cost upon the completion of this offering.

 DILUTION

        If you invest in shares of our common stock in this offering, you will experience an immediate dilution in the net tangible book value per share of our common stock from the initial public offering price.

        Our pro forma net tangible book value as of March 31, 2017 was $650.0 million, or $19.65 per share of our common stock, after giving effect to the Formation Transaction.

        After giving further effect to the sale of the 10,000,000 shares of our common stock in this offering at the assumed initial public offering price of $20.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the issuance to our independent directors under our 2017 Equity Incentive Plan of an aggregate of 13,415 shares of our common stock and 146,341 restricted shares of our common stock to our executive officers and certain personnel of an affiliate of our Manager upon closing of this offering both based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of March 31, 2017 would have been $840.7 million, or $19.45 per share of our common stock. This amount represents an immediate decrease in net tangible book value of $0.85 per share to Two Harbors Operating Company LLC, our sole existing stockholder, and an immediate dilution of $1.05 per share to new investors purchasing shares in this offering at the assumed initial public offering price.

        The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$20.50
Pro forma net tangible book value per share as of March 31, 2017, giving effect to the Formation Transaction	$19.65
Decrease in pro forma net tangible book value per share attributable to new investors in the offering	0.20

Pro forma as adjusted net tangible book value per share, giving effect to this offering and the issuances under our Equity Incentive Plan in connection with this offering		19.45

Dilution per share to investors in this offering		$1.05

        A $1.00 increase (decrease) in the assumed initial public offering price of $20.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma net tangible book value, as adjusted to give effect to this offering, by $0.22 per share and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering by $0.78 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        Any increase or decrease of one million shares offered by us in this offering will have no impact on our pro forma as adjusted net tangible book value per share or the dilution per share to investors in this offering.

        If the underwriters exercise their option in full to purchase additional shares, the pro forma net tangible book value per share of our common stock after giving effect to this offering would be $19.44 per share, and the dilution in net tangible book value per share to investors in this offering would be $1.06 per share.

        The following table summarizes, on a pro forma as adjusted basis as of March 31, 2017 after giving effect to the sale of the 10,000,000 shares of our common stock in this offering at the assumed initial public offering price of $20.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, but not the issuance to our independent directors under our 2017 Equity Incentive Plan of an aggregate of 13,415 shares of our common stock as initial grants, nor the issuance to our executive officers and certain personnel of an affiliate of our Manager of an aggregate of 146,341 restricted shares of our common stock, both based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus, the difference between our existing stockholder and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
(amounts in thousands, except share data)	Number	Percentage(1)	Number	Percentage
Two Harbors Operating Company LLC	33,071,000	76.5%	$650,000	76.0%	$19.65
New investors	10,000,000	23.1%	205,000	24.0%	$20.50

Total			$855,000	100.0%

(1)
Does not reflect the initial grants under our 2017 Equity Incentive Plan to our independent directors, executive officers and certain other personnel of an affiliate of our Manager.

        A $1.00 increase (decrease) in the assumed initial public offering price of $20.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by approximately $9.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The foregoing discussion does not reflect any potential purchases made by directors, officers or employees or who are otherwise associated with us through the directed share program.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        We have presented the following selected consolidated historical financial data for our Predecessor, TH Commercial Holdings LLC, and its subsidiaries, and selected consolidated pro forma financial data for Granite Point after giving effect to this offering and the use of net proceeds therefrom and the Formation Transaction. We have not presented historical information for Granite Point because we have not had any operations or corporate activity since our formation other than the issuance of 1,000 shares of our common stock to Two Harbors Operating Company LLC, a wholly owned subsidiary of Two Harbors, in connection with our initial formation (which will be repurchased at cost upon completion of this offering).

        You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the consolidated financial statements of our Predecessor and the related notes, which are included elsewhere in this prospectus, and with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The selected historical consolidated balance sheet data as of December 31, 2016 and the selected historical consolidated statement of comprehensive income for the periods ended December 31, 2016 and 2015 for our Predecessor have been derived from the consolidated audited financial statements of our Predecessor included elsewhere in this prospectus. The selected historical consolidated balance sheet data as of March 31, 2017 and the selected historical consolidated statement of comprehensive income data for each of the three-month periods ended March 31, 2017 and 2016 for our Predecessor have been derived from the consolidated unaudited financial statements included elsewhere in this prospectus, which, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our Predecessor's results of operations and financial position for such periods. Results for the three month period ended March 31, 2017 are not necessarily indicative of results that may be expected for the entire year.

        Our unaudited selected pro forma consolidated balance sheet as of March 31, 2017 and statements of comprehensive income data for the year ended December 31, 2016 and the three month period ended March 31, 2017 assumes closing of this offering, the Formation Transaction and the other adjustments described in the unaudited pro forma consolidated financial information beginning on page F-2 of this prospectus, as of January 1, 2016 for the statement of comprehensive income data and as of March 31, 2017 for the balance sheet data. The historical balances of our Predecessor have been reflected at carryover basis because, for accounting purposes, the Formation Transaction and this offering are not deemed a business combination and do not result in a change of control. Under the guidance of ASC 820, Business Combinations, the Formation Transaction is an exchange of equity interests between entities under common control. As such, we recognize assets and liabilities at Two Harbors carrying amounts.

        The unaudited pro forma consolidated balance sheet data is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on March 31, 2017, nor does it purport to represent the future financial position of the company. The unaudited pro forma consolidated statement of comprehensive income data are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2016, nor does it purport to represent our future results of operations.

	Period Ended December 31,			Period Ended March 31,
	Pro Forma	Predecessor Historical		Pro Forma	Predecessor Historical
(Dollar amounts in thousands)	2016	2016	2015(1)	2017	2017	2016
	(unaudited)			(unaudited)	(unaudited)
Comprehensive Income Data:
Interest income:
Commercial real estate assets	$59,819	$59,819	$9,139	$23,570	$23,570	$11,072
Available-for-sale securities	1,002	1,002	—	246	246	268
Cash and cash equivalents	7	7	—	2	2	1

Total interest income	60,828	60,828	9,139	23,818	23,818	11,341
Interest expense	19,622	11,029	477	9,352	6,106	1,451

Net interest income	41,206	49,799	8,662	14,466	17,712	9,890

Other income:
Realized gain on sales of commercial real estate assets	—	—	181	—	—	—
Ancillary fee income	37	37	14	—	—	5
Other fee income	166	166	—	—	—	—

Total other income	203	203	195	—	—	5

Expenses:
Management fees	7,173	7,173	1,178	1,662	1,662	1,769
Professional services	137	137	419	156	156	77
Servicing expense	605	605	73	322	322	105
General and administrative expenses	10,965	6,741	6,979	2,925	2,117	2,010

Total expenses	18,880	14,656	8,649	5,065	4,257	3,961

Income before income taxes	22,529	35,346	208	9,401	13,455	5,934
(Benefit from) provision for income taxes	(11)	(11)	70	1	1	(7)

Net income	$22,540	$35,357	$138	$9,400	$13,454	$5,941

Comprehensive income:
Net income	$22,540	$35,357	$138	$9,400	$13,454	$5,941
Other comprehensive (loss) income:
Unrealized (loss) income on available-for-sale securities, net	(112)	(112)	—	80	80	(255)

Other comprehensive (loss) income	(112)	(112)	—	80	80	(255)

Comprehensive income	$22,428	$35,245	$138	$9,480	$13,534	$5,686

(1)
Commenced Operations on January 7, 2015.

	As of March 31, 2017
Balance Sheet Data (Dollar amounts in thousands)	Pro Forma	Predecessor Historical
	(unaudited)
Commercial real estate assets	$1,548,603	$1,548,603
Available-for-sale securities, fair value	12,766	12,766
Cash and cash equivalents	359,146	34,617
Restricted cash	2,260	2,260
Escrow deposit	—	—
Accrued interest receivable	4,487	4,487
Due from counterparties	456	456
Income tax receivable	7	7
Accounts receivable	8,457	8,457
Deferred debt issuance costs	2,679	2,679

Total assets	$1,938,861	$1,614,332

Repurchase agreements	$1,095,735	$536,221
Notes payable to affiliate	—	609,670
Accrued interest payable	977	977
Unearned interest income	—	—
Income tax payable	—	25,515
Other payables to Two Harbors and affiliates	—	424
Accrued expenses and other liabilities	424	—

Total liabilities	1,097,136	1,172,807

10% cumulative redeemable preferred stock, par value $0.01: 50,000,000 shares authorized and 1,000 shares outstanding, pro forma; no shares authorized and no shares outstanding, predecessor historical	1,000	—

Equity:
Predecessor equity	—	441,525
Stockholder's equity	840,725	—

Common stock, par value $0.01 per share: 450,000,000 shares authorized and 42,230,756 shares outstanding, pro forma; no shares authorized and no shares outstanding, predecessor actual
Total equity	840,725	441,525

Total liabilities and equity	$1,938,861	$1,614,332

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Our Company

        We are a Maryland corporation that focuses primarily on directly originating, investing in and managing senior floating-rate commercial mortgage loans and other debt and debt-like commercial real estate investments. We were formed to continue and expand the commercial real estate lending business established by Two Harbors Investment Corp., or Two Harbors, a publicly traded hybrid mortgage real estate investment trust. In the first quarter of 2015, Two Harbors established its commercial real estate lending business, TH Commercial Holdings LLC, collectively with its subsidiaries, our Predecessor. Concurrently with the closing of this offering, we will acquire the equity interests in our Predecessor and its portfolio of commercial mortgage loans and other commercial real estate-related debt investments. Our Initial Portfolio consists of our Predecessor's portfolio, that as of March 31, 2017 consisted of 41 commercial real estate debt investments with a principal balance of $1.6 billion, with an additional $181.9 million of potential future funding obligations, Our initial Portfolio also consists of five additional floating-rate senior commercial mortgage loans that we have closed since March 31, 2017 with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio. As of the date of this prospectus, we have an investment pipeline that is in various stages of our underwriting process. We are reviewing commercial mortgage loans for potential quotes, representing aggregate loan amounts, including any future fundings, of approximately $2.1 billion. In addition, we have issued non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $575 million. Additionally, we have received signed non-binding term sheets on potential investments representing aggregate loan amounts, including any future fundings, of approximately $285 million. Each investment remains subject to satisfactory completion of our diligence, underwriting, documentation, and Investment Committee process, and as such, we cannot give assurance that any of these potential investments will close on our anticipated terms, or at all.

        We will be externally managed by Pine River Capital Management L.P., or PRCM, or our Manager, a global asset management firm and SEC registered investment adviser with approximately $9 billion of assets under management as of June 1, 2017. By capitalizing on our Manager's commercial real estate team's, or CRE team's, longstanding presence in the commercial real estate finance markets and its reputation as a thoughtful and responsible manager of investors' capital, we intend to continue to build a leading commercial real estate lending platform.

        Our Manager's CRE team was formed in November 2014 by our President and Chief Executive Officer, John ("Jack") A. Taylor, our Chief Investment Officer, Stephen Alpart, and our Chief Operating Officer, Steven Plust, whom we collectively refer to as our senior CRE team. Each member of our senior CRE team has over 25 years of experience in commercial real estate debt markets, and the team has worked together for over 15 years. Our senior CRE team is complemented by a group of eight professionals with broad investment management expertise and extensive industry relationships. This team has an average of over 12 years of experience in the commercial real estate debt markets, and many of its members have worked together with our senior CRE team for multiple years or most of their careers.

        The majority of our senior CRE team's commercial real estate finance experience has been as fiduciaries in investment management. Over their careers, they have built and managed several commercial real estate principal lending businesses both at broker dealers and as investment managers. This broad experience has allowed our senior CRE team to develop extensive expertise in capital markets, structured finance and investment management, resulting in their ability to navigate and exploit the commercial real estate finance markets for the benefit of our stockholders.

        We are a long-term, fundamental value-oriented investor. We construct our investment portfolio on a loan-by-loan basis, emphasizing rigorous credit underwriting, selectivity and diversification, and assess each investment from a fundamental value perspective relative to other opportunities available in the market. Our primary target investments are directly originated floating-rate performing senior commercial real estate loans, typically with terms of three to five years, usually ranging in size from $25 million to $150 million. We typically provide intermediate-term bridge or transitional financing for a variety of purposes, including acquisitions, recapitalizations, refinancings and a range of business plans including lease-up, renovation, repositioning and repurposing of the property. We generally target the top 25, and up to top 50, metropolitan statistical areas in the United States, or MSAs. We believe that those markets provide ample supply of high credit quality properties to lend against, sufficient number of owners and sponsors with institutional attributes, and adequate market liquidity. We believe this approach will enable us to deliver attractive risk-adjusted returns to our stockholders while preserving our capital base through diverse business cycles.

        Our origination strategy relies on our CRE team's extensive and longstanding direct relationships with a wide array of national, regional and local private owner/operators, private equity firms, funds, REITs, brokers and co-lenders. Our team's reach across the U.S. and active dialogue with market participants has produced over $55 billion of investment opportunities since our Predecessor's formation and our CRE team has underwritten or quoted approximately $14 billion of investment opportunities. We invest significant time and resources in the early stages of our origination process and communicate frequently with our borrowers to increase the likelihood of closing the investment on the original terms. As a result, our CRE team has developed a reputation as a reliable counterparty, which has led to multiple investment opportunities with repeat clients.

        We believe that the U.S. commercial real estate debt markets offer enduring investment opportunities. Over $1.5 trillion of commercial real estate debt is scheduled to mature over the next five years, and there is a sustained need for acquisition, repositioning and recapitalization loans. We believe that traditional lenders, including banks that have historically accounted for approximately half of the market, are not expected to be able to meet projected borrower demand due to structural and regulatory constraints. As a result, we believe that there are significant opportunities to originate floating-rate senior commercial real estate loans on transitional properties at attractive risk-adjusted returns.

        We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal tax purposes. For more information related to the consequences of this election, please see "Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items" and "Material U.S. Federal Income Tax Considerations." We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.

        Granite Point has not had any operations or corporate activity since our formation other than the issuance of 1,000 shares of our common stock to Two Harbors Operating Company LLC, a wholly owned subsidiary of Two Harbors, in connection with the initial formation of the company (which will be repurchased at cost upon completion of this offering) and activities in preparation for this offering and the Formation Transaction. Certain expenses associated with Granite Point's organization, SEC and FINRA filing fees and other miscellaneous fees totaling approximately $120,000 have been advanced to us by Two Harbors. Accordingly, a discussion of the financial condition and historical operations of Granite Point would not be meaningful. Instead, we describe herein the historical operations of our predecessor, TH Commercial Holdings LLC, sometimes referred to as TH Commercial or our Predecessor.

Our Manager

        PRCM is a global asset management firm with institutional capabilities in managing new ventures, risk management, compliance and reporting. Our Manager has valuable industry and analytical expertise, extensive long-term relationships in the financial community and established fixed-income, mortgage and real estate investment experience. PRCM has made significant investments to establish the CRE team and the resources for the direct origination, credit underwriting, monitoring, financing and risk management of our target investments.

        An affiliate of PRCM has served as the external manager of Two Harbors since its inception in 2009. At March 31, 2017, Two Harbors had grown to approximately $3.6 billion of equity capital. Two Harbors' external manager, through access to PRCM's CRE team, provided Two Harbors with the expertise necessary to establish and grow the commercial real estate debt investments that will comprise our Initial Portfolio. We believe that PRCM's experience in establishing, growing and successfully managing Two Harbors, combined with the experience of the CRE team will enable us to successfully execute on our business strategy.

        We believe that our stockholders will benefit from Granite Point being an independent public company solely focused on investment opportunities within the commercial real estate finance market. As part of Two Harbors, our Predecessor was able to establish its business and validate the significant market opportunity identified by the PRCM CRE team. We believe that being an independent public company provides us with the best opportunity to expand our business and execute on our strategy. As a result of this offering and becoming a separate public entity, we will gain direct access to capital and funding while offering to our stockholders a focused strategy in what we believe is an attractive asset class and a significant market opportunity. As we increase our portfolio of commercial real estate debt investments over time, we believe we will be able to recognize economies of scale and deliver attractive risk-adjusted returns to our stockholders.

Our Initial Portfolio

        As of March 31, 2017, our Initial Portfolio consisted of 41 commercial real estate debt investments with a principal balance of $1.6 billion, with an additional $181.9 million of potential future funding obligations. Our Initial Portfolio also consists of five additional floating-rate senior commercial mortgage loans that we have closed since March 31, 2017 with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio. Our Initial Portfolio consists of a pool of commercial real estate debt investments diversified across geographies, property types, and sponsors.

        We intend to focus on originating senior commercial mortgage loans backed by different types of commercial real estate properties located in various markets across the United States. Our Predecessor has invested in, and we may, from time to time, invest in other debt and debt-like commercial real estate investments. Together, we refer to these investments as our target investments. Our target investments will include:

Primary Target Investments

  •
  Senior Mortgage Loans.  Commercial mortgage loans that are secured by real estate and evidenced by a first priority mortgage. These loans may vary in term, may bear interest at a fixed or floating rate, and may amortize and typically require a balloon payment of principal at maturity. These investments may encompass a whole loan or may include pari passu participations within such a mortgage loan. These loans may finance stabilized properties or properties that are subject to a business plan that is expected to enhance the value of the property through lease-up, refurbishment, updating or repositioning.

Secondary Target Investments

        As part of our financing strategy, we may from time-to-time syndicate senior participations in our originated senior commercial real estate loans to other investors and retain a subordinated debt position for our portfolio in the form of a mezzanine loan or subordinated mortgage interest, as described below. Alternatively, on occasion we may opportunistically co-originate the investments described below with senior lenders, or purchase them in the secondary market.

  •
  Mezzanine Loans.  Mezzanine loans are secured by a pledge of equity interests in the property. These loans are subordinate to a senior mortgage loan but senior to the property owner's equity.

  •
  Preferred Equity.  Investments that are subordinate to any mortgage and mezzanine loans, but senior to the property owner's common equity.

  •
  Subordinated Mortgage Interests.  Sometimes referred to as a B-Note, a subordinated mortgage interest is an investment in a junior portion of a mortgage loan. B-Notes have the same borrower and benefit from the same underlying secured obligation and collateral as the senior mortgage loan, but are subordinated in priority payments in the event of default.

  •
  Other Real Estate Securities.  Investments in real estate that take the form of CMBS or collateralized loan obligations, or CLOs, that are collateralized by pools of real estate debt instruments, which are often senior mortgage loans, or other securities.

        Based on current market conditions, we expect that, like our Initial Portfolio, the majority of our investments will be senior commercial mortgage loans directly originated by us and secured by cash-flowing properties located in the United States. These investments will typically pay interest at rates that are determined periodically on the basis of a floating base lending rate, primarily LIBOR plus a premium and have an expected term between three and five years.

        Our Manager may opportunistically adjust our capital allocation to our target investments, with the proportion and types of investments changing over time depending on our Manager's views on, among other things, the current economic and credit environment. In addition, we may invest in investments other than our target investments, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act.

Factors Expected to Affect Our Operating Results and Financial Condition

        Discussed below are factors expected to affect our operating results and that have affected the operating results and financial condition of our Predecessor.

        The results of our operations will be affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets, credit performance of our assets and the supply of, and demand for, commercial mortgage loans, other commercial real estate debt instruments and other financial assets available for investment in the market. Our net interest income, which will reflect the amortization of origination fees and direct costs, will be recognized based on the contractual rate and the outstanding principal balance of the loans we intend to originate. The objective of the interest method is to arrive at periodic interest income that yields a level rate of return over the loan term. Interest rates will vary according to the type of loan or security, conditions in the financial markets, credit worthiness of our borrowers, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipations or unanticipated credit events experienced by our borrowers.

Loan Originations

        Our business model is mainly focused on directly originating, investing in and managing senior floating-rate commercial mortgage loans and other debt and debt-like commercial real estate investments. As a result of this strategy, our operating performance will be subject to overall market demand for commercial real estate loan products and other debt and debt-like commercial real estate investments. We will manage originations and acquisitions of our target investments by diversifying our investment portfolio across geographical regions and local markets, property types, borrower types, loan structures and types. We will not limit our investments to any number of geographical areas or property types for our originations and will continue to develop a well-diversified investment portfolio. Additionally, our CRE team has extensive experience originating and acquiring commercial real estate loans and other debt and debt-like commercial real estate investments, through a network of long-standing relationships with borrowers, sponsors and industry brokers.

Financing Availability

        We will be subject to availability and cost of financing to successfully execute on our business strategy and generate attractive risk-adjusted returns to our stockholders. We anticipate that most of our financing will be in the form of repurchase agreements or other types of credit facilities provided to us from our lender counterparties. We will mitigate this risk by seeking to diversify our lending partners, focusing on establishing borrowing relationships with strong counterparties and continuously monitoring them through a thoughtful approach to counterparty risk oversight.

        Additionally, and to the extent available in the market, we may seek to finance our business through other means which may include, but not be limited to securitizations, note sales and issuance of unsecured debt and equity instruments.

Credit Risk

        We are subject to varying degrees of credit risk in connection with our target investments. We seek to mitigate this risk by seeking to originate or acquire assets of higher quality at appropriate rates of return given anticipated and unanticipated losses, by employing a comprehensive review and selection process and by proactively monitoring originated or acquired investments. Nevertheless, unanticipated credit losses could occur that could adversely impact our operating results.

Operating Expenses—Investment Management and Corporate Overhead

        We will incur significant general and administrative costs, including certain costs related to being a public company and costs incurred on our behalf by our Manager. We expect these costs to decline as a percentage of revenue as our company and portfolio grow. We will rely on our Manager to provide or obtain on our behalf the personnel and services necessary for us to conduct our business because we have no employees of our own. Our Manager will perform these services for us and will provide us with a comprehensive suite of investment and portfolio management services.

        Under the management agreement that we will enter into concurrently with the closing of this offering, we will pay all costs and expenses of our Manager incurred on our behalf in order to operate our business, as well as all compensation costs for certain personnel providing services to us under the management agreement, other than personnel directly involved in supporting the investment function. We will also pay our Manager a quarterly base management fee equal to 0.375% (a 1.50% annual rate) of our stockholders' equity and an incentive fee as defined in the management agreement.

        See "Our Manager and the Management Agreement" for further description of the terms of the management agreement, including the management and incentive fees payable to our Manager thereunder and our expense reimbursement obligations to our Manager.

Market Conditions

        We believe that the commercial real estate debt markets offer compelling investment opportunities especially when approached fundamentally with a focus on strong credit and cash flow characteristics, and high quality borrowers and sponsors. These investment opportunities are supported by active real estate transaction volumes, continuous need for refinancing of legacy loans, and borrower and sponsor demand for debt capital to renovate, reposition or redevelop their properties. Additionally, the stricter regulatory environment after the financial crisis of 2007 to 2009 for traditional providers of financing in this market, such as banks and insurance companies, limits the capacity of available funding for certain types of commercial real estate loans which comprise a large part of our target investments. We believe that this reduced funding capacity in the market combined with strong demand from borrowers will provide us with the opportunities consistent with our investment strategy to invest our capital and generate attractive risk-adjusted returns for our stockholders.

Changes in Fair Value of Our Investments

        We intend to hold our target investments for the long-term, and as such they will be carried at cost on our balance sheet. We will evaluate our investments for impairment on a quarterly basis and impairments will be recognized when it is probable that we will not be able to collect all amounts estimated to be collected at the time of origination of the investment. We will evaluate impairment (both interest and principal) based on the present value of expected future cash flows discounted at the investment's effective interest rate or the fair value of the collateral, if repayment is expected solely from the collateral.

        Although we will hold our target investments for the long-term, we may occasionally classify some of our investments as available-for-sale. Investments classified as available-for-sale will be carried at their fair value, with changes in fair value recorded through accumulated other comprehensive income, a component of stockholders' equity, rather than through earnings. We do not intend to hold any of our investments for trading purposes.

Changes in Market Interest Rates

        Although our strategy is to primarily originate, invest in and manage senior floating-rate commercial mortgage loans, from time-to-time we may acquire fixed-rate investments, which would expose our operating results to the risks posed by fluctuation in interest rates. To the extent that this applies to us, we will actively manage this risk through the use of our Manager's sophisticated hedging strategies.

Our Predecessor Results of Operations

        As of the date of this prospectus, we have not commenced any significant operations because we are in our formation stages and will not have any significant operations until we have completed this offering and the Formation Transaction. The following is a description of the historical results of operations for our Predecessor.

        Our Predecessor commenced formal operations by acquiring, through its wholly owned subsidiaries, commercial real estate debt investments beginning in the first quarter of 2015 and, through March 31, 2017, had originated or acquired a total of 41 commercial real estate debt investments with a total face value of $1.6 billion. Specifically, our Predecessor had originated and acquired 18 investments in 2015 with a total face value of $668.3 million, 19 investments in 2016 with a total face value of $755.9 million and four investments with a total face value of $124.5 million in 2017 as of March 31, 2017. Since March 31, 2017, we have closed five additional floating-rate senior commercial mortgage loans with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations.

        During the years ended December 31, 2015 and 2016, our Predecessor generated total net revenue of approximately $8.9 million and $50.0 million, respectively. During the years ended December 31, 2015 and 2016, our Predecessor incurred total operating expenses of approximately $8.7 million and $14.7 million, respectively, resulting in net operating income of approximately $0.2 million and $35.3 million, respectively. The increase in revenue and total operating expense over these periods is directly attributable to the increase in the growth of our Predecessor's investment portfolio described above.

        During the three month periods ended March 31, 2016 and 2017, our Predecessor generated total net revenue of approximately $9.9 million and $17.7 million, respectively. During the three month periods ended March 31, 2016 and 2017, our Predecessor incurred total operating expenses of approximately $4.0 million and $4.2 million, respectively, resulting in net operating income of approximately $5.9 million and $13.5 million, respectively. The increase in revenue and total operating expenses over these periods is directly attributable to the increase in the growth of our Predecessor's investment portfolio described above.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with generally accepted accounting principles requires certain judgments and assumptions, based on information available at the time of preparation of the financial statements, in determining accounting estimates used in preparation of the statements. The following discussion addresses the accounting policies that we believe apply to us based on the nature of our initial operations. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as its reported revenues and expenses. We believe that all of the decisions and assessments used to prepare our Predecessor's financial statements are based upon reasonable assumptions given the information available at that time. The accounting policies and estimates that we believe are most critical to an investor's understanding of our Predecessor's and our financial results and condition are discussed below. The descriptions of the critical accounting policies and estimates refer to those of both our Predecessor and us.

Revenue Recognition

        Interest income from loans receivable is recognized over the life of each investment using the effective interest method and is recorded on the accrual basis. Recognition of fees, premiums, and discounts associated with these investments is deferred until the loan is advanced and is then recorded over the term of the loan as an adjustment to yield. Income accrual is generally suspended for loans at the earlier of the date at which payments become more than 60 days past due or when recovery of income and principal becomes doubtful. Income is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. In addition, for loans originated, the related origination expenses are similarly deferred, however expenses related to loans acquired are included in general and administrative expenses as incurred.

Loans Held-for-Investment and Provision for Loan Losses

        Commercial real estate loans held-for-investment are reported at cost, net of any unamortized acquisition premiums or discounts, loan fees and origination costs as applicable, unless the loans are deemed impaired. Impairment is indicated when it is deemed probable that we will not be able to collect all amounts due pursuant to the contractual terms of the loan. Because commercial real estate loans are collateralized either by real property or by equity interests in the commercial real estate borrower, impairment is measured by comparing the estimated fair value of the underlying collateral to the amortized cost of the respective loan. The valuation of the underlying collateral requires significant judgment, which includes assumptions regarding capitalization rates, leasing, credit worthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, overall economic conditions, the broader commercial real estate market, local geographic sub-markets, and other factors deemed necessary. If a loan is determined to be impaired, an allowance to reduce the carrying value of the loan is recorded through a charge to provision for loan losses. Actual losses, if any, could ultimately differ from these estimates.

        A review of our Initial Portfolio is undertaken monthly, with more intense analysis and oversight done on a quarterly basis, and each loan is evaluated for impairment by assessing the risk factors of each loan and assigning a risk rating based on a variety of factors. Risk ratings are defined as follows:

        1—Lower Risk

        2—Average Risk

        3—Acceptable Risk

        4—Higher Risk:    A loan that has exhibited material deterioration in cash flows and/or other credit factors, which, if negative trends continue, could be indicative of future loss.

        5—Impaired/Loss Likely:    A loan that has a significantly increased probability of default or principal loss.

        We expect the above critical accounting policies and use of estimates to apply to us, in addition to the following:

Income Taxes

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes and believe that we will operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay U.S. federal corporate level taxes. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement to distribute annually at least 90% of our REIT taxable income to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal and state income taxes at regular corporate rates and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state, local and foreign taxes on our income and property and to U.S. federal income and excise taxes on our undistributed REIT taxable income.

Securitizations

        We may enter into transactions in which we sell our investments, such as senior commercial mortgage loans, subordinated loans and other securities. Upon a transfer of our assets, we will sometimes retain or acquire senior or subordinated interests in the related investments. From time to time, we may securitize commercial mortgage loans we hold, if such financing is available. These transactions will be accounted for as either a "sale" and the loans will be removed from our balance sheet or as a "financing" and will be classified as "securitized loans" on our balance sheet, depending upon the structure of the securitization transaction. This may require us to exercise significant judgment in determining whether a transaction should be recorded as a "sale" or a "financing."

Recent Accounting Pronouncements

        Under the JOBS Act, we meet the definition of an "emerging growth company." We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

        In May 2014, the Financial Accounting Standards Board, or FASB, issued ASU No. 2014-09, which is a comprehensive revenue recognition standard that supersedes virtually all existing revenue guidance under U.S. GAAP. The standard's core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. As a result of the issuance of ASU No. 2015-14 in August 2015 deferring the effective date of ASU No. 2014-09 by one year, the ASU is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017, with early adoption prohibited. Our Predecessor has determined this ASU will not have a material impact on the their financial condition or results of operations, and we do not anticipate that it will have a material impact on our financial condition or results of operations.

        In June 2016, the FASB issued ASU No. 2016-13, which changes the impairment model for most financial assets and certain other instruments. Allowances for credit losses on AFS debt securities will be recognized, rather than direct reductions in the amortized cost of the investments. The new model also requires the estimation of lifetime expected credit losses and corresponding recognition of allowance for losses on trade and other receivables, held-to-maturity debt securities, loans, and other instruments held at amortized cost. The ASU requires certain recurring disclosures and is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2019, with early adoption permitted for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2018. We are evaluating the adoption of this ASU.

        In August 2016, the FASB issued ASU No. 2016-15, which clarifies how entities should classify certain cash receipts and cash payments and how the predominance principle should be applied on the statement of cash flows. Additionally, in November 2016, the FASB issued ASU No. 2016-18, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents, but no longer present transfers between cash and cash equivalents and restricted cash and cash equivalents in the statement of cash flows. Both ASUs are effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017, with early adoption permitted. Our Predecessor has determined these ASUs will not have an impact on its financial condition or results of operations, but will impact the presentation of the consolidated statements of cash flows. Similarly, we have determined that these ASUs will not have an impact on our financial condition or results of operations, but that they will impact the presentation of the consolidated statements of cash flows.

Liquidity and Capital Resources

        Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our target investments and operations, make distributions to our stockholders and other general business needs. We will use significant cash to purchase our target investments, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash will generally consist of unused borrowing capacity under our financing sources, the net proceeds of future equity and debt offerings, payments of principal and interest we receive on our portfolio of assets and cash generated from our operating results. We expect that our primary sources of financing will be, to the extent available to us, through (a) repurchase agreements and other types of credit facilities, (b) securitizations, (c) other sources of private financing, and (d) public offerings of our equity or debt securities.

        Our Predecessor's liquidity and capital resources as of March 31, 2017 consisted of cash and cash equivalents of $34.6 million and repurchase agreements of $536.2 million.

        Upon closing of this offering and the Formation Transaction, we expect to have net proceeds after deducting underwriting discounts and commissions and estimated offering expenses of approximately $190.7 million in cash available to invest in our target investments and for other general corporate purposes, based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus. We believe that, upon the closing of this offering, and as a publicly traded REIT, the cash provided by our operations and anticipated financing activities, combined with the net proceeds of this offering, will be adequate to fund our business development plan, our operating requirements and the payment of dividends required for us to qualify as a REIT for at least the next 12 months.

        Our investments will be illiquid by their nature. Thus, a timely liquidation of investments might not be a viable source of short-term liquidity should a cash flow shortfall arise that causes a need for additional liquidity. It could be necessary to source liquidity from other financing alternatives should any such scenario arise.

Credit Facilities, Warehouse Facilities and Repurchase Agreements

        The following table provides the quarterly average balances, the quarter-end balances and the maximum balances at any month-end within that quarterly period of the borrowings of our Predecessor under repurchase agreements for the three months ended March 31, 2017, and the seven immediately preceding quarters, reflecting such information since these repurchase transactions have been entered into:

	Repurchase agreements:
(dollars in thousands)	Quarterly Average	End of Period Balance	Maximum Balance of Any Month-End
For the Three Months Ended March 31, 2017	$563,571	$536,221	$536,221
For the Three Months Ended December 31, 2016	$329,676	$451,167	$451,167
For the Three Months Ended September 30, 2016	$272,033	$280,476	$280,486
For the Three Months Ended June 30, 2016	$246,774	$271,008	$271,008
For the Three Months Ended March 31, 2016	$124,627	$168,859	$168,859
For the Three Months Ended December 31, 2015	$30,000	$59,349	$59,349
For the Three Months Ended September 30, 2015	$22,911	$22,855	$22,927
For the Three Months Ended June 30, 2015	$12,610	$22,950	$22,950

        An overview of the three facilities that provide short- and long-term financing for our commercial real estate assets of our Predecessor is presented in the table below:

	As of March 31, 2017
(dollars in thousands) Expiration Date(1)	Committed	Amount Outstanding	Unused Capacity	Total Capacity	Eligible Collateral	Weighted Average Haircut on Collateral Value
December 3, 2017	No	$192,742	$57,258	$250,000	Commercial real estate assets	26.3%
February 18, 2020	No	$215,265	$184,735	$400,000	Commercial real estate assets	25.6%
November 1, 2017	No	$70,797	$124,203	$195,000	Commercial real estate assets	37.5%

(1)
The facilities are set to mature on the stated expiration date, unless extended pursuant to their terms.

        In the future, we may also use other sources of financing to fund the origination or acquisition of our target investments, including other credit facilities, warehouse facilities, repurchase facilities and other secured and unsecured forms of borrowing. These financings may be collateralized or non-collateralized and may involve one or more lenders. We expect that these facilities will typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates.

Capital Markets

        We may seek to raise further equity capital and issue debt securities in order to fund our future investments. For example, we may seek to enhance the returns on our commercial real estate loan portfolio through securitizations, if available. To the extent available, we intend to securitize the senior portion of some of our loans, while retaining the subordinate securities in our investment portfolio. The securitization of such senior portion of a loan will be accounted for as either a "sale" and the loans will be removed from our balance sheet or as a "financing" and will be classified as "securitized loans" on our balance sheet, depending upon the structure of the securitization.

Leverage Policies

        We intend to use prudent amounts of leverage to increase potential returns to our stockholders. To that end, subject to maintaining our qualification as a REIT and our exemption from registration under the Investment Company Act, we intend to use borrowings to fund the origination or acquisition of our target investments. Given current market conditions and our focus on first or senior mortgage loans, we currently expect that such leverage will not exceed, on a debt-to-equity basis, a 3-to-1 ratio on a company basis. The amount of leverage we will deploy for our target investments will depend upon our assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the investments in our portfolio, the potential for losses in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the investments, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial real estate financing markets, our outlook for the level and volatility of interest rates, the slope of the yield curve, the credit quality of our investments, the collateral underlying our investments, and our outlook for investment spreads relative to LIBOR.

Off-Balance Sheet Arrangements

        We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We have not participated in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Aggregate Contractual Obligations

(dollars in thousands)	One Year	One to Three Years	Three to Five Years	Thereafter	Total
Repurchase agreements	$320,956	$215,265	$—	$—	$536,221
Note payable to affiliate	609,670	—	—	—	609,670
Interest expense on borrowings(1)	18,179	14,080	—	—	32,259
Unfunded commitments on commercial real estate assets(2)	31,488	150,387	—	—	181,875

Total	$980,293	$379,732	$—	$—	$1,360,025

(1)
Interest expense on borrowings, including repurchase agreements and note payable to affiliate, are calculated based on rates at March 31, 2017.

(2)
Allocation of unfunded commitments on commercial real estate assets is based on the earlier of the commitment expiration date or the loan maturity date.

        We will enter into the management agreement with our Manager upon the closing of this offering. Under the management agreement, our Manager will be entitled to receive a base management fee and an incentive fee and the reimbursement of certain expenses. See "Our Manager and the Management Agreement—Management Agreement."

        We expect to enter into certain contracts that may contain a variety of indemnification obligations, including with brokers and underwriters. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

        We may also enter into certain contracts related to office space leases.

Dividends

        We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT annually distribute at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our REIT taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our secured funding facilities, other lending facilities, repurchase agreements and other debt payable. If our cash available for distribution is less than our net taxable income, we could be required to sell investments or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

Inflation

        Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

        We seek to manage our risks related to the credit quality of our investments, interest rates, liquidity and market value while, at the same time, seeking to generate attractive risk-adjusted returns to our stockholders. While we will be exposed to certain types of market risk in our business, we seek to actively manage them and rely on our Manager's sophisticated risk management infrastructure and philosophy centered around quantifying and measuring various market risks on a continuous basis. We seek to be fairly compensated through the returns we earn on our investments for taking those risks and focus on maintaining liquidity and capital levels consistent with the risks we are exposed to.

Credit Risk

        We will be subject to varying degrees of credit risk in connection with holding a portfolio of our target investments. The performance and value of our investments depend upon the sponsors' ability to operate the properties that serve as our collateral so that they produce cash flows adequate to pay interest and principal due to us. We seek to manage credit risk by performing deep fundamental credit analysis of our potential investments. Credit risk will also be addressed through our on-going review, and our investment portfolio will be monitored for variance from expected defaults, severities, losses and cash flow on a monthly basis, with more intense analysis and oversight done on a quarterly basis.

Interest Rate Risk

        Generally, the composition of our investments is such that rising interest rates will increase our net income, while declining interest rates will decrease net income. As of March 31, 2017, approximately 96% of our Initial Portfolio by principal balance earned a floating rate of interest. The remaining approximately 4% of our Initial Portfolio earns a fixed rate of interest. If interest rates were to decline, the value of these fixed-rate investments may increase and if interest rates were to increase, the value of these fixed-rate investments may fall; however, the interest income generated by these investments would not be affected by market interest rate fluctuations. We expect that the interest rates we will pay under our repurchase agreements will primarily be floating rate. Accordingly, our interest expense will generally increase as interest rates increase and decrease and interest rates decrease.

        As of March 31, 2017, a 50 basis point increase in short-term interest rates would increase our annualized net interest income by approximately $1.9 million, whereas a 50 basis point decrease in short-term interest rates would decrease our annualized net interest income by approximately $1.9 million, based on the net floating-rate exposure of the investments we held on that date.

Borrower Performance

        In addition to the risks related to fluctuations in cash flows and investment values associated with movements in interest rates, there is also the risk of borrower non-performance on our floating-rate investments. If interest rates were to significantly rise, it is possible that the increased debt service costs may negatively impact operating cash flows on properties securing our commercial real estate loan investments, resulting in potential non-performance of our borrowers. This risk is partially mitigated by various facts we consider during our rigorous underwriting process, which in certain cases include a requirement for our borrower to purchase an interest rate cap contract. As of the date hereof, none of the commercial real estate mortgage loans in our Initial Portfolio were non-performing.

Capital Markets Risk

        As a REIT, we are required to distribute a significant portion of our taxable income annually, which constrains our ability to accumulate significant operating cash flow and therefore requires us to utilize capital markets, both debt and equity, to finance our business. As a result, we are exposed to risks related to the capital markets and our related ability to raise capital through the issuance of our common stock or other equity instruments. We are also exposed to risks related to the debt capital markets, and our related ability to finance our business through borrowings under credit facilities or other debt instruments, such as securitizations or unsecured debt. We seek to mitigate these risks by monitoring the debt and equity capital markets to inform our decisions on the amount, timing, and terms of capital we raise.

Real Estate Risk

        Our business strategy focuses on commercial real estate related debt investments. As a result, we will be exposed to the risks generally associated with the commercial real estate market, including occupancy rates, capitalization rates, absorption rates, and other macroeconomic factors beyond our control.

        Additionally, commercial real estate debt investments may be affected by a number of factors, including, national, regional and local economic and real estate conditions, changes in business trends of specific industry segments, property construction characteristics, demographic factors, and changes to building codes. Any combination of these factors may affect the value of real estate collateral for investments within our investment portfolio and the potential proceeds available to a borrower to repay the underlying loans, which could cause us to suffer losses. We seek to manage these risks through our rigorous and fundamentally driven underwriting and investment management processes.

Liquidity Risk

        Our liquidity risk is principally associated with our financing of longer-maturity investments with shorter-term borrowings in the form of repurchase agreements. Should the value of our investments pledged as collateral on our repurchase agreements significantly decrease, our lenders may exercise their margin call rights, causing an adverse change in our liquidity position. Additionally, if one or more of our repurchase agreement counterparties chose not to provide ongoing funding, our ability to finance our investments would decline or exist at possibly less advantageous terms. As such, we cannot assure that we will always be able to roll over our repurchase agreements or other sources of financing which require us to renew them on a period basis.

Risk Management

        To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure by closely monitoring our portfolio and actively managing the financing, interest rate, credit, and other risks associated with holding a portfolio of our target investments. Generally, with the guidance and experience of our Manager:

  •
  we will manage our portfolio with focus on diligent, investment-specific market review, enforcement of loan and security rights, and timely execution of disposition strategies;

  •
  we intend to engage in a variety of interest rate management techniques that seek, to mitigate effects of interest rate changes on the values of, and returns we earn on, some of our target investments, and to help us achieve our risk management objectives;

  •
  we intend to actively employ portfolio-wide and investment-specific risk measurement and management processes in our daily operations, including utilizing our Manager's risk management tools; and

  •
  we will seek to manage credit risk through our rigorous underwriting due diligence process prior to origination or acquisition of our target investments and through the use of non-recourse financing, when and where available and appropriate.

BUSINESS

Our Company

        We are a Maryland corporation that focuses primarily on directly originating, investing in and managing senior floating-rate commercial mortgage loans and other debt and debt-like commercial real estate investments. We were formed to continue and expand the commercial real estate lending business established by Two Harbors Investment Corp., or Two Harbors, a publicly traded hybrid mortgage real estate investment trust. In the first quarter of 2015, Two Harbors established its commercial real estate lending business, which it conducts through our Predecessor, TH Commercial Holdings LLC and its subsidiaries. Concurrently with the closing of this offering, we will acquire the equity interests in our Predecessor and its portfolio of commercial mortgage loans and other commercial real estate-related debt investments. Our Initial Portfolio consists of our predecessor's portfolio, that as of March 31, 2017 consisted of 41 commercial real estate debt investments with a principal balance of $1.6 billion, with an additional $181.9 million of potential future funding obligations. Our Initial Portfolio also consists of five additional floating-rate senior commercial mortgage loans that we have closed since March 31, 2017 with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio.

        We will be externally managed by Pine River Capital Management L.P., or PRCM, or our Manager, by the team that currently manages the commercial real estate business for Two Harbors. PRCM is a global asset management firm and SEC registered investment adviser with approximately $9 billion of assets under management as of June 1, 2017. By capitalizing on our Manager's commercial real estate team's, or CRE team's, longstanding presence in the commercial real estate finance markets and its reputation as a thoughtful and responsible manager of investors' capital, we intend to continue to build a leading commercial real estate lending platform.

        Our Manager's CRE team was formed in November 2014 by our President and Chief Executive Officer, John ("Jack") A. Taylor, our Chief Investment Officer, Stephen Alpart, and our Chief Operating Officer, Steven Plust, whom we collectively refer to as our senior CRE team. Each member of our senior CRE team has over 25 years of experience in commercial real estate debt markets, and the team has worked together for over 15 years. Our senior CRE team is complemented by a group of eight professionals with broad investment management expertise and extensive industry relationships. This team has an average of over 12 years of experience in the commercial real estate debt markets, and many of its members have worked together with our senior CRE team for multiple years or most of their careers.

        The majority of our senior CRE team's commercial real estate finance experience has been as fiduciaries in investment management. Over their careers, they have built and managed several commercial real estate principal lending businesses both as broker dealers and as investment managers. This broad experience has allowed our senior CRE team to develop extensive expertise in capital markets, structured finance and investment management, resulting in their ability to navigate and exploit the commercial real estate finance markets for the benefit of our stockholders.

        We are a long-term, fundamental value-oriented investor. We construct our investment portfolio on a loan-by-loan basis, emphasizing rigorous credit underwriting, selectivity and diversification, and assess each investment from a fundamental value perspective relative to other opportunities available in the market. Our primary target investments are directly originated floating-rate performing senior commercial real estate loans, typically with terms of three to five years, usually ranging in size from $25 million to $150 million. We typically provide intermediate-term bridge or transitional financing for a variety of purposes, including acquisitions, recapitalizations, refinancings and a range of business plans, including lease-up, renovation, repositioning and repurposing of the property. We generally target the top 25, and up to top 50, metropolitan statistical areas in the United States, or MSAs. We believe that those markets provide ample supply of high credit quality properties to lend against, sufficient number of owners and sponsors with institutional attributes, and adequate market liquidity. We believe this approach will enable us to deliver attractive risk-adjusted returns to our stockholders while preserving our capital base through diverse business cycles.

        Our origination strategy relies on our CRE team's extensive and longstanding direct relationships with a wide array of national, regional and local private owner/operators, private equity firms, funds, REITs, brokers and co-lenders. Our team's reach across the U.S. and active dialogue with market participants has produced over $55 billion of investment opportunities since our Predecessor's formation. We invest significant time and resources in the early stages of our origination process and communicate frequently with our borrowers to increase the likelihood of closing the investment on its original terms. As a result, our CRE team has developed a reputation as a reliable counterparty, which has led to multiple investment opportunities with repeat clients.

        We believe that the U.S. commercial real estate debt markets offer enduring investment opportunities. Over $1.5 trillion of commercial real estate debt is scheduled to mature over the next five years, and there is a sustained need for acquisition, repositioning and recapitalization loans. We believe that traditional lenders, including banks which have historically accounted for approximately half of the market, are not expected to be able to meet borrower demand due to structural and regulatory constraints. As a result, we believe that there are significant opportunities to originate floating-rate senior commercial real estate loans on transitional properties at attractive risk-adjusted returns.

        We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. For more information related to the consequences of this election, please see "Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items" and "Material U.S. Federal Income Tax Considerations." We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.

Our Manager

        PRCM is a global asset management firm with institutional capabilities in managing new ventures, risk management, compliance and reporting. Our Manager has valuable industry and analytical expertise, extensive long-term relationships in the financial community and established fixed-income, mortgage and real estate investment experience. PRCM has made significant investments to establish the CRE team and the resources for the direct origination, credit underwriting, monitoring, financing and risk management of our target investments.

        An affiliate of PRCM has served as the external manager of Two Harbors since its inception in 2009. At March 31, 2017, Two Harbors had grown to approximately $3.6 billion of equity capital. Two Harbors' external manager, through access to PRCM's CRE team, provided Two Harbors with the expertise necessary to establish and grow the commercial real estate debt investments that will comprise our Initial Portfolio. We believe that PRCM's experience in establishing, growing and successfully managing Two Harbors, combined with the experience of the CRE team, will enable us to successfully execute on our business strategy.

        We believe that our stockholders will benefit from Granite Point being an independent public company solely focused on investment opportunities within the commercial real estate finance market. As part of Two Harbors, our Predecessor was able to establish its business and validate the significant market opportunity identified by the PRCM CRE team. We believe that being an independent public company provides us with the best opportunity to expand our business and execute on our strategy. As a result of this offering and becoming a separate public entity, we will gain direct access to capital and funding while offering to our stockholders a focused strategy in what we believe is an attractive asset class and a significant market opportunity. As we increase our portfolio of commercial real estate investments over time, we believe we will be able to recognize economies of scale and deliver attractive risk-adjusted returns to our stockholders.

The Formation Transaction

        Concurrently with the closing of this offering, we plan to complete the Formation Transaction pursuant to which we will acquire the equity interests in our Predecessor from Two Harbors, and our Predecessor will become our subsidiary. In exchange for equity interests of our Predecessor, we will issue 33,071,000 shares of our common stock representing approximately 76.5% of our outstanding common stock after this offering and 1,000 shares of our 10% cumulative redeemable preferred stock having a liquidation preference of $1,000 per share to Two Harbors or an affiliate of Two Harbors, which will immediately sell such preferred stock to an unaffiliated third-party investor. Two Harbors is restricted from disposing of any shares of our common stock until the expiration of a 120 day lock-up period following the closing of this offering, after which Two Harbors currently expects to make a distribution of the shares of our common stock issued to it in connection with the Formation Transaction by means of a special pro rata dividend to Two Harbors common stockholders. Until such distribution, Two Harbors will be our controlling stockholder and will be able to determine the outcome of all matters submitted to a vote of our stockholders. In addition, we will enter into a Director Designation Agreement with Two Harbors pursuant to which Two Harbors will be entitled to designate three individuals for nomination for election to our board of directors, to serve following the closing of this offering and until our 2019 annual meeting of stockholders, each of whom must qualify as an independent director under the rules of the NYSE and SEC.

Our Investment Objective

        Our investment objective is to generate attractive risk-adjusted returns for our stockholders over the long-term, primarily through dividends and distributions, and to preserve our capital base through business cycles. We intend to achieve this objective by further growing our already well-diversified Initial Portfolio and actively managing various risks associated with our business strategy. We focus on preserving our stockholders' capital, as we believe that stability of our equity base is of paramount importance to our ability to generate attractive returns on an ongoing basis.

        Our Manager's investment decisions are based on a rigorous investment selection process that takes into consideration a variety of factors, including:

  •
  credit profile and liquidity of the collateral securing our loans including but not limited to property type, quality and relative market position, tenancy and rollover schedule, property cash flow potential, local and macro market dynamics, sponsorship and business plan, and loan basis;

  •
  loan terms including coupon and fees, interest rate characteristics, extent of leverage, cash flow coverage and structural protections; and

  •
  relative attractiveness of an investment on a risk-adjusted basis against other opportunities available in the market.

Our Investment Philosophy

        Our Manager's investment philosophy is governed by several guiding principles:

  •
  Value investing approach—We are a long-term fundamental value-oriented investor. We search for value across various geographies, property types and capital structure, guided by the belief that each investment should be attractive on its own fundamental merits and assessed relative to other available opportunities. Our underwriting process employs a sound bottom-up approach focused on property and local market fundamentals, as well as the owner's expertise, reputation and track record of execution. We strive to avoid taking investment bets on particular markets and property types based on the perceived price acceleration (or momentum) of such investments, which may be only temporarily supported by temporary capital markets driven trends.

  •
  Cash flow potential—We emphasize a property's cash flow potential as an underwriting metric, rather than a loan's basis against the value of the property. From an underwriting perspective, we believe that a property's long-term ability to generate sustainable cash flows is of greater importance than its current sale value. Accordingly, we lend primarily on income producing properties, and will only consider lending on "for-sale" real estate (such as condominium conversion projects), when the projected cash flow that could be generated by operating these properties as rental properties would also support the basis of our loan.

  •
  Comprehensive underwriting and loan structuring—Because we construct our portfolio on a loan-by-loan basis, we are able to engage in a rigorous and comprehensive underwriting process on each investment. We diligence a property's cash flow potential, including micro- and macroeconomic factors, our borrower's expertise and reputation, and business plan. Given that our investments take the form of debt instrument, we place great emphasis on the loan terms and structural protections to provide us with the tools to protect our investment and our stockholders' capital, if so required.

  •
  Selectivity and portfolio diversification—Our senior CRE team has typically focused on creating loan portfolios on a loan-by-loan basis rather than engaging in large bulk purchases of investments. As a result, we are able to identify and invest among a broad array of opportunities, seeking to construct a portfolio diversified across markets, property types and sponsors by selectively tapping into the large U.S. commercial real estate debt market, which has a size of $3 trillion.

  •
  Active investment monitoring and management—The team originating a loan remains responsible for monitoring and managing that investment from origination through the moment it is repaid, sold or otherwise liquidated. This approach has been successfully followed by our senior CRE team at previous firms across multiple economic cycles. We believe that this approach maintains accountability for each loan and is reflective of our credit culture.

Our Investment Strategy

        Our investment strategy is to directly originate, invest in and manage a portfolio of commercial real estate loans and other debt and debt-like instruments secured by institutional quality commercial properties managed by experienced owners in attractive markets across the United States. Our CRE team provides us with extensive real estate expertise, industry relationships, sourcing, and underwriting capabilities to help us execute on our strategy. We approach the commercial real estate debt markets by emphasizing the following factors:

Origination

        Our origination strategy relies on our CRE team's extensive and longstanding direct relationships with a wide array of private equity firms, funds, REITs, and national, regional and local private owner/operators, brokers and co-lenders. Our team's reach across the U.S. and active dialogue with market participants has produced over $55 billion of investment opportunities since our Predecessor's formation and our CRE team has underwritten or quoted approximately $14 billion in investment opportunities. We invest significant time and resources in the early stages of our origination process and communicate frequently with our borrowers to increase the likelihood of closing the investment on its original terms. As a result, our CRE team has developed a reputation as a reliable counterparty, which has led to multiple investment opportunities with repeat clients.

Markets

        We generally target the top 25, and up to top 50, metropolitan statistical areas in the United States, or MSAs. We believe that those markets provide ample supply of high credit quality properties to lend against, sufficient number of owners and sponsors with institutional attributes, and adequate market liquidity. We do not favor particular markets and instead look for the most compelling investments available across different geographies.

        The top five MSAs, in which we actively participate, generally offer abundant attractive opportunities for commercial real estate debt investors: they are large, and have historically been the primary investment target for global equity investors, and thus offer the greatest liquidity to owners. We believe that from a lender's perspective, the next tier of MSAs (six through 25 and up to 50) also offer compelling investment opportunities. First, aggregate transaction volume in markets six through 25 has historically approximated that of the top five markets, as shown in the chart below. Second, these markets have property values that are smaller and thus attract less global capital. With less global competition for these properties, they are generally valued at higher capitalization rates, which means higher property operating cash flow per dollar of value, resulting in greater loan cash flow coverage to a debt investor as shown in the chart below.

Annual Sale Transaction Volume	Capitalization Rates in the Primary versus Secondary Market

Source: Real Capital Analytics.	Source: Real Capital Analytics.

Types of investments

        Our primary target investments are directly originated floating-rate performing, intermediate term, bridge or transitional senior commercial real estate loans, typically with terms of three to five years, usually ranging in size from $25 million to $150 million that are backed by a variety of property types located across the United States. The range of loan sizes we originate is related to the breadth of MSAs from which we source our investments. We believe that the more intermediate loan sizes associated with the top six through 50 MSAs produce on average more attractive yields as compared to some of the generally much larger loan sizes in the top five MSAs. We may also invest in other debt and debt-like commercial real estate investments, if we view them as attractive investments for our portfolio, on a relative value basis.

Owners and sponsors

        We seek owners and sponsors with demonstrated market and property type expertise. We require that our sponsors have sufficient resources (whether through loan structure or entity capitalization) to implement their business plans. We evaluate a sponsor's track record and reputation for meeting its obligations with lenders in the past and acting responsibly. Because each member of our senior CRE team has more than 25 years of experience as commercial real estate lenders, our senior CRE team has a broad knowledge base of many owners and operators of commercial real estate, and a deep understanding of their reputations in the industry.

Property types

        We focus our investment strategy on income producing property types including office, industrial, multifamily, hospitality, retail and others. We prefer not to invest in debt or specialty property types that require specific expertise to operate and rely on government reimbursement programs for their cash flows (e.g., skilled nursing).

Financing purpose and business plans

        We typically provide intermediate-term bridge or transitional financing for a variety of purposes, including acquisitions, recapitalizations, refinancings and a range of business plans including lease-up, renovation, repositioning and repurposing of the property. We believe that the scale and flexibility of our capital, as well as our CRE team's long-standing industry relationships, will enable us to finance strong borrowers and sponsors, and invest in debt collateralized by high-quality properties.

        As a long-term, fundamental value-oriented investor, we may adjust our investment strategy as we react to evolving market dynamics. We believe there are enduring opportunities within our target investments that present attractive risk-adjusted returns. However, as economic and business cycles develop, we may expand and/or adjust our investment strategy and target investments to capitalize on various investment opportunities. We believe that our well diversified Initial Portfolio and flexible investment strategy will allow us to actively adapt to changing market conditions and generate attractive long-term returns for our stockholders in a variety of environments.

        Our investment strategy may be amended from time to time without the approval of our stockholders, if recommended by our Manager and approved by our board of directors.

Our Initial Portfolio

        As of March 31, 2017, our Initial Portfolio consisted of 41 commercial real estate debt investments with a principal balance of $1.6 billion, with an additional $181.9 million of potential future funding obligations. Our Initial Portfolio also consists of five additional floating-rate senior commercial mortgage loans that we have closed since March 31, 2017 with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio. Our Initial Portfolio consists of a pool of commercial real estate debt investments diversified across geographies, property types, and sponsors.

        The following table provides a summary of our Initial Portfolio as of March 31, 2017:

Type	Origination/ Acquisition Date	Maximum Loan Commitment(1)	Principal Balance(1)	Book Value(1)	Cash Coupon(2)	Yield(3)	Original Term (Years)	State	Property Type	Initial LTV(4)	Stabilized LTV(5)
Senior	12/15	$120.0	$120.0	$119.9	L+ 4.20%	5.91%	4.0	LA	Mixed-Use	65.5%	60.0%
Senior	09/15	105.0	105.0	105.1	L+ 3.42%	4.76%	3.0	CA	Retail	70.9	66.9
Senior	07/16	120.5	95.5	94.3	L+ 4.45%	5.89%	4.0	Multi-state	Office	62.8	61.5
Senior	04/16	82.0	82.0	81.4	L+ 4.75%	6.09%	3.0	NY	Industrial	75.9	55.4
Senior	11/15	79.0	77.1	77.0	L+ 4.20%	5.80%	3.0	NY	Office	66.4	68.7
Senior	10/16	78.5	73.8	73.0	L+ 4.37%	5.85%	4.0	NC	Office	72.4	68.1
Senior	12/16	62.3	62.3	60.6	L+ 4.11%	6.76%	4.0	FL	Office	73.3	63.2
Senior	01/17	56.2	51.1	50.4	L+ 4.75%	6.90%	4.0	SC	Office	67.6	67.1
Senior	06/16	68.4	50.7	50.3	L+ 4.49%	5.95%	4.0	HI	Retail	76.2	57.4
Mezzanine	03/15	45.9	45.9	45.9	L+ 6.75%	7.94%	5.0	Multi-state	Hotel	70.3	63.5
Mezzanine	11/15	45.6	45.6	45.6	L+ 7.25%	8.15%	2.8	Multi-state	Office	77.6	77.5
Senior	12/15	51.5	44.5	44.5	L+ 4.65%	6.43%	4.0	PA	Office	74.5	67.5
Senior	12/15	43.5	43.5	43.5	L+ 4.05%	5.61%	3.0	TX	Multifamily	82.3	76.8
Senior	04/16	43.5	43.5	43.0	L+ 4.40%	6.11%	3.0	NY	Office	66.9	62.1
Senior	02/16	47.6	42.9	42.6	L+ 4.30%	5.63%	3.0	TX	Office	72.9	70.4
Senior	08/16	54.5	40.2	39.6	L+ 4.95%	6.45%	4.0	NJ	Office	60.8	63.0
Senior	01/17	58.6	39.5	38.9	L+ 4.50%	6.68%	3.0	CA	Industrial	51.0	60.4
Senior	11/15	54.3	38.9	38.8	L+ 4.55%	6.41%	4.0	MD	Office	80.0	64.5
Senior	11/16	45.5	37.2	36.9	L+ 4.60%	6.27%	2.0	NY	Office	76.4	66.5
Senior	11/16	68.8	36.0	35.5	L+ 4.89%	6.94%	3.0	OR	Office	66.5	51.1
Senior	11/16	37.0	34.3	33.7	L+ 4.27%	6.47%	3.0	NY	Multifamily	61.3	56.9
Senior	03/16	33.8	33.8	33.6	5.11%	5.24%	10.0	NJ	Office	71.6	71.6
Senior	01/16	34.0	33.1	32.9	L+ 4.80%	6.45%	3.0	IL	Multifamily	82.1	66.7
Senior	10/16	32.2	24.2	24.0	L+ 4.55%	6.10%	3.0	CA	Office	68.6	48.6
Senior	08/16	24.0	24.0	23.9	L+ 5.15%	6.34%	4.0	NY	Industrial	70.0	67.6
Senior	10/15	23.5	23.5	23.5	L+ 3.60%	4.94%	4.0	NY	Multifamily	73.4	58.6
Senior	10/15	23.0	23.0	22.9	L+ 4.99%	6.58%	3.0	MO	Hotel	73.2	57.8
Senior	08/16	24.0	21.1	20.8	L+ 4.57%	5.98%	3.0	FL	Multifamily	70.6	57.9
Senior	08/15	19.3	19.3	19.3	L+ 5.25%	6.83%	3.0	FL	Multifamily	76.1	75.2
Senior	08/15	18.7	18.7	18.7	L+ 4.05%	5.67%	3.0	FL	Multifamily	85.0	68.4
Senior	01/17	19.0	19.0	18.7	L+ 4.80%	7.03%	4.0	TX	Retail	70.4	69.5
Mezzanine	08/15	17.0	17.0	17.0	L+ 8.75%	10.06%	2.0	FL	Hotel	70.7	67.9
Senior	10/16	20.0	16.6	16.4	L+ 4.85%	6.68%	3.0	NY	Multifamily	73.8	62.5
B-Note	01/17	15.0	15.0	15.0	8.00%	8.13%	10.0	HI	Hotel	41.4	36.2
Senior	06/16	13.4	13.4	13.2	L+ 4.62%	5.98%	3.0	NY	Multifamily	81.7	64.7
CMBS	06/16	12.8	12.8	12.7	L+ 6.90%	7.72%	13.0	Multi-state	Office	65.8	65.8
Senior	09/15	11.0	11.0	11.0	L+ 4.03%	5.39%	3.0	FL	Multifamily	77.7	76.9
Senior	12/16	17.5	10.9	10.7	L+ 5.90%	8.52%	3.0	CA	Office	70.4	72.0
Mezzanine	07/15	11.8	10.3	10.3	L+ 12.25%	14.03%	3.0	PA	Office	83.0	73.6
Mezzanine	08/15	9.9	9.9	10.0	L+ 9.50%	11.59%	5.0	GA	Office	73.3	67.1
Mezzanine	11/15	6.7	6.7	6.5	13.00%(6)	16.28%	10.0	NY	Hotel	68.3	58.0
Total/Weighted Average		$1,754.7	$1,572.8	$1,561.3	L+ 4.79%	6.38%	3.8			70.5%	64.1%

(1)
In millions.

(2)
Cash coupon does not include origination or exit fees.

(3)
Yield includes net origination fees and exit fees, but does not include future fundings.

(4)
Initial LTV considers the "as is" value (as determined in conformance with the Uniform Standards of Professional Appraisal Practice, or USPAP) of the underlying property or properties, as set forth in the original appraisal.

(5)
Stabilized LTV considers the "as stabilized" value (as determined in conformance with USPAP) of the underlying property or properties, as set forth in the original appraisal. "As stabilized" value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies.

(6)
A variable rate per annum generating not less than a 13% internal rate of return on the principal balance.

        The following charts illustrate that, as of March 31, 2017, our Initial Portfolio consisted of primarily senior floating-rate commercial real estate loans, diversified across property types and geographies.

PORTFOLIO BY PROPERTY TYPE	PORTFOLIO BY GEOGRAPHY

PORTFOLIO BY COUPON STRUCTURE	PORTFOLIO BY INVESTMENT

        The five floating-rate senior commercial mortgage loans that we have closed since March 31, 2017 have a weighted average coupon of L+ 4.46%. As of the date of this prospectus, we have an investment pipeline that is in various stages of our underwriting process. We are reviewing commercial mortgage loans for potential quotes, representing aggregate loan amounts, including any future fundings, of approximately $2.1 billion. In addition, as of the date of this prospectus, we have issued non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $575 million. Additionally, we have received signed non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $285 million. Each investment remains subject to satisfactory completion of our diligence, underwriting, documentation, and Investment Committee process, and as such, we cannot give assurance that any of these potential investments will close on our anticipated terms, or at all.

        We currently finance our initial portfolio with repurchase agreements and a note payable to affiliate. As of March 31, 2017, we had outstanding $536.2 million of repurchase agreements with a weighted average borrowing rate of 3.40% and weighted average remaining maturities of 543 days. The outstanding note payable to affiliate was $609.7 million with an interest rate of 1.04% as of March 31, 2017. The note payable to affiliate represents the allocated portion of the affiliate's Federal Home Loan Bank advances to which we had pledged a portion of our commercial real estate assets. Following the closing of this offering, we expect to transition these assets to our repurchase facilities, which will close concurrently with this offering.

Our Competitive Strengths

Our Senior CRE Team's Long Tenured Presence in the Commercial Real Estate Debt Market

        Our senior CRE team is among the most experienced in the industry. The team has been active in the commercial real estate debt market for a majority of their careers, each with over 25 years of experience in commercial real estate finance, and have worked together for over 15 years. The majority of this time has been spent as fiduciaries in investment management. Over their careers, our senior CRE team has built and managed multiple commercial real estate principal lending businesses both at broker dealers and as investment managers. They were leaders in the development of the CMBS market and have managed capital in multiple formats, including most recently for Two Harbors, a public hybrid mortgage REIT. This broad experience has allowed them to develop extensive expertise in capital markets, structured finance and investment management, resulting in their ability to navigate and exploit the commercial real estate finance markets for the benefit of our stockholders. Our senior CRE team's industry tenure has allowed them to develop a reputation as a reliable and trustworthy counterparty as well as a wide network of industry contacts and long standing relationships with owners, sponsors, brokers and co-lenders. A deep understanding of the track record of performance of many prospective borrowers and sponsors across different business cycles provides our team with the ability to select the right business partners. We believe that this extensive experience provides our senior CRE team with the appropriate expertise to successfully execute on our business plan.

        Our senior CRE team is complemented by a group of eight professionals with broad investment management expertise and extensive industry relationships. This team has an average of over 12 years of experience in the commercial real estate debt markets, and many of its members have worked together with our senior CRE team for multiple years or most of their careers. This CRE team sourced, originated and closed all of the investments that comprise our Initial Portfolio.

High Quality Initial Portfolio with Attractive Yield

        Our Initial Portfolio consists of cash-generating commercial real estate debt investments with a principal balance of $1.6 billion as of March 31, 2017, with an additional $181.9 million of potential future funding obligations. Our initial portfolio also consists of five additional floating-rate senior commercial mortgage loans with a principal balance of approximately $177 million, with an additional $50 million of potential future funding obligations that we have closed since March 31, 2017. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio. We believe that our Initial Portfolio, comprised largely of floating-rate senior commercial real estate loans, provides a good representation of our investment approach, proves our ability to successfully execute on our stated business strategy, and validates the capabilities of our Manager's highly skilled CRE team. We believe that our Initial Portfolio supports our views on the market opportunity focused on lending against high credit quality properties backed by strong owners and sponsors and located in markets exhibiting attractive economic and real estate fundamentals. We believe that the scale of our Initial Portfolio and the experience of our CRE team provide us with a competitive advantage over other lenders. Additionally, the current cash flow of our Initial Portfolio should allow us to generate an attractive dividend to our stockholders shortly after the closing of this offering. We believe the scale of our Initial Portfolio should allow us better access to capital and an opportunity to build upon existing relationships with our clients. We expect our stockholders to benefit over time as we deploy the proceeds raised from this offering and as we realize expected economies of scale in our business.

Established Direct Origination Platform with Strong Sourcing Capabilities

        Our team of commercial real estate professionals has a proven ability to directly originate investments within multiple markets across the United States, and has originated and constructed our

Initial Portfolio since the formation of our Predecessor. Our originators have the ability to generate investments and find value in local markets due to their vast borrower, sponsor and broker relationships combined with many years of experience in the commercial real estate debt market. Our CRE team has sourced and evaluated in excess of $55 billion of potential investments since the formation of our Predecessor, underwritten or quoted approximately $14 billion of investment opportunities, and closed on $1.6 billion in principal balance of investments as of March 31, 2017 and an additional five floating-rate senior commercial mortgage loans with a principal balance of approximately $177 million, with an additional $50 million of potential funding obligations since March 31, 2017 that will comprise our Initial Portfolio. In addition, any investments made subsequent to the date hereof and prior to the closing of this offering will be contributed as part of our Initial Portfolio. We believe that our team's origination experience combined with the high quality of our Initial Portfolio will allow us to continue to grow our investments and deploy the proceeds raised from this offering into attractive target investments in a timely manner to the benefit of our stockholders. As of the date of this prospectus, we have issued non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $575 million. Additionally, we have received signed non-binding term sheets representing aggregate loan amounts, including any future fundings, of approximately $285 million.

Focused Investment Process Leading to Reputation as a Reliable Counterparty

        Our investment strategy is implemented through a highly disciplined sourcing, screening and underwriting process developed by our senior CRE team over the course of their extensive careers in the commercial real estate finance industry. We invest significant time and resources in the early stages of our origination process and communicate frequently with our borrowers to provide feedback regarding business plan, terms and structure. This process increases the likelihood of closing the investment on the originally agreed to terms, resulting in our senior CRE team's reputation as a reliable counterparty, which has led to investment opportunities with repeat clients.

Robust Underwriting, Structuring and Investment Management Capabilities

        Our established underwriting, structuring and investment management capabilities are supplemented by the team's extensive experience in the commercial real estate industry, providing multiple perspectives on performance of real estate collateral through credit and interest rate cycles. The extensive commercial real estate experience of our team serves as a foundation for thorough screening of investment opportunities, disciplined underwriting procedures, and active portfolio management of the investments within our portfolio. Our risk management process entails regular monitoring of the properties we lend against, contact with the owners and sponsors, property visits, and examining local market economic, demographic and business trends affecting real estate fundamentals. Our CRE team has comprehensive experience in active investment management and advising on the working out of investments which may suffer performance setbacks through cycles. Additionally, our Manager has established rigorous risk management procedures developed over many years, access to which will benefit our stockholders.

Scalable Operating Platform with Strong Sponsorship

        We believe that to be perceived as a respected and reliable counterparty to our borrower clients, our Manager needed to make significant investments to establish its CRE team and the resources for the direct origination, credit underwriting, monitoring, financing and risk management of our target investments. Our Manager's established commercial real estate debt investment platform is scalable and may provide us potential efficiencies as we grow. Our Initial Portfolio validates the capabilities of our CRE team and its ability to execute on our business plan to originate and manage a significant volume of high quality commercial real estate debt investments.

        PRCM is a global asset management firm with institutional capabilities in managing new ventures, risk management, compliance and reporting. Our Manager has valuable industry and analytical expertise, extensive long-term relationships in the financial community and established fixed-income, mortgage and real estate investment experience. We believe we will also benefit from our access to PRCM's broad relationships with multiple financing counterparties.

        Because our Predecessor has been part of a successful public company since its inception, we will draw upon our Manager's established strong control and reporting procedures, risk management guidelines, financing and liquidity management tools and other functions.

Market Opportunity

        The U.S. commercial real estate credit market presents attractive investment opportunities for non-traditional lenders. The market is large and borrowers' needs are diverse. Demand for debt capital remains strong, as acquisition volume remains high and refinancing needs are substantial. Traditional lenders, particularly banks and CMBS aggregators, have been constrained due to a shifting regulatory environment, increased regulatory and rating agency scrutiny, and structural limitations. Real estate fundamentals are strong and driven by the continuing improvement in the U.S. economy, but also because of low level of construction activity and delivery of new buildings over a multiple year period since the onset of the global economic crisis of 2007 to 2009. We believe that all of these factors present a compelling opportunity for non-traditional lenders to capitalize on the favorable trends in the commercial real estate debt markets and originate and manage a diversified portfolio of debt investments across property types and geographical markets, and generate attractive risk-adjusted returns to our stockholders.

Large Market with Diverse Borrower Needs

        The U.S. commercial real estate debt market is large, with current total outstanding loans balance of more than $3 trillion as reported by the U.S. Federal Reserve Bank. The lending markets are also diverse, as borrower needs vary, and the required financing formats have been traditionally supplied by different lending communities. The table below shows holders of commercial real estate debt by category.

Holders of CRE Debt

Source: Federal Reserve Bank, Fourth Quarter 2016 Flow of Funds.

        For example, those borrowers seeking long-term, fixed-rate financing for stabilized properties have generally sought financing from life insurance companies, the Government-Sponsored Enterprises

(Fannie Mae and Freddie Mac), and originators of commercial mortgage-back securities, or CMBS. Banks, who currently constitute slightly over half of the market, have traditionally supplied most of the shorter-term, floating-rate financing required by borrowers seeking structural flexibility (typically for transitional properties and acquisitions), but the current regulatory and market environment may further constrain their lending capacity. It is those borrowers seeking more flexible financing, who represent the largest part of the commercial real estate debt markets, that we believe offer the greatest source of investment opportunities for our Company.

Borrower Demand for Capital Remains Strong

        Refinancing and acquisition activity are the principal sources of debt investment opportunities. As illustrated below, over $1.5 trillion in loans are estimated to mature over the next several years. These maturities should lead to substantial demand for debt capital, whether the loans are refinanced or the underlying properties sold.

CRE Loan Maturity Estimates

Source: Trepp LLC and Federal Reserve Bank. Data as of December 31, 2016.

        Acquisition volume has grown substantially in the wake of the global economic crisis. As illustrated below, while transaction volume tapered off modestly in 2016, sale transaction activity remains well above the troughs experienced during the depths of the crisis, and well above the levels seen in most years since 2001. U.S. commercial real estate continues to be viewed favorably by global property investors, as the inflow of foreign capital into U.S. commercial real estate is sustained and growing.

Historical U.S. CRE Transaction Activity

Source: Real Capital Analytics. Data from December 31, 2001 to December 31, 2016.

Traditional Lenders Have Been Constrained in Meeting the Demand for Debt Capital

        Traditional lenders, particularly the banks and CMBS aggregators, are now facing a substantially changed regulatory environment and thus are more constrained in meeting borrower demand for loans. The banks have been facing increasing regulatory oversight of their commercial real estate loan portfolios and higher capital charges for certain types of commercial real estate loans. CMBS originators have seen their activities affected by the risk retention rules required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (requiring CMBS issuers to find a party willing and able to retain an investment in the sold loans for at least five years), the Volcker Rule (restricting the ability of broker dealers to hold CMBS inventory), and regulation AB (requiring officers of CMBS issuers to have personal liability for the accuracy of their disclosures). As evidence of these constraints and according to Commercial Mortgage Alert, U.S. CMBS origination volume peaked in 2007 at $229 billion, was at $101 billion in 2015, and declined to $76 billion in 2016. Many industry experts are estimating no increase or even a modest decline in CMBS issuance volume in 2017, which is supported by the CMBS activity in first quarter of 2017, when issuance was 29% below prior year period. Finally, floating-rate loans, the target market for Granite Point Mortgage Trust, have historically been a relatively small part of the CMBS market and represented less than 2% of total CMBS issuance so far in 2017, according to Commercial Mortgage Alert.

Real Estate Fundamentals are Strong, Supported by a Historically Low Volume of Supply of New Properties

        Commercial real estate fundamentals are strong driven by a continuing growth in the U.S. economy. As illustrated below, over the last several years, the national aggregate commercial real estate property income has risen and vacancies have declined.

Historical U.S. CRE NOI Growth and Vacancy Rate

Source: Real Capital Analytics. Data from January 1, 1983 through December 31, 2016.

        A historically low level of new commercial real estate construction post-global economic crisis, combined with repurposing of a portion of the existing stock of commercial properties, have been significant contributors to the enduring strength of commercial real estate fundamentals. As illustrated below, the amount of commercial real estate construction as a percentage of gross domestic product, or GDP, and associated delivery of new inventory has remained well below the 2007 peak and the 15-year historical average prior to the global economic crisis.

Private Sector U.S. CRE Construction Spending as a Percentage of U.S. GDP

Source: Census Bureau and Bureau of Economic Analysis. Data from January 1, 1993 to December 31, 2016.

While Property Values Have Recovered, Valuations are in Line with Historical Trends

        As shown below, the spread between capitalization rates (defined as a ratio of a property's net operating cash flow to the value of the property) and 10-year U.S. Treasury bonds has remained at or above the historical average, and well above the levels registered in 2007 to 2009. Based on this measure of value, commercial real estate valuations remain within historical averages. While much of the early, post-crisis recovery in values of commercial real estate investments was driven by an influx of global capital into properties in the top five MSAs in a "flight to safety," fundamental growth in property fundamentals, combined with the historically low volume of new supply of properties, has fueled more recent price appreciation.

Historical Spread Between U.S. CRE Aggregate Capitalization Rate
and 10-Year U.S. Treasury Bond Yield

Source: National Council of Real Estate Investment Fiduciaries. Data from January 2001 through January 2017. Monthly cap rates are a three-month rolling average.

        The continuing constraints on traditional lenders, combined with the high volume of commercial real estate loan maturities, substantial demand for acquisition and transition loans, and strong overall commercial real estate fundamentals present compelling opportunities for non-traditional lenders, such as Granite Point, to originate high quality investments and generate attractive risk-adjusted returns. We have confidence that our Manager and our seasoned CRE team have the experience, industry relationships and institutional expertise to capitalize on such opportunities for the benefit of our stockholders. Our CRE team's expertise should position us well to be able to evaluate general industry trends, local market dynamics and specific collateral characteristics to identify attractive investment prospects from the large volume of financing opportunities present in the market.

Our Target Investments

        We intend to focus on originating senior commercial mortgage loans backed by different types of commercial real estate properties located in various markets across the United States. Our Predecessor has invested in, and we may, from time to time, invest in, other debt and debt-like commercial real estate investments. Together, we refer to these investments as our target investments. Our target investments will include:

Primary Target Investments

  •
  Senior Mortgage Loans.  Commercial mortgage loans that are secured by real estate and evidenced by a first priority mortgage. These loans may vary in term, may bear interest at a fixed or floating rate, and may amortize and typically require a balloon payment of principal at maturity. These investments may encompass a whole loan or may include pari passu participations within such a mortgage loan. These loans may finance stabilized properties or properties that are subject to a business plan that is expected to enhance the value of the property through lease-up, refurbishment, updating or repositioning.

Secondary Target Investments

        As part of our financing strategy, we may from time-to-time, syndicate senior participations in our originated senior commercial real estate loans to other investors and retain a subordinated debt position for our portfolio in the form of a mezzanine loan or a subordinated mortgage interest, as described below. Alternatively, on occasion we may opportunistically co-originate the investments described below with senior lenders, or purchase them in the secondary market.

  •
  Mezzanine Loans.  Mezzanine loans are secured by a pledge of equity interests in the property. These loans are subordinate to a senior mortgage loan but senior to the property owner's equity.

  •
  Preferred Equity.  Investments that are subordinate to any mortgage and mezzanine loans, but senior to the property owner's common equity.

  •
  Subordinated Mortgage Interests.  Sometimes referred to as a B-Note, a subordinated mortgage interest is an investment in a junior portion of a mortgage loan. B-Notes have the same borrower and benefit from the same underlying secured obligation and collateral as the senior mortgage loan, but are subordinated in priority payments in the event of default.

  •
  Other Real Estate Securities.  Investments in real estate that take the form of CMBS, or collateralized loan obligations, or CLOs, that are collateralized by pools of real estate debt instruments, which are often senior mortgage loans, or other securities.

        Based on current market conditions, we expect that, like our Initial Portfolio, the majority of our investments will be senior commercial mortgage loans directly originated by us and secured by cash-flowing properties located in the United States. These investments will typically pay interest at rates that are determined periodically on the basis of a floating base lending rate, primarily LIBOR plus a premium, and have an expected term of between three and five years.

        Our Manager may opportunistically adjust our capital allocation to our target investments, with the proportion and types of investments changing over time depending on our Manager's views on, among other things, the current economic and credit environment. In addition, we may invest in investments other than our target investments, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from regulation under the Investment Company Act of 1940.

Our Financing Strategy and Leverage

        Our funding sources will initially include the net proceeds of this offering and the available capacity under our repurchase facilities. We have negotiated amendments to our Predecessor's repurchase facility documents with Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA to allow us to continue to utilize the facilities and to replace Two Harbors with Granite Point as guarantor under the facilities. The repurchase facility amendments will also increase the maximum facility amount of the Morgan Stanley Bank, N.A. facility to $600 million from $400 million and the maximum facility amount of the JPMorgan Chase Bank, National Association facility to $500 million from $250 million. In addition, we have negotiated repurchase agreements with Wells Fargo Bank, National Association for a maximum facility amount of approximately $375 million (with an option, to be exercised at Wells Fargo Bank, National Association's sole discretion after the closing of this offering, to increase the maximum facility amount to as much as approximately $470 million) and with Citibank, N.A. for a maximum facility amount of $250 million. Both the amendments to existing repurchase facility documents with Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA and the new repurchase agreements with Wells Fargo Bank, National Association and Citibank, N.A. will be effective concurrently with the closing of this offering, subject to customary closing conditions. Affiliates of Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Citibank, N.A., are serving as underwriters in this offering.

        We are also in discussions regarding the possibility of amending our Predecessor's short-term bridge repurchase facility documents to allow us to continue to utilize the facility largely for cash management activities and to replace Two Harbors with Granite Point as guarantor under the facility. We have not executed a binding commitment letter or any other definitive documentation with respect to the potential amendments to the repurchase facility documents and no assurances can be given that any amendments to the repurchase facility documents will be executed at all. Additionally, we may from time to time finance certain of our commercial real estate securities using individual repurchase agreements with various financing counterparties.

        Our repurchase agreements will effectively allow us to borrow against commercial real estate debt investments that we own in an amount equal to (i) the market value of the commercial real estate investment multiplied by (ii) the applicable advance rate. Under these agreements, we will sell our commercial real estate debt investments to a counterparty and repurchase the same commercial real estate debt investments from the counterparty at a price equal to the original sales price plus an interest factor. Our master repurchase facilities for senior mortgage loans have a funding spread of LIBOR plus 2.00% to 2.85%, average advance rates in the range of 65% to 80% and maturities of two to three years. At any point in time, the amounts and the cost of our repurchase borrowings will be based upon the assets being financed—higher risk assets will result in lower advance rates (i.e., levels of leverage) at higher borrowing costs and vice versa.

        During the 120 day lockup and for the period until Two Harbors distributes the shares of common stock of Granite Point, Two Harbors will consolidate Granite Point on its financial statements in accordance with GAAP. As a result of this common control, TH Commercial Holdings LLC, or TH Commercial, will remain an affiliate of TH Insurance Holdings Company LLC, or TH Insurance, a captive insurance company and a member of the Federal Home Loan Bank of Des Moines, or the FHLB. Currently, TH Insurance lends to TH Commercial under a note payable and TH Commercial pledges eligible CRE investments to the FHLB as collateral for TH Insurance's FHLB advances. We expect this relationship will remain for a limited transition period following the closing of this offering to assist with our cash management and operational processes as the CRE investments currently pledged to FHLB are released and transitioned to our repurchase facilities. The note payable to TH Insurance reflects terms consistent with TH Insurance's FHLB advances. As of March 31, 2017, TH Commercial's weighted average borrowing rate for the note payable to TH Insurance was 1.04%. Subsequent to our repayment of this note payable, we will no longer borrow from TH Insurance. As a result, we expect that our weighted average borrowing rate under our third-party repurchase agreements will be higher that these historical borrowing costs. See "—Risks Related to Our Financing and Hedging—An increase in our borrowing costs relative to the interest that we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution to stockholders."

        Over time, in addition to repurchase agreements, we may use other forms of leverage, including secured and unsecured warehouse and other credit facilities, securitizations, and public and private, secured and unsecured debt issuances by us or our subsidiaries.

        We are not required to maintain any particular debt-to-equity leverage ratio. The amount of leverage we may employ for particular investments will depend upon our Manager's assessment of the credit, liquidity, price volatility and other risks of those investments and the financing counterparties, and availability of particular types of financing at the time. Our decision to use leverage to finance our investments will be at the discretion of our Manager and will not be subject to the approval of our stockholders. Although we are not restricted by our governing documents in the amount of leverage that we may use, we plan to maintain appropriate controls to ensure prudent leverage levels appropriate to our portfolio. We currently expect that our initial leverage will not exceed, on a debt to equity basis, a ratio of 3-to-1 on a company basis. We will endeavor to match the terms and indices of our assets and liabilities, including in certain instances through the use of derivatives. We will also seek to minimize the risks associated with recourse borrowing. In addition, we may rely on short-term financing such as repurchase transactions under master repurchase agreements.

        Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from the Investment Company Act, we may, from time to time, engage in a variety of hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our cash flows. These hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. We expect these instruments will allow us to reduce, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our investments and to reduce the impact of changing interest rates on our earnings.

Investment Guidelines

        We anticipate that our board of directors will approve the following investment guidelines:

  •
  no investment shall be made that would cause us to fail to qualify as a REIT under the Code;

  •
  no investment shall be made that would cause us to be regulated or required to register as an investment company under the Investment Company Act;

  •
  we will primarily invest in our target investments, consisting of senior commercial mortgage loans, mezzanine loans, preferred equity, subordinated mortgage interests, real estate securities and other debt and debt-like commercial real estate investments;

  •
  not more than 25% of our equity capital will be invested in any individual asset without the prior approval of a majority of our board of directors;

  •
  any investment in excess of $300 million in an individual asset requires the prior approval of a majority of our board of directors; and

  •
  until appropriate investments in our target investments are identified, we may invest our available cash in interest-bearing, short-term investments, including money market accounts or funds, and corporate bonds, subject to the requires for our qualification as a REIT under the Code.

        These investment guidelines may be changed from time-to-time by our board of directors without our stockholders' consent, but we expect to disclose any material changes to our investment guidelines in the periodic quarterly and annual reports that we will file with the SEC. Our Manager is not subject to any limits or proportions with respect to the mix of target investments that we originate or acquire other than as necessary to maintain our qualification as a REIT and our exemption from registration under the Investment Company Act.

Investment Process

        Our investment strategy is implemented through a highly disciplined origination, underwriting, investment and portfolio management process developed by our senior CRE team over the course of their extensive careers in the commercial real estate finance industry. We invest significant time and resources in the early stages of our origination process and communicate frequently with our borrowers to provide feedback regarding business plan, terms and structure. This process emphasizes efficiency of our resources and increases the likelihood of closing the investment on the originally agreed to terms.

We focus on maintaining an investment process that provides transparency to our counterparties and imposes accountability on our origination team. We stress timely communication and information flow to help ensure we identify early and make high quality investments and actively monitor them with the goal of maximizing returns to our stockholders.

Origination and Sourcing

        Our origination strategy relies on our CRE team's extensive and longstanding relationships and contacts with a wide array of private equity firms, funds, REITs, and national, regional and local private owner/operators, brokers and co-lenders. Our CRE team's reach across the United States and active dialogue with market participants will allow us to source our target investments across geographical markets and property types. It has been the experience of our CRE team that having multiple lines of communication in a particular transaction (e.g., where our team has a pre-existing relationship with the borrower, the broker, and, where applicable, a co-lender) provides us with the best chance of originating and closing on an investment. This highly disciplined process is one of the reasons our senior CRE team has cultivated a reputation for being a reliable counterparty, which has led to multiple investment opportunities with repeat clients. We believe our team's industry associations and focus on client service will directly benefit our origination and sourcing capabilities and enable us to further develop and grow our investment portfolio.

Screening and Initial Review of Investment Opportunities

        Our CRE team members are in constant dialogue with potential borrowers, brokers and co-lenders regarding potential investment opportunities. As an opportunity deemed attractive by an originator materializes, our team prepares a high-level initial investment review for presentation at regularly-scheduled deal screen meetings with the intent to make an early assessment that allows our team to provide timely and meaningful feedback to our counterparties. These deal screening meetings which are held regularly involve our senior and junior level team members, and frequently include one or more of our Chief Executive, Investment and Operating Officers.

        Initial investment analysis includes a review of expected capital structure of the property, collateral assessment, key investment terms, sponsor review, business plan, anticipated exit strategy, and investment pricing on an absolute and relative basis. At the initial review, our CRE team determines whether the proposed investment can meet the appropriate risk and return criteria suitable to our investment strategy, as well as complement our existing investment portfolio. Additionally, each investment is screened to determine its impact on maintaining our REIT qualification and our Company's exemption from registration under the Investment Company Act.

Due Diligence and Detailed Investment Analysis

        As a potential investment reaches the stage of a signed term sheet, our CRE team engages in a more comprehensive and structured investment analysis process. We employ a fundamental, value-driven approach to underwriting and due diligence focused on rigorous, credit-oriented evaluation of the risk/return profile of an opportunity and the appropriate pricing and structure for the prospective investment. Detailed financial modeling and analysis is employed to focus on current and projected property cash flows, the merits of the owner's or sponsor's business plan and projections, and any risks associated with tenant credit quality, lease maturities, and property operating expenses. Cash flow and market comparable analyses are used to determine the current value of the collateral property, to assess the capacity to repay or refinance the debt upon maturity, and to understand sensitivities to various potential changes in property operating performance, market fundamentals and real estate capital markets.

        Our investment due diligence includes, among others, detailed reviews of:

  •
  Collateral:  property and market analysis, owner/sponsor business plan review, local market and sub-market diligence, tenant lease reviews, property visits, occupancy, rent and expense stress tests to determine cash flow variability, local market comparable property analysis, and obtaining third party reports including engineering, environmental, and appraisal.

  •
  Sponsor/Property Owner:  evaluation of historical performance and financial condition, specific local market and property type expertise, background checks and reputation.

  •
  Exit Strategy:  assessment of base case and stress case exit scenarios, alternative strategies including refinancing, property sales, amortization of principal, and other factors we believe to be important to our underwriting.

Investment Committee Process

        Since the establishment of our Predecessor, its investment process has included an Investment Committee approving all investments made in our Initial Portfolio. Our investment process will also include an establishment of an Investment Committee upon the closing of this offering to approve all investments we make. We anticipate that upon completion of full independent underwriting by our CRE team and a recommendation to proceed with an investment, the opportunity will be presented to our Investment Committee. We anticipate that the underwriting team will present a comprehensive approval memo regarding the investment to the Investment Committee for approval. The approval memo will provide an in-depth overview of the collateral, borrower, due diligence conducted, key financial metrics and analyses, as well as investment considerations and risk mitigants. All investments made by our company will require approval by our Investment Committee. Our Investment Committee will be comprised of our executive officers and other senior members of the CRE team, including: our President and Chief Executive Officer, John ("Jack") A. Taylor; our Chief Investment Officer, Stephen Alpart; our Chief Operating Officer, Steven Plust; and Managing Director, Peter Morral. Our Investment Committee expects to meet regularly to evaluate potential investments and review our investment portfolio. Additionally, the members of our Investment Committee will be available to guide our origination and CRE team throughout their evaluation, underwriting and structuring of prospective investments.

Closing

        As part of the closing process, the deal team will work with outside legal counsel to complete legal due diligence (including title and insurance review) and document each investment. Our deal team may, as appropriate, engage third party advisors and/or consultants to conduct an engineering and environmental review of the collateral property. Our deal team will also engage third-party primary servicers for our loan portfolio, with whom our senior CRE team has long standing relationships and prior experience.

Investment Management

        Our investment management strategy revolves around our origination and CRE teams maintaining accountability for each loan in our portfolio and is reflective of our overall credit culture. The team originating a loan remains responsible for monitoring and managing that investment from origination through repayment, sale or other resolution. Our investment management strategy is primarily focused on tracking the financial performance of the collateral, monitoring cash management and reserve accounts and ensuring that the borrower remains compliant with the terms of the loan. The deal team that originates the loan engages in periodic communication with the owner/sponsor to obtain updates on property performance and implementation of the sponsor's business plan, and attend to any requests for amendments or modifications. The deal team typically reviews significant items such as major leases, annual budgets, and, where applicable, property releases. The deal team participates in quarterly risk rankings of each investment. Annual site inspections of properties underlying the investments in our portfolio are performed. We engage third-party servicers to provide traditional servicing functions such as billing, collections and management of reserves. Our Chief Operating Officer will manage the relationship with our loan servicer and be the primary point of contact for investment management reporting. Any material loan modification or amendment will require the approval of our Investment Committee.

Regulation

        We will be required to maintain qualifications, approvals and licenses in a number of states in order to conduct our lending activities and own certain of our target investments. Licensing requirements vary considerably by state and may impose various different obligations on our business, including restrictions on loan origination activity; limits on finance charges, including type, amount and manner of charging fees; disclosure requirements; surety bond and minimum specified net worth requirements; periodic reporting requirements; notice requirements for changes in principal officers, directors or principal owners; and record keeping requirements. Additionally, our licensed entities will be required from time to time to submit to routine examinations by state regulatory agencies to ensure our compliance with applicable requirements. State licensing requirements can and do change as statutes and regulations are enacted, promulgated or amended, and the trend in recent years among federal and state lawmakers and regulators has been toward increasing laws, regulations and investigative proceedings in relation to the mortgage and finance industry generally. Obtaining and maintaining the appropriate qualifications, approvals and licenses will cause us to incur ongoing expenses and our failure to comply with applicable requirements would have a material adverse effect on us and our operations.

REIT Qualification

        In connection with this offering, we intend to elect and qualify as a REIT commencing with our initial taxable year ending on December 31, 2017. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our investments, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. In addition, any TRS we own will be subject to U.S. federal, state and local taxes on its income or property.

        See "Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items."

Investment Company Act

        We currently conduct, and intend to conduct, our operations so that neither we nor any of our subsidiaries are an "investment company" as defined in Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

        We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly owned or majority-owned subsidiaries, we are primarily engaged in non-investment company business related to real estate. In addition, we intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the Investment Company Act because less than 40% of our total assets on an unconsolidated basis will consist of "investment securities" (the "40% test"). Excluded from the term "investment securities" (as that term is defined in the Investment Company Act) are securities issued by majority-owned subsidiaries that are themselves not investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We will monitor our holdings to ensure ongoing compliance with this test.

        We hold our assets primarily through direct or indirect wholly owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. We will classify our assets for purposes of certain of our subsidiaries' Section 3(c)(5)(C) exclusion from the Investment Company Act based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. Based on such guidance, to qualify for the exclusion pursuant to Section 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in "qualifying" real estate assets and (ii) 80% of its assets in "qualifying" real estate assets and real estate-related assets. "Qualifying" real estate assets for this purpose include mortgage loans, certain B-Notes and certain mezzanine loans that satisfy various conditions as set forth in SEC staff no-action letters and other guidance, and other assets that the SEC staff in various no-action letters and other guidance has determined are the functional equivalent of senior mortgage loans for the purposes of the Investment Company Act. We treat as real estate-related assets, CMBS, B-Notes and mezzanine loans that do not satisfy the conditions set forth in the relevant SEC staff no-action letters and other guidance, and debt and equity securities of companies primarily engaged in real estate businesses. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to re-classify our assets for purposes of the Investment Company Act, including for purposes of our subsidiaries' compliance with the exclusion provided in Section 3(c)(5)(C) of the Investment Company Act.

        If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our ability to pay distributions to our stockholders. See "Risk Factors—Risks Related to Our Company—Maintaining our exemptions from registration as an investment company under the Investment Company Act imposes limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act" and "Business—Investment Company Act."

Competition

        We are engaged in a competitive business. Our net income depends, in part, on our ability to originate or acquire investments at favorable spreads over our borrowing costs. In our lending and investment activities, we compete for opportunities with a variety of institutional lenders and investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs have raised, or are expected to raise, significant amounts of capital, and may have investment objectives and strategies that overlap with ours, which may create additional competition for lending and investment opportunities.

        Some of our competitors may have a lower cost of funds and access to funding sources that may not available to us, such as the U.S. government. Many of our competitors are not subject to the operating constraints associated with REIT rule compliance or maintenance of an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we do, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms, and establish more relationships than us. Furthermore, competition for originations of and investments in our target investments may lead to decreasing yields, which may further limit our ability to generate desired returns.

        Additionally, the current administration has indicated that it may focus on issues relating to financial regulation, which could potentially relieve some of the current restrictions on financial institutions and allow them to more freely compete with our Company for our target investments. While there is much uncertainty regarding the timing and specifics of any policy changes, any such actions could affect our business.

        In light of this competition, we have access to our Manager's CRE team, their long tenured industry expertise and relationships, and our Manager's other professionals, which we believe provide us with a competitive advantage and will help us assess risks and determine appropriate risk and return parameters for our target investments. We believe that access to our Manager and its resources will enable us to compete more effectively and generate attractive investment opportunities for our portfolio. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face.

        For additional information concerning these competitive risks, see "Risk Factors—Risks Related to Our Lending and Investment Activities—We operate in a competitive market for investment opportunities and competition may limit our ability to originate or acquire desirable investments in our target investments and could also affect the pricing of these securities."

Employees

        We will be externally managed by our Manager pursuant to a management agreement between our Manager and us. Our executive officers serve as officers of our Manager. We do not have any employees. See "Our Manager and the Management Agreement—Management Agreement."

Legal Proceedings

        From time to time we, or our Manager may be involved in various legal claims and/or administrative proceedings that arise in the ordinary course of our business. To date, neither we, nor, to our knowledge, our Manager is party to any litigation or legal proceedings or, to the best of our knowledge, any threatened litigation or legal proceedings, which, in our or our Manager's opinion, individually or in the aggregate, would have a material adverse effect on our or our Manager's results of operations or financial condition.

MANAGEMENT

General

        We will be externally managed by Pine River Capital Management L.P., or PRCM, or our Manager. Pursuant to the terms of the management agreement, our Manager will provide us with our senior management team, including officers, along with appropriate support personnel. Each of our officers is an employee of our Manager. Our Manager will at all times remain subject to the supervision and oversight of our board of directors. We do not have any employees.

Our Directors, Director Nominees and Executive Officers

        Upon the closing of this offering, we will have a nine-member board of directors. We will enter into a Director Designation Agreement with Two Harbors pursuant to which Two Harbors, at the direction of its independent directors, will be entitled to designate three of these nine members for nomination for election, to serve following the closing of this offering and until our 2019 annual meeting of stockholders, each of whom must qualify as an independent director under the rules of the NYSE and SEC. Pursuant to our charter, our stockholders will elect each of our directors at each of our annual meetings to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualify. See "Certain Provisions of Maryland Law and Our Charter and Bylaws—Our Board of Directors." For a discussion of the compensation these directors will receive, see "—Corporate Governance—Director Compensation" below.

        Officers serve at the pleasure of our board of directors. The board of directors intends to generally appoint executive officers annually following our annual meeting of stockholders to serve until the meeting of the board of directors following the next annual meeting of stockholders.

        The following table sets forth certain information with respect to the individuals who currently serve as our directors and executive officers.

Name	Age	Position Held with Us
Executive Officers
John ("Jack") A. Taylor	61	President, Chief Executive Officer and Director
Stephen Alpart	53	Chief Investment Officer
Steven Plust	58	Chief Operating Officer
Marcin Urbaszek	41	Chief Financial Officer
Rebecca B. Sandberg	45	General Counsel and Secretary
Directors
William Roth	60	Director
Thomas E. Siering	57	Director
Brian C. Taylor	52	Chairman of the Board
Tanuja M. Dehne(2)(3)*	45	Independent Director
Martin A. Kamarck(2)(3)*	68	Independent Director
Stephen G. Kasnet(1)*	72	Independent Director
W. Reid Sanders(1)(2)*	66	Independent Director
Hope B. Woodhouse(1)(3)*	61	Independent Director

*
This individual has agreed to become a member of our board of directors upon the completion of this offering and is expected to be an independent director.

(1)
Member of the Audit Committee upon effectiveness of the registration statement of which this prospectus forms a part.

(2)
Member of the Compensation Committee upon effectiveness of the registration statement of which this prospectus forms a part.

(3)
Member of the Nominating and Corporate Governance Committee upon effectiveness of the registration statement of which this prospectus forms a part.

Executive Officers

        John ("Jack") A. Taylor has served as one of our directors and as our Chief Executive Officer since inception. Mr. Taylor has also served as Global Head of Commercial Real Estate and a member of the Investment Committee of PRCM's Commercial Real Estate Group since November 2014. Prior to joining PRCM, Mr. Taylor served as a Managing Director and Head of Global Real Estate Finance for Prudential Real Estate Investors from 2009 to November 2014. Mr. Taylor was also a member of the Global Management Committee and chaired the Global Investment Committee for debt and equity. From 2003 to 2007, Mr. Taylor was a partner at Five Mile Capital Partners LLC. Prior to Five Mile Capital, he was co-head of real estate investment banking for the Americas and Europe at UBS. He previously led the Real Estate Group at Paine Webber and served on the firm's Operating Committee. Previously, Mr. Taylor was head trader and manager of the CMBS and Principal Commercial Mortgage business for Kidder, Peabody & Co., Inc. Mr. Taylor was a founding governor of the Commercial Mortgage Securities Association (now the Commercial Real Estate Finance Council) and a member of the President's Council of the Real Estate Roundtable. Mr. Taylor received a J.D. from Yale Law School, a MSc. in international relations from the London School of Economics and Political Science, and a B.A. in philosophy from the University of Illinois. We believe Mr. Taylor is qualified to serve as a director because of the depth of his commercial real estate and investment experience and his experience with our Manager and his role as Chief Executive Officer and President of our Company.

        Stephen Alpart has served as our Chief Investment Officer since inception. Mr. Alpart has also served as a Managing Director and a member of the Investment Committee of PRCM's Commercial Real Estate Group since November 2014. Prior to joining PRCM, Mr. Alpart served as a Managing Director in Prudential's Global Real Estate Finance Group, focused on the United States from 2009 to November 2014. Previously, Mr. Alpart was a Managing Director in the Real Estate Groups at PaineWebber and UBS, where he focused on originating, underwriting and closing large structured commercial real estate loans for private equity firms and owner/operators. He has worked in real estate finance and debt investing for over 20 years in a variety of functions including third-party funds management, proprietary on-book lending, transaction advisory business, loan syndications and loan sales, and workouts/restructurings. His areas of responsibility have included origination, underwriting, credit review, structuring, pricing, negotiation, documentation, closing, and investment and portfolio management, workouts and restructurings and sub-performing and non-performing loan sales. Mr. Alpart received a Master's in Business Administration, Finance and Real Estate from New York University and a B.S. in Business Administration, Accounting and Economics from Washington University.

        Steven Plust has served as our Chief Operating Officer since inception. Mr. Plust has also served as a Managing Director and a member of the Investment Committee of PRCM's Commercial Real Estate Group since November 2014. Prior to joining PRCM, Mr. Plust served as a Managing Director in Prudential's Global Real Estate Finance Group from 2009 to November 2014, focused on the United States. He has over 25 years of experience in real estate finance and capital markets. He was an active advisor to the Resolution Trust Corporation in the development and implementation of their securitization programs. Mr. Plust has worked for over 20 years in principal investing platforms on Wall Street and in investment management, where he has been primarily responsible for transaction pricing and structuring, credit risk assessment, and analysis of complex transactions and multi-asset portfolios. Mr. Plust received a Master's in Business Administration from Columbia University and a B.S. in Chemistry from Rensselaer Polytechnic Institute.

        Marcin Urbaszek has served as our Chief Financial Officer since inception. Mr. Urbaszek joined PRCM in May 2013 and has spent the majority of his time serving as Managing Director of Two Harbors focusing on strategy, corporate development and capital markets activities. Prior to joining PRCM, Mr. Urbaszek worked at Credit Suisse in the Financial Institutions Group, Investment Banking, serving in various capacities from 2006 to April 2013, most recently as a team lead and partner on coverage and strategic transaction execution for residential and commercial mortgage companies, banks and other specialty consumer and commercial lenders. He has over 16 years of experience in various areas of finance including corporate finance, capital markets, and equity research, with the last 12 years dedicated to financial institutions. Over the course of his career, Mr. Urbaszek has been primarily responsible for transaction advisory, structuring, negotiation and execution, as well as financial planning and analysis. Mr. Urbaszek received a Bachelor of Business Administration in Finance with a Minor focused on Financial Accounting & Economics from Zicklin School of Business, Bernard M. Baruch College, CUNY. Mr. Urbaszek is a CFA® Charterholder.

        Rebecca B. Sandberg has served as our general counsel since inception. Ms. Sandberg is the General Counsel of Two Harbors Investment Corp. Ms. Sandberg has served as General Counsel and Secretary of Two Harbors since March 2013, after serving as Deputy General Counsel and Secretary of Two Harbors since May 2012. From 2010 to May 2012, Ms. Sandberg served as Senior Counsel to Two Harbors. Prior to joining Two Harbors, Ms. Sandberg was in private practice where she advised clients primarily in the areas of securities laws, mergers and acquisitions, private capital markets transactions, corporate governance and general corporate law. From 2007 to 2010, Ms. Sandberg was a Senior Associate at Stoel Rives LLP and from 2006 to 2007 she was a Senior Associate at Fulbright & Jaworski LLP. Prior to that, Ms. Sandberg was an Associate at Lindquist & Vennum PLLP. She received a B.A. from the University of Minnesota and a J.D. from William Mitchell College of Law.

Non-Employee Directors

        William Roth has served as a director of our company since May 2017. Mr. Roth is also a member of the board of directors of Two Harbors (NYSE: TWO), and has served as their Chief Investment Officer since January 2013 after serving as Co-Chief Investment Officer from October 2009 until January 2013. Mr. Roth is a Partner of Pine River and is a Director of the Pine River Foundation, an affiliate of our Manager. Prior to joining Pine River in 2009, Mr. Roth was at Citigroup and its predecessor firm, Salomon Brothers Inc., for 28 years where he was named a Director in 1987 and a Managing Director in 1997. From 2004 to 2009, Mr. Roth managed a proprietary trading book at Citigroup with particular focus on mortgage and asset-backed securities. From 1994 to 2004, Mr. Roth was part of the Salomon/Citi New York Mortgage Sales Department. From 1981 to 1994, Mr. Roth was based in Chicago and managed the Chicago Financial Institutions Sales Group for Salomon Brothers. He received an M.B.A. with a concentration in Finance from the University of Chicago Graduate School of Business in 1981, and a B.S. in Finance and Economics from Miami University in Oxford, Ohio in 1979. We believe Mr. Roth is qualified to serve as a director because of his investment and trading expertise as well as his knowledge of our Manager and its affiliate organizations, which helps ensure that adequate resources are devoted to our company by our Manager.

        Thomas E. Siering has served as a director of our company since May 2017. Mr. Siering is also a member of the board of directors of Two Harbors (NYSE: TWO), and has served as their Chief Executive Officer and President since May 2009. Since 2012, Mr. Siering also served as a former director on the board of directors of Silver Bay Realty Trust Corp., which is a real estate investment trust focused on single-family properties for rental income. Mr. Siering is a Partner of Pine River and is a Director of the Pine River Foundation, an affiliate of our Manager. Prior to joining Pine River in 2006, Mr. Siering was head of the Value Investment Group at EBF & Associates, a private investment firm, from 1989 until 2006. During that period, he was also the manager for Merced Partners, LP, a private investment firm, and Tamarack International Limited, a closed end, non-diversified investment management company. Mr. Siering was named a Partner at EBF & Associates in 1997. Mr. Siering joined EBF & Associates in 1989 as a trader. From 1987 to 1989, Mr. Siering held various positions in the Financial Markets Department at Cargill, Inc. From 1981 until 1987, Mr. Siering was employed in the Domestic Soybean Processing Division at Cargill in both trading and managerial roles. Mr. Siering holds a B.B.A. from the University of Iowa with a major in Finance. We believe Mr. Siering is qualified to serve as a director because of his investment and trading expertise as well as his knowledge of our

Manager and its affiliate organizations, which helps ensure that adequate resources are devoted to our company by our Manager.

        Brian C. Taylor is the chairman of our board of directors. Mr. Taylor has been a director of our company since May 2017. Mr. Taylor also serves as a member of the board of directors of Two Harbors (NYSE: TWO). Mr. Taylor is the Chief Executive Officer of Pine River, which he founded in 2002. Prior to Pine River's inception, Mr. Taylor was with EBF & Associates from 1988 to 2002; he was named head of the convertible arbitrage group in 1994 and Partner in 1997. His responsibilities included portfolio management, marketing, product development and trading information systems development. Mr. Taylor received a B.S. from Millikin University in Decatur, Illinois and an M.B.A. from the University of Chicago. Mr. Taylor passed the Illinois Certified Public Accountant Examination in 1986. Mr. Taylor currently serves on the board of directors for Northside Achievement Zone. He also previously served as a director and Chairman of Silver Bay Realty Trust Corp. from 2012 to 2014. We believe Mr. Taylor is qualified to serve as a director because of his investment and trading expertise as well as his knowledge of our Manager and its affiliate organizations. He is able to help ensure that adequate resources are devoted to the company by our Managers. Mr. Taylor plays a key liaison role between day-to-day management of the company and our independent directors.

        Tanuja M. Dehne will be appointed to our board of directors in connection with this offering. From December 2012 until May 2017, Ms. Dehne served as an independent director of Silver Bay Realty Trust Corp. From October 2014 through April 2016, Ms. Dehne was the Executive Vice President and Chief Administrative Officer and Chief of Staff of NRG Energy, Inc. (NYSE: NRG), a publicly listed power generation and retail electricity company. In this role, Ms. Dehne oversaw NRG's Human Resources, Information Technology, Communications, Corporate Marketing and Sustainability Departments, including the company's charitable giving program, M&A integrations and Big Data Analytics. Prior to these positions, Ms. Dehne was the Senior Vice President, Human Resources of NRG since 2011 where she led NRG's Human Resources department, which handled all HR functions—including talent management, organizational development, benefits, compensation, labor and employee relations, payroll and HR information systems—for more than 8,000 employees. Under her leadership, the department received recognition as Delaware Valley's 16th Annual HR Department of the Year for service excellence and strategic impact on the company. From 2004 to 2011, Ms. Dehne served as the Corporate Secretary of NRG, leading corporate governance and corporate transactions, including financing, mergers and acquisitions, public and private securities offerings, securities and stock exchange matters, and reporting compliance. Prior to joining NRG, Ms. Dehne practiced corporate law as a member of Saul Ewing LLP's business department. Ms. Dehne received a J.D. from Syracuse University, an M.A. from the University of Pennsylvania in political science and a B.A. from Lafayette College. We believe Ms. Dehne is a qualified director because of her broad public-company experience, including her knowledge of corporate governance, securities law, human resources and complex transactions.

        Martin A. Kamarck will be appointed to our board of directors in connection with this offering. Mr. Kamarck has over 40 years of experience in business and law in both the public and private sectors. He has served as the head of structuring at Elanus Capital Management, LLC, an alternative asset manager since January 2011. Prior to that time, from 1999 to 2005 Mr. Kamarck was the President of Radian Asset Assurance Inc., the financial guarantee arm of Radian Group Inc. (NYSE: RDN). Prior to his time at Radian, Mr. Kamarck served as Chairman of the Export-Import Bank of the United States and Co-Head of Structured Finance and General Counsel at Financial Guaranty Insurance Company. Mr. Kamarck began his professional career as an attorney with Morrison & Foerster LLP at which he ultimately became a Partner and head of the securitization practice. Mr. Kamarck received a B.A. in English Literature from Haverford College in 1971 and a J.D. from Stanford Law School in 1975. We believe Mr. Kamarck is qualified to serve as a director because of his background in the financial services industry and experience serving in executive management roles.

        Stephen G. Kasnet will be appointed to our board of directors in connection with this offering. Mr. Kasnet also serves as a director of Two Harbors Investment Corp. (NYSE: TWO) and previously served as a director of Silver Bay Realty Trust Corp. Mr. Kasnet was also a director of Columbia Laboratories, Inc., a specialty pharmaceuticals company (NASDAQ: CBRX), now Juniper Pharmaceuticals, from August 2004 to June 2015, including as Chairman of the Board from November 2004 to June 2015. From 2007 to 2009, Mr. Kasnet was the Chairman of Dartmouth Street Capital LLC, a private investment firm. He was also the President and Chief Executive Officer of Raymond Property Company LLC, a real estate company, from 2007 through October 2009. From 2000 to 2006, he was President and Chief Executive Officer of Harbor Global Company, Ltd., an asset management, natural resources and real estate investment company, and President of the PIOglobal, a Russian real estate investment fund. From 1995 to 1999, Mr. Kasnet was a director and member of the Executive Committee of The Bradley Real Estate Trust. He was Chairman of Warren Bank from 1990 to 2003. Mr. Kasnet has also held senior management positions with other financial organizations, including Pioneer Group, Inc., First Winthrop Corporation and Winthrop Financial Associates, and Cabot, Cabot and Forbes. He serves as Chairman of the Board of Rubicon Ltd., a forestry company, as a director of Tenon Ltd., a wood products company, as a director of First Ipswich Bancorp, a bank owned by Brookline Bancorp, and as a director of GoodBulk, Ltd., a cargo company. He is also a trustee of the board of the Governor's Academy, a private coed boarding high school in Byfield, Massachusetts. Mr. Kasnet received a B.A. from the University of Pennsylvania. We believe Mr. Kasnet is a qualified director based on his real estate knowledge and his past and current experience as a director of other public companies.

        W. Reid Sanders will be appointed to our board of directors in connection with this offering. Mr. Sanders currently serves as the President of Sanders Properties, Inc., a real estate company. Mr. Sanders is also a director, member of the audit committee, member of the compensation committee, and member of the risk oversight committee of Two Harbors Investment Corp. (NYSE: TWO) and previously served as a director of Silver Bay Realty Trust Corp. He also serves as a director and member of the audit committee and investment committee of Mid-America Apartment Communities, Inc. (NYSE: MAA), a Delaware real estate investment trust that owns and operates apartment complexes. Mr. Sanders is also a member of the board, executive committee and compensation committee of Independent Bank, a bank holding company; serves on the investment committee at Cypress Realty, a commercial real estate company; and is on the advisory board of SSM Venture Partners III, L.P., a private venture capital firm. He is the former chairman of the board of Two Rivers Capital Management, and his former directorships include Harbor Global Company Ltd., an asset management, natural resources and real estate investment company, PioGlobal Asset Management, a Russian private investment management company, The Pioneer Group Inc., a global investment management firm, and TBA Entertainment Corporation, a strategic communications and entertainment marketing company. Mr. Sanders was the co-founder and former Executive Vice President of Southeastern Asset Management, and the former President of Longleaf Partners Mutual Funds, a family of funds in Memphis from 1975 to 2000. He served as an Investment Officer at First Tennessee Investment Management, the investment management division of First Horizon National Corporation, from 1973 to 1975. Mr. Sanders worked in Credit Analysis and Commercial Lending at Union Planters National Bank from 1971 to 1972. Mr. Sanders is a trustee of the Hugo Dixon Foundation, the Dixon Gallery and Gardens, the Hutchison School, Rhodes College, and the Tennessee Shakespeare Company, and is a former trustee of The Jefferson Scholars Foundation and the Campbell Clinic Foundation. He received a B.A. in Economics from the University of Virginia. We believe Mr. Sanders is a qualified director because of his experience in real estate investments and his public company expertise.

        Hope B. Woodhouse will be appointed to our board of directors in connection with this offering. Ms. Woodhouse has over 25 years of experience in the financial services industry at top-ranked, global alternative asset management firms and broker dealers. Ms. Woodhouse has served as a director of Two

Harbors Investment Corp. (NYSE: TWO) since May 2012. From 2005 to 2009, she served as Chief Operating Officer and as a member of the management committee for Bridgewater Associates, Inc. Between 2003 and 2005, Ms. Woodhouse was President and Chief Operating Officer of Auspex Group, L.P., and was Chief Operating Officer and a member of the management committee of Soros Fund Management LLC from 2000 to 2003. Prior to that, she held various executive leadership positions, including Treasurer of Funds at Tiger Management L.L.C. from 1998 to 2000 and Managing Director of the Global Finance Department at Salomon Brothers Inc. from 1983 to 1998. She has previously served as a director of Piper Jaffray Companies (NYSE: PJC) and as a member of its audit and compensation committees, Seoul Securities Co. Ltd., Soros Funds Limited and The Bond Market Association. Ms. Woodhouse also serves on the boards of Bottom Line New York, the Kindergarten Reading Collaborative, Children's Services Advisory Committee and the John's Island Community Service League and is a trustee of the Tiger Foundation, and a member of the investment committee at Phillips Academy, Andover, Massachusetts. Ms. Woodhouse received an A.B. degree in Economics from Georgetown University and an M.B.A. from Harvard Business School. We believe Ms. Woodhouse is qualified to serve as a director because of her background in the financial services industry and her experience serving in executive management roles.

Board of Directors and Committees

        Our business will be managed by our executive officers and our Manager, subject to the supervision and direction of our board of directors. We expect that our board of directors will determine that at the time of effectiveness of the registration statement of which this prospectus forms a part, five of our nine directors, constituting a majority, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act.

        Our board of directors will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee

        Upon the closing of this offering, we expect to have an audit committee, consisting of Messrs. Kasnet and Sanders and Ms. Woodhouse. Our Audit Committee will be responsible for engaging our independent registered public accounting firm, preparing Audit Committee reports, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls.

        Our Audit Committee will at all times be composed exclusively of "independent directors" as defined under the NYSE listing standards and who otherwise meet the NYSE listing standards. Each member of our Audit Committee will also be financially literate, in that they are able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

        In addition, as a listed company, we must certify that our Audit Committee will need to have at least one member who is financially sophisticated in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual's financial sophistication. Our Board of Directors has determined that each of Mr. Kasnet and Ms. Woodhouse satisfies the definition of financial sophistication and also qualifies as an "audit committee financial expert," as defined under rules and regulations of the SEC.

Compensation Committee

        Upon the closing of this offering, we expect to have a compensation committee, consisting of Messrs. Kamarck and Sanders and Ms. Dehne. The principal functions of our Compensation Committee will be to:

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  evaluate the performance of our executive officers;

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  in consultation with senior management, establish the company's general compensation philosophy and review the compensation philosophy of our Manager;

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  evaluate the performance of our Manager;

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  review the compensation and fees payable to our manager under the management agreement;

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  review the compensation and fees payable to any affiliates of our Manager or any other related party;

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  prepare Compensation Committee reports;

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  make recommendations to our Board of Directors with respect to our incentive compensation plans and equity-based plans; and

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  administer the issuance of any common stock or other equity awards issued to employees of our Manager who provide services to us.

        Our Compensation Committee will review and makes recommendations to our Board of Directors regarding the compensation of our independent directors.

Nominating and Corporate Governance Committee

        Upon the closing of this offering, we expect to have a corporate governance committee, consisting of Mses. Dehne and Woodhouse and Mr. Kamarck.

        Our Nominating and Corporate Governance Committee will be responsible for seeking, considering and recommending to our Board of Directors qualified candidates for election as directors and approve and recommend to the full Board of Directors the appointment of each of our executive officers. It will also periodically prepare and submit to our Board of Directors for adoption its selection criteria for director nominees. It will review and make recommendations on matters involving the general operation of our Board of Directors and our corporate governance, and annually will recommend to our Board of Directors nominees for each committee of our Board of Directors. In addition, the Nominating and Corporate Governance Committee will annually facilitate the assessment of our Board of Directors' performance and report thereon to our Board of Directors.

        Our Nominating and Corporate Governance Committee will consider the following factors in making its recommendations to the Board of Directors: background experience, skills, expertise, accessibility and availability to serve effectively on the Board of Directors. The Nominating and Corporate Governance Committee will also conduct inquiries into the background and qualifications of potential candidates.

        Our Nominating and Corporate Governance Committee's purpose and responsibilities are more fully set forth in its charter.

Corporate Governance

Code of Business Conduct and Ethics

        We will adopt a code of business conduct and ethics that will apply to all of our directors and employees (if any), including our principal executive officer, principal financial officer and principal accounting officer, and to all of the officers and employees of our Manager and its affiliates who provide services to us. Our code of business conduct and ethics will be available on our website upon the closing of this offering.

        Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or a committee thereof and will be promptly disclosed on the corporate governance section on our corporate website as required by law or stock exchange regulation.

Director Compensation

        We have not paid any cash compensation or granted any equity awards to any of the members of our board of directors since our incorporation. We do not have, and we do not currently intend to adopt, any plans or programs for our directors that provide for pension benefits or the deferral of compensation.

        Any member of our board of directors who is also an employee or partner of our Manager, or any of its affiliates, will not receive any compensation from us for serving on our board of directors.

        Upon completion of this offering, each independent director will receive fees for their service as follows:

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  each independent director will receive an annual fee of $100,000;

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  the lead independent director will receive an additional annual fee of $35,000; and

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  the audit committee chair will receive an additional fee of $15,000.

        The above fees will be payable half in cash and half in fully-vested shares of our common stock. The cash portion of the fee will be paid in quarterly installments and prorated in the case of service for less than the entire quarter. The stock portion of the fee will be granted pursuant to a stock award agreement under the 2017 Equity Incentive Plan on the date of the annual meeting of stockholders at which such director is elected or re-elected and the number of shares subject to issuance will be based on the closing sale price for the regular trading session of our common stock on the NYSE on the date of grant. Director fees for independent directors who are appointed to serve on the board of directors for a partial term will be prorated from the date of appointment through the date of the next annual meeting of stockholders. Directors will also be reimbursed for their reasonable out-of-pocket expenses in connection with their attendance at board and committee meetings. Each independent director on our board of directors on the closing of this offering will receive a grant of fully-vested shares of our common stock on that date in an amount prorated through the estimated date of our first annual meeting of stockholders and the number of shares subject to issuance will be based on the initial public offering price.

Stock Ownership Guidelines

        Our stock ownership guidelines require each director to own at least $200,000 of shares of our common stock within five years of being elected to our board of directors and thereafter so long as such person continues to serve as a director. Restricted common stock awards, including unvested restricted stock, granted in respect of annual director fees or otherwise are counted toward achieving the stock ownership guidelines.

Executive Officer Compensation

        We are externally managed by our Manager under the terms of the management agreement, pursuant to which our Manager provides us with all of the personnel required to manage our operations, including our executive officers. Since our formation, we have not paid any compensation to our executive officers and have not made any grants of plan-based awards, stock options or stock grants of any kind to them. We do not provide any of our executive officers with pension benefits or nonqualified deferred compensation plans. We do not have any employment agreements with any persons and are not obligated to make any payments to any of our executive officers upon termination of employment or a change in control of the company.

        We have not paid, and we do not currently intend to pay, any cash compensation to any of our officers, and we do not currently intend to adopt any policies with respect thereto. We have engaged our Manager pursuant to the terms of the management agreement. Under the management agreement, our Manager has agreed to provide us with a management team, including a chief executive officer and/or president, chief financial officer and general counsel or similar positions along with appropriate support personnel. Our officers are employees of an affiliate of our Manager and receive compensation therefrom. Our Manager makes all decisions relating to the compensation of such officers based on factors it deems appropriate. Except as specifically excluded from our reimbursement obligations under the management agreement, we directly or indirectly reimburse our Manager for our allocable share of compensation paid to our chief financial officer and general counsel. The fees that we pay our Manager under the management agreement provides an additional source of funds that our Manager may use to compensate our officers. See "Our Manager and the Management Agreement" for a description of the terms of the management agreement, including the fees payable to our Manager thereunder and our reimbursement obligations to our Manager.

Corporate Governance Guidelines

        In order to foster the highest standards of ethics and conduct in all of our business relationships, our board of directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines, which cover a wide range of business practices and procedures that apply to all of our directors, officers and employees.

2017 Equity Incentive Plan

        We will adopt prior to the completion of this offering, the 2017 Equity Incentive Plan, or 2017 Plan, to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including certain personnel of our Manager and their respective affiliates. The 2017 Plan permits the granting of stock options, restricted shares of common stock, phantom shares, dividend equivalent rights (or DERs), and other equity-based awards.

Administration

        The 2017 Plan will be administered by the compensation committee appointed by our board of directors. The compensation committee, appointed by our board of directors, will have the full authority to administer and interpret the 2017 Plan; to authorize the granting of awards; to determine the eligibility of directors, officers, advisors, consultants and other personnel, including personnel of our Manager and its affiliates, to receive an award; to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2017 Plan); to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2017 Plan); to prescribe the form of instruments evidencing awards; and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2017 Plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The compensation committee administering the 2017 Plan will consist of three directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code. References below to the compensation committee include a reference to the board of directors for those periods in which the board of directors is acting as the administrator of the 2017 Plan.

Available Shares

        The maximum number of shares available for grant and issuance under the 2017 Plan pursuant to awards (other than DERs) will be equal to the lesser of (i) 3,242,306 shares of our common stock and (ii) 7.5% of the outstanding shares of our common stock as measured as of immediately following the closing of this offering. All of the shares reserved under the 2017 Plan may be issued as incentive stock options. In the case of grants intended to qualify for relief from the limitations of Section 162(m) of the Code, the maximum number of shares that may underlie awards over any three-year period to any eligible person may not exceed 1,500,000 as options and 600,000 as other grants. The maximum number of shares subject to awards granted under the 2017 Plan or otherwise during any one fiscal year to any member of the board of directors for services on the board of directors, taken together with any cash fees paid by us to such individual during such fiscal year for service as a member of the board of directors, will not exceed $500,000 in total value.

        If an award granted under the 2017 Plan expires, terminates, or is forfeited, the shares subject to any portion of the award that expires, terminates, or is forfeited without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. In addition, shares underlying any phantom shares or DERs paid out in cash may again be made the subject of grants under the 2017 Plan. However, any shares tendered or withheld in payment of an option exercise price or to satisfy a participant's tax withholding obligations with respect to a stock award will not become available again for issuance. In addition, any shares that are not issued to a participant upon the exercise of his or her option, because he or she elected to receive cash, and any shares that have been repurchased by us using stock option exercise proceeds will not become available again for issuance. Plan termination will not affect the rights and obligations of those with outstanding grants then in effect. No award may be granted under the 2017 Plan to any person who, assuming payment of all awards held by such person, would own or be deemed to own more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock.

Awards under the Plan

        Restricted Shares of Common Stock.    A restricted share award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, that the compensation committee may impose at the date of grant. Grants of restricted shares of common stock may be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times and under such circumstances, including a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Unless otherwise provided in the grant agreement, after the termination of service of a participant by the company or its affiliates for cause or by the participant for any reason (other than the participant's death, disability or retirement), then all restricted shares of common stock still subject to restrictions shall be forfeited (and if applicable, repurchased by the company for the lesser of cost or fair market value). If the termination is due to death, disability or retirement, or such termination is by the company or its affiliates other than for cause, then all restrictions on restricted shares of common stock granted to the participant will lapse. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including the right to vote and the right to receive dividends on the restricted shares of common stock. Dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock. In addition, dividends otherwise owed on restricted shares that vest based on performance measures shall not be paid unless and until the performance measurements are met.

        Phantom Shares.    Phantom shares, when issued, will reduce the number of shares available for grant under the 2017 Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair value of a share of common stock, or, if provided by the compensation committee, the right to receive the fair value of a share of common stock in excess of a base value established by the compensation committee at the time of grant. Unless otherwise provided in the grant agreement, after the termination of service of a participant by the company or its affiliates for cause, then all phantom shares shall be forfeited (whether or not then vested). If the termination is due to death, disability or retirement, or such termination is by the company or its affiliates other than for cause, then all phantom shares granted to the participant will become immediately vested. If the termination is by the participant for any reason (other than the participant's death, disability or retirement), then all unvested phantom shares will be forfeited. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the compensation committee, as may be provided by the compensation committee at the time of grant). The compensation committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years. The compensation committee may determine that the holders of awards of phantom shares will be entitled to receive dividend equivalents, which shall be payable at such time that dividends are paid on outstanding shares. However, dividends otherwise owed on phantom shares that vest based on performance measures shall not be paid unless and until the performance measures are met.

        Stock Options.    A stock option award is an award of the right to purchase a specific number of shares of common stock at a fixed exercise price determined on the date of grant. Stock option awards may either be incentive or non-qualified stock options; provided that incentive stock options may only granted to our employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. An incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The compensation committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or cancellation of indebtedness acceptable to the compensation committee. Subject to the provisions of the 2017 Plan, the compensation committee determines the remaining terms of the options (e.g., vesting). Unless otherwise provided in the grant agreement, after the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for three months following the date of termination, except that if the participant terminates or is terminated for cause, no exercise after termination is permitted. If termination is due to death, the option, to the extent vested, will remain exercisable for 12 months. If the termination is due to retirement or disability, the option, to the extent vested, will remain exercisable for 24 months. In no event may an option be exercised later than the expiration of its term. A participant shall have no rights as a stockholder until the participant exercises the option and the stock certificate is issued to the participant. Without stockholder approval, the compensation committee may not permit any "repricing," meaning any reduction in exercise price or cancellation of an option in exchange for an option with a lower exercise price or a cancellation of an option for cash or another grant if the exercise price of the option is greater than the fair market value of the shares subject to the option at the time of cancellation, other than in conjunction with a change of control or other anti-dilution adjustments permitted.

        DERs.    An award of DERs represents the right to receive (or have credited) the equivalent value (in cash, common stock or a combination of both, as determined by the compensation committee at the time of grant) of dividends paid on common stock. A participant holding DERs receives a credit for dividends declared on common stock on each dividend payment date during the period between (x) the date the award is granted to the participant and (y) the date the award is exercised, vests or expires, as determined by the compensation committee. The specific terms of a DER will be established by the compensation committee in its discretion.

        Other Share-Based Awards.    The 2017 Plan authorizes the granting of other awards based upon shares of our common stock, including the grant of shares without conditions (including the grant of shares without conditions to our independent directors), the grant of shares based upon certain conditions, grants of restricted stock units and the grant of securities convertible into common stock, subject to terms and conditions established at the time of grant.

        Performance Awards.    The compensation committee may, in its discretion, grant awards based on performance goals, which are intended to qualify for an exception from the limitation imposed by Section 162(m) of the Code. Such performance-based awards will result in a payment to a participant only if performance goals established by the compensation committee are achieved, as determined by the compensation committee, and any other applicable vesting provisions are satisfied. For purposes of such awards, the performance goals may be one or more of the following, as determined by the compensation committee: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in our financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cash and/or funds available for distribution, (x) appreciation in the fair market value of our common stock, (xi) return on investment, (xii) total return to stockholders (meaning the aggregate of our common stock price appreciation and dividends paid (assuming full reinvestment of dividends) during the applicable period), (xiii) net earnings growth, (xiv) stock appreciation (meaning an increase in the price or value of our common stock after the date of grant of an award and during the applicable period), (xv) related return ratios, (xvi) increase in revenues, (xvii) our published ranking against our peer group of real estate investment trusts based on total stockholder return, (xviii) net earnings, (xix) changes (or the absence of changes) in the per share or aggregate market price of our common stock, (xx) number of securities sold, (xxi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period and (xxii) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in our financial reports for the applicable period).

        To the extent permitted by Section 162(m) of the Code, the compensation committee may provide for objectively determinable adjustments at the time of establishing the performance goals for each performance period, including among other things, adjustments to items related gain, loss, profit or expense: (A) determined to be unusual or infrequently occurring items in each case as deferred in accordance with GAAP, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, and/or (E) attributable to the business operations of any entity acquired by the Company during the fiscal year.

Prohibitions on Transfers of Options

        No option shall be assignable or transferable, except by will or the laws of descent and distribution of the state wherein the participant is domiciled at the time of his death; provided, however, that the compensation committee may (but need not) permit other transfers, where the compensation committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any option intended to be an incentive stock option to fail to be described in Section 422(b) of the Code and (iii) is otherwise appropriate and desirable. Such transfers must be made without consideration and only to family members (or pursuant to a qualified domestic relations order in the event of divorce of a participant) or to trusts or other entities for the benefit of family members. The compensation committee may also allow transfers to nonprofit organizations exempt from tax under Section 501(c)(3) of the Code.

Change of Control

        Under the 2017 Plan, a "change of control" is generally defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares or outstanding shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger or consolidation where our stockholders immediately prior to such event would not, immediately after such merger or consolidation, beneficially own shares representing in the aggregate more than 50% of the voting power of the surviving or resulting entity in substantially the same proportion as such stockholders' ownership immediately prior to the merger or consolidation; (iv) during any 24-calendar-month period, our directors, including subsequent directors recommended or approved by our directors, but excluding directors who became directors as a result of an actual or threatened election contest or consent solicitation, at the beginning of such period cease for any reason other than due to death to constitute a majority of our board of directors; or (v) consummation of a stockholder approved liquidation or dissolution. Notwithstanding the foregoing, no event or condition described in clauses (i) through (v) above shall constitute a change of control if it results from a transaction between us and our external manager or an affiliate of our external manager.

        Upon a change of control, the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change of control, but only if the compensation committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments). Unless otherwise provided in the grant agreement or by the compensation committee, all grants under the 2017 Plan (including DERs) shall be deemed fully vested, and all restrictions and conditions on such grant shall lapse, if a participant is terminated other that for cause or good reason (as defined by the compensation committee) within twenty-four months of a change of control. The settlement date for phantom shares shall be the date of such change of control and all amounts due with respect to phantom shares to a participant hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such change of control, unless such participant elects otherwise in accordance with procedures established by the compensation committee.

        Upon a change of control or the dissolution or liquidation of the Company, if the outstanding grants are not assumed or substituted for new grants by the successor entity or parent thereof (with appropriate adjustments as applicable), the 2017 Plan and all outstanding grants shall terminate as of such transaction. In the event of such termination, all outstanding options and grants shall be exercisable in full, if applicable, for at least fifteen days prior to such termination, whether or not otherwise exercisable during such period.

Amendments and Termination

        Our board of directors may amend, alter or discontinue the 2017 Plan but cannot take any action that would impair the rights of a participant with respect to grants previously made without such participant's consent. To the extent necessary and desirable, our board of directors must obtain approval of our stockholders for any amendment that would:

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  other than through anti-dilution or similar adjustments as provided in the 2017 Plan, increase the total number of shares of common stock reserved for issuance under the 2017 Plan or the maximum number of shares permitted to be issued to any participant in any one year;

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  change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2017 Plan;

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  reprice any awards under the 2017 Plan;

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  replace any "underwater" awards under the 2017 Plan; or

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  otherwise require such approval.

        The compensation committee may amend the terms of any award granted under the 2017 Plan, prospectively or retroactively, but generally may not impair the rights of any participant without his or her consent.

Federal Income Tax Consequences

        The following is a very general description of some of the basic tax principles that apply to awards under the 2017 Plan. The grant of an option will create no tax consequences for the participant or the company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of a non-qualified option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the option shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss. Other awards under the 2017 Plan, including restricted stock, restricted stock units, phantom shares and DERs generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered shares or other property. Except as discussed below, we generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

        Code Section 162(m) generally limits the tax deductibility of compensation paid to each of certain executive officers to $1 million per year, but allows deductions in excess of this amount for "performance-based compensation" as defined under Code Section 162(m). We intend that options granted under the 2017 Plan will qualify as performance-based compensation under Code Section 162(m). In addition, other awards under the 2017 Plan, such as restricted stock, restricted stock units, phantom shares, DERs and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

        The forgoing is general tax discussion and different tax rules may apply to specific participants and transactions under the 2017 Plan. The description of the 2017 Plan is qualified in its entirety by reference to the full text of the 2017 Plan.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We will be externally managed and advised by Pine River Capital Management L.P., or our Manager. Each of our officers is an employee of Pine River Domestic Management L.P., an affiliate of our Manager. The executive offices of our Manager are located at 590 Madison Avenue, 38th Floor, New York, NY 10022, and the telephone number of our Manager's executive offices is (212) 364-3200. See "Business—Our Manager" for a description of our Manager.

Management Agreement

        Upon the closing of this offering, we will enter into a management agreement with our Manager pursuant to which it will manage our investments and day-to-day operations. The management agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and policies that are approved and monitored by our board of directors. Our Manager's role as Manager will be under the supervision and direction of our board of directors.

Management Services

        Our Manager will be responsible for our day-to-day operations, and will perform (or cause to be performed) such services and activities relating to our investments and operations as may be appropriate, which may include the following:

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  serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

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  identifying, investigating, analyzing, and selecting possible investment opportunities and originating, negotiating, acquiring, consummating, monitoring, financing, retaining, selling, amending, negotiating for prepayment, restructuring, refinancing, foreclosing, hypothecating, pledging or otherwise disposing of investments consistent with our investment guidelines;

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  with respect to prospective purchases, sales, exchanges or other dispositions of investments, conducting negotiations on our behalf with sellers, purchasers and other counterparties and, if applicable, their respective agents, advisors and representatives;

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  negotiating and entering into, on our behalf, repurchase agreements, securitizations, commercial papers, interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions and other agreements and instruments required or appropriate in connection with our activities;

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  engaging and supervising, on our behalf and at our expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include affiliates of our Manager) that provide various services with respect to us;

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  coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

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  providing executive and administrative personnel, office space and office services required in rendering services to us;

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  administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors;

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  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meetings arrangements;

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  counseling us in connection with policy decisions to be made by our board of directors;

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  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with the Investment Guidelines;

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  counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

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  counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

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  furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

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  monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

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  investing and reinvesting any monies and securities of us (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses or payments of dividends or distributions to our stockholders, partners or members) and advising us as to our capital structure and capital raising;

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  causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

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  assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

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  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act or by the NYSE;

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  assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting information from stockholders, partners or members to the extent required by the provisions of the Code applicable to REITs;

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  placing, or arranging for the placement of, all orders pursuant to our Manager's investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

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  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by our board of directors;

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  using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

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  advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

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  advising us with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (A) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives and (B) advising us with respect to obtaining appropriate financing for our investments;

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  providing us with portfolio management services and monitoring services; and

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  arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

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  using commercially reasonable efforts to cause us to comply with all applicable laws; and

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  performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances.

Liability and Indemnification

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services under the management agreement in good faith. It will not be responsible for any action of our board of directors in following or declining to follow any advice or recommendations of our Manager, including as set forth in our investment guidelines. Our Manager and its affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to our Manager, will not be liable to us, our board of directors or our stockholders, partners or members for any acts or omissions (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with the management agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction

        We will agree, to the full extent lawful, to reimburse, indemnify and hold harmless our Manager, its affiliates and any of their officers, stockholders, members, partners, managers, directors, personnel, employees, consultants and any person providing sub-advisory services to our Manager of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorney's fees and amounts reasonably paid in settlement) incurred by the indemnified party in or by reason of any pending, threatened or completed action, suit, investigation or other proceedings (including an action or suit by or in the right of us or our security holders) arising from any acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, arising from acts or omissions performed in good faith in accordance with and pursuant to the management agreement. Our Manager will agree, to the full extent lawful, to reimburse, indemnify and hold harmless us, our directors, officers, stockholders, partners or members and any persons controlling us of and from any and all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager's employees relating to the terms and conditions of their employment by our Manager. Our Manager will carry, at its sole cost and expense, reasonable and customary errors and omissions and other customary insurance coverage upon the completion of this offering in respect of its obligations and activities under, or pursuant to, the management agreement.

Management Team

        Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a Chief Executive Officer and/or President, Chief Financial Officer and/or Treasurer, Chief Investment Officer, Chief Operating Officer and General Counsel and/or Secretary, each of whom must be satisfactory and approved by our Board, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. The management team will be required to devote such of their time to the management of the company as necessary and appropriate, commensurate with the level of activity of the company from time to time.

        Our Manager is required to refrain from any action that, in its sole judgment made in good faith,

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  is not in compliance with the investment guidelines,

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  would adversely and materially affect our qualification as a REIT under the Code or our status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act, or

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  would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities may be listed or that would otherwise not be permitted by our charter or bylaws.

        If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if in our Manager's reasonable judgment such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws.

Term and Termination

        The management agreement may be amended, supplemented or modified by agreement between us and our Manager. The initial term of the management agreement expires on the third anniversary of the completion of this offering and will be automatically renewed for a one-year term each succeeding anniversary date unless it is previously terminated as described below. Our independent directors will review our Manager's performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or upon a determination by the holders of a majority of outstanding shares of common stock, based upon (a) unsatisfactory performance that is materially detrimental to us taken as a whole, or (b) our determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days' prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) average annual incentive compensation, in each case earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the termination date.

        We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days' prior written notice from our board of directors for cause, which is defined as:

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  the continued breach by our Manager, its agents or its assignees of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

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  the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

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  any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us taken as a whole;

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  our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the management agreement; provided, however, that if any of these actions or omissions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager's actual knowledge of its commission or omission, the management agreement will not be terminable; and

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  the dissolution of our Manager.

        During the initial three-year term of the management agreement, we may not terminate the management agreement except for cause.

        Our Manager may assign the management agreement in its entirety or delegate the performance of any of its responsibilities thereunder, to any of its affiliates without the approval of us or our independent directors so long as it remains liable for any such affiliate's performance, in each case so long as assignment or delegation does not require our approval under the Investment Company Act or does not result in a "change of control" as interpreted under the Investment Advisers Act of 1940, as amended.

        Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days' written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance or observance of any material term, condition or covenant contained in the management agreement and the default continues for a period of 30 days after written notice to us requesting that the default be remedied within that period, our Manager may terminate the management agreement upon 60 days' written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

        We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management Fees, Incentive Fees and Expense Reimbursements

        We do not expect to maintain an office or directly employ personnel. Instead, we will rely on the facilities and resources of our Manager and its affiliates to manage our day-to-day operations.

Base Management Fee

        We will pay our Manager a base management fee in an amount equal to one-fourth of 1.50% per annum of our "Equity," calculated and payable quarterly in arrears in cash. For the purposes of calculating the management fee, our "Equity" means: (a) the sum of (1) the net proceeds received by us from all issuances of our equity securities, plus (2) our cumulative "Core Earnings" for the period commencing on the completion of this offering to the end of the most recently completed calendar quarter, (b) less (1) any distribution to our stockholders, (2) any amount that we or any of our subsidiaries have paid to repurchase for cash our stock following the completion of this offering and (3) any incentive compensation earned by our Manager following the completion of this offering, but excluding incentive compensation earned in the current quarter, provided, that, for the avoidance of doubt, the "net proceeds" from all issuances of our stock under (a)(1) above shall be deemed to include the common stock issued to Two Harbors as part of the Formation Transaction, valued at the amount that will be recorded in our stockholders' equity in accordance with GAAP. All items in the foregoing sentence (other than clause (a)(2) are calculated on a daily weighted average basis. As a result, our Equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders' equity shown on our financial statements. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee is payable independent of the performance of our portfolio.

Incentive Compensation

        We will pay our Manager incentive compensation with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears. The incentive compensation will be an amount, not less than zero, equal to the excess of (1) the product of (a) 20% and (b) the result of (i) our Core Earnings for the previous 12-month period, minus (ii) the product of (A) our Equity in the previous 12-month period, and (B) 8% per annum, less (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no Incentive Compensation is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters in the aggregate is greater than zero. The first quarter for which incentive compensation will be payable, if earned, will be the quarter ending December 31, 2018.

        "Core Earnings" means the net income (loss) attributable to our common stockholders, computed in accordance with GAAP, and excluding (1) non-cash equity compensation expense, (2) the incentive compensation earned by our Manager, (3) depreciation and amortization, (4) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable period, regardless of whether such items are included in other comprehensive income or loss or in net income and (5) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Pursuant to the terms of our Management Agreement, the exclusion of depreciation and amortization from the calculation of Core Earnings only applies to depreciation and amortization related to our Target Investments that are structured as debt to the extent that we foreclose upon the property or properties underlying such debt.

        The table below sets forth a simplified, hypothetical example of the incentive compensation calculation pursuant to the management agreement using a hurdle rate (the rate of return on Equity above which our Manager earns incentive compensation) of 8.0% per annum and an incentive rate (the proportion of the rate of return on Equity above the hurdle rate earned by our Manager as incentive compensation) of 20.0%, based on the following assumptions:

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  Equity in the previous 12-month period of $1,000,000,000;

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  Core Earnings for the previous 12-month period, representing an annual yield of 9.0% on Equity;

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  no prior incentive fees were earned and quarterly incentive fees earned during the hypothetical annual period are paid quarterly; and

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  quarterly distributions of all accumulated Core Earnings.

        This example of the incentive compensation earned by our Manager is provided for illustrative purposes only and is qualified in its entirety by the terms of the management agreement, which is filed as an exhibit to the registration statement on Form S-11 of which this prospectus forms a part.

	Illustrative Amount	Calculation
1. What are the Core Earnings?	$90,000,000	The annual yield on Equity (9.0%) multiplied by Equity in the previous 12-month period ($90,000,000)
2. What is the Hurdle Amount?	$80,000,000	The hurdle rate (8.0% per annum) multiplied by Equity in the previous 12-month period ($80,000,000)
3. What is the Incentive Compensation?	$2,000,000	The incentive rate (20.0%) multiplied by the excess of the Core Earnings ($90,000,000) above the Hurdle Amount ($80,000,000)

Reimbursement of Expenses

        We will reimburse our Manager or its affiliates for the expenses described below. Expense reimbursements to our Manager will be made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager's personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's length basis.

        In addition to the items described in the preceding paragraph, we will also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include:

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  fees, costs and expenses in connection with the issuance and transaction costs incident to the diligencing, underwriting, acquisition, negotiation, structuring, origination, trading, settling, operation, servicing, disposition and financing of our assets and investments (whether or not consummated);

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  fees, costs and expenses of legal, financial, tax, accounting, underwriting, originating, servicing, due diligence, consulting, auditing (including internal audit), operational and administrative, investment banking, capital markets and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager's personnel, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's length basis;

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  the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

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  interest and fees and expenses arising out of borrowings made by us, including, but not limited to costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

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  expenses connected with communications to holders of our securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies;

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  costs associated with technology related expenses, including any computer software or hardware, electronic equipment or purchased information technology services from third party vendors or affiliates of our Manager, technology service providers and related software/hardware utilized in connection with our investment and operational activities;

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  expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the services provided hereunder, including in connection with any purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our securitizations or any of our securities offerings;

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  costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

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  the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

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  all federal, state and local taxes and license fees;

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  all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

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  all other costs and expenses relating to our business and investment operations, including the costs and expenses of originating, acquiring, owning, protecting, servicing, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

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  expenses (including our portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses) relating to any office(s) or office facilities, calculated in accordance with our actual usage of such facilities, equipment or services, including disaster backup recovery sites and facilities, maintained for us or our investments, our Manager or their affiliates required for our operation;

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  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our board of directors to or on account of holders of our securities, including in connection with any dividend reinvestment plan;

  •
  the costs of any litigation involving us or our assets and the amount of any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us, or against any trustee, director, partner, member or officer of our in his or her capacity paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to our affairs; and

  •
  all other expenses actually incurred by our Manager (except as specified in the management agreement) that are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

Non-Solicitation

        If we determine not to renew the management agreement upon the affirmative vote of at least two-thirds of the independent directors that either there has been unsatisfactory performance by the Manager that is materially detrimental to us taken as a whole or the base management fee and incentive compensation payable to our Manager are not fair, subject to our Manager's right to renegotiate such fees, then for a period of two years after such termination, we may not, without our Manager's consent, employ or otherwise retain any employee of the Manager or any of its affiliates or any person who has been employed by the Manager or any of its affiliates at any time within the two year period immediately preceding the date on which such person commences employment with or is otherwise retained by us.

Grants of Equity Compensation Concurrent with this Offering

        Concurrently with the closing on this offering, we will issue, in aggregate, approximately 13,415 shares of our common stock to our independent directors, and an aggregate of 146,341 restricted shares of our common stock to our executive officers and certain personnel of an affiliate of our Manager, both based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus. Following this offering, we intend to offer stock-based compensation to an affiliate of our Manager. See "Management—2017 Equity Incentive Plan" above.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter will contain such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        Our charter will provide that we have the power, and our bylaws will obligate us, to the fullest extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable costs, fees and expenses (including attorneys' fees, costs and expenses) in advance of final disposition of a proceeding and without requiring a preliminary determination of ultimate entitlement to indemnification, to any present or former director or officer of the company or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise, and who was or is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service in that capacity. Our charter and bylaws will also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

        The Maryland General Corporation Law, or the MGCL, requires us (unless our charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (ii) a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Under the management agreement, our Manager will maintain a contractual as opposed to a fiduciary relationship with us which will limit our Manager's obligations to us to those specifically set forth in the management agreement. The ability of our Manager and its affiliates to engage in other business activities may reduce the time our Manager spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under the MGCL for officers of a Maryland corporation. Instead, officers of a Maryland corporation, including our officers who are employees of our Manager, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

        We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

CONFLICTS OF INTEREST

        We are subject to conflicts of interest relating to our Manager and its affiliates because, among other things:

  •
  Each of our executive officers is an employee of an affiliate of our Manager. Therefore, these individuals have interests in our relationship with our Manager that are different than the interests of our stockholders. In particular, these individuals will have a direct interest in the financial success of our Manager, which may encourage these individuals to support strategies that impact us based upon these considerations. As a result of these relationships, these persons have a conflict of interest with respect to the agreements and arrangements we have with our Manager and its affiliates.

  •
  Our Manager may retain, for and on behalf and at our sole cost and expense, such services of persons and firms as our Manager deems necessary or advisable in connection with our management and operations, which may include affiliates of our Manager; provided, that any such services may only be provided by affiliates to the extent (i) such services are on arm's length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to our investments, or (ii) such services are approved by a majority of our independent directors. Our Manager is entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by our Manager at our sole cost and expense. In addition, our Manager is authorized to enter into one or more sub-advisory agreements with other investment managers, or, each, a Sub-Manager, pursuant to which our Manager may obtain the services of the Sub-Manager to assist our Manager in providing the investment advisory services required to be provided by our Manager under the management agreement. Specifically, our Manager may retain a Sub-Manager to recommend specific securities or other investments based upon our investment guidelines, and work, along with our Manager, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on our behalf, subject to oversight of our Manager and us. Our Manager, and not us, is responsible for any compensation payable to any Sub-Manager. Any sub-management agreement entered into by our Manager will be in accordance with applicable laws.

  •
  Our Manager may engage and supervise, on our behalf and at our expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers, which may include affiliates of our Manager, that provide various services with respect to us, including investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required related to our activities or investments (or potential investments).

        Our Manager may assign or delegate to one or more of its affiliates the performance of its responsibilities under the management agreement in accordance with the terms of the management agreement.

        Our Manager's liability is limited under the management agreement, and we will agree to indemnify our Manager and its affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims incurred by our Manager and its affiliates in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding arising from acts or omissions of such indemnified parties except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. As a result, we could experience poor performance or losses for which our Manager would not be liable.

        We will agree to pay our Manager a base management fee, which is not based upon performance metrics or goals, and which might reduce our Manager's incentive to devote its time and effort to seeking loans and investments that provide attractive risk-adjusted returns for our portfolio. Because the base management fees will be based on our outstanding equity, our Manager may also be incentivized to advance strategies that increase our equity, and there may be circumstances where increasing our equity will not optimize the returns for our stockholders.

        In addition, our Manager has the ability to earn incentive fees based on our earnings, which may create an incentive for our Manager to invest in assets with higher yield potential, which are generally riskier or more speculative, or sell an asset prematurely for a gain, in an effort to increase our short-term net income and thereby increase the incentive fees to which it is entitled.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

        Our Manager has agreed that for so long as our Manager is managing us, neither our Manager nor any of its affiliates will sponsor or manage any other U.S. publicly traded REIT that invests in senior commercial mortgage loans, mezzanine loans, preferred equity, subordinated mortgage interests, and any other types of investments from time to time mutually agreed to by our Manager and a majority of our independent directors, all of which we refer to as "Specified Target Investments." In addition, our Manager and its affiliates may not sponsor or manage one or more private investment funds that invest in investment classes that are the same or similar to the Specified Target Investments, for a period of one year following the closing of the this offering, or the Restricted Period, except that the Manager and its affiliates may perform investment advisory services related to a single Specified Target Investment on a one-off basis for one or more private investors or investment funds, so long as the investment advisory services are provided at the request of a client of the Manager or an affiliate and the Manager promptly notifies us that such services have been rendered.

        Following the Restricted Period, our Manager has agreed to offer us the right to participate in all investment opportunities that our Manager determines are appropriate for us in view of our investment objectives, policies and strategies, and other relevant factors, subject to the exception that we might not participate in each such opportunity but will on an overall basis equitably participate with our Manager's other clients in relevant investment opportunities in accordance with our Manager's then prevailing investment allocation policy. Our Manager's investment allocation policy is subject to approval by our independent directors and, at the request of our independent directors, will be subject to periodic review and back-testing by our internal audit function or an independent third party. When making decisions where a conflict of interest may arise, our Manager will endeavor to allocate investment and financing opportunities in a fair and equitable manner over time as between us and our Manager's other clients, in each case in accordance with our Manager's investment allocation policy. Our Manager has broad discretion in making that determination, and in amending that determination over time. In allocating investments among us and a Pine River Fund, our Manager's reasons for its allocation decisions may include the following:

  •
  the contrasting strategies, time horizons and risk profiles of the participating clients;

  •
  the relative capitalization and cash availability of the clients;

  •
  the different liquidity positions and requirements of the participating clients;

  •
  whether a client has appropriate exposure to or concentration in the asset type, geography or property type in question, taking into account both the client's overall investment objectives and the client's exposure or concentration relative to other clients sharing in the allocation;

  •
  whether an opportunity can be split between the clients, or whether it must be allocated entirely to one client or the other;

  •
  borrowing base considerations (such as repurchase agreements or other revolving credit facility terms);

  •
  expectations regarding the timing and sources of new capital and, in the case of the Pine River Funds, historical and anticipated subscription and redemption patterns of the Pine River Funds; and

  •
  regulatory or tax considerations.

        In certain circumstances strict compliance with the foregoing allocation procedures may not be feasible and unusual or extraordinary conditions may, on occasion, warrant deviation from the practices and procedures described above. In such circumstances, senior personnel of our Manager and/or our board of directors may be called upon to determine the appropriate action which will serve the best interests of, and will be fair and equitable to, all clients involved.

        Our Manager is entitled to receive a termination fee from us, under certain circumstances. See "Our Manager and the Management Agreement—Management Agreement."

        Our Manager may in the future adopt additional conflicts of interest resolution policies and procedures designed to support the equitable allocation and to prevent the preferential allocation of investment opportunities among entities with overlapping investment objectives.

        For additional discussion of potential conflicts of interest with our Manager, see "Risk Factors—Risks Related to Our Relationship with Our Manager" and "Our Manager and the Management Agreement—Conflicts of Interest Relating to Our Manager."

 EMERGING GROWTH COMPANY STATUS

        We currently qualify as an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of certain of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies which are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

 STRUCTURE AND FORMATION OF OUR COMPANY

Formation Transaction

        We are a newly formed entity, formed specifically for the purpose of consummating this offering. We currently do not own any property or investments. Two Harbors currently owns 100% of our outstanding common stock. Prior to the closing of this offering, we will enter into a Contribution Agreement with Two Harbors, pursuant to which, Two Harbors will transfer and assign all of the membership interests of TH Commercial Holdings LLC and its direct and indirect subsidiaries to us in exchange for the consideration described below after which we will transfer such interests to Granite Point Operating Company LLC, our direct wholly-owned subsidiary. Upon the closing of this offering and the Formation Transaction, Two Harbors will own 76.5% of our outstanding common stock. If the underwriters' option to purchase additional shares is exercised in full, Two Harbors will own 73.9% of our outstanding common stock.

Consideration Payable to Two Harbors

        We and Two Harbors have agreed that, concurrently with the closing of this offering and the consummation of the Formation Transaction, Two Harbors or an affiliate of Two Harbors will receive 33,071,000 shares of our common stock representing approximately 76.5% of our outstanding common stock after this offering and 1,000 shares of our 10% cumulative redeemable preferred stock having a liquidation preference of $1,000 per share in exchange for all of the equity interests in our Predecessor. The Predecessor's assets consist of the Initial Portfolio and cash. The closing cash amount will be impacted by any additions to the Initial Portfolio, changes in indebtedness, and adjusted to reflect settlement of working capital and intercompany payables, among other things, following the closing of the Formation Transaction in accordance with the contribution agreement.

        Two Harbors has agreed to indemnify us for certain losses arising out of, relating to or as a result of a breach by Two Harbors of a representation in the contribution agreement, subject to certain exceptions, up to a maximum of the number of shares of common stock Two Harbors will receive in the Formation Transaction, or 33,071,000 shares, multiplied by the initial public offering price per share.

        We have agreed to indemnify Two Harbors for certain losses arising out of, relating to or as a result of any breach of a representation by us in the contribution agreement subject to the same limit that applies to Two Harbors' indemnification obligation.

Our Structure After Consummation of the Formation Transaction and This Offering

        The following chart summarizes our organizational structure and equity ownership immediately after giving effect to the Formation Transaction and this offering. This chart is provided for illustrative purposes only and does not show all of our legal entities or ownership percentages of such entities.

(1)
After a 120-day lock-up period following the closing of this offering, Two Harbors currently expects to make a distribution of the shares of common stock issued to it in connection with the Formation Transaction by means of a special pro rata dividend to Two Harbors common stockholders.

(2)
Does not reflect the initial grants under our 2017 Equity Incentive Plan to our independent directors, executive officers and certain other personnel of an affiliate of our Manager.

Determination of Offering Price

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by a negotiation among us and the representatives of the underwriters. In determining the initial public offering price of our common stock, the representatives of the underwriters will consider, among other things, the information presented in this prospectus, the history and prospects for the industry in which we will compete, the ability of our management, prospects for our future earnings, the present state of our development and current financial condition, the recent market prices of, and the demand for, publicly traded shares of generally comparable companies and the general condition of the securities markets at the time of this offering. The initial public offering price does not necessarily bear any relationship to the book value of the properties and investments to be acquired in the Formation Transaction, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

Disposition of Shares Issued to Two Harbors

        Two Harbors is restricted from disposing of any shares of our common stock until the expiration of a 120-day lock-up period following the closing of this offering, after which Two Harbors currently expects to make a distribution of the shares of common stock issued to it in connection with the Formation Transaction by means of a special pro rata dividend to Two Harbors common stockholders.

Benefits to Related Parties

        In connection with this offering and the Formation Transaction, our Predecessor and certain of our directors and executive officers will receive material benefits. All amounts are based on an assumed initial public offering price of $20.50 per share, the midpoint of the range indicated on the cover page of this prospectus:

  •
  Two Harbors will receive shares of common stock with a value of approximately $678 million and 1,000 shares of our 10% cumulative redeemable preferred stock with a value of approximately $1,000,000, both as described above.

  •
  Our independent directors will be granted an aggregate of approximately 13,415 shares of our common stock, based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus, and certain of our executive officers and certain other personnel of our Manager will be granted an aggregate of 146,341 restricted shares of our common stock.

        We will also enter into indemnification agreements with our directors and officers upon the closing of this offering, providing for indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against such officers and/or directors, in their capacities as such.

PRINCIPAL STOCKHOLDERS

        Immediately prior to the completion of this offering, there will be 1,000 shares of common stock outstanding held by an affiliate of Two Harbors, which will be our only stockholder of record. We will repurchase these shares at cost upon completion of this offering. We will have no other shares of capital stock outstanding immediately prior to the completion of this offering. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our common stock by:

  •
  each of directors;

  •
  each of our executive officers;

  •
  each holder of 5% of more of each class of our capital stock; and

  •
  all of our directors and executive officers as a group.

        In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns beneficially or of record;

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

        Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 590 Madison Avenue, 36th Floor, New York, NY 10022.

        The table below does not reflect the aggregate of 146,341 restricted shares of our common stock to be granted to our executive officers and certain personnel of our Manager in connection with the closing of this offering. The table below also does not reflect any shares of common stock that directors, director nominees and executive officers may purchase in this offering through the directed share program described under "Underwriting." The table below does reflect the approximately 13,415 shares of common stock to be granted to our independent directors based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus.

	Percentage of Common Stock Outstanding
	Immediately Prior to this Offering		Immediately After the Formation Transaction and this Offering(1)
Name and Address	Shares Owned	Percentage	Shares Owned(4)	Percentage
Two Harbors Operating Company LLC(2)	1,000	100.0%	31,071,000	76.5%
Stephen Alpart	—	—		*
Tanuja M. Dehne(3)**	—	—	2,439	*
Martin A. Kamarck(3)**	—	—	2,439	*
Stephen G. Kasnet(3)**	—	—	2,805	*
Steven Plust	—	—		*
William Roth	—	—		*
Rebecca B. Sandberg	—	—		*
W. Reid Sanders(3)**	—	—	2,439	*
Thomas E. Siering	—	—		*
Brian C. Taylor	—	—		*
John ("Jack") A. Taylor	—	—		*
Marcin Urbaszek	—	—		*
Hope B. Woodhouse(3)**	—	—	2,439	*
All directors and executive officers as a group (13 persons)	—	—	12,561	*

*
Represents less than 1% of the common shares outstanding upon the closing of this offering.

**
This individual has agreed to become a member of our board of directors upon the completion of this offering.

(1)
Assumes no exercise of the underwriters' option to purchase additional shares.

(2)
In connection with our initial formation, these shares were issued to Two Harbors Operating Company LLC for a total of $1,000 in cash and we will repurchase these at cost upon the completion of this offering.

(3)
Represents 2,439 shares of our common stock to each of our independent directors as initial grants, and for Mr. Kasnet an additional 366 shares of our common stock based on his position as chair of our audit committee upon effectiveness of the registration statement of which this prospectus forms a part, all based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus.

(4)
Excludes an additional 854 shares of our common stock to be granted to the lead independent director upon his or her appointment. As of the date of this prospectus, we have not yet appointed a lead independent director.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transaction

        The commercial mortgage loans and other real estate-related debt investments that we will own upon the closing of this offering and the Formation Transaction are currently owned indirectly by our Predecessor. As part of the Formation Transaction, we are entering into a contribution agreement with Two Harbors pursuant to which we will acquire full ownership of our Predecessor and its subsidiaries substantially concurrently with the closing of this offering. Two Harbors or an affiliate of Two Harbors will receive 33,071,000 shares of our common stock representing approximately 76.5% of our outstanding common stock after this offering and 1,000 shares of our 10% cumulative redeemable preferred stock having a liquidation preference of $1,000 per share. For further information regarding the terms of the Formation Transaction, including the benefits to related parties, see "Business—Our Company."

Director Designation Agreement

        In connection with the Formation Transaction, we will enter into a director designation agreement with Two Harbors that will allow Two Harbors, at the direction of its independent directors, to designate three individuals for nomination for election to our board of directors, to serve following the closing of this offering. The independent directors that Two Harbors has initially designated are Mr. Kasnet, Ms. Woodhouse and Mr. Sanders. Pursuant to the director designation agreement, the designees must qualify as independent directors, as defined under the rules of the SEC and NYSE. The director designation agreement also allows Two Harbors to re-designate these directors, or to designate other qualifying individuals in their stead, for nomination for election to our board of directors, to serve until our annual meeting of our stockholders in 2019. For a discussion of the compensation these directors will receive, see "Management—Corporate Governance—Director Compensation."

Management Agreement

        Prior to the closing of this offering, we will enter into a management agreement with PRCM, our Manager, pursuant to which our Manager will provide the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. See "Our Manager and the Management Agreement—Management Agreement." The management agreement requires us to pay our Manager management fees and to reimburse it for various expenses. The management agreement has an initial three-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. See "Our Manager and the Management Agreement—Management Agreement."

        Each of our officers is also an employee of Pine River Domestic Management L.P., an affiliate of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See "Management—Conflicts of Interest" and "Risk Factors—Risks Related to Our Relationship With Our Manager—There are various conflicts of interest in our relationship with our Manager and its affiliates, which could result in decisions that are not in the best interests of our stockholders."

        The management agreement is intended to provide us with access to our Manager's pipeline of investment opportunities and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and investment management, as well as assistance with corporate operations, legal and compliance functions and governance.

Stock Awards

        We intend to grant initial equity awards to our independent directors of an aggregate of approximately 13,415 shares of our common stock, and an aggregate of 146,341 restricted shares of our common stock to our executive officers and certain personnel of an affiliate of our Manager, both based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus.

Related Party Transaction Policies; Conflicts of Interest

        Prior to the closing of this offering, we will also adopt a related party transaction policy and a code of business conduct and ethics and other policies that are designed to reduce certain potential conflicts of interest between our officers, employees and directors on the one hand and us on the other hand. See "Management—Code of Business Conduct and Ethics" and "Our Manager and the Management Agreement—Conflicts of Interest Relating to Our Manager."

Indemnification and Limitation of Directors' and Officers' Liability

        Our charter authorizes us and our bylaws will obligate us to provide certain indemnification rights to our directors and officers and we will enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors or otherwise, to the maximum extent permitted by Maryland law. See "Management—Limitation of Liability and Indemnification."

Purchases in Directed Share Program

        Directors and officers of Two Harbors, our Manager and its affiliates, will be able to purchase shares of our common stock in the directed share program. See "Underwriting." All purchases of common stock in the directed share program will be at the public offering price. Purchases by any of these directors and officers may individually exceed $120,000.

Stock Purchase Plan

        Two Harbors has agreed to adopt the 10b5-1 Plan in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act, under which Two Harbors will agree to buy in the open market up to $20 million in the aggregate of shares of our common stock during the period commencing four full calendar weeks after the completion of this offering and ending on the earlier of the date on which all the capital committed to the plan has been exhausted or the date preceding the ex-dividend date associated with Two Harbors' declaration of the pro rata distribution of our common stock to Two Harbors stockholders but no later than December 31, 2017. During such time, the 10b5-1 Plan will require Two Harbors to purchase shares of our common stock when the market price per share is below book value. The purchase of shares by Two Harbors pursuant to the 10b5-1 Plan is intended to satisfy the conditions of Rules 10b5-1 and 10b-18 under the Exchange Act, and will otherwise be subject to applicable law, including Regulation M, which may prohibit purchases under certain circumstances. Under the 10b5-1 Plan, Two Harbors will increase the volume of purchases made as the price of our common stock declines below the book value of such shares, subject to volume restrictions imposed by the 10b5-1 Plan and the Exchange Act rules and regulations. For purposes of the 10b5-1 Plan, "book value" means, as of the date of any repurchase, the last reported book value per share of our common stock for which financial statements are made available, calculated in accordance with GAAP. The reported book value per share subsequent to the closing of this offering will be the pro forma net tangible book value per share disclosed in "Dilution." This initial reported book value per share will remain in effect until a future reported book value is made available as of the end of the most recent quarterly period for which financial statements are available. Whether purchases will be made under the 10b5-1 Plan and how much will be purchased at any time is uncertain, dependent on prevailing market prices and trading volumes, all of which we cannot predict. These activities may have the effect of maintaining the market price of the common stock or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market without such purchases. See "Risk Factors—Purchases of our common stock by Two Harbors under the 10b5-1 Plan may result in the price of our common stock being higher than the price that otherwise might exist in the open market without such purchases."

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the rights and preferences of our capital stock. This summary is subject to, and qualified in its entirety by reference to, our charter and bylaws and the applicable provisions of the Maryland General Corporation Law, or the MGCL. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        We are incorporated under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws.

        Following the closing of this offering, we will have in place a charter that authorizes us to issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000 shares are classified as 10% cumulative redeemable preferred stock, par value $0.01 per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. After giving effect to this offering and the other transactions described in this prospectus, 43,230,756 shares of common stock will be issued and outstanding on a fully diluted basis (44,730,756 shares if the underwriters' option to purchase additional shares is exercised in full), and 1,000 shares of 10% cumulative redeemable preferred stock will be issued and outstanding. Under Maryland law, stockholders are generally not liable for our debts or obligations.

Common Stock

        Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock out of investments legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our investments legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our stock and except as may otherwise be specified in the terms of any class or series of shares of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any directors.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our stock, shares of common stock will have equal dividend, liquidation and other rights.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity, transfer all or substantially all of its investments, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of shares of our stock and the requirement of a two-thirds vote for amendment to these provisions) may be approved by our stockholders by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each other class or series, our board of directors will be required by Maryland law and by our charter to set, subject to our charter restrictions on transfer and ownership of shares of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, among other things, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Cumulative Redeemable Preferred Stock

        The articles supplementary designating the terms of our 10% cumulative redeemable preferred stock, which we refer to herein as the cumulative redeemable preferred stock, will initially authorize 1,000 shares of cumulative redeemable preferred stock, with an aggregate liquidation preference of $1,000,000. The cumulative redeemable preferred stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, senior to all classes or series of our common stock and junior to all other classes or series of our preferred stock that may be issued in the future (except as noted in the next sentence). We may issue other classes or series of capital stock in the future, including preferred stock, and expressly designate such classes or series as ranking junior to, on parity with or senior to the cumulative redeemable preferred stock. We may not, however, issue capital stock ranking as to dividends or rights upon our liquidation, dissolution or winding up, senior to the cumulative redeemable preferred stock, without the affirmative vote or consent of two-thirds of the issued and outstanding shares of cumulative redeemable preferred stock.

        The holders of the cumulative redeemable preferred stock will be entitled to receive, when, as and if authorized and declared by us, cumulative cash dividends at the rate of 10% per annum of the $1,000 liquidation preference per share of the cumulative redeemable preferred stock, equivalent to $100 per annum per share. Such dividends will accrue on a daily basis and be cumulative from and including the initial issue date of the cumulative redeemable preferred stock. Upon our liquidation, dissolution or winding up, the holders of the cumulative redeemable preferred stock will be entitled to receive a liquidating preference of $1,000 per share, plus any accrued and unpaid dividends thereon, before we distribute any investments to holders of our common stock or any other shares of stock that rank junior to the cumulative redeemable preferred stock as to liquidation rights.

        Beginning on the fifth anniversary of the initial issue date of the cumulative redeemable preferred stock, we may, at our option, redeem the cumulative redeemable preferred stock, in whole or in part, at any time or from time to time, by paying $1,000 per share, plus any accrued and unpaid dividends thereon. Beginning on the sixth anniversary of the initial issue date of the cumulative redeemable preferred stock, we will, at the request of any stockholder holding shares of cumulative redeemable preferred stock, repurchase the number of shares of cumulative redeemable preferred stock that such stockholder proposes to sell to us from time to time, at a price per share equal to the liquidation preference of $1,000 plus all accrued and unpaid dividends thereon.

        Holders of cumulative redeemable preferred stock will have no preemptive or appraisal rights, nor will such holders have any voting rights (except in limited circumstances relating to any amendment, alteration or repeal of the terms of the cumulative redeemable preferred stock that would materially and adversely affect any right, preference, privilege or voting power of the cumulative redeemable preferred stock or the holders thereof or as a condition to the issuance of senior stock, as described above). The cumulative redeemable preferred stock is not convertible into or exchangeable for any of our other property or securities.

        In order to ensure that we continue to meet the requirements for qualification as a REIT, the cumulative redeemable preferred stock will be subject to the restrictions on ownership and transfer set forth in our charter, including the aggregate stock ownership limit. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

        We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the terms of any issued and outstanding class or series, or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, the board of directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, applying certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (the common share ownership limit), or 9.8% by value of our outstanding capital stock (the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the "ownership limits." A person or entity that becomes subject to the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a "purported beneficial transferee" if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our shares of stock, or is referred to as a "purported record transferee" if, had the violative transfer been effective, the person or entity would have been solely a record owner of our shares of stock.

        The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our shares of stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value of our outstanding capital stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limits.

        Our board of directors may, in its sole discretion, exempt a person from the above-referenced ownership limits. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT. Our board intends to adopt a resolution providing for the exemption of Two Harbors and certain of its affiliates from the ownership limits in connection with the Formation Transaction, which will allow them to own up to 85% of our stock.

        In connection with any waiver of the ownership limits or at any other time, our board of directors may from time to time increase or decrease the ownership limits for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided further that the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 50.0% in value of the shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or total shares of stock, as applicable, is in excess of such decreased ownership limits until such time as such person's or entity's percentage of our shares of common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of our shares of common stock or total shares of stock, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

        Our charter provisions are further designed to prohibit:

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  any person from beneficially or constructively owning, applying certain attribution rules of the Code, our shares of stock that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

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  any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our charter provides that, if any transfer of our shares of stock would result in our shares of stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, our charter provides that, if any purported transfer of our shares of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being "closely held" under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. Our charter provides that the automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being "closely held" under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.

        Our charter provides that shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, our charter provides that the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

        Our charter provides that, if we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then our charter provides that such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. Our charter provides that the purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

        The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, our charter provides that the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

        Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, our charter provides that the trustee will have the authority, at the trustee's sole discretion:

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  to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

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  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

        However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.

        In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        Every owner of more than 5% (or such lower percentage as required by the Code or applicable Treasury regulations) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Listing

        Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "GPMT."

Transfer Agent and Registrar

        We expect the transfer agent and registrar for our shares of common stock to be Wells Fargo Shareowner Services.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering and the Formation Transaction, we will have outstanding 43,230,756 shares of our common stock (44,730,756 shares if the underwriters exercise their option to purchase additional shares in full).

        Of these shares, the 10,000,000 shares sold in this offering (11,500,000 shares if the underwriters exercise their option to purchase additional shares in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Any shares received in the Formation Transaction will be "restricted shares" as defined in Rule 144. See "—Rule 144" below.

        Our shares of common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (i) the likelihood that an active market for our shares of common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell the shares or (iv) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See "Risk Factors—Risks Related to Our Common Stock."

        For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

Rule 144

        Shares of common stock that are "restricted" securities under the meaning of Rule 144 under the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the other provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Distribution

        Two Harbors has informed us that it currently expects to distribute all the shares of our common stock issued to it in connection with the Formation Transaction to its common stockholders, subject to compliance with REIT rules and a variety of other considerations. Two Harbors expects the distribution to take the form of a spin-off by means of a special pro rata dividend to Two Harbors common stockholders of all our common stock then owned by Two Harbors. Two Harbors has agreed with the underwriters that the distribution of our common stock will occur no earlier than 120 days following the consummation of this offering.

Our 2017 Equity Incentive Plan

        We will adopt prior to the closing of this offering the 2017 Equity Incentive Plan, which will provide for the grant to directors, officers, advisors, consultants and other personnel of our company and its affiliates of equity and equity-based awards. The maximum number of shares reserved for issuance under the 2017 Plan will be equal to the lesser of (i) 3,242,306 shares of our common stock and (ii) 7.5% of the outstanding shares of our common stock as measured as of immediately following the closing of this offering. Concurrently with the closing of this offering, we expect to issue, in aggregate, approximately 13,415 shares of our common stock to our independent directors, and an aggregate of 146,341 restricted shares of our common stock to certain executive officers, and certain other personnel of our Manager, both based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range indicated on the cover page of this prospectus.

        We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under the 2017 Plan after we complete this offering. Shares of our common stock covered by the registration statement for the 2017 Plan, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-Up Agreements

        We, our directors and officers, certain employees of our Manager, together with certain other persons buying shares of our common stock through the directed share program have entered into lock-up agreements with certain of the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus may not, without the prior written consent of the representatives of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock or publicly disclose the intention to make any offer, sale, pledge or disposition, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock in each case subject to certain exceptions. Two Harbors is restricted from disposing of any shares of our common stock until the expiration of a 120-day lock-up period following the closing of this offering.

        Any shares of common stock purchased by Two Harbors pursuant to the 10b5-1 Plan will also be subject to lock-up arrangements between Two Harbors and the underwriters.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

        The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. This summary is subject to, and qualified in its entirety by reference to, our charter and bylaws and the applicable provisions of the MGCL. For a complete description, we refer you to the MGCL, and our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

        Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Upon the closing of this offering we expect to have nine directors. Our charter also provides that, at such time as we become eligible to elect to become subject to certain elective provisions of the MGCL (which we expect will be upon closing of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

        Each of our directors elected by our stockholders is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Our bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, the election of directors shall be by a plurality of the votes cast.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed by the affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on the board of directors, may preclude stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an investment transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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  any person who beneficially owns ten percent or more of the voting power of the corporation's outstanding voting stock; or

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  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors will by resolution exempt business combinations (i) between us and any person not then already an interested stockholder, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons) and (ii) between us and PRCM or any of its affiliates. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any other person as described above, and as a result, any such person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. However, our board of directors may repeal or modify this resolution at any time. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any such acquisition.

Control Share Acquisitions

        The MGCL provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to the control shares, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

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  one-tenth or more but less than one-third,

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  one-third or more but less than a majority, or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL, which is commonly referred to as the "Maryland Unsolicited Takeovers Act" or "MUTA," permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 (which we will be upon closing of this offering) and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

  •
  the corporation's board of directors will be divided into three classes,

  •
  the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director,

  •
  the number of directors be fixed only by vote of the directors,

  •
  a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

  •
  the request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting is required for the calling of a special meeting of stockholders.

        Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the closing of this offering), vacancies on our board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed only for cause, (ii) vest in the board the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, our chief executive officer, our president or the board of directors, the written request of stockholders of not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

        Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors beginning in 2018. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendment to Our Charter and Bylaws

        Except for amendments to the provisions of our charter relating to the removal of directors, the restrictions on ownership and transfer of our shares of stock and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.

        Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. In addition, stockholders may alter or repeal any provision of our bylaws and adopt new bylaws if such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter at an annual or special meeting or by written consent, in each case in accordance with the procedures outlined in our bylaws.

Extraordinary Transactions

        Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Appraisal Rights

        Our charter provides that our stockholders generally will not be entitled to exercise statutory rights of objecting stockholders, or appraisal rights.

Dissolution of the Company

        The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors at a special meeting may be made only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the Bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including

  •
  supermajority vote for removal of directors;

  •
  requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

  •
  provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

  •
  the power of our board to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

  •
  the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

  •
  restrictions on ownership and transfer of our stock; and

  •
  advance notice requirements for director nominations and stockholder proposals.

        Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL or the resolution of our board opting out of the business combination provisions of the MGCL are rescinded or if we opt in to provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter provides that we have the power, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        We will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Exclusive Forum Bylaws

        Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for the following: any derivative action or proceeding brought on behalf of the corporation; any action asserting a claim of breach of any duty owed by any of our present or former directors, officers or other employees or our stockholders to the corporation or to our stockholders or any standard of conduct applicable to our directors; any action asserting a claim against the corporation or any of our present or former directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws; or any action asserting a claim against the corporation or any of our present or former directors, officers or other employees that is governed by the internal affairs doctrine.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the material U.S. federal income tax considerations relating to the ownership of our common stock as of the date hereof by U.S. and non-U.S. holders, each as defined below. Except where noted, this summary deals only with common stock held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities (except as described in "—Taxation of Tax-Exempt Holders of Our Common Stock" below), insurance companies, persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons who are "foreign governments" within the meaning of Section 892 of the Code, investors in pass-through entities or U.S. holders of common stock whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

        You should consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation as well as consequences arising under the laws of any other taxing jurisdiction.

Our Taxation as a REIT

        We intend to elect to be taxed as a REIT commencing with our initial taxable year ending December 31, 2017. We believe that we were organized and expect to be operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws.

        In connection with this offering, Orrick, Herrington & Sutcliffe LLP is expected to render an opinion that, commencing with our taxable year ending December 31, 2017, we have been organized in conformity with the requirements for qualification as a REIT under the federal income tax laws, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that the opinion of Orrick, Herrington & Sutcliffe LLP will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and will not be binding upon the IRS or any court. We have not received, and do not intend to seek, any rulings from the IRS regarding our status as a REIT or our satisfaction of the REIT requirements. The IRS may challenge our status a REIT, and a court could sustain any such challenge. In addition, the opinion of Orrick, Herrington & Sutcliffe LLP will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests generally involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. Orrick, Herrington & Sutcliffe LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify."

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our REIT taxable income that we distribute currently to our stockholders, although taxable income generated by domestic TRSs, if any, will be subject to regular corporate income tax. Our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends or qualified dividend income. Distributions we make are not eligible for the dividends received deduction for corporations. We expect that ordinary dividends paid by us generally will not be eligible for the reduced rate imposed on qualified dividend income received by individuals, trusts and estates.

        We will be subject to U.S. federal tax as follows:

  •
  We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

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  Under some circumstances, we may be subject to the "alternative minimum tax" due to our undistributed items of tax preference and alternative minimum tax adjustments.

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  If we have net income from "prohibited transactions," which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as "foreclosure property," we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. corporate income tax at the highest applicable rate (currently 35%).

  •
  If due to reasonable cause and not willful neglect we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

  •
  If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under "—Asset Tests") as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will generally pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

  •
  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification as a REIT."

  •
  If we fail to distribute during each calendar year at least the sum of: (i) 85% of our ordinary income for such calendar year; (ii) 95% of our capital gain net income for such calendar year; and (iii) any undistributed taxable income from prior taxable years, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on amounts of any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income (as those terms are defined in the Code) if certain arrangements between us and any TRS of ours are not comparable to similar arrangements among unrelated parties.

  •
  With respect to an interest in a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit, or "REMIC," the ownership of which is attributed to us or to a REIT in which we own an interest, although the law on the matter is unclear as to the ownership of an interest in a taxable mortgage pool, we may be taxable at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our stock that is held by "disqualified organizations." For a discussion of "excess inclusion income," see "—Taxable Mortgage Pools and REMICs." A "disqualified organization" includes:

  •
  the United States;

  •
  any state or political subdivision of the United States;

  •
  any foreign government;

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  any international organization;

  •
  any agency or instrumentality of any of the foregoing;

  •
  any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

  •
  any rural electrical or telephone cooperative.

  •
  If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the five-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to U.S. federal corporate income tax on its net income.

        Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

  1)
  that is managed by one or more trustees or directors;

  2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3)
  that would be taxable as a domestic corporation, but for its election to be subject to taxation as a REIT;

  4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  5)
  the beneficial ownership of which is held by 100 or more persons;

  6)
  of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

  7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

  8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year but neither conditions (5) nor (6) apply to the first taxable year for which an election to become a REIT is made. We believe that we will maintain sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the ownership and transfer of our stock that are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above. The provisions of our charter restricting the ownership and transfer of our stock are described in the section entitled "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law—REIT Qualification Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If we comply with these record-keeping requirements, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement. If you fail or refuse to comply with the demands, you will be required by applicable Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below (see "—Asset Tests"), the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of any partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

        Qualified REIT Subsidiaries and other Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the stock of which is owned directly or indirectly by the REIT. All assets, liabilities and items of income, deduction and credit of a disregarded subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A disregarded subsidiary of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

        In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "—Asset Tests" and "—Income Tests."

        Taxable REIT Subsidiaries.    A TRS is an entity that is taxable as a corporation in which we directly or indirectly own stock and that jointly elects with us for the subsidiary to be treated as a TRS. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% in taxable years beginning after December 31, 2017) of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        Several provisions of the Code regarding arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments to an affiliated REIT. In addition, we would be obligated to pay a 100% penalty tax on any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income (as those terms are defined in the Code) in respect of any TRS of ours if the IRS were to assert successfully that the economic arrangements between us and the TRS are not comparable to similar arrangements among unrelated parties.

        Taxable Mortgage Pools and REMICs.    An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

  •
  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

  •
  the entity has issued debt obligations (liabilities) that have two or more maturities; and

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  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool. It is possible that certain of our financing activities, including securitizations, will result in the treatment of us or a portion of our assets as a taxable mortgage pool.

        An entity or portion of an entity will be treated as a REMIC for purposes of the Code if:

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  it satisfies certain requirements relating to the types of interests in the entity and the distributions thereon;

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  substantially all of its assets are comprised of qualified mortgages and certain other permitted instruments at all times, except during (i) the three month period beginning after the startup date and (ii) the period beginning on the date of liquidation and ending on the close of the 90th day after such date, provided that a complete liquidation has occurred within such period;

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  it adopts arrangements to ensure that disqualified organizations will not hold residual interests and that information needed to calculate the tax on transfers of residual interests to such organizations will be made available by the entity;

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  it has a taxable year that is the calendar year; and

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  the election to be treated as a REMIC applies for the taxable year and all prior taxable years.

        Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, a portion of a REIT, or a REIT subsidiary that is disregarded as a separate entity from a REIT that is a taxable mortgage pool, however, special rules apply. The portion of a REIT's assets, held directly or through a REIT subsidiary that is disregarded as a separate entity from the REIT, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not adversely affect the qualification of the REIT.

        A portion of our income from a REMIC residual interest or taxable mortgage pool arrangement could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter).

        Our excess inclusion income would be allocated among our stockholders in proportion to dividends paid. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. stockholders. See "—Taxation of Non-U.S. Holders of Our Common Stock—Distributions." Although the law on this matter is not clear with regard to taxable mortgage pool interests, to the extent excess inclusion income is allocated to a tax-exempt stockholder of record of ours that is a "disqualified organization" (as defined above under "—Our Taxation as a REIT"), we would be taxable on this income at the highest applicable corporate tax rate (currently 35%). To the extent that our common stock owned by "disqualified organizations" is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest applicable corporate tax rate on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the "disqualified organizations." A regulated investment company or other pass-through entity owning our common stock will be subject to tax at the highest applicable corporate tax rate on any excess inclusion income allocated to its record name owners that are "disqualified organizations." The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

        If a subsidiary partnership of ours, not wholly-owned by us directly or through one or more disregarded entities, were a taxable mortgage pool, the foregoing rules would not apply. Rather, the partnership that is a taxable mortgage pool would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements.

Income Tests

        To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year generally must be derived directly or indirectly from:

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  rents from real property;

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  interest on debt secured by mortgages on real property or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, stock in other REITs;

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  gain from the sale of real estate assets (other than a nonqualified publicly offered REIT debt instrument) which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code;

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  abatements and refunds of taxes on real property;

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  income and gain derived from foreclosure property (as described below);

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  amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

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  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

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  interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest and (iii) gain from the sale or disposition of stock or securities which does not constitute property held primarily for sale to customers in the ordinary course of business.

        Gross income from our sale of inventory or property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets, or to manage risk with respect to currency fluctuations, and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of both gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and the denominator for purposes of both gross income tests. We will monitor the amount of our nonqualifying income and we will seek to manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

        Dividends.    Our dividend income from stock in any corporation (other than any REIT) and from any TRS will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. If we own stock in other REITs, the dividends that we receive from those REITs and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person, however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT. We do not expect that any of our loans will be based in whole or in part on the income or profits of any person.

        Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. If a loan is secured by both real property and other property and if the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date (i) we agreed to originate or acquire the loan or (ii) as discussed below, in the event of a "significant modification," the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining the interest on the loan that is qualifying income for purposes of the 75% gross income test. If apportionment is required, the portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        We expect that the CMBS in which we invest generally will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from such CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce nonqualifying income for the holder of the related REMIC securities.

        We may acquire participation interests, or subordinated mortgage interests, in mortgage loans and mezzanine loans. A subordinated mortgage interest is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant's investment depends upon the performance of the underlying loan and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations, which will be in a first loss position in the event of a default by the borrower. We anticipate any participation interests we acquire will qualify as real estate assets for purposes of the REIT asset tests described below and that interest derived from such investments will be treated as qualifying interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment of any participation interests we acquire.

        We may own interests in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, our mezzanine loans typically may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we acquire do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We intend to invest in any mezzanine loans in a manner that will enable us to satisfy the REIT gross income and asset tests.

        There is limited case law and administrative guidance addressing whether instruments similar to our mezzanine loans or our preferred equity investments will be treated as equity or debt for U.S. federal income tax purposes. We expect that our mezzanine loans generally will be treated as a debt for U.S. federal income tax purposes, but we typically do not anticipate obtaining private letter rulings from the IRS or opinions of counsel on the characterization of those investments for U.S. federal income tax purposes and our preferred equity investments generally will be treated as equity for U.S. federal income tax purposes. If a mezzanine loan is treated as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan. As a result, we would not be treated as receiving interest income from the mezzanine loan, but rather we would be treated as receiving our proportionate share of the income of the entity that issued the mezzanine loan, and there can be no assurance that such an entity will not derive nonqualifying income for purposes of the 75% or 95% gross income test. Alternatively, if the IRS successfully asserts that a preferred equity investment is debt for U.S. federal income tax purposes, then that investment may be treated as producing interest income that would be qualifying income for the 95% gross income test, but not for the 75% gross income test. If the IRS successfully challenges the classification of our mezzanine loans or preferred equity investments for U.S. federal income tax purposes, no assurance can be provided that we will not fail to satisfy the 75% or 95% gross income test.

        We may modify the terms of our mortgage or mezzanine loans. Under the Code, if the terms of a loan are modified in a manner constituting a "significant modification," such modification triggers a deemed exchange of the original loan for the modified loan. Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as nonqualifying income for purposes of the 75% gross income test. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations.

        We anticipate that the interest, original issue discount, and market discount income that we will receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests.

        Hedging Transactions.    We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into, including gain from the sale or disposition of such a transaction, (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests that is clearly identified as such before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements or (iii) in connection with a termination of certain hedging transactions described above, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

        We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

        Fee Income.    Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

        Rents from Real Property.    To the extent that we own or acquire real property or an interest therein, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a "controlled TRS" (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both usually or "customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." We may, however, render services to our tenants through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. We may also own a TRS which provides non-customary services to tenants without tainting our rental income from the related properties.

        Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

        Prohibited Transactions Tax.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to conduct our operations so that no asset that we own will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We cannot assure you that we will comply with certain safe harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

        Foreclosure Property.    Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

        Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS.

        We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

        We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules could affect a decision by us to foreclose on a particular mortgage loan and could affect whether we choose to foreclose with regard to a particular mortgage loan.

        Phantom income.    Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

        We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as "market discount" for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

        We may agree to modify the terms of distressed and other loans we hold. These modifications may be considered "significant modifications" for U.S. federal income tax purposes that give rise to a deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

        Some of the loans and debt securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument.

        In addition, in the event that any debt instruments or debt securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinated mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

        Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

        As a result of each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual Distribution Requirements Applicable to REITs."

        If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our U.S. federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See "—Our Taxation as a REIT."

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets.

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  At least 75% of the value of our total assets must be represented by the following:

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  interests in real property, including leaseholds and options to acquire real property and leaseholds, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as "rents from real property";

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  interests in mortgages on real property;

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  stock in other REITs and debt instruments issued by "publicly offered REITs";

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  cash and cash items;

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  government securities;

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    investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

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    regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

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  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class described in the first bullet point above.

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  Except for securities in TRSs and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, or the 5% asset test.

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  Except for securities in TRSs and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of any one issuer's outstanding voting securities, or the 10% vote test.

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  Except for securities of TRSs and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below, or the 10% value test.

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  Not more than 25% (20% in taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more TRSs.

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  Not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments that are not secured by real property or interests in real property.

        Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries" as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        In addition, the following instruments are not taken in to account for purposes of the 10% value test: (i) a REIT's interest as a partner in a partnership; (ii) any debt instrument issued by a partnership (other than straight debt or any other excluded security) if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; (iii) any debt instrument issued by a partnership (other than straight debt or any other excluded security) to the extent of the REIT's interest as a partner in the partnership; (iv) any loan to an individual or an estate; (v) any "section 467 rental agreement" other than an agreement with a related party tenant; (vi) any obligation to pay "rents from real property"; (vii) certain securities issued by governmental entities that are not dependent in whole or in part on the profits of any other entity or payments on any obligation issued by such an entity); and (viii) any security issued by a REIT.

        For purposes of the 75% asset test, mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. The IRS has stated that it will not challenge a REIT's treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan on the date of the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan.

        As noted above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote test or 10% value test). See "—Income Tests." Although we anticipate that our mezzanine loans typically may not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or 10% value test. We intend to originate and acquire mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above.

        As noted above, there is limited case law and administrative guidance addressing whether instruments similar to our mezzanine loans or our preferred equity investments will be treated as equity or debt for U.S. federal income tax purposes. If a mezzanine loan is treated as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan. If that partnership or limited liability company owned nonqualifying assets, we may not be able to satisfy all of the asset tests. Alternatively, if the IRS successfully asserts a preferred equity investment is debt for U.S. federal income tax purposes, then that investment may be treated as a nonqualifying asset for purposes of the 75% asset test and would be subject to the 10% value test and the 5% asset test. It is possible that a preferred equity investment that is treated as debt for U.S. federal income tax purposes could cause us to fail one or more of those tests.

        As noted above, we expect that our investments in CMBS will generally be treated as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. In the case of CMBS treated as an interest in a REMIC, such interests will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests.

        We believe that any stock that we acquire in other REITs will be a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the asset tests described in the second, third, fourth and fifth bullet points above. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election.

        We may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

        We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will be required to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS may not disagree with these determinations and assert that a different value is applicable, in which case we may not satisfy the 75% and the other asset tests.

        We will not lose our REIT status for a de minimis failure to meet the 5% or 10% asset requirements if the failure is due to ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets or $10 million. If we fail to satisfy any of the asset requirements for a particular tax quarter, we may still qualify as a REIT if we (1) identify the failure on a separate schedule, (2) the failure is due to reasonable cause and not willful neglect, (3) the assets causing the failure are disposed of within six months of the last day of the quarter in which the failure occurred and (4) we pay a tax computed as the greater of either $50,000 or the net income generated by the assets causing the failure multiplied by the highest tax rate under Section 11 of the Code.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. However, an acquisition of property by a REIT requires the REIT to revalue all of its assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by eliminating the discrepancy within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans and mezzanine loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Annual Distribution Requirements Applicable to REITs

        To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

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  the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

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  the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans and mezzanine loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

        Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

        Generally, in order for distributions to be counted as satisfying the annual distribution requirements for REITs and to provide a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro-rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. However, so long as we are treated as a "publicly offered REIT" we will not be subject to these preferential dividend rules.

        If we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

        We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between the actual receipt of cash and the inclusion of items of income by us for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include (i) loans and securities that are financed through loan or securitization structures that require some or all of the available interest income from these assets to be used to repay principal on these borrowings, (ii) distressed loans on which we may be required to accrue interest or discount income even though the borrower is unable to make current or past due debt service payments; and, (iii) loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable income in advance of the receipt of the related cash flow. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of taxable in-kind distributions of property (including, for example, our own debt securities or our stock).

        Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

        We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends. It is intended that the Formation Transaction will be treated as a taxable transaction, and not as a transaction that qualifies as tax-free under Section 351 of the Code, to Two Harbors. Thus, we expect to establish our initial tax basis in the assets received in the Formation Transaction by reference to the initial trading price of our common stock and our valuation of the respective assets contributed by Two Harbors (rather than utilizing a carryover basis). The IRS could assert that the initial tax basis of our assets (or particular assets) is less than the amount determined by us (or is a carryover basis). If the IRS were successful in sustaining such an assertion, this could result in increased taxable income and gain to us as compared to the amounts we had originally calculated and reported. This could further result in our being required to distribute additional amounts in order to maintain our REIT status and avoid corporate taxes and also could result in our owing interest and penalties.

Failure to Qualify

        If we fail to satisfy one or more requirements of REIT qualification, other than the income tests or asset requirements, then we may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each failure.

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of ours. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced income tax rates on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Holders of Our Common Stock

        As used in the remainder of this discussion, the term "U.S. holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof (including the District of Columbia);

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your tax advisors. A "non-U.S. holder" is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

        Distributions Generally.    As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gains rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder's stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder's stock, the distributions will be taxable as capital gains.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

        Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our common stock will increase the basis in its shares of our common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We must classify portions of our designated capital gain dividend into the following categories:

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  a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a rate of up to 20%; or

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  an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type.

        Other Tax Considerations.    U.S. holders of our common stock may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

        Sales of Our Common Stock.    Upon any taxable sale or other disposition of our common stock, a U.S. holder of our common stock will recognize gain or loss for federal income tax purposes on the disposition of our common stock in an amount equal to the difference between:

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  the amount of cash and the fair market value of any property received on such disposition; and

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  the U.S. holder's adjusted basis in such common stock for tax purposes.

        Gain or loss will be capital gain or loss. The applicable tax rate will depend on the holder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder's tax bracket.

        In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

        Passive Activity Loss and Investment Interest Limitation.    Distributions and gain from the disposition of our common stock will not be treated as passive activity income, and therefore U.S. holders will not be able to apply any "passive activity losses" against such income. Dividends paid by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.

        Medicare Tax.    Certain U.S. holders, including individuals and estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their "net investment income," which includes net gain from a sale or exchange of common stock and income from dividends paid on common stock. U.S. holders are urged to consult their own tax advisors regarding the Medicare tax.

Taxation of Non-U.S. Holders of Our Common Stock

        The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of the common stock, including any reporting requirements.

        Distributions.    Distributions by us to a non-U.S. holder of our common stock that are neither attributable to gain from sales or exchanges by us of "United States real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent the income allocated to the non-U.S. holder is excess inclusion income. Excess inclusion income will generally be allocated to our stockholders to the extent we have "excess inclusion income" that exceeds our undistributed REIT taxable income in a particular year. See "—Our Taxation as a REIT—Taxable Mortgage Pools and REMICs." Dividends that are effectively connected with a U.S. trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

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  a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or IRS Form W-8BEN-E with us evidencing eligibility for that reduced rate is filed with us; or

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  the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's U.S. trade or business.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common stock will reduce the non-U.S. holder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See "—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock." Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

        We would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of our current and accumulated earnings and profits if our common stock constitutes a United States real property interest with respect to such non-U.S. holder, as described below under "—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock." This withholding would apply even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation unless:

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  the investment in the common stock is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

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  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Under the Foreign Investment in Real Property Tax Act of 1980, which is referred to as "FIRPTA," distributions to certain non-U.S. holders that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holders to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. The term "United States real property interests" generally does not include mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA.

        Subject to the discussion below regarding an exception generally applicable to non-U.S. holders if our stock is regularly traded on an established securities market located in the United States, unless the non-U.S. holder is a "qualified shareholder" or a "qualified foreign pension fund" (as those terms are defined in Section 897 of the Code), we will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder's U.S. federal income tax liability. If the amount withheld exceeds the actual tax liability of the non-U.S. holder, such excess may be refunded to the non-U.S. holder upon the filing of an appropriate return with the IRS.

        However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—Taxation of Non-U.S. Stockholders of Our Common Stock—Distributions." Also, the branch profits tax will not apply to such a distribution.

        Sales of Our Common Stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of our common stock generally would not be subject to U.S. taxation unless:

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  the investment in our common stock is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

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  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

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  the non-U.S. holder is not a "qualified stockholder" or a "qualified foreign pension fund" (as those terms are defined in Section 897 of the Code) and our common stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.

        Our common stock will not constitute a U.S. real property interest if we either are not a U.S. real property holding corporation or we are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of United States real property interests owned by us equals or exceeds 50% of the fair market value of these interests, any interests in real estate outside of the United States, and our other trade and business assets. Because

U.S. real property interests do not generally include mortgage loans or mortgage-backed securities, we do not expect to be a U.S. real property holding corporation although we cannot guarantee that we will not be treated as such. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders.

        Because our common stock will be publicly traded after this offering, no assurance can be given that we are or will be a domestically-controlled REIT. Even if we were a United States real property holding corporation and were not a domestically-controlled REIT, a sale of common stock by a non-U.S. holder would nevertheless not be subject to taxation under FIRPTA as a sale of a United States real property interest if:

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  our common stock is "regularly traded" on an established securities market within the meaning of applicable Treasury regulations; and

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  the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder's holding period.

        If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS.

Taxation of Tax-Exempt Holders of Our Common Stock

        Provided that a tax-exempt holder has not held its common stock as "debt-financed property" within the meaning of the Code, the dividend and interest income from us generally will not be unrelated business taxable income, referred to as "UBTI," to a tax-exempt holder. Similarly, income from the sale of our common stock generally will not constitute UBTI unless the tax-exempt holder has held its common stock as debt-financed property. To the extent, however, that we, or a part of us, or a disregarded subsidiary of ours, is a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. See "—Our Taxation as a REIT—Taxable Mortgage Pools and REMICs."

        Notwithstanding the foregoing, however, certain entities such as social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts that are generally exempt from federal income taxation under the Code, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. In addition, a portion of the dividends paid by a "pension-held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts."

        A REIT is a "pension-held REIT" if it meets the following two tests:

  •
  it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  •
  either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT's stock, collectively owns more than 50% of the value of the REIT's stock.

        The percentage of any REIT dividend from a "pension-held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension-held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts).

Reportable Transactions

        If a stockholder recognizes a loss with respect to stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Withholding Requirements Under FATCA

        Under the provisions of the Code referred to as "FATCA" additional U.S. federal withholding tax may apply to certain types of payments in respect of stock held by or through "foreign financial institutions," as specially defined under such rules, and certain other non-U.S. entities (including in circumstances where the foreign financial institution or other non-U.S. entity is acting as an intermediary). FATCA imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, stock held by or through a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to provide certain information regarding such institution's account holders and owners of its equity or debt on an annual basis or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the U.S., complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments in respect of stock held by or through a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. FATCA applies to payments of dividends on our common stock and, after December 31, 2018, to gross proceeds from the sale or other disposition of our common stock. We will not pay any additional amount to stockholders in respect of any amounts withheld. Holders of our common stock should consult their tax advisors regarding the application of and compliance with FATCA in their particular situations.

Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury. According to publicly released statements, a top legislative priority of the new Congress and administration may be to enact significant reform of the Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on us or an investment in our stock. Any such changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification. You are urged to consult with your tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our securities.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of our common stock, including purchases by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

        This offering is not directed to any particular purchaser, nor does it address the needs of any particular purchaser. We will not provide, and none of PRCM, any of our respective affiliates or the underwriters will provide any advice or recommendation with respect to the management of any purchase of our common stock or the advisability of acquiring, holding, disposing or exchanging of our common stock.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets of an ERISA plan with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        Whether or not our underlying assets were deemed to include "plan assets," as described below, the acquisition and/or holding of our common stock by an ERISA Plan with respect to which we, PRCM or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of our common stock. These PTCEs include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

        ERISA and the DOL regulations promulgated under ERISA, as modified by Section 3(42) of ERISA (the "Plan Asset Regulations"), generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan's assets include, for purposes of applying the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code, both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by "benefit plan investors" as defined in Section 3(42) of ERISA (the "25% Test") or that the entity is an "operating company," as defined in the Plan Asset Regulations. For purposes of the 25% Test, the assets of an entity will not be treated as "plan assets" if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by "benefit plan investors," excluding equity interests held by persons (other than benefit plan investors) who have discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term "benefit plan investors" is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Code (including "Keogh" plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan's investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA or the Plan Asset Regulations).

        There can be no assurance that we will satisfy the 25% Test and it is not anticipated that we will qualify as an operating company or register as an investment company under the Investment Company Act.

        For purposes of the Plan Asset Regulations, a "publicly offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. We intend to effect such a registration under the Securities Act and the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common stock will be "widely held" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock will be "freely transferable" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

        If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

        Because of the foregoing, our common stock should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (ii) the purchase and holding of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether such investment will constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA, Section 4975 of the Code or any applicable Similar Laws.

 UNDERWRITING

        We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
JMP Securities LLC
Keefe, Bruyette & Woods, Inc.

Total	10,000,000

        The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

        The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The underwriters have an option to purchase up to 1,500,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $3.0 million. We have agreed to reimburse the underwriters for their out-of-pocket expenses, including the fees of their legal counsel incurred in connection with the clearance of this offering with the Financial Industry Regulatory Authority, Inc. in an amount not to exceed $30,000.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or any such other securities whether any such transaction described in clause (i) or (ii) above is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering as well as shares issued pursuant to our 2017 Equity Incentive Plan.

        Our directors and officers, certain employees of our Manager, together with certain other persons buying shares of our common stock through the directed share program and Two Harbors, have entered into lock-up agreements with underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus (120 days with respect to Two Harbors), may not, without the prior written consent of the representatives of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock or publicly disclose the intention to make any offer, sale, pledge or disposition, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock in each case subject to certain exceptions. Any shares of common stock purchased by Two Harbors pursuant to the 10b5-1 Plan will also be subject to lock-up arrangements between Two Harbors and the underwriters.

        At our request, the underwriters have reserved up to 5% of the shares of common stock being offered for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The sales will be made by J.P. Morgan Securities LLC, an underwriter of this offering. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares of common stock purchased by participants in the program. Certain persons buying shares of our common stock through our directed share program have entered into lock-up agreements with certain of the underwriters prior to the commencement of this offering. For certain officers, directors and employees purchasing shares of common stock through the directed share program, the lock-up agreements contemplated above shall govern with respect to their purchases. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Any directed shares of common stock not purchased will be offered by J.P. Morgan Securities LLC to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed common shares.

        We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "GPMT."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of our predecessor are party to financing arrangements in the form of master repurchase agreements with affiliates of certain of the underwriters, which will be amended in connection with the Formation Transaction to add Granite Point as a guarantor. In addition, from time to time we expect to enter into additional master repurchase agreements and other similar financing agreements for the financing of our target assets with affiliates of certain of the underwriters. Affiliates of the underwriters have received and will receive only customary cash compensation for these financings.

        In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. In addition, the description of the material U.S. federal income tax consequences contained in the section of the prospectus entitled "Material U.S. Federal Income Tax Considerations" is based upon the opinion of Orrick, Herrington & Sutcliffe LLP. The validity of the shares of common stock sold in this offering and certain other matters of Maryland law will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will act as counsel to the underwriters.

EXPERTS

        The consolidated financial statements of TH Commercial Holdings LLC as of December 31, 2016 and for the two periods ended December 31, 2016 and 2015 and the balance sheet of Granite Point Mortgage Trust Inc. as of May 15, 2017 appearing in this prospectus and registration statement have been audited by Ernst & Young, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at http://www.sec.gov.

        As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above.

GRANITE POINT MORTGAGE TRUST INC.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

        We have presented unaudited pro forma condensed consolidated financial information that reflects the historical consolidated operations of TH Commercial Holdings LLC and its subsidiaries, which we refer to collectively as our Predecessor, as adjusted to give pro forma effect to the offering and the use of net proceeds therefrom and the Formation Transaction. We have not presented historical information for Granite Point Mortgage Trust Inc. because we have not had any operations or significant corporate activity since our formation.

        The unaudited pro forma condensed consolidated financial information has been derived from, and should be read in conjunction with, the financial statements and related notes of our Predecessor which are included elsewhere in this prospectus. This information should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated balance sheet data at March 31, 2017 reflects the historical information of our Predecessor as of such date, as adjusted to give pro forma effect to the Formation Transaction, this offering and the application of the net proceeds therefrom as if they had occurred on March 31, 2017. The historical balances of our Predecessor have been reflected at carryover basis because for accounting purposes, the transfer and assignment of our Predecessor's ownership interest in exchange for shares of our cumulative redeemable preferred stock and common stock and this offering are not deemed a business combination and do not result in a change of control. The value our Predecessor's stockholders will receive for their contribution relates to their Predecessor ownership interests only and does not include any value associated with the settlement of any other relationship with our Predecessor.

        The unaudited pro forma condensed consolidated statements of comprehensive income data for the three months ended March 31, 2017 and the year ended December 31, 2016 reflect the historical information of our Predecessor adjusted to give pro forma effect to the Formation Transaction, this offering and the application of the net proceeds therefrom as if they had occurred on January 1, 2016.

        The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statements of comprehensive income data and the unaudited pro forma condensed consolidated balance sheet data do not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period.

Granite Point Mortgage Trust Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2017

(amounts in thousands except share data)

(unaudited)

	Predecessor	Pro Forma Adjustments for the Formation Transaction		Pro Forma Before Offering Adjustments	Pro Forma Adjustments for the Offering		Pro Forma
	(A)	(B)			(C)
Assets:
Commercial real estate assets	$1,548,603			$1,548,603			$1,548,603
Available-for-sale securities, at fair value	12,766			12,766			12,766
Cash and cash equivalents	34,617	$(25,515	)(1)	168,421	190,725	(5)	359,146
		(50,156)	(2)
		209,475	(3)
Restricted cash	2,260			2,260			2,260
Accrued interest receivable	4,487			4,487			4,487
Due from counterparties	456			456			456
Income tax receivable	7			7			7
Accounts receivable	8,457			8,457			8,457
Deferred debt issuance costs	2,679			2,679			2,679

Total Assets	$1,614,332			$1,748,136			$1,938,861

Liabilities:
Repurchase agreements	$536,221	559,514	(2)	$1,095,735			$1,095,735
Notes payable to affiliate	609,670	(609,670	)(2)	—			—
Accrued interest payable	977			977			977
Unearned interest income	—			—			—
Income taxes payable	—			—			—
Other payables to Two Harbors and affiliates	25,515	(25,515	)(1)	—			—
Accrued expenses and other liabilities	424			424			424

Total liabilities	1,172,807			1,097,136			1,097,136
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized and 1,000 shares issued and outstanding	—	1,000	(4)	1,000			1,000
Equity:
Predecessor equity	441,525	209,475	(3)	—			—
		(651,000	)(4)
Common stock, par value $0.01 per share; 450,000,000 shares authorized and 43,230,756 shares issued and outstanding	—	650,000	(4)	650,000	190,725	(5)	840,725

Total equity	441,525			650,000			650,000

Total Liabilities and Equity	$1,614,332			$1,748,136			$1,938,861

The accompanying notes are an integral part of these financial statements

Granite Point Mortgage Trust Inc.

Unaudited Pro Forma Consolidated Statement of Comprehensive Income

For the three months ended March 31, 2017

(amounts in thousands except share data)

(unaudited)

	Predecessor	Pro Forma Adjustments		Pro Forma
	(A)	(B)		(C)
Interest income:
Commercial real estate assets	$23,570			$23,570
Available-for-sale securities	246			246
Cash and cash equivalents	2			2

Total interest income	23,818			23,818
Interest expense	6,106	$3,246	(1)	9,352

Net interest income	17,712			14,466
Other income:
Realized gain on sales of commercial real estate assets	—			—
Ancillary fee income	—			—
Other fee income	—			—

Total other income	—			—
Expenses:
Management fees	1,662	—	(2)	1,662
Professional services	156			156
Subservicing expense	322			322
General and administrative expenses	2,117	808	(3)	2,925

Total expenses	4,257			5,065

Income before income taxes	13,455			9,401
Provision for income taxes	1			1

Net income	$13,454			$9,400

Basic and diluted earnings per weighted average common share			(4)	$0.22
Basic and diluted weighted average number of shares of common stock outstanding			(4)	43,230,756
Comprehensive income:
Net income	$13,454			9,400
Other comprehensive income:
Unrealized gain on available-for-sale securities, net	80			80

Other comprehensive income	80			80

Comprehensive income	$13,534			$9,480

The accompanying notes are an integral part of these pro forma financial statements

GRANITE POINT MORTGAGE TRUST INC.

Pro Forma Consolidated Statement of Comprehensive Income

For the year ended December 31, 2016

(amounts in thousands except share data)

(unaudited)

	Predecessor	Pro Forma Adjustments	Pro Forma
	(A)	(B)	(C)
Interest income:
Commercial real estate assets	$59,819		$59,819
Available-for-sale securities	1,002		1,002
Cash and cash equivalents	7		7

Total interest income	60,828		60,828
Interest expense	11,029	$8,593 (1)	19,622

Net interest income	49,799		41,206
Other income:
Realized gain on sales of commercial real estate assets	—		—
Ancillary fee income	37		37
Other fee income	166		166

Total other income	203		203
Expenses:
Management fees	7,173	—(2)	7,173
Professional services	137		137
Subservicing expense	605		605
General and administrative expenses	6,741	4,224 (3)	10,965

Total expenses	14,656		18,880

Income before income taxes	35,346		22,529
Benefit from income taxes	(11)		(11)

Net income	$35,357		$22,540

Basic and diluted earnings per weighted average common share		(4)	$0.52
Basic and diluted weighted average number of shares of common stock outstanding		(4)	43,230,756
Comprehensive income:
Net income	$35,357		$22,540
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net	(112)		(112)

Other comprehensive loss	(112)		(112)

Comprehensive income	$35,245		$22,428

The accompanying notes are an integral part of these pro forma financial statements

Granite Point Mortgage Trust Inc.

Notes to Pro Forma Consolidated Financial Statements

(amounts in thousands except share data)

(unaudited)

Note 1. Notes to Pro Forma Consolidated Balance Sheet

(A)
Reflects the historical consolidated balance sheet of the Predecessor as of March 31, 2017, which is included elsewhere in this registration statement.

(B)
Reflects the following adjustments to present certain amounts pursuant to the Formation Transaction as if it occurred as of March 31, 2017:

(1)
To reflect settlement of intercompany payable to Two Harbors and affiliates:

Cash and cash equivalents	$(25,515)
Other payables to Two Harbors and affiliates	$(25,515)
  (2)
  To reflect settlement of Note payable to affiliate and replacement of financing with repurchase agreements:

Repurchase agreements	$559,514
Note payable to affiliate	$(609,670)
Cash and cash equivalents	$(50,156)
  (3)
  To adjust for the contribution of acquisition cash by our Predecessor to fund certain acquisitions:

Cash and cash equivalents(i)	$209,475
Predecessor equity(i)	$209,475

(i)
As outlined in the "Structure and Formation of Our Company" section, under the caption "Consideration Payable to Two Harbors," included elsewhere in this prospectus, our Predecessor will continue to provide capital funding to support commercial real estate asset acquisitions and will provide acquisition cash and working capital funding requirements. Based upon these estimates our Predecessor made additional contributions summarized in the table below.

Actual capital contributions to fund target investments	$54,654
Actual capital contributions to meet acquisition cash and working capital funding requirements	154,821

Total adjustment	$209,475

The acquisition cash and working capital funding requirements have been recorded as additional cash and cash equivalents and as additional Predecessor equity. Any acquisition cash and working capital funding that our Predecessor does not spend prior to the closing of the offering will remain in the entity.

Granite Point Mortgage Trust Inc.

Notes to Pro Forma Consolidated Financial Statements (Continued)

(amounts in thousands except share data)

(unaudited)

Note 1. Notes to Pro Forma Consolidated Balance Sheet (Continued)

  (4)
  Reclassification of our Predecessor's equity into common stock issued to Two Harbors in exchange for their contribution:

Predecessor equity	$(651,000)
10% Cumulative Redeemable Preferred Stock(i),(ii)	$1,000
Common stock(i)	$650,000

(i)
As outlined in the "Structure and Formation of Our Company" section, under the caption "Consideration Payable to Two Harbors," included elsewhere in this prospectus, Two Harbors will receive 33,071,000 shares of our common stock and 1,000 shares of our 10% cumulative redeemable preferred stock in exchange for all of the equity interests in our Predecessor.

(ii)
As outlined in the "Description of Capital Stock" section, under the caption "Cumulative Redeemable Preferred Stock," included elsewhere in this prospectus, our 10% Cumulative Redeemable Preferred Stock has a liquidation value of $1,000 and certain redemption features that requires these shares to be reported outside the equity section in the pro forma balance sheet.
(C)
Reflects the following adjustments to present certain amounts pursuant to the offering as if it occurred as of March 31, 2017:

(5)
To adjust for offering proceeds from the issuance of 10,000,000 shares of common stock at an initial offering price of $20.50 per share, net of transaction costs related to this offering (underwriting discount of $11,275 and other offering estimated offering expenses of $3,000:

Cash and cash equivalents	$190,725
Common stock	$190,725

Note 2. Notes to Pro Forma Consolidated Statements of Comprehensive Income

(A)
Reflects the historical consolidated statement of comprehensive income of our Predecessor for the three months ended March 31, 2017 and for the year ended December 31, 2016 which is included elsewhere in this registration statement.

(B)
Reflects the following adjustments to present certain amounts pursuant to the Formation Transaction and the offering:

(1)
To adjust for increase to interest expense resulting from replacement of Note Payable to Affiliate with repurchase agreement financing:

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Interest expense(i)	$3,246	$8,593

(i)
As outlined in "Our Financing Strategy and Leverage" section included elsewhere in this prospectus, our funding sources will initially include the net proceeds of this offering and the

Granite Point Mortgage Trust Inc.

Notes to Pro Forma Consolidated Financial Statements (Continued)

(amounts in thousands except share data)

(unaudited)

Note 2. Notes to Pro Forma Consolidated Statements of Comprehensive Income (Continued)

  available capacity under repurchase agreements which will be in place at the closing of this offering. The pro forma increase to interest expense was calculated using the negotiated terms for advance rate and interest margin under the repurchase agreements.

  (2)
  To reflect adjustment to management fee expense pursuant to the Formation Transaction and the offering:

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Management fees(i)	$—	$—

(i)
As outlined in the "Our Manager and the Management Agreement" section, under the caption "Management Agreement," included elsewhere in this prospectus, we will enter into a new management agreement with our Manager. In addition to a base management fee, we will pay our Manager an incentive fee as defined in the agreement.
  (3)
  To adjust for additional general & administrative expenses to be incurred operating as a public company:

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Compensation of our named executive officers (except CEO) and other personnel employed by our Manager(i)	$346	$1,385
Back-office charges(i)	115	459
Board of directors fees(ii)	125	500
Restricted stock vesting(iii)	210	1,830

	$808	$4,224

(i)
As outlined in the "Our Manager and the Management Agreement" section included elsewhere in this prospectus, we will reimburse our Manager for all expenses incurred on our behalf and otherwise in the operation of its business, including our allocable share of the compensation expense and back office services. We are currently estimating the additional annual expense to be passed through to us to be $1,385 for compensation and $459 for back-office charges. Back-office charges represent certain allocated costs from our Manager and include office rent, information technology, and other similar charges.

(ii)
As outlined in the "Management" section, under the caption "Director Compensation," of this prospectus, we will incur additional fees for the independent directors on our board of directors. This adjustment represents the effect for the estimated annual costs of these fees totaling $550, which includes the issuance of 13,415 shares of our common stock. We have assumed the restricted stock portion of the fees will vest at the beginning of each annual period.

Granite Point Mortgage Trust Inc.

Notes to Pro Forma Consolidated Financial Statements (Continued)

(amounts in thousands except share data)

(unaudited)

Note 2. Notes to Pro Forma Consolidated Statements of Comprehensive Income (Continued)

  We expect to incur other costs as a public company which could include, but not be limited to, directors and officers insurance, accounting, tax and legal fees. We currently estimate that the additional annual expense to be recognized for these costs to be $1,505, which have not been included in this pro forma adjustment.

(iii)
As outlined in the "Management" section, under the caption "2017 Equity Incentive Plan," included elsewhere in this prospectus, we will adopt prior to the completion of this offering the 2017 Equity Incentive Plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including certain personnel of our Manager and their respective affiliates. The terms and conditions of awards issued under 2017 Incentive Plan will be adminstered by the compensation committee appointed by our board of directors.

  Upon completion of this offering, we expect to grant certain of our executive officers and certain personnel of our Manager a total of 146,341 shares of restricted stock which have a total value of $3,000. These shares will vest ratably over a three-year service period, provided they continue to provide services on behalf of the Company and/or our Manager. The amounts reflected in this adjustment assumed the restricted shares issued are valued at the initial public offering price of $20.50 and have an annual time vesting over the three-year service period.

  (4)
  Represents net income available to common stockholders divided by the common shares outstanding after completion of the offering:

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Shares issued in the Formation Transaction	33,071,000	33,071,000
Shares issued in the offering	10,000,000	10,000,000

Restricted stock grants to board of directors and management	159,756	159,756

	43,230,756	43,230,756

Report of Independent Registered Public Accounting Firm

The Management of Two Harbors Investment Corp.:

        We have audited the accompanying balance sheet of Granite Point Mortgage Trust Inc. (the Company), as of May 15, 2017. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at May 15, 2017 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 24, 2017

GRANITE POINT MORTGAGE TRUST INC.

BALANCE SHEET

As of May 15, 2017

(amounts in thousands except share data)

May 15, 2017
Assets
Cash and cash equivalents	$1

Total Assets	$1

Stockholder's Equity
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding	$—
Additional paid in capital	1

Total stockholder's equity	$1

The accompanying notes are an integral part of this balance sheet.

GRANITE POINT MORTGAGE TRUST INC.

Notes to the Balance Sheet

Note 1. Organization and Operations

        Granite Point Mortgage Trust Inc., or the Company, is a newly formed Maryland corporation that intends to focus primarily on investing in, financing, and managing commercial real estate debt and related instruments. The Company was organized in Maryland on April 7, 2017. Under its Articles of Incorporation, the Company is authorized to issue up to 1,000 shares of common stock. The Company was initially capitalized by issuing 1,000 shares of common stock to Two Harbors Investment Corp. for a par value of $0.01 per share. The Company has had no other operations since its formation.

        The Company is in the process of preparing for an initial public offering, or the Offering, pursuant to which it proposes to issue common stock to the public. The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering of common stock. Concurrently with this offering, the Company will complete a Formation Transaction pursuant to which the Company will acquire certain commercial real estate assets in exchange for shares of the Company's common stock and/or cash.

        Following the completion of the Offering and Formation Transaction, the Company will be externally managed by Pine River Capital Management L.P., or Pine River.

        The Company intends to elect and qualify to be taxed as a REIT for U.S. income tax purposes, commencing with the Company's taxable year ending December 31, 2017. The Company generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes all of its net taxable income to stockholders and maintains its intended qualification as a REIT. Accordingly, the financial statements do not reflect any provisions for income taxes. However, certain activities that the Company may perform in the future may cause it to earn income which will not be qualifying income for REIT purposes. The Company may form taxable REIT subsidiaries, or TRSs, as defined in the Internal Revenue Code of 1986, as amended to engage in such activities. These TRSs will be subject to income taxes.

Note 2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

        The accompanying balance sheet has been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

Use of Estimates

        The preparation of the balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that may affect the amounts reported in the balance sheet and related notes. Actual results could differ from these estimates.

Summary of Significant Accounting Policies

Commercial Real Estate Assets

        The Company will originate and purchase commercial real estate debt and related instruments generally to be held as long-term investments. These assets will be classified as commercial real estate assets on the Company's balance sheet. Interest income on commercial real estate assets will be recorded on the statement of comprehensive income.

GRANITE POINT MORTGAGE TRUST INC.

Notes to the Balance Sheet (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

        Commercial real estate assets will be reported at cost, net of any unamortized acquisition premiums or discounts, loan fees and origination costs as applicable, unless the assets are deemed impaired. Impairment is indicated when it is deemed probable that the Company will not be able to collect all amounts due pursuant to the contractual terms of the loan. Because the Company's commercial real estate assets are collateralized either by real property or by equity interests in the commercial real estate borrower, impairment is measured by comparing the estimated fair value of the underlying collateral to the amortized cost of the respective loan. The valuation of the underlying collateral requires significant judgment, which includes assumptions regarding capitalization rates, leasing, credit worthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, overall economic conditions, the broader commercial real estate market, local geographic sub-markets, and other factors deemed necessary. If a loan is determined to be impaired, the Company will record an allowance to reduce the carrying value of the loan through a charge to provision for loan losses. Actual losses, if any, could ultimately differ from these estimates.

        Interest income on commercial real estate assets will be recognized at the loan coupon rate. Any premiums or discounts, loan fees and origination costs will be amortized or accreted into interest income over the lives of the loans using the effective interest method. Loans are considered past due when they are 30 days past their contractual due date. Interest income recognition is suspended when loans are placed on nonaccrual status. Generally, commercial real estate loans are placed on nonaccrual status when delinquent for more than 60 days or when determined not to be probable of full collection. Interest accrued, but not collected, at the date loans are placed on nonaccrual is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Commercial real estate loans are restored to accrual status only when contractually current or the collection of future payments is reasonably assured.

Cash and Cash Equivalents

        Cash and cash equivalents includes cash held in bank accounts and cash held in money market funds on an overnight basis.

Underwriting Commissions and Offering Costs

        Underwriting commissions and offering costs, as applicable, to be incurred in connection with the Offering will be reflected as a reduction of additional paid-in-capital. Costs incurred that are not directly associated with the completion of the Offering will be expensed as incurred.

Note 3. Related Party Transactions

        The Company will be externally managed by Pine River, or the Manager. Upon closing of the Offering, the Company will enter into a management agreement with the Manager, pursuant to which the Manager will be responsible for providing all of the management and operational services required to conduct the Company's business affairs. The Manager will remain at all times subject to the supervision of the Company's board of directors. The Company has no officers or employees, but rather will depend on the Manager, to provide all personnel necessary to conduct the Company's affairs. Under the management agreement, the Company will be required to pay the Manager a base

GRANITE POINT MORTGAGE TRUST INC.

Notes to the Balance Sheet (Continued)

Note 3. Related Party Transactions (Continued)

management fee based on the Company's stockholders' equity, and incentive compensation as defined in the management agreement.

Note 4. Offering Costs

        In connection with the Offering, affiliates of the Company have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the proceeds of this offering.

Note 5. Subsequent Events

        Events subsequent to May 15, 2017 were evaluated through May 24, 2017, the date the financial statements were available to be issued. No additional events were identified requiring further disclosure in these financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Member
of TH Commercial Holdings LLC

        We have audited the accompanying consolidated balance sheets of TH Commercial Holdings LLC (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, member's equity and cash flows for each of the periods ended December 31, 2016 and 2015. Our audits also included the financial statement schedule listed in the accompanying Index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the periods ended December 31, 2016 and 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 18, 2017
except for the financial statement schedule, as to which the date is
May 24, 2017

TH COMMERCIAL HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2016	December 31, 2015
ASSETS
Commercial real estate assets	$1,412,543	$660,953
Available-for-sale securities, at fair value	12,686	—
Cash and cash equivalents	56,019	56,088
Restricted cash	260	250
Accrued interest receivable	3,745	1,567
Due from counterparties	249	—
Income taxes receivable	5	—
Accounts receivable	7,735	2,309
Deferred debt issuance costs	2,365	1,577

Total Assets(1)	$1,495,607	$722,744

LIABILITIES AND MEMBER'S EQUITY
Liabilities
Repurchase agreements	$451,167	$59,349
Note payable to affiliate	593,632	167,262
Accrued interest payable	655	73
Unearned interest income	143	155
Income taxes payable	—	70
Other payables to Two Harbors and affiliates	21,460	8,287
Accrued expenses and other liabilities	559	606

Total liabilities	1,067,616	235,802
Member's Equity
Contributed capital	392,608	486,804
Accumulated other comprehensive loss	(112)	—
Cumulative earnings	35,495	138

Total member's equity	427,991	486,942

Total Liabilities and Member's Equity	$1,495,607	$722,744

(1)
The consolidated balance sheets include assets of consolidated variable interest entities, or VIEs, that can only be used to settle obligations of these VIEs. At December 31, 2016 and December 31, 2015, assets of the VIEs totaled $46,047 and $45,852. See Note 3—Variable Interest Entities for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31, 2016	Period Ended December 31, 2015(1)
Interest income:
Commercial real estate assets	$59,819	$9,139
Available-for-sale securities	1,002	—
Cash and cash equivalents	7	—

Total interest income	60,828	9,139
Interest expense	11,029	477

Net interest income	49,799	8,662
Other income:
Realized gain on sales of commercial real estate assets	—	181
Ancillary fee income	37	14
Other fee income	166	—

Total other income	203	195
Expenses:
Management fees	7,173	1,178
Professional services	137	419
Servicing expense	605	73
General and administrative expenses	6,741	6,979

Total expenses	14,656	8,649

Income before income taxes	35,346	208
(Benefit from) provision for income taxes	(11)	70

Net income	$35,357	$138

Comprehensive income:
Net income	$35,357	$138
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net	(112)	—

Other comprehensive loss	(112)	—

Comprehensive income	$35,245	$138

(1)
Commenced operations on January 7, 2015.

The accompanying notes are an integral part of these consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

(in thousands, except share data)

	Contributed Capital	Accumulated Other Comprehensive Loss	Cumulative Earnings	Total Member's Equity
Balance, January 7, 2015 (commencement of operations)	$—	$—	$—	$—
Capital contribution from Parent	486,804	—	—	486,804
Net income	—	—	138	138

Balance, December 31, 2015	$486,804	$—	$138	$486,942
Capital contribution from Parent	10,000	—	—	10,000
Return of capital to Parent	(104,196)	—	—	(104,196)
Net income	—	—	35,357	35,357
Other comprehensive loss before reclassifications	—	(112)	—	(112)
Amounts reclassified from accumulated other comprehensive loss	—	—	—	—

Net other comprehensive loss	—	(112)	—	(112)

Balance, December 31, 2016	$392,608	$(112)	$35,495	$427,991

The accompanying notes are an integral part of these consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2016	Period Ended December 31, 2015(1)
Cash Flows From Operating Activities:
Net income	$35,357	$138
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discounts and net deferred fees on commercial real estate assets	(7,244)	(468)
Realized gains on sales of commercial real estate assets	—	(181)
Net change in assets and liabilities:
Increase in accrued interest receivable	(2,178)	(1,567)
Increase in income taxes receivable	(5)	—
Increase in accounts receivable	(5,426)	(2,309)
Increase in deferred debt issuance costs	(788)	(1,577)
Increase in accrued interest payable	582	73
(Decrease) increase in unearned interest income	(12)	155
(Decrease) increase in income taxes payable	(70)	70
(Decrease) increase in accrued expenses	(47)	606
Increase in other payables to Two Harbors and affiliates	13,173	8,287

Net cash provided by operating activities	33,342	3,227

Cash Flows From Investing Activities:
Originations and purchases of commercial real estate assets, net of deferred fees	(760,731)	(662,627)
Proceeds from sales of commercial real estate assets	—	1,979
Proceeds from repayment of commercial real estate assets	16,385	344
Purchases of available-for-sale securities	(15,000)	—
Principal payments on available-for-sale securities	2,202	—
Increase in due from counterparties	(249)	—
Increase in restricted cash	(10)	(250)

Net cash used in investing activities	(757,403)	(660,554)

Cash Flows From Financing Activities:
Proceeds from repurchase agreements	998,698	242,523
Principal payments on repurchase agreements	(606,880)	(183,174)
Proceeds from note payable to affiliate	437,888	167,262
Repayment of note payable to affiliate	(11,518)	—
Proceeds from capital contribution from Parent	10,000	486,804
Payments for return of capital to Parent	(104,196)	—

Net cash provided by financing activities	723,992	713,415

Net (decrease) increase in cash and cash equivalents	(69)	56,088
Cash and cash equivalents at beginning of period	56,088	—

Cash and cash equivalents at end of period	$56,019	$56,088

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$10,448	$403

Cash paid for taxes	$64	$—

(1)
Commenced operations on January 7, 2015.

The accompanying notes are an integral part of these consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements

Note 1. Organization and Operations

        TH Commercial Holdings LLC, or the Company, is a Delaware corporation formed on January 7, 2015 and focused on investing in, financing, and managing commercial real estate debt and related instruments. The Company is a wholly owned subsidiary of Two Harbors Operating Company LLC, or the Parent, which is a wholly owned subsidiary of Two Harbors Investment Corp. Two Harbors Investment Corp, or Two Harbors, is a publicly traded real estate investment trust (REIT).

        The Company constitutes an entity with a single owner, Two Harbors, which for federal income tax purposes is disregarded as an entity separate from Two Harbors in accordance with Treasury Regulations. However, Two Harbors has designated one of the Company's subsidiaries as a taxable REIT subsidiary, or TRS, as defined in the Internal Revenue Code of 1986, or the Code, and its activities are subject to income taxes.

        Two Harbors is externally managed and advised by PRCM Advisers LLC, a subsidiary of Pine River Capital Management L.P. (Pine River), an affiliated global multi-strategy asset management firm.

Note 2. Basis of Presentation and Significant Accounting Policies

Consolidation and Basis of Presentation

        The accompanying consolidated financial statements include the accounts of all subsidiaries; intercompany accounts and transactions have been eliminated. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles, or U.S. GAAP.

        All trust entities in which the Company holds investments that are considered VIEs for financial reporting purposes were reviewed for consolidation under the applicable consolidation guidance. Whenever the Company has both the power to direct the activities of a trust that most significantly impact the entities' performance, and the obligation to absorb losses or the right to receive benefits of the entities that could be significant, the Company consolidates the trust.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make a number of significant estimates. These include estimates of fair value of certain assets and liabilities, amount and timing of credit losses, prepayment rates, the period of time during which the Company anticipates an increase in the fair values of real estate securities sufficient to recover unrealized losses in those securities, and other estimates that affect the reported amounts of certain assets and liabilities as of the date of the consolidated financial statements and the reported amounts of certain revenues and expenses during the reported period. It is likely that changes in these estimates (e.g., valuation changes due to supply and demand, credit performance, prepayments, interest rates, or other reasons) will occur in the near term. The Company's estimates are inherently subjective in nature and actual results could differ from its estimates and the differences may be material.

Summary of Significant Accounting Policies

Commercial Real Estate Assets

        The Company originates and purchases commercial real estate debt and related instruments generally to be held as long-term investments. These assets are classified as commercial real estate assets on the consolidated balance sheets. Additionally, the Company is the sole certificate holder of a

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

trust entity that holds a commercial real estate loan. The trust is considered a VIE for financial reporting purposes and, thus, is reviewed for consolidation under the applicable consolidation guidance. As the Company has both the power to direct the activities of the trust that most significantly impact the entity's performance, and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, the Company consolidates the trust. The underlying loan is classified as commercial real estate assets on the consolidated balance sheets. The loan is legally isolated from the Company and has been structured to be beyond the reach of creditors of the Company. Interest income on commercial real estate assets is recorded on the consolidated statements of comprehensive income.

        Commercial real estate assets are reported at cost, net of any unamortized acquisition premiums or discounts, loan fees and origination costs as applicable, unless the assets are deemed impaired. Impairment is indicated when it is deemed probable that the Company will not be able to collect all amounts due pursuant to the contractual terms of the loan. Because the Company's commercial real estate assets are collateralized by real property or are collateral dependent, impairment is measured by comparing the estimated fair value of the underlying collateral to the amortized cost of the respective loan. The valuation of the underlying collateral requires significant judgment, which includes assumptions regarding capitalization rates, leasing, credit worthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, overall economic conditions, the broader commercial real estate market, local geographic sub-markets, and other factors deemed necessary. If a loan is determined to be impaired, the Company records an allowance to reduce the carrying value of the loan through a charge to provision for loan losses. Actual losses, if any, could ultimately differ from these estimates.

        Interest income on commercial real estate assets is recognized at the loan coupon rate. Any premiums or discounts, loan fees and origination costs are amortized or accreted into interest income over the lives of the loans using the effective interest method. Loans are considered past due when they are 30 days past their contractual due date. Interest income recognition is suspended when loans are placed on nonaccrual status. Generally, commercial real estate loans are placed on nonaccrual status when delinquent for more than 60 days or when determined not to be probable of full collection. Interest accrued, but not collected, at the date loans are placed on nonaccrual is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Commercial real estate loans are restored to accrual status only when contractually current or the collection of future payments is reasonably assured.

Available-for-Sale Securities, at Fair Value

        The Company invests in commercial mortgage-backed securities, or CMBS, representing interests in pools of commercial mortgage loans issued by trusts. Although the Company generally intends to hold its CMBS until maturity, it may, from time to time, sell any of its CMBS as part of its overall management of its portfolio. Accordingly, the Company classifies its CMBS as available-for-sale, or AFS, investments. All assets classified as AFS are reported at estimated fair value with unrealized gains and losses, excluding other than temporary impairments, included in accumulated other comprehensive income.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

        Available-for-sale securities transactions are recorded on the trade date. Purchases of newly-issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. The cost basis for realized gains and losses on sales of available-for-sale securities are determined on the first-in, first-out, or FIFO, method.

        Fair value is determined under the guidance of ASC 820, Fair Value Measurements and Disclosures, or ASC 820. In determining the fair value of its CMBS, management judgment is used to arrive at fair value that considers prices obtained from third-party pricing providers or broker quotes received using the bid price, which are both deemed indicative of market activity, and other applicable market data. The third-party pricing providers and brokers use pricing models that generally incorporate such factors as coupons, primary and secondary mortgage rates, rate reset period, issuer, prepayment speeds, credit enhancements and expected life of the security. If listed price data is not available or insufficient, then fair value is based upon internally developed models that are primarily based on observable market-based inputs but also include unobservable market data inputs. The Company classifies these securities as Level 3 assets. As of December 31, 2016, the Company did not have any available-for-sale securities categorized as Level 3. The Company's application of ASC 820 guidance is discussed in further detail in Note 8—Fair Value of these notes to the consolidated financial statements.

        Interest income on available-for-sale securities is accrued based on the outstanding principal balance and their contractual terms. Premiums and discounts associated with CMBS are amortized into interest income over the life of such securities using the effective yield method. Adjustments to premium and discount amortization are made for actual prepayment activity. Actual maturities of the AFS securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of principal, and prepayments of principal. Therefore actual maturities of AFS securities are generally shorter than stated contractual maturities. Stated contractual maturities are generally greater than ten years.

        The Company evaluates its available-for-sale securities, on a quarterly basis, to assess whether a decline in the fair value of an AFS security below the Company's amortized cost basis is an other-than-temporary impairment, or OTTI. The presence of OTTI is based upon a fair value decline below a security's amortized cost basis and a corresponding adverse change in expected cash flows due to credit related factors as well as non-credit factors, such as changes in interest rates and market spreads. Impairment is considered other-than-temporary if an entity (i) intends to sell the security, (ii) will more likely than not be required to sell the security before it recovers in value, or (iii) does not expect to recover the security's amortized cost basis, even if the entity does not intend to sell the security. Under these scenarios, the impairment is other-than-temporary and the full amount of impairment should be recognized currently in earnings and the cost basis of the investment security is adjusted. However, if an entity does not intend to sell the impaired debt security and it is more likely than not that it will not be required to sell before recovery, the OTTI is separated into (i) the estimated amount relating to credit loss, or credit component, and (ii) the amount relating to all other factors, or non-credit component. Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss amount recognized in other comprehensive income (loss). The difference between the new amortized cost basis and the cash flows expected to be collected is accreted as interest income in accordance with the effective interest method.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash held in bank accounts and cash held in money market funds on an overnight basis.

Restricted Cash

        Restricted cash represents the Company's cash held by counterparties as collateral against the Company's securities and/or repurchase agreements. Cash held by counterparties as collateral, which resides in non-interest bearing accounts, is not available to the Company for general corporate purposes, but may be applied against amounts due to securities and repurchase agreement counterparties or returned to the Company when the collateral requirements are exceeded or at the maturity of the repurchase agreement.

Accrued Interest Receivable

        Accrued interest receivable represents interest that is due and payable to the Company. Cash interest is generally received within thirty days of recording the receivable.

Due from Counterparties

        Due from counterparties includes cash held by counterparties as collateral against the Company's repurchase agreements but represents excess capacity and deemed unrestricted and a receivable from the counterparty as of the balance sheet date.

Repurchase Agreements

        The Company finances the acquisition of its commercial real estate assets and AFS securities through the use of repurchase agreements. These repurchase agreements are generally short-term debt, which expire within one year. As of December 31, 2016, certain of the Company's repurchase agreements had contractual terms of greater than one year, and were considered long-term debt. Borrowings under repurchase agreements generally bear interest rates of a specified margin over one-month LIBOR and are generally uncommitted. The repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, as specified in the respective agreements.

Note Payable to Affiliate

        The Company finances the acquisition of certain of its commercial real estate assets through a revolving note payable with TH Insurance Holdings Company LLC, or TH Insurance. TH Insurance is a separate indirect subsidiary of Two Harbors. In exchange for the note with TH Insurance, the Company receives an allocated portion of TH Insurance's advances from the Federal Home Loan Bank of Des Moines, or the FHLB. The Company pledges to the FHLB a portion of its commercial real estate assets as collateral for TH Insurance's advances.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

Accrued Interest Payable

        Accrued interest payable represents interest that is due and payable to third parties. Interest is generally paid within 30 days to three months of recording the payable, based upon the Company's remittance requirements.

Other Comprehensive Loss

        Current period net unrealized gains and losses on AFS securities are reported as components of accumulated other comprehensive loss on the consolidated statements of member's equity and in the consolidated statements of comprehensive income.

Income Taxes

        The Company assesses its tax positions for all open tax years (2015 and 2016) and determines whether the Company has any material unrecognized liabilities in accordance with ASC 740, Income Taxes. The Company records these liabilities to the extent the Company deems them more likely than not to be incurred. The Company classifies interest and penalties on material uncertain tax positions as interest expense and other expense, respectively, in its consolidated statements of comprehensive income. There were no interest or penalties recorded during the periods presented in these financial statements.

Related Party Management Fee and Operating Expenses

        The Company does not directly employ personnel. Instead the Company relies on the resources that PRCM Advisers provides to Two Harbors to conduct the Company's operations. The Company is allocated certain advisory expenses from Two Harbors that relate to the operations of the Company, which represent approximately 1.5% of member's equity on an annualized basis. This management fee is based upon the same fee structure incurred by Two Harbors for services provided by PRCM Advisers. Additionally, certain direct and allocated operating expenses paid by Two Harbors to PRCM Advisers and other external vendors are included in the Company's consolidated statements of comprehensive income.

Offsetting Assets and Liabilities

        Certain of the Company's repurchase agreements are governed by underlying agreements that provide for a right of setoff in the event of default of either party to the agreement. Under certain of these agreements, the Company and the counterparty may be required to post cash collateral based upon the net underlying market value of the Company's open positions with the counterparty.

        Under U.S. GAAP, if the Company has a valid right of setoff, it may offset the related asset and liability and report the net amount. The Company presents repurchase agreements subject to master netting arrangements or similar agreements on a gross basis. Regardless of whether or not the Company pledges or receives any cash collateral in accordance with its repurchase agreements, the Company does not offset financial assets and liabilities with the associated cash collateral on its consolidated balance sheets.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

        The following table presents information about the Company's repurchase agreements that are subject to master netting arrangements or similar agreements and can potentially be offset on the Company's consolidated balance sheets as of December 31, 2016 and December 31, 2015:

(in thousands)	December 31, 2016	December 31, 2015
Gross amounts of repurchase agreements	$451,167	$59,349
Gross amounts offset in the consolidated balance sheets	—	—

Net amounts of repurchase agreements presented in the consolidated balance sheets	451,167	59,349

Gross amounts not offset with repurchase agreements in the consolidated balance sheets(1):
Financial instruments	(451,167)	(59,349)
Cash collateral received (pledged)	—	—

Net amount	$—	$—

(1)
Amounts presented are limited in total to the net amount of liabilities presented in the consolidated balance sheets by instrument. Excess cash collateral or financial assets that are pledged to counterparties may exceed the financial liabilities subject to a master netting arrangement or similar agreement. These excess amounts are excluded from the table above, although separately reported within restricted cash or due from counterparties in the Company's consolidated balance sheets.

Recently Issued and/or Adopted Accounting Standards

Revenue from Contracts with Customers

        In May 2014, the Financial Accounting Standards Board, or FASB, issued ASU No. 2014-09, which is a comprehensive revenue recognition standard that supersedes virtually all existing revenue guidance under U.S. GAAP. The standard's core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. As a result of the issuance of ASU No. 2015-14 in August 2015 deferring the effective date of ASU No. 2014-09 by one year, the ASU is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017, with early adoption prohibited. The Company has determined this ASU will not have a material impact on the Company's financial condition or results of operations.

Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern

        In August 2014, the FASB issued ASU No. 2014-15, which requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity's ability to continue as a going concern for both annual and interim reporting periods. The ASU requires certain disclosures if it concludes that substantial doubt exists and plans to alleviate that doubt. It is effective for annual periods ending after December 15, 2016, and for both annual and interim periods thereafter, with early adoption permitted. Adoption of this ASU did not have any impact on the Company's financial condition, results of operations or disclosures as no going concern issues were identified.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

Simplifying the Presentation of Debt Issuance Costs

        In April 2015, the FASB issued ASU No. 2015-03, which simplifies the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability. The ASU is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2015, with early adoption permitted. The standard does not address the presentation of costs related to credit facilities whereby an entity may have fluctuating balances as it borrows and repays amounts. As a result, the Company continues to present deferred debt issuance costs related to its repurchase agreement facilities as an asset on its consolidated balance sheets, and early adoption of this ASU did not impact the Company's financial condition or results of operations.

Measurement of Credit Losses on Financial Instruments

        In June 2016, the FASB issued ASU No. 2016-13, which changes the impairment model for most financial assets and certain other instruments. Allowances for credit losses on AFS debt securities will be recognized, rather than direct reductions in the amortized cost of the investments. The new model also requires the estimation of lifetime expected credit losses and corresponding recognition of allowance for losses on trade and other receivables, held-to-maturity debt securities, loans, and other instruments held at amortized cost. The ASU requires certain recurring disclosures and is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2019, with early adoption permitted for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2018. The Company is evaluating the adoption of this ASU.

Classification of Certain Cash Receipts and Cash Payments and Restricted Cash

        In August 2016, the FASB issued ASU No. 2016-15, which clarifies how entities should classify certain cash receipts and cash payments and how the predominance principle should be applied on the statement of cash flows. Additionally, in November 2016, the FASB issued ASU No. 2016-18, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents, but no longer present transfers between cash and cash equivalents and restricted cash and cash equivalents in the statement of cash flows. Both ASUs are effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017, with early adoption permitted. The Company has determined these ASUs will not have an impact on the Company's financial condition or results of operations but will impact the presentation of the consolidated statements of cash flows.

Note 3. Variable Interest Entities

        The Company is the sole certificate holder of a trust entity that holds a commercial real estate loan. The trust is considered a VIE for financial reporting purposes and, thus, was reviewed for consolidation under the applicable consolidation guidance. Because the Company has both the power to direct the activities of the trust that most significantly impact the entity's performance, and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, the Company consolidates the trust. As the Company is required to reassess VIE consolidation guidance each quarter, new facts and circumstances may change the Company's determination. A change in the

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 3. Variable Interest Entities (Continued)

Company's determination could impact the Company's consolidated financial statements during subsequent reporting periods.

        The following table presents a summary of the assets of the consolidated trust as reported on the Company's consolidated balance sheets as of December 31, 2016 and December 31, 2015:

(in thousands)	December 31, 2016	December 31, 2015
Commercial real estate assets	$45,885	$45,698
Accrued interest receivable	162	154

Total Assets	$46,047	$45,852

        The consolidated trust did not have any liabilities reported on the Company's consolidated balance sheets as of December 31, 2016 and December 31, 2015.

Note 4. Commercial Real Estate Assets

        The Company originates and purchases commercial real estate debt and related instruments generally to be held as long-term investments. These assets are classified as commercial real estate assets on the consolidated balance sheets. Additionally, the Company is the sole certificate holder of a trust entity that holds a commercial real estate loan. The underlying loan held by the trust is consolidated on the Company's consolidated balance sheet and classified as commercial real estate assets. See Note 3—Variable Interest Entities for additional information regarding consolidation of the trust. Commercial real estate assets are reported at cost, net of any unamortized acquisition premiums or discounts, loan fees and origination costs as applicable, unless the assets are deemed impaired.

        The following tables summarize the Company's commercial real estate assets by asset type, property type and geographic location as of December 31, 2016 and December 31, 2015:

	December 31, 2016			December 31, 2015
(dollars in thousands)	Mezzanine Loans	First Mortgages	Total	Mezzanine Loans	First Mortgages	Total
Unpaid principal balance	$138,245	$1,286,200	$1,424,445	$153,913	$513,433	$667,346
Unamortized (discount) premium	(15)	(185)	(200)	(237)	—	(237)
Unamortized net deferred origination fees	(221)	(11,481)	(11,702)	(830)	(5,326)	(6,156)

Carrying value	$138,009	$1,274,534	$1,412,543	$152,846	$508,107	$660,953

Unfunded commitments	$1,580	$170,890	$172,470	$1,900	$50,334	$52,234
Number of loans	6	30	36	6	12	18
Weighted average coupon	8.6%	5.1%	5.4%	8.1%	4.5%	5.4%
Weighted average years to maturity(1)	1.5	2.9	2.8	2.6	3.3	3.1

(1)
Based on contractual maturity date. Certain loans are subject to contractual extension options which may be subject to conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 4. Commercial Real Estate Assets (Continued)

  prepayment penalty. The Company may also extend contractual maturities in connection with loan modifications.

	December 31, 2016		December 31, 2015
(in thousands) Property Type	Carrying Value	% of Commercial Portfolio	Carrying Value	% of Commercial Portfolio
Retail	$237,414	16.8%	$185,883	28.1%
Hotel	90,585	6.4%	80,843	12.2%
Industrial	105,081	7.4%	—	—%
Multifamily	260,683	18.5%	139,011	21.1%
Office	718,780	50.9%	255,216	38.6%

Total	$1,412,543	100.0%	$660,953	100.0%

	December 31, 2016		December 31, 2015
(in thousands) Geographic Location	Carrying Value	% of Commercial Portfolio	Carrying Value	% of Commercial Portfolio
West	$250,044	17.7%	$131,488	19.9%
Southeast	239,194	16.9%	79,118	12.0%
Southwest	267,944	19.0%	161,721	24.4%
Northeast	578,762	41.0%	238,913	36.2%
Midwest	76,599	5.4%	49,713	7.5%

Total	$1,412,543	100.0%	$660,953	100.0%

        At December 31, 2016 and December 31, 2015, the Company pledged commercial real estate assets with a carrying value of $1.4 billion and $361.1 million, respectively, as collateral for repurchase agreements and TH Insurance's FHLB advances. See Note 9—Repurchase Agreements and Note 10—Note Payable to Affiliate.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 4. Commercial Real Estate Assets (Continued)

        The following table summarizes activity related to commercial real estate assets for the periods ended December 31, 2016 and 2015.

(in thousands)	Year Ended December 31, 2016	Period Ended December 31, 2015(1)
Balance at beginning of period	$660,953	$—
Originations and purchases	773,285	669,283
Sales	—	(1,979)
Repayments	(16,385)	(344)
Net discount accretion (premium amortization)	263	149
(Increase) decrease in net deferred origination fees	(12,554)	(6,656)
Amortization of net deferred origination fees	6,981	319
Realized gains on sales	—	181
Allowance for loan losses	—	—

Balance at end of period	$1,412,543	$660,953

(1)
Commenced operations on January 7, 2015.

        The Company evaluates each loan for impairment at least quarterly by assessing the risk factors of each loan and assigning a risk rating based on a variety of factors. Risk factors include property type, geographic and local market dynamics, physical condition, leasing and tenant profile, projected cash flow, loan structure and exit plan, loan-to-value ratio, project sponsorship, and other factors deemed necessary. Risk ratings are defined as follows:

1—	Lower Risk
2—	Average Risk
3—	Acceptable Risk
4—	Higher Risk: A loan that has exhibited material deterioration in cash flows and/or other credit factors, which, if negative trends continue, could be indicative of future loss.
5—	Impaired/Loss Likely: A loan that has a significantly increased probability of default or principal loss.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 4. Commercial Real Estate Assets (Continued)

        The following table presents the number of loans, unpaid principal balance and carrying value (amortized cost) by risk rating for commercial real estate assets as of December 31, 2016 and December 31, 2015:

	December 31, 2016			December 31, 2015
(dollars in thousands) Risk Rating	Number of Loans	Unpaid Principal Balance	Carrying Value	Number of Loans	Unpaid Principal Balance	Carrying Value
1 - 3	36	$1,424,445	$1,412,543	18	$667,346	$660,953
4 - 5	—	—	—	—	—	—

Total	36	$1,424,445	$1,412,543	18	$667,346	$660,953

        The Company has not recorded any allowances for losses as no loans are past-due and it is not deemed probable that the Company will not be able to collect all amounts due pursuant to the contractual terms of the loans.

Note 5. Available-for-Sale Securities, at Fair Value

        The following table presents the amortized cost and carrying value (which approximates fair value) of AFS securities as of December 31, 2016 and December 31, 2015:

(in thousands)	December 31, 2016	December 31, 2015
Face Value	$12,798	$—
Unamortized premium	—	—
Unamortized discount	—	—

Amortized Cost	12,798	—
Gross unrealized gains	—	—
Gross unrealized losses	(112)	—

Carrying Value	$12,686	$—

        At December 31, 2016, the Company pledged AFS securities with a carrying value of $12.7 million as collateral for repurchase agreements. See Note 9—Repurchase Agreements. The Company had not pledged any AFS securities as collateral for repurchase agreements at December 31, 2015.

        At December 31, 2016, AFS securities not deemed to be other than temporarily impaired and in an unrealized loss position for less than twelve consecutive months had a fair market value of $12.7 million and gross unrealized losses of $0.1 million. No AFS securities had been in an unrealized loss position for more than twelve consecutive months as of December 31, 2016. The Company did not have any AFS securities in an unrealized loss position at December 31, 2015.

Evaluating AFS Securities for Other-Than-Temporary Impairments

        In evaluating AFS securities for OTTI, the Company determines whether there has been a significant adverse quarterly change in the cash flow expectations for a security. The Company compares the amortized cost of each security in an unrealized loss position against the present value of

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 5. Available-for-Sale Securities, at Fair Value (Continued)

expected future cash flows of the security. The Company also considers whether there has been a significant adverse change in the regulatory and/or economic environment as part of this analysis. If the amortized cost of the security is greater than the present value of expected future cash flows using the original yield as the discount rate, an other-than-temporary credit impairment has occurred. If the Company does not intend to sell and will not be not more likely than not required to sell the security, the credit loss is recognized in earnings and the balance of the unrealized loss is recognized in other comprehensive income (loss). If the Company intends to sell the security or will be more likely than not required to sell the security, the full unrealized loss is recognized in earnings. The Company did not record any other-than-temporary credit impairments during the periods ended December 31, 2016 and 2015 as expected cash flows were greater than amortized cost for all AFS securities held.

Gross Realized Gains and Losses

        Gains and losses from the sale of AFS securities are recorded as realized gains (losses) in the Company's consolidated statements of comprehensive income. The Company did not sell any AFS securities during the periods ended December 31, 2016 and 2015.

Note 6. Restricted Cash

        The Company is required to maintain certain cash balances with counterparties for securities trading activity and collateral for the Company's repurchase agreements in restricted accounts. As of December 31, 2016 and December 31, 2015, the Company had $260,000 and $250,000, respectively, in restricted cash held by trading counterparties for securities and repurchase agreement trading activity.

Note 7. Accrued Interest Receivable

        The following table presents the Company's accrued interest receivable by collateral type as of December 31, 2016 and December 31, 2015:

(in thousands)	December 31, 2016	December 31, 2015
Commercial real estate assets	$3,699	$1,567
Available-for-sale securities	46	—

Total	$3,745	$1,567

Note 8. Fair Value

Fair Value Measurements

        ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, ASC 820 requires an entity to consider all aspects of nonperformance risk, including the entity's own credit standing, when measuring fair value of a liability.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 8. Fair Value (Continued)

        ASC 820 establishes a three level hierarchy to be used when measuring and disclosing fair value. An instrument's categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date under current market conditions. Additionally, the entity must have the ability to access the active market and the quoted prices cannot be adjusted by the entity.
Level 2
Inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full-term of the assets or liabilities.
Level 3
Unobservable inputs are supported by little or no market activity. The unobservable inputs represent the assumptions that market participants would use to price the assets and liabilities, including risk. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

        Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

        Available-for-sale securities.    The Company holds AFS securities that are carried at fair value on the consolidated balance sheet and are comprised of CMBS. In determining the fair value of the Company's CMBS, management judgment may be used to arrive at fair value that considers prices obtained from third-party pricing providers or broker quotes received using the bid price, which are both deemed indicative of market activity, and other applicable market data. The third-party pricing providers and brokers use pricing models that generally incorporate such factors as coupons, primary and secondary mortgage rates, rate reset period, issuer, prepayment speeds, credit enhancements and expected life of the security. If observable market prices are not available or insufficient to determine fair value due principally to illiquidity in the marketplace, then fair value is based upon internally developed models that are primarily based on observable market-based inputs but also include unobservable market data inputs (including prepayment speeds, delinquency levels, and credit losses). The Company classified 100% of its CMBS AFS as Level 2 fair value assets at December 31, 2016.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 8. Fair Value (Continued)

Recurring Fair Value

        The following tables display the Company's assets measured at fair value on a recurring basis. The Company does not hold any liabilities measured at fair value on its consolidated balance sheets.

	Recurring Fair Value Measurements At December 31, 2016
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Available-for-sale securities	$—	$12,686	$—	$12,686

Total assets	$—	$12,686	$—	$12,686

Recurring Fair Value Measurements At December 31, 2015
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Available-for-sale securities	$—	$—	$—	$—

Total assets	$—	$—	$—	$—

        The Company may be required to measure certain assets or liabilities at fair value from time to time. These periodic fair value measures typically result from application of certain impairment measures under GAAP. These items would constitute nonrecurring fair value measures under ASC 820. As of December 31, 2016 and December 31, 2015, the Company did not have any assets or liabilities measured at fair value on a nonrecurring basis in the periods presented.

        Securities for which market quotations are readily available are valued at the bid price (in the case of long positions) or the ask price (in the case of short positions) at the close of trading on the date as of which value is determined. Exchange-traded securities for which no bid or ask price is available are valued at the last traded price.

        Transfers between Levels are deemed to take place on the first day of the reporting period in which the transfer has taken place. The Company did not incur transfers between Levels for the periods ended December 31, 2016 and 2015.

Fair Value of Financial Instruments

        In accordance with ASC 820, the Company is required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which fair value can be estimated.

        The following describes the Company's methods for estimating the fair value for financial instruments. Descriptions are not provided for those items that have zero balances as of the current balance sheet date.

  •
  Commercial real estate assets are carried at cost, net of any unamortized acquisition premiums or discounts, loan fees and origination costs as applicable, unless deemed impaired. The Company estimates the fair value of its commercial real estate assets by assessing any changes in

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 8. Fair Value (Continued)

    market interest rates, shifts in credit profiles and actual operating results for mezzanine commercial real estate loans and commercial real estate first mortgages, taking into consideration such factors as underlying property type, property competitive position within its market, market and submarket fundamentals, tenant mix, nature of business plan, sponsorship, extent of leverage and other loan terms. The Company categorizes the fair value measurement of these assets as Level 3.

  •
  AFS securities are recurring fair value measurements; carrying value equals fair value. See discussion of valuation methods and assumptions within the Fair Value Measurements section of this footnote.

  •
  Cash and cash equivalents and restricted cash have a carrying value which approximates fair value because of the short maturities of these instruments. The Company categorizes the fair value measurement of these assets as Level 1.

  •
  The carrying value of repurchase agreements and note payable to affiliate that mature in less than one year generally approximates fair value due their short maturities. As of December 31, 2016, the Company held $185.6 million of repurchase agreements that are considered long-term. The Company's long-term repurchase agreements have floating rates based on an index plus a spread and the credit spread is typically consistent with those demanded in the market. Accordingly, the interest rates on these borrowings are at market and thus carrying value approximates fair value. The Company categorizes the fair value measurement of these liabilities as Level 2.

        The following table presents the carrying values and estimated fair values of assets and liabilities that are required to be recorded or disclosed at fair value at December 31, 2016 and December 31, 2015.

	December 31, 2016		December 31, 2015
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Commercial real estate assets	$1,412,543	$1,411,733	$660,953	$660,953
Available-for-sale securities	$12,686	$12,686	$—	$—
Cash and cash equivalents	$56,019	$56,019	$56,088	$56,088
Restricted cash	$260	$260	$250	$250
Liabilities
Repurchase agreements	$451,167	$451,167	$59,349	$59,349
Note payable to affiliate	$593,632	$593,632	$167,262	$167,262

Note 9. Repurchase Agreements

        As of December 31, 2016 and December 31, 2015, the Company had outstanding $451.2 million and $59.3 million of repurchase agreements with a weighted average borrowing rate of 3.16% and 2.62% and weighted average remaining maturities of 476 and 14 days, respectively.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 9. Repurchase Agreements (Continued)

        At December 31, 2016 and December 31, 2015, the repurchase agreement balances were as follows:

(in thousands)	December 31, 2016	December 31, 2015
Short-term	$265,533	$59,349
Long-term	185,634	—

Total	$451,167	$59,349

        At December 31, 2016 and December 31, 2015, the repurchase agreements had the following characteristics and remaining maturities:

	December 31, 2016			December 31, 2015
	Collateral Type			Collateral Type
(in thousands)	Commercial Real Estate Assets	CMBS	Total Amount Outstanding	Commercial Real Estate Assets	CMBS	Total Amount Outstanding
Within 30 days	$21,933	$—	$21,933	$59,349	$—	$59,349
30 to 59 days	28,991	8,119	37,110	—	—	—
60 to 89 days	—	—	—	—	—	—
90 to 119 days	—	—	—	—	—	—
120 to 364 days	206,490	—	206,490	—	—	—
One year and over	185,634	—	185,634	—	—	—

Total	$443,048	$8,119	$451,167	$59,349	$—	$59,349

Weighted average borrowing rate	3.16%	2.92%	3.16%	2.62%	—%	2.62%

        The following table summarizes assets at carrying values that are pledged or restricted as collateral for the future payment obligations of repurchase agreements:

(in thousands)	December 31, 2016	December 31, 2015
Commercial real estate assets	$648,885	$108,958
Available-for-sale securities, at fair value	12,686	—
Due from counterparties	249	—

Total	$661,820	$108,958

        Although the transactions under repurchase agreements represent committed borrowings until maturity, the respective lender retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral or fund margin calls.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 9. Repurchase Agreements (Continued)

        The following table summarizes certain characteristics of the Company's repurchase agreements and counterparty concentration at December 31, 2016 and December 31, 2015:

	December 31, 2016				December 31, 2015
(dollars in thousands)	Amount Outstanding	Net Counterparty Exposure(1)	Percent of Equity	Weighted Average Days to Maturity	Amount Outstanding	Net Counterparty Exposure(1)	Percent of Equity	Weighted Average Days to Maturity
JPMorgan Chase Bank	$204,679	$104,380	24%	283.3	$36,628	$26,807	6%	11.0
Morgan Stanley Bank	185,634	62,715	15%	779.0	—	—	—%	—
All other counterparties(2)	60,854	45,624	11%	196.5	22,721	23,109	5%	20.0

Total	$451,167	$212,719			$59,349	$49,916

(1)
Represents the net carrying value of the commercial real estate assets and AFS securities sold under agreements to repurchase, including accrued interest plus any cash or assets on deposit to secure the repurchase obligation, less the amount of the repurchase liability, including accrued interest.

(2)
Represents amounts outstanding with two and one counterparties at December 31, 2016 and December 31, 2015, respectively.

        The Company does not anticipate any defaults by its repurchase agreement counterparties. There can be no assurance, however, that any such default or defaults will not occur.

Note 10. Note Payable to Affiliate

        The Company finances the acquisition of certain of its commercial real estate assets through a revolving note payable with TH Insurance. In exchange for the note with TH Insurance, the Company receives an allocated portion of TH Insurance's advances from the FHLB. The Company pledges to the FHLB a portion of its commercial real estate assets as collateral for TH Insurance's advances. As of December 31, 2016 and December 31, 2015, the total outstanding note payable to TH Insurance was $593.6 million and $167.3 million with an interest rate of 0.85% and 0.58%, respectively. The note is set to mature on December 31, 2017, unless extended pursuant to its terms.

        As of December 31, 2016 and December 31, 2015, $709.0 million and $252.2 million of commercial real estate assets were pledged as collateral for the future payment obligations of TH Insurance's FHLB advances. The FHLB retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral.

Note 11. Commitments and Contingencies

        The following represent the material commitments and contingencies of the Company as of December 31, 2016 and December 31, 2015:

        Legal and regulatory.    From time to time, the Company may be subject to liability under laws and government regulations and various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 11. Commitments and Contingencies (Continued)

currently available, management is not aware of any legal or regulatory claims that would have a material effect on the Company's financial statements and therefore no accrual is required as of December 31, 2016 or December 31, 2015.

        Unfunded commitments on commercial real estate loans.    Certain of the Company's commercial real estate loan agreements contain provisions for future fundings to borrowers, generally to finance lease-related or capital expenditures. As of December 31, 2016 and December 31, 2015, the Company had unfunded commitments of $172.5 million and $52.2 million on commercial real estate loans with expirations dates within the next two years.

Note 12. Member's Equity

        As of December 31, 2016 and December 31, 2015, the Company had total member's equity of $428.0 million and $486.9 million, respectively.

Accumulated Other Comprehensive Loss

        Accumulated other comprehensive loss at December 31, 2016 and December 31, 2015 was as follows:

(in thousands)	December 31, 2016	December 31, 2015
Available-for-sale securities, at fair value
Unrealized gains	$—	$—
Unrealized losses	(112)	—

Accumulated other comprehensive loss	$(112)	$—

Reclassifications out of Accumulated Other Comprehensive Loss

        The Company did not record any reclassifications out of accumulated other comprehensive loss during the periods ended December 31, 2016 and 2015.

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 13. Income Taxes

        The following table summarizes the tax (benefit) provision recorded for the periods ended December 31, 2016 and 2015:

(in thousands)	Year Ended December 31, 2016	Period Ended December 31, 2015(1)
Current tax (benefit) provision:
Federal	$(14)	$70
State	3	—

Total current tax (benefit) provision	(11)	70
Deferred tax provision	—	—

Total (benefit from) provision for income taxes	$(11)	$70

(1)
Commenced operations on January 7, 2015.

        Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's consolidated financial statements of a contingent tax liability for uncertain tax positions. Additionally, there were no amounts accrued for penalties or interest as of or during the periods presented in these consolidated financial statements.

Note 14. Related Party Transactions

        The Company does not directly employ personnel. Instead the Company relies on the resources that PRCM Advisers provides to Two Harbors to conduct the Company's operations. The Company is allocated certain advisory expenses from Two Harbors that relate to the operations of the Company. The Company was allocated $7.2 million and $1.2 million as a management fee to Two Harbors for the periods ended December 31, 2016 and 2015, respectively, which represents approximately 1.5% of member's equity on an annualized basis. This fee is based upon the same fee structure incurred by Two Harbors for services provided by PRCM Advisers.

        During the periods ended December 31, 2016 and 2015, certain direct and allocated operating expenses were paid by Two Harbors to PRCM Advisers and other external vendors and included in the Company's consolidated statements of comprehensive income. These direct and allocated costs totaled approximately $6.9 million and $7.4 million for the periods ended December 31, 2016 and 2015, respectively. Expenses during the period may have been different had the Company not had the related party relationship with Two Harbors. At December 31, 2016 and December 31, 2015, the Company had outstanding payables to Two Harbors of $21.2 million and $8.2 million, respectively.

        The Company finances the acquisition of certain of its commercial real estate assets through a revolving note payable with TH Insurance. In exchange for the note with TH Insurance, the Company receives an allocated portion of TH Insurance's advances from the FHLB. The Company pledges to the FHLB a portion of its commercial real estate assets as collateral for TH Insurance's advances. As of December 31, 2016 and December 31, 2015, the total outstanding note payable to TH Insurance was $593.6 million and $167.3 million with an interest rate of 0.85% and 0.58%, respectively. The related accrued interest payable, included in other payables to Two Harbors and affiliates on the consolidated balance sheets, was $394,677 and $39,394 as of December 31, 2016 and December 31, 2015, respectively. In addition, the Company had an outstanding net receivable from TH Insurance for

TH COMMERCIAL HOLDINGS LLC

Notes to the Consolidated Financial Statements (Continued)

Note 14. Related Party Transactions (Continued)

principal and interest payments on commercial real estate assets pledged to the FHLB of $0.1 million at December 31, 2016.

        The terms of these transactions may have been different had they been transacted with an unrelated party.

Note 15. Subsequent Events

        Events subsequent to December 31, 2016 were evaluated through April 18, 2017, the date the financial statements were available to be issued. No additional events were identified requiring further disclosure in these consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

SCHEDULE IV—MORTGAGE LOANS ON REAL ESTATE

As of December 31, 2016
(dollars in thousands)

Asset Type/ Location	Interest Rate	Final Maturity Date(1)	Periodic Payment Terms(2)	Prior Liens(3)	Face Amount	Carrying Amount(4)	Principal Amount Subject to Delinquent Principal or Interest
Retail-Mixed Use/ Southwest	L+4.20%	12/2019	P&I	$—	$120,000	$119,734	$—
Retail/ West	L+3.42%	10/2018	IO	—	105,000	104,967	—
Office/ Diversified US	L+4.45%	8/2020	P&I	—	93,138	91,727	—
Industrial/ Northeast	L+4.75%	4/2019	IO	—	82,000	81,250	—
Office-Mixed Use/ Northeast	L+4.20%	12/2018	IO	—	77,134	76,923	—
Office/ Northeast	L+4.37%	10/2020	P&I	—	72,966	72,043	—
Office/ Southeast	L+4.11%	1/2021	P&I	—	62,275	60,373	—
Retail/ West	L+4.49%	7/2020	P&I	—	50,300	49,837	—
Office/ Diversified US	L+7.25%	9/2018	P&I	708,000	48,252	48,252	—
Hotel/ Diversified US	L+6.75%	1/2017	IO	285,000	45,900	45,885	—
Multifamily/ Southwest	L+4.05%	1/2019	P&I	—	43,500	43,462	—
Office/ Northeast	L+4.40%	5/2019	IO	—	43,500	42,937	—
Office/ Northeast	L+4.65%	1/2020	IO	—	43,215	43,181	—
Office/ Southwest	L+4.30%	3/2019	IO	—	41,821	41,457	—
Office/ Northeast	L+4.95%	9/2020	P&I	—	39,550	38,885	—
Office/ Northeast	L+4.55%	12/2019	P&I	—	38,000	37,778	—
Office/ Northeast	L+4.60%	11/2018	IO	—	37,000	36,539	—
Office/ West	L+4.89%	11/2019	IO	—	36,010	35,414	—
Multifamily/ Northeast	L+4.27%	12/2019	IO	—	34,000	33,321	—
Office/ Northeast	5.11%	3/2026	P&I	—	33,800	33,615	—
Multifamily/ Midwest	L+4.80%	2/2019	P&I	—	30,941	30,651	—
Industrial/ Northeast	L+5.15%	9/2020	P&I	—	24,000	23,831	—
Multifamily/ Northeast	L+3.60%	11/2019	P&I	—	23,500	23,515	—
Office/ West	L+4.55%	10/2019	IO	—	23,083	22,781	—
Hotel/ Midwest	L+4.99%	11/2018	IO	—	21,157	21,049	—
Multifamily/ Southeast	L+4.57%	8/2019	P&I	—	20,488	20,214	—
Multifamily/ Southeast	L+5.25%	8/2018	P&I	—	19,288	19,287	—
Multifamily/ Southeast	L+4.05%	9/2018	P&I	—	18,700	18,669	—
Hotel/ Southeast	L+8.75%	8/2017	IO	98,500	17,000	17,027	—
Multifamily/ Northeast	L+4.85%	11/2019	IO	—	16,527	16,216	—
Multifamily/ Northeast	L+4.62%	6/2019	IO	—	13,400	13,216	—
Multifamily/ Southeast	L+4.03%	10/2018	P&I	—	11,000	11,001	—
Office/ West	L+5.90%	1/2020	IO	—	10,907	10,660	—
Office/ Northeast	L+12.25%	7/2018	IO	45,100	10,257	10,279	—
Office/ Southeast	L+9.50%	8/2020	IO	45,303	9,900	9,942	—
Hotel/ Northeast	13%	11/2025	P&I	59,000	6,936	6,625	—

Total mortgage loans on real estate				$1,240,903	$1,424,445	$1,412,543	$—

(1)
Based on contractual maturity date. Certain commercial real estate loans are subject to contractual extension options which may be subject to conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a prepayment penalty. The Company may also extend contractual maturities in connection with loan modifications.

(2)
Principal and interest ("P&I"); Interest-only ("IO"). Certain commercial real estate loans labeled as P&I are non-amortizing until a specific date when they begin amortizing P&I, as stated in the loan agreements.

(3)
Represents third-party priority liens. Third party portions of pari-passu participations are not considered prior liens.

(4)
Aggregate cost for federal income tax purposes equals carrying amount.

TH COMMERCIAL HOLDINGS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Commercial real estate assets	$1,548,603	$1,412,543
Available-for-sale securities, at fair value	12,766	12,686
Cash and cash equivalents	34,617	56,019
Restricted cash	2,260	260
Accrued interest receivable	4,487	3,745
Due from counterparties	456	249
Income taxes receivable	7	5
Accounts receivable	8,457	7,735
Deferred debt issuance costs	2,679	2,365

Total Assets(1)	$1,614,332	$1,495,607

LIABILITIES AND MEMBER'S EQUITY
Liabilities
Repurchase agreements	$536,221	$451,167
Note payable to affiliate	609,670	593,632
Accrued interest payable	977	655
Unearned interest income	—	143
Other payables to Two Harbors and affiliates	25,515	21,460
Accrued expenses and other liabilities	424	559

Total liabilities	1,172,807	1,067,616
Member's Equity
Contributed capital	392,608	392,608
Accumulated other comprehensive loss	(32)	(112)
Cumulative earnings	48,949	35,495

Total member's equity	441,525	427,991

Total Liabilities and Member's Equity	$1,614,332	$1,495,607

(1)
The condensed consolidated balance sheets include assets of consolidated variable interest entities, or VIEs, that can only be used to settle obligations of these VIEs. At March 31, 2017 and December 31, 2016, assets of the VIEs totaled $46,052 and $46,047. See Note 3—Variable Interest Entities for additional information.

The accompanying notes are an integral part of these condensed consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended March 31,
	2017	2016
	(unaudited)
Interest income:
Commercial real estate assets	$23,570	$11,072
Available-for-sale securities	246	268
Cash and cash equivalents	2	1

Total interest income	23,818	11,341
Interest expense	6,106	1,451

Net interest income	17,712	9,890
Other income:
Ancillary fee income	—	5

Total other income	—	5
Expenses:
Management fees	1,662	1,769
Professional services	156	77
Servicing expense	322	105
General and administrative expenses	2,117	2,010

Total expenses	4,257	3,961

Income before income taxes	13,455	5,934
Provision for (benefit from) income taxes	1	(7)

Net income	$13,454	$5,941

Comprehensive income:
Net income	$13,454	$5,941
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	80	(255)

Other comprehensive income (loss)	80	(255)

Comprehensive income	$13,534	$5,686

The accompanying notes are an integral part of these condensed consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

(in thousands, except share data)

	Contributed Capital	Accumulated Other Comprehensive Loss	Cumulative Earnings	Total Member's Equity
	(unaudited)
Balance, December 31, 2015	$486,804	$—	$138	$486,942
Return of capital to Parent	(65,000)	—	—	(65,000)
Net income	—	—	5,941	5,941
Other comprehensive loss before reclassifications	—	(255)	—	—
Amounts reclassified from accumulated other comprehensive loss	—	—	—	—

Net other comprehensive loss	—	(255)	—	—

Balance, March 31, 2016	$421,804	$(255)	$6,079	$427,628

Balance, December 31, 2016	$392,608	$(112)	$35,495	$427,991
Net income	—	—	13,454	13,454
Other comprehensive income before reclassifications	—	80	—	80
Amounts reclassified from accumulated other comprehensive income	—	—	—	—

Net other comprehensive income	—	80	—	80

Balance, March 31, 2017	$392,608	$(32)	$48,949	$441,525

The accompanying notes are an integral part of these condensed consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2017	2016
	(unaudited)
Cash Flows From Operating Activities:
Net income	$13,454	$5,941
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discounts and net deferred fees on commercial real estate assets	(2,424)	(1,681)
Net change in assets and liabilities:
Increase in accrued interest receivable	(742)	(423)
Increase in income taxes receivable	(2)	(1)
Increase in prepaid expenses	—	(97)
Increase in accounts receivable	(722)	(467)
Increase in deferred debt issuance costs	(314)	(1,279)
Increase in accrued interest payable	322	121
Decrease in unearned interest income	(143)	(155)
Decrease in income taxes payable	—	(70)
(Decrease) increase in accrued expenses	(135)	341
Increase in other payables to Two Harbors and affiliates	4,055	3,021

Net cash provided by operating activities	13,349	5,251

Cash Flows From Investing Activities:
Originations and purchases of commercial real estate assets, net of deferred fees	(137,445)	(86,156)
Proceeds from repayment of commercial real estate assets	3,809	4,531
Purchases of available-for-sale securities	—	(15,000)
Principal payments on available-for-sale securities	—	923
Increase in due from counterparties	(207)	(2,172)
Increase in restricted cash	(2,000)	(10)

Net cash used in investing activities	(135,843)	(97,884)

Cash Flows From Financing Activities:
Proceeds from repurchase agreements	193,027	314,936
Principal payments on repurchase agreements	(107,973)	(205,426)
Proceeds from note payable to affiliate	17,338	115,846
Repayment of note payable to affiliate	(1,300)	—
Payments for return of capital to Parent	—	(65,000)

Net cash provided by financing activities	101,092	160,356

Net (decrease) increase in cash and cash equivalents	(21,402)	67,723
Cash and cash equivalents at beginning of period	56,019	56,088

Cash and cash equivalents at end of period	$34,617	$123,811

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$5,783	$1,331

Cash paid for taxes	$3	$64

The accompanying notes are an integral part of these condensed consolidated financial statements.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited)

Note 1. Organization and Operations

        TH Commercial Holdings LLC, or the Company, is a Delaware corporation formed on January 7, 2015 and focused on investing in, financing, and managing commercial real estate debt and related instruments. The Company is a wholly owned subsidiary of Two Harbors Operating Company LLC, or the Parent, which is a wholly owned subsidiary of Two Harbors Investment Corp. Two Harbors Investment Corp, or Two Harbors, is a publicly traded real estate investment trust, or REIT.

        The Company constitutes an entity with a single owner, Two Harbors, which for federal income tax purposes is disregarded as an entity separate from Two Harbors in accordance with Treasury Regulations. However, Two Harbors has designated one of the Company's subsidiaries as a taxable REIT subsidiary, or TRS, as defined in the Internal Revenue Code of 1986, or the Code, and its activities are subject to income taxes.

        Two Harbors is externally managed and advised by PRCM Advisers LLC, a subsidiary of Pine River Capital Management L.P., or Pine River, an affiliated global multi-strategy asset management firm.

Note 2. Basis of Presentation and Significant Accounting Policies

Consolidation and Basis of Presentation

        The accompanying condensed consolidated financial statements include the accounts of all subsidiaries; intercompany accounts and transactions have been eliminated. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles, or U.S. GAAP.

        All trust entities in which the Company holds investments that are considered VIEs for financial reporting purposes were reviewed for consolidation under the applicable consolidation guidance. Whenever the Company has both the power to direct the activities of a trust that most significantly impact the entities' performance, and the obligation to absorb losses or the right to receive benefits of the entities that could be significant, the Company consolidates the trust.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make a number of significant estimates. These include estimates of fair value of certain assets and liabilities, amount and timing of credit losses, prepayment rates, the period of time during which the Company anticipates an increase in the fair values of real estate securities sufficient to recover unrealized losses in those securities, and other estimates that affect the reported amounts of certain assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of certain revenues and expenses during the reported period. It is likely that changes in these estimates (e.g., valuation changes due to supply and demand, credit performance, prepayments, interest rates, or other reasons) will occur in the near term. The Company's estimates are inherently subjective in nature and actual results could differ from its estimates and the differences may be material.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

Summary of Significant Accounting Policies

Commercial Real Estate Assets

        The Company originates and purchases commercial real estate debt and related instruments generally to be held as long-term investments. These assets are classified as commercial real estate assets on the condensed consolidated balance sheets. Additionally, the Company is the sole certificate holder of a trust entity that holds a commercial real estate loan. The trust is considered a VIE for financial reporting purposes and, thus, is reviewed for consolidation under the applicable consolidation guidance. As the Company has both the power to direct the activities of the trust that most significantly impact the entity's performance, and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, the Company consolidates the trust. The underlying loan is classified as commercial real estate assets on the condensed consolidated balance sheets. The loan is legally isolated from the Company and has been structured to be beyond the reach of creditors of the Company. Interest income on commercial real estate assets is recorded on the condensed consolidated statements of comprehensive income.

        Commercial real estate assets are reported at cost, net of any unamortized acquisition premiums or discounts, loan fees and origination costs as applicable, unless the assets are deemed impaired. Impairment is indicated when it is deemed probable that the Company will not be able to collect all amounts due pursuant to the contractual terms of the loan. Because the Company's commercial real estate assets are collateralized by real property or are collateral dependent, impairment is measured by comparing the estimated fair value of the underlying collateral to the amortized cost of the respective loan. The valuation of the underlying collateral requires significant judgment, which includes assumptions regarding capitalization rates, leasing, credit worthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, overall economic conditions, the broader commercial real estate market, local geographic sub-markets, and other factors deemed necessary. If a loan is determined to be impaired, the Company records an allowance to reduce the carrying value of the loan through a charge to provision for loan losses. Actual losses, if any, could ultimately differ from these estimates.

        Interest income on commercial real estate assets is recognized at the loan coupon rate. Any premiums or discounts, loan fees and origination costs are amortized or accreted into interest income over the lives of the loans using the effective interest method. Loans are considered past due when they are 30 days past their contractual due date. Interest income recognition is suspended when loans are placed on nonaccrual status. Generally, commercial real estate loans are placed on nonaccrual status when delinquent for more than 60 days or when determined not to be probable of full collection. Interest accrued, but not collected, at the date loans are placed on nonaccrual is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Commercial real estate loans are restored to accrual status only when contractually current or the collection of future payments is reasonably assured.

Available-for-Sale Securities, at Fair Value

        The Company invests in commercial mortgage-backed securities, or CMBS, representing interests in pools of commercial mortgage loans issued by trusts. Although the Company generally intends to

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

hold its CMBS until maturity, it may, from time to time, sell any of its CMBS as part of its overall management of its portfolio. Accordingly, the Company classifies its CMBS as available-for-sale, or AFS, investments. All assets classified as AFS are reported at estimated fair value with unrealized gains and losses, excluding other than temporary impairments, included in accumulated other comprehensive income.

        Available-for-sale securities transactions are recorded on the trade date. Purchases of newly-issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. The cost basis for realized gains and losses on sales of available-for-sale securities are determined on the first-in, first-out, or FIFO, method.

        Fair value is determined under the guidance of ASC 820, Fair Value Measurements and Disclosures, or ASC 820. In determining the fair value of its CMBS, management judgment is used to arrive at fair value that considers prices obtained from third-party pricing providers or broker quotes received using the bid price, which are both deemed indicative of market activity, and other applicable market data. The third-party pricing providers and brokers use pricing models that generally incorporate such factors as coupons, primary and secondary mortgage rates, rate reset period, issuer, prepayment speeds, credit enhancements and expected life of the security. If listed price data is not available or insufficient, then fair value is based upon internally developed models that are primarily based on observable market-based inputs but also include unobservable market data inputs. The Company classifies these securities as Level 3 assets. As of March 31, 2017, the Company did not have any available-for-sale securities categorized as Level 3. The Company's application of ASC 820 guidance is discussed in further detail in Note 8—Fair Value of these notes to the condensed consolidated financial statements.

        Interest income on available-for-sale securities is accrued based on the outstanding principal balance and their contractual terms. Premiums and discounts associated with CMBS are amortized into interest income over the life of such securities using the effective yield method. Adjustments to premium and discount amortization are made for actual prepayment activity. Actual maturities of the AFS securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of principal, and prepayments of principal. Therefore actual maturities of AFS securities are generally shorter than stated contractual maturities.

        The Company evaluates its available-for-sale securities, on a quarterly basis, to assess whether a decline in the fair value of an AFS security below the Company's amortized cost basis is an other-than-temporary impairment, or OTTI. The presence of OTTI is based upon a fair value decline below a security's amortized cost basis and a corresponding adverse change in expected cash flows due to credit related factors as well as non-credit factors, such as changes in interest rates and market spreads. Impairment is considered other-than-temporary if an entity (i) intends to sell the security, (ii) will more likely than not be required to sell the security before it recovers in value, or (iii) does not expect to recover the security's amortized cost basis, even if the entity does not intend to sell the security. Under these scenarios, the impairment is other-than-temporary and the full amount of impairment should be recognized currently in earnings and the cost basis of the investment security is adjusted. However, if an entity does not intend to sell the impaired debt security and it is more likely than not that it will not be required to sell before recovery, the OTTI is separated into (i) the estimated amount relating to credit loss, or credit component, and (ii) the amount relating to all other factors, or non-credit component. Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss amount recognized in other comprehensive income (loss). The

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

difference between the new amortized cost basis and the cash flows expected to be collected is accreted as interest income in accordance with the effective interest method.

Cash and Cash Equivalents

        Cash and cash equivalents include cash held in bank accounts and cash held in money market funds on an overnight basis.

Restricted Cash

        Restricted cash represents the Company's cash held by counterparties as collateral against the Company's securities and/or repurchase agreements. Cash held by counterparties as collateral, which resides in non-interest bearing accounts, is not available to the Company for general corporate purposes, but may be applied against amounts due to securities and repurchase agreement counterparties or returned to the Company when the collateral requirements are exceeded or at the maturity of the repurchase agreement.

Accrued Interest Receivable

        Accrued interest receivable represents interest that is due and payable to the Company. Cash interest is generally received within thirty days of recording the receivable.

Due from Counterparties

        Due from counterparties includes cash held by counterparties as collateral against the Company's repurchase agreements but represents excess capacity and deemed unrestricted and a receivable from the counterparty as of the balance sheet date.

Repurchase Agreements

        The Company finances the acquisition of its commercial real estate assets and AFS securities through the use of repurchase agreements. These repurchase agreements are generally short-term debt, which expire within one year. As of March 31, 2017, certain of the Company's repurchase agreements had contractual terms of greater than one year, and were considered long-term debt. Borrowings under repurchase agreements generally bear interest rates of a specified margin over one-month LIBOR and are generally uncommitted. The repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, as specified in the respective agreements.

Note Payable to Affiliate

        The Company finances the acquisition of certain of its commercial real estate assets through a revolving note payable with TH Insurance Holdings Company LLC, or TH Insurance. TH Insurance is a separate indirect subsidiary of Two Harbors. In exchange for the note with TH Insurance, the Company receives an allocated portion of TH Insurance's advances from the Federal Home Loan Bank of Des Moines, or the FHLB. The Company pledges to the FHLB a portion of its commercial real estate assets as collateral for TH Insurance's advances.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

Accrued Interest Payable

        Accrued interest payable represents interest that is due and payable to third parties. Interest is generally paid within 30 days to three months of recording the payable, based upon the Company's remittance requirements.

Other Comprehensive Income (Loss)

        Current period net unrealized gains and losses on AFS securities are reported as components of accumulated other comprehensive loss on the condensed consolidated statements of member's equity and in the condensed consolidated statements of comprehensive income.

Income Taxes

        The Company assesses its tax positions for all open tax years (2015 and 2016) and determines whether the Company has any material unrecognized liabilities in accordance with ASC 740, Income Taxes. The Company records these liabilities to the extent the Company deems them more likely than not to be incurred. The Company classifies interest and penalties on material uncertain tax positions as interest expense and other expense, respectively, in its condensed consolidated statements of comprehensive income. There were no interest or penalties recorded during the periods presented in these financial statements.

Related Party Management Fee and Operating Expenses

        The Company does not directly employ personnel. Instead the Company relies on the resources that PRCM Advisers provides to Two Harbors to conduct the Company's operations. The Company is allocated certain advisory expenses from Two Harbors that relate to the operations of the Company, which represent approximately 1.5% of member's equity on an annualized basis. This management fee is based upon the same fee structure incurred by Two Harbors for services provided by PRCM Advisers. Additionally, certain direct and allocated operating expenses paid by Two Harbors to PRCM Advisers and other external vendors are included in the Company's condensed consolidated statements of comprehensive income.

Offsetting Assets and Liabilities

        Certain of the Company's repurchase agreements are governed by underlying agreements that provide for a right of setoff in the event of default of either party to the agreement. Under certain of these agreements, the Company and the counterparty may be required to post cash collateral based upon the net underlying market value of the Company's open positions with the counterparty.

        Under U.S. GAAP, if the Company has a valid right of setoff, it may offset the related asset and liability and report the net amount. The Company presents repurchase agreements subject to master netting arrangements or similar agreements on a gross basis. Regardless of whether or not the Company pledges or receives any cash collateral in accordance with its repurchase agreements, the Company does not offset financial assets and liabilities with the associated cash collateral on its condensed consolidated balance sheets.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

        The following table presents information about the Company's repurchase agreements that are subject to master netting arrangements or similar agreements and can potentially be offset on the Company's condensed consolidated balance sheets as of March 31, 2017 and December 31, 2016:

(in thousands)	March 31, 2017	December 31, 2016
Gross amounts of repurchase agreements	$536,221	$451,167
Gross amounts offset in the condensed consolidated balance sheets	—	—

Net amounts of repurchase agreements presented in the condensed consolidated balance sheets	536,221	451,167

Gross amounts not offset with repurchase agreements in the condensed consolidated balance sheets(1):
Financial instruments	(536,221)	(451,167)
Cash collateral received (pledged)	—	—

Net amount	$—	$—

(1)
Amounts presented are limited in total to the net amount of liabilities presented in the condensed consolidated balance sheets by instrument. Excess cash collateral or financial assets that are pledged to counterparties may exceed the financial liabilities subject to a master netting arrangement or similar agreement. These excess amounts are excluded from the table above, although separately reported within restricted cash or due from counterparties in the Company's condensed consolidated balance sheets.

Recently Issued and/or Adopted Accounting Standards

Revenue from Contracts with Customers

        In May 2014, the Financial Accounting Standards Board, or FASB, issued ASU No. 2014-09, which is a comprehensive revenue recognition standard that supersedes virtually all existing revenue guidance under U.S. GAAP. The standard's core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. As a result of the issuance of ASU No. 2015-14 in August 2015 deferring the effective date of ASU No. 2014-09 by one year, the ASU is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017, with early adoption prohibited. The Company has determined this ASU will not have a material impact on the Company's financial condition or results of operations.

Measurement of Credit Losses on Financial Instruments

        In June 2016, the FASB issued ASU No. 2016-13, which changes the impairment model for most financial assets and certain other instruments. Allowances for credit losses on AFS debt securities will be recognized, rather than direct reductions in the amortized cost of the investments. The new model also requires the estimation of lifetime expected credit losses and corresponding recognition of allowance for losses on trade and other receivables, held-to-maturity debt securities, loans, and other instruments held at amortized cost. The ASU requires certain recurring disclosures and is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2019, with early adoption permitted for annual periods, and interim periods within those annual

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2. Basis of Presentation and Significant Accounting Policies (Continued)

periods, beginning on or after December 15, 2018. The Company is evaluating the adoption of this ASU.

Classification of Certain Cash Receipts and Cash Payments and Restricted Cash

        In August 2016, the FASB issued ASU No. 2016-15, which clarifies how entities should classify certain cash receipts and cash payments and how the predominance principle should be applied on the statement of cash flows. Additionally, in November 2016, the FASB issued ASU No. 2016-18, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents, but no longer present transfers between cash and cash equivalents and restricted cash and cash equivalents in the statement of cash flows. Both ASUs are effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017, with early adoption permitted. The Company has determined these ASUs will not have an impact on the Company's financial condition or results of operations but will impact the presentation of the condensed consolidated statements of cash flows.

Note 3. Variable Interest Entities

        The Company is the sole certificate holder of a trust entity that holds a commercial real estate loan. The trust is considered a VIE for financial reporting purposes and, thus, was reviewed for consolidation under the applicable consolidation guidance. Because the Company has both the power to direct the activities of the trust that most significantly impact the entity's performance, and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, the Company consolidates the trust. As the Company is required to reassess VIE consolidation guidance each quarter, new facts and circumstances may change the Company's determination. A change in the Company's determination could impact the Company's condensed consolidated financial statements during subsequent reporting periods.

        The following table presents a summary of the assets of the consolidated trust as reported on the Company's condensed consolidated balance sheets as of March 31, 2017 and December 31, 2016:

(in thousands)	March 31, 2017	December 31, 2016
Commercial real estate assets	$45,886	$45,885
Accrued interest receivable	166	162

Total Assets	$46,052	$46,047

        The consolidated trust did not have any liabilities reported on the Company's condensed consolidated balance sheets as of March 31, 2017 and December 31, 2016.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 4. Commercial Real Estate Assets

        The Company originates and purchases commercial real estate debt and related instruments generally to be held as long-term investments. These assets are classified as commercial real estate assets on the condensed consolidated balance sheets. Additionally, the Company is the sole certificate holder of a trust entity that holds a commercial real estate loan. The underlying loan held by the trust is consolidated on the Company's condensed consolidated balance sheet and classified as commercial real estate assets. See Note 3—Variable Interest Entities for additional information regarding consolidation of the trust. Commercial real estate assets are reported at cost, net of any unamortized acquisition premiums or discounts, loan fees and origination costs as applicable, unless the assets are deemed impaired.

        The following tables summarize the Company's commercial real estate assets by asset type, property type and geographic location as of March 31, 2017 and December 31, 2016:

	March 31, 2017
(dollars in thousands)	Mezzanine Loans	First Mortgages	B-Notes	Total
Unpaid principal balance	$135,364	$1,409,678	$14,979	$1,560,021
Unamortized (discount) premium	(14)	(181)	—	(195)
Unamortized net deferred origination fees	(111)	(11,112)	—	(11,223)

Carrying value	$135,239	$1,398,385	$14,979	$1,548,603

Unfunded commitments	$1,580	$180,295	$—	$181,875
Number of loans	6	33	1	40
Weighted average coupon	8.8%	5.3%	8.0%	5.6%
Weighted average years to maturity(1)	2.2	2.7	9.8	2.7

	December 31, 2016
(dollars in thousands)	Mezzanine Loans	First Mortgages	B-Notes	Total
Unpaid principal balance	$138,245	$1,286,200	$—	$1,424,445
Unamortized (discount) premium	(15)	(185)		(200)
Unamortized net deferred origination fees	(221)	(11,481)		(11,702)

Carrying value	$138,009	$1,274,534	$—	$1,412,543

Unfunded commitments	$1,580	$170,890	$—	$172,470
Number of loans	6	30		36
Weighted average coupon	8.6%	5.1%	—%	5.4%
Weighted average years to maturity(1)	1.5	2.9	0.0	2.8

(1)
Based on contractual maturity date. Certain loans are subject to contractual extension options which may be subject to conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 4. Commercial Real Estate Assets (Continued)

  prepayment penalty. The Company may also extend contractual maturities in connection with loan modifications.

	March 31, 2017		December 31, 2016
(in thousands) Property Type	Carrying Value	% of Commercial Portfolio	Carrying Value	% of Commercial Portfolio
Retail	$246,000	15.9%	$237,414	16.8%
Hotel	107,193	6.9%	90,585	6.4%
Industrial	144,116	9.3%	105,081	7.4%
Multifamily	264,197	17.1%	260,683	18.5%
Office	787,097	50.8%	718,780	50.9%

Total	$1,548,603	100.0%	$1,412,543	100.0%

	March 31, 2017		December 31, 2016
(in thousands) Geographic Location	Carrying Value	% of Commercial Portfolio	Carrying Value	% of Commercial Portfolio
West	$305,731	19.8%	$250,044	17.7%
Southeast	291,433	18.8%	239,194	16.9%
Southwest	289,686	18.7%	267,944	19.0%
Northeast	582,351	37.6%	578,762	41.0%
Midwest	79,402	5.1%	76,599	5.4%

Total	$1,548,603	100.0%	$1,412,543	100.0%

        At March 31, 2017 and December 31, 2016, the Company pledged commercial real estate assets with a carrying value of $1.5 billion and $1.4 billion, respectively, as collateral for repurchase agreements and TH Insurance's FHLB advances. See Note 9—Repurchase Agreements and Note 10—Note Payable to Affiliate.

        The following table summarizes activity related to commercial real estate assets for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31,
(in thousands)	2017	2016
Balance at beginning of period	$1,412,543	$660,953
Originations and purchases	139,384	87,266
Repayments	(3,809)	(4,531)
Net discount accretion (premium amortization)	1	73
(Increase) decrease in net deferred origination fees	(1,939)	(1,110)
Amortization of net deferred origination fees	2,423	1,608
Allowance for loan losses	—	—

Balance at end of period	$1,548,603	$744,259

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 4. Commercial Real Estate Assets (Continued)

        The Company evaluates each loan for impairment at least quarterly by assessing the risk factors of each loan and assigning a risk rating based on a variety of factors. Risk factors include property type, geographic and local market dynamics, physical condition, leasing and tenant profile, projected cash flow, loan structure and exit plan, loan-to-value ratio, project sponsorship, and other factors deemed necessary. Risk ratings are defined as follows:

1—	Lower Risk
2—	Average Risk
3—	Acceptable Risk
4—	Higher Risk: A loan that has exhibited material deterioration in cash flows and/or other credit factors, which, if negative trends continue, could be indicative of future loss.
5—	Impaired/Loss Likely: A loan that has a significantly increased probability of default or principal loss.

        The following table presents the number of loans, unpaid principal balance and carrying value (amortized cost) by risk rating for commercial real estate assets as of March 31, 2017 and December 31, 2016:

	March 31, 2017			December 31, 2016
(dollars in thousands) Risk Rating	Number of Loans	Unpaid Principal Balance	Carrying Value	Number of Loans	Unpaid Principal Balance	Carrying Value
1 - 3	40	$1,560,021	$1,548,603	36	$1,424,445	$1,412,543
4 - 5	—	—	—	—	—	—

Total	40	$1,560,021	$1,548,603	36	$1,424,445	$1,412,543

        The Company has not recorded any allowances for losses as no loans are past-due and it is not deemed probable that the Company will not be able to collect all amounts due pursuant to the contractual terms of the loans.

Note 5. Available-for-Sale Securities, at Fair Value

        The following table presents the amortized cost and carrying value (which approximates fair value) of AFS securities as of March 31, 2017 and December 31, 2016:

(in thousands)	March 31, 2017	December 31, 2016
Face Value	$12,798	$12,798
Unamortized premium	—	—
Unamortized discount	—	—

Amortized Cost	12,798	12,798
Gross unrealized gains	—	—
Gross unrealized losses	(32)	(112)

Carrying Value	$12,766	$12,686

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 5. Available-for-Sale Securities, at Fair Value (Continued)

        At March 31, 2017 and December 31, 2016, the Company pledged AFS securities with a carrying value of $12.8 million and $12.7 million as collateral for repurchase agreements. See Note 9—Repurchase Agreements.

        At March 31, 2017, AFS securities not deemed to be other than temporarily impaired and in an unrealized loss position for more than twelve consecutive months had a fair market value of $12.8 million and gross unrealized losses of $32 thousand. At December 31, 2016, AFS securities not deemed to be other than temporarily impaired and in an unrealized loss position for less than twelve consecutive months had a fair market value of $12.7 million, and gross unrealized losses of $0.1 million.

Evaluating AFS Securities for Other-Than-Temporary Impairments

        In evaluating AFS securities for OTTI, the Company determines whether there has been a significant adverse quarterly change in the cash flow expectations for a security. The Company compares the amortized cost of each security in an unrealized loss position against the present value of expected future cash flows of the security. The Company also considers whether there has been a significant adverse change in the regulatory and/or economic environment as part of this analysis. If the amortized cost of the security is greater than the present value of expected future cash flows using the original yield as the discount rate, an other-than-temporary credit impairment has occurred. If the Company does not intend to sell and will not be not more likely than not required to sell the security, the credit loss is recognized in earnings and the balance of the unrealized loss is recognized in other comprehensive income (loss). If the Company intends to sell the security or will be more likely than not required to sell the security, the full unrealized loss is recognized in earnings. The Company did not record any other-than-temporary credit impairments during the three months ended March 31, 2017 and 2016 as expected cash flows were greater than amortized cost for all AFS securities held.

Gross Realized Gains and Losses

        Gains and losses from the sale of AFS securities are recorded as realized gains (losses) in the Company's condensed consolidated statements of comprehensive income. The Company did not sell any AFS securities during the three months ended March 31, 2017 and 2016.

Note 6. Restricted Cash

        The Company is required to maintain certain cash balances with counterparties for securities trading activity and collateral for the Company's repurchase agreements in restricted accounts. As of March 31, 2017 and December 31, 2016, the Company had $2.3 million and $0.3 million, respectively, in restricted cash held by trading counterparties for securities and repurchase agreement trading activity.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 7. Accrued Interest Receivable

        The following table presents the Company's accrued interest receivable by collateral type as of March 31, 2017 and December 31, 2016:

(in thousands)	March 31, 2017	December 31, 2016
Commercial real estate assets	$4,440	$3,699
Available-for-sale securities	47	46

Total	$4,487	$3,745

Note 8. Fair Value

Fair Value Measurements

        ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, ASC 820 requires an entity to consider all aspects of nonperformance risk, including the entity's own credit standing, when measuring fair value of a liability.

        ASC 820 establishes a three level hierarchy to be used when measuring and disclosing fair value. An instrument's categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date under current market conditions. Additionally, the entity must have the ability to access the active market and the quoted prices cannot be adjusted by the entity.
Level 2
Inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full-term of the assets or liabilities.
Level 3
Unobservable inputs are supported by little or no market activity. The unobservable inputs represent the assumptions that market participants would use to price the assets and liabilities, including risk. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8. Fair Value (Continued)

        Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

        Available-for-sale securities.    The Company holds AFS securities that are carried at fair value on the condensed consolidated balance sheet and are comprised of CMBS. In determining the fair value of the Company's CMBS, management judgment may be used to arrive at fair value that considers prices obtained from third-party pricing providers or broker quotes received using the bid price, which are both deemed indicative of market activity, and other applicable market data. The third-party pricing providers and brokers use pricing models that generally incorporate such factors as coupons, primary and secondary mortgage rates, rate reset period, issuer, prepayment speeds, credit enhancements and expected life of the security. If observable market prices are not available or insufficient to determine fair value due principally to illiquidity in the marketplace, then fair value is based upon internally developed models that are primarily based on observable market-based inputs but also include unobservable market data inputs (including prepayment speeds, delinquency levels, and credit losses). The Company classified 100% of its CMBS AFS as Level 2 fair value assets at March 31, 2017 and December 31, 2016.

Recurring Fair Value

        The following tables display the Company's assets measured at fair value on a recurring basis. The Company does not hold any liabilities measured at fair value on its condensed consolidated balance sheets.

	Recurring Fair Value Measurements At March 31, 2017
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Available-for-sale securities	$—	$12,766	$—	$12,766

Total assets	$—	$12,766	$—	$12,766

	Recurring Fair Value Measurements At December 31, 2016
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Available-for-sale securities	$—	$12,686	$—	$12,686

Total assets	$—	$12,686	$—	$12,686

        The Company may be required to measure certain assets or liabilities at fair value from time to time. These periodic fair value measures typically result from application of certain impairment measures under GAAP. These items would constitute nonrecurring fair value measures under ASC 820. As of March 31, 2017 and December 31, 2016, the Company did not have any assets or liabilities measured at fair value on a nonrecurring basis in the periods presented.

        Securities for which market quotations are readily available are valued at the bid price (in the case of long positions) or the ask price (in the case of short positions) at the close of trading on the date as

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8. Fair Value (Continued)

of which value is determined. Exchange-traded securities for which no bid or ask price is available are valued at the last traded price.

        Transfers between Levels are deemed to take place on the first day of the reporting period in which the transfer has taken place. The Company did not incur transfers between Levels for the three months ended March 31, 2017 and 2016.

Fair Value of Financial Instruments

        In accordance with ASC 820, the Company is required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the condensed consolidated balance sheet, for which fair value can be estimated.

        The following describes the Company's methods for estimating the fair value for financial instruments. Descriptions are not provided for those items that have zero balances as of the current balance sheet date.

  •
  Commercial real estate assets are carried at cost, net of any unamortized acquisition premiums or discounts, loan fees and origination costs as applicable, unless deemed impaired. The Company estimates the fair value of its commercial real estate assets by assessing any changes in market interest rates, shifts in credit profiles and actual operating results for mezzanine commercial real estate loans and commercial real estate first mortgages and B-notes, taking into consideration such factors as underlying property type, property competitive position within its market, market and submarket fundamentals, tenant mix, nature of business plan, sponsorship, extent of leverage and other loan terms. The Company categorizes the fair value measurement of these assets as Level 3.

  •
  AFS securities are recurring fair value measurements; carrying value equals fair value. See discussion of valuation methods and assumptions within the Fair Value Measurements section of this footnote.

  •
  Cash and cash equivalents and restricted cash have a carrying value which approximates fair value because of the short maturities of these instruments. The Company categorizes the fair value measurement of these assets as Level 1.

  •
  The carrying value of repurchase agreements and note payable to affiliate that mature in less than one year generally approximates fair value due their short maturities. As of March 31, 2017, the Company held $215.3 million of repurchase agreements that are considered long-term. The Company's long-term repurchase agreements have floating rates based on an index plus a spread and the credit spread is typically consistent with those demanded in the market. Accordingly, the interest rates on these borrowings are at market and thus carrying value approximates fair value. The Company categorizes the fair value measurement of these liabilities as Level 2.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8. Fair Value (Continued)

        The following table presents the carrying values and estimated fair values of assets and liabilities that are required to be recorded or disclosed at fair value at March 31, 2017 and December 31, 2016.

	March 31, 2017		December 31, 2016
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Commercial real estate assets	$1,548,603	$1,559,072	$1,412,543	$1,411,733
Available-for-sale securities	$12,766	$12,766	$12,686	$12,686
Cash and cash equivalents	$34,617	$34,617	$56,019	$56,019
Restricted cash	$2,260	$2,260	$260	$260
Liabilities
Repurchase agreements	$536,221	$536,221	$451,167	$451,167
Note payable to affiliate	$609,670	$609,670	$593,632	$593,632

Note 9. Repurchase Agreements

        As of March 31, 2017 and December 31, 2016, the Company had outstanding $536.2 million and $451.2 million of repurchase agreements with a weighted average borrowing rate of 3.40% and 3.16% and weighted average remaining maturities of 543 and 476 days, respectively.

        At March 31, 2017 and December 31, 2016, the repurchase agreement balances were as follows:

(in thousands)	March 31, 2017	December 31, 2016
Short-term	$320,956	$265,533
Long-term	215,265	185,634

Total	$536,221	$451,167

        At March 31, 2017 and December 31, 2016, the repurchase agreements had the following characteristics and remaining maturities:

	March 31, 2017			December 31, 2016
	Collateral Type			Collateral Type
(in thousands)	Commercial Real Estate Assets	CMBS	Total Amount Outstanding	Commercial Real Estate Assets	CMBS	Total Amount Outstanding
Within 30 days	$21,804	$—	$21,804	$21,933	$—	$21,933
30 to 59 days	27,481	8,132	35,613	28,991	8,119	37,110
60 to 89 days	—	—	—	—	—	—
90 to 119 days	—	—	—	—	—	—
120 to 364 days	263,539	—	263,539	206,490	—	206,490
One year and over	215,265	—	215,265	185,634	—	185,634

Total	$528,089	$8,132	$536,221	$443,048	$8,119	$451,167

Weighted average borrowing rate	3.40%	3.03%	3.40%	3.16%	2.92%	3.16%

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 9. Repurchase Agreements (Continued)

        The following table summarizes assets at carrying values that are pledged or restricted as collateral for the future payment obligations of repurchase agreements:

(in thousands)	March 31, 2017	December 31, 2016
Commercial real estate assets	$756,771	$648,885
Available-for-sale securities, at fair value	12,766	12,686
Due from counterparties	456	249

Total	$769,993	$661,820

        Although the transactions under repurchase agreements represent committed borrowings until maturity, the respective lender retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral or fund margin calls.

        The following table summarizes certain characteristics of the Company's repurchase agreements and counterparty concentration at March 31, 2017 and December 31, 2016:

	March 31, 2017				December 31, 2016
(dollars in thousands)	Amount Outstanding	Net Counterparty Exposure(1)	Percent of Equity	Weighted Average Days to Maturity	Amount Outstanding	Net Counterparty Exposure(1)	Percent of Equity	Weighted Average Days to Maturity
JPMorgan Chase Bank	$228,355	$96,722	22%	214	$204,679	$104,380	24%	283
Morgan Stanley Bank	215,265	73,092	17%	1,054	185,634	62,715	15%	779
All other counterparties(2)	92,601	64,670	15%	165	60,854	45,624	11%	197

Total	$536,221	$234,484			$451,167	$212,719

(1)
Represents the net carrying value of the commercial real estate assets and AFS securities sold under agreements to repurchase, including accrued interest plus any cash or assets on deposit to secure the repurchase obligation, less the amount of the repurchase liability, including accrued interest.

(2)
Represents amounts outstanding with two counterparties at both March 31, 2017 and December 31, 2016.

        The Company does not anticipate any defaults by its repurchase agreement counterparties. There can be no assurance, however, that any such default or defaults will not occur.

Note 10. Note Payable to Affiliate

        The Company finances the acquisition of certain of its commercial real estate assets through a revolving note payable with TH Insurance. In exchange for the note with TH Insurance, the Company receives an allocated portion of TH Insurance's advances from the FHLB. The Company pledges to the FHLB a portion of its commercial real estate assets as collateral for TH Insurance's advances. As of March 31, 2017 and December 31, 2016, the total outstanding note payable to TH Insurance was $609.7 million and $593.6 million with an interest rate of 1.04% and 0.85%, respectively. The note is set to mature on December 31, 2017, unless extended pursuant to its terms.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 10. Note Payable to Affiliate (Continued)

        As of March 31, 2017 and December 31, 2016, $728.6 million and $709.0 million of commercial real estate assets were pledged as collateral for the future payment obligations of TH Insurance's FHLB advances. The FHLB retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral.

Note 11. Commitments and Contingencies

        The following represent the material commitments and contingencies of the Company as of March 31, 2017 and December 31, 2016:

        Legal and regulatory.    From time to time, the Company may be subject to liability under laws and government regulations and various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal or regulatory claims that would have a material effect on the Company's financial statements and therefore no accrual is required as of March 31, 2017 or December 31, 2016.

        Unfunded commitments on commercial real estate loans.    Certain of the Company's commercial real estate loan agreements contain provisions for future fundings to borrowers, generally to finance lease-related or capital expenditures. As of March 31, 2017 and December 31, 2016, the Company had unfunded commitments of $181.9 million and $172.5 million on commercial real estate loans with expirations dates within the next two years.

Note 12. Member's Equity

        As of March 31, 2017 and December 31, 2016, the Company had total member's equity of $441.5 million and $428.0 million, respectively.

Accumulated Other Comprehensive Loss

        Accumulated other comprehensive loss at March 31, 2017 and December 31, 2016 was as follows:

(in thousands)	March 31, 2017	December 31, 2016
Available-for-sale securities, at fair value
Unrealized gains	$—	$—
Unrealized losses	(32)	(112)

Accumulated other comprehensive loss	$(32)	$(112)

Reclassifications out of Accumulated Other Comprehensive Loss

        The Company did not record any reclassifications out of accumulated other comprehensive loss during the three months ended March 31, 2017 and 2016.

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 13. Income Taxes

        The following table summarizes the tax (benefit) provision recorded for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
(in thousands)	2017	2016
Current tax provision (benefit):
Federal	$(2)	$(10)
State	3	3
Total current tax provision (benefit)	1	(7)
Deferred tax provision	—	—

Total provision for (benefit from) income taxes	$1	$(7)

        Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's condensed consolidated financial statements of a contingent tax liability for uncertain tax positions. Additionally, there were no amounts accrued for penalties or interest as of or during the periods presented in these condensed consolidated financial statements.

Note 14. Related Party Transactions

        The Company does not directly employ personnel. Instead the Company relies on the resources that PRCM Advisers provides to Two Harbors to conduct the Company's operations. The Company is allocated certain advisory expenses from Two Harbors that relate to the operations of the Company. The Company was allocated $1.7 million and $1.8 million as a management fee to Two Harbors for the three months ended March 31, 2017 and 2016, respectively, which represents approximately 1.5% of member's equity on an annualized basis. This fee is based upon the same fee structure incurred by Two Harbors for services provided by PRCM Advisers.

        During the three months ended March 31, 2017 and 2016, certain direct and allocated operating expenses were paid by Two Harbors to PRCM Advisers and other external vendors and included in the Company's condensed consolidated statements of comprehensive income. These direct and allocated costs totaled approximately $2.3 million and $2.1 million for the three months ended March 31, 2017 and 2016, respectively. Expenses during the period may have been different had the Company not had the related party relationship with Two Harbors. At March 31, 2017 and December 31, 2016, the Company had outstanding payables to Two Harbors of $24.6 million and $21.2 million, respectively.

        The Company finances the acquisition of certain of its commercial real estate assets through a revolving note payable with TH Insurance. In exchange for the note with TH Insurance, the Company receives an allocated portion of TH Insurance's advances from the FHLB. The Company pledges to the FHLB a portion of its commercial real estate assets as collateral for TH Insurance's advances. As of March 31, 2017 and December 31, 2016, the total outstanding note payable to TH Insurance was $609.7 million and $593.6 million with an interest rate of 1.04% and 0.85%, respectively. The related accrued interest payable, included in other payables to Two Harbors and affiliates on the condensed consolidated balance sheets, was $0.9 million and $0.4 million as of March 31, 2017 and December 31, 2016, respectively. In addition, the Company had an outstanding net receivable from TH Insurance for

TH COMMERCIAL HOLDINGS LLC

Notes to the Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 14. Related Party Transactions (Continued)

principal and interest payments on commercial real estate assets pledged to the FHLB of $0.1 million at December 31, 2016.

        The terms of these transactions may have been different had they been transacted with an unrelated party.

Note 15. Subsequent Events

        Events subsequent to March 31, 2017 were evaluated through May 24, 2017, the date the financial statements were available to be issued. No additional events were identified requiring further disclosure in these condensed consolidated financial statements.

        Until                        , 2017 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

10,000,000 Shares

Granite Point Mortgage Trust Inc.

Common Stock

J.P. Morgan
Morgan Stanley
Citigroup
BofA Merrill Lynch
JMP Securities
Keefe, Bruyette & Woods
A Stifel Company

PROSPECTUS

                        , 2017

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee are estimated.

SEC registration fee	$27,990
Financial Industry Regulatory Authority, Inc. filing fee	36,725
NYSE listing fee	253,854
Legal fees and expenses (including blue sky fees)	1,500,000
Accounting fees and expenses	200,000
Printing and engraving expenses	300,000
Transfer agent fees and expenses	50,000
Miscellaneous	631,431

Total	$3,000,000

Item 32.    Sales to Special Parties

        On April 7, 2017, in connection with our formation, we issued 1,000 shares of our common stock to Two Harbors Operating Company LLC for total consideration of $1,000 paid in cash in order to provide for our initial capitalization.

Item 33.    Recent Sales of Unregistered Securities

        On April 7, 2017, in connection with our formation, we issued 1,000 shares of our common stock to Two Harbors Operating Company LLC for total consideration of $1,000 in cash in order to provide for our initial capitalization. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(a)(2) thereof.

        In connection with the Formation Transaction, we will issue an aggregate of 33,071,000 shares of common stock with an aggregate value of approximately $650 million, based on the assumed initial public offering price of $20.50 per share, the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, to Two Harbors in connection with the transfer of interests to us in the entities that own our assets prior to the Formation Transaction in consideration of such transfer. In addition, we will issue to Two Harbors 1,000 shares of our 10% cumulative redeemable preferred stock with a $1,000,000 aggregate liquidation preference in connection with the Formation Transaction. Two Harbors has a substantive, pre-existing relationship with us. The issuance of such shares will be effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        Our charter provides that we have the power, and our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable costs, fees and expenses (including attorneys' fees, costs and expenses) in advance of final disposition of a proceeding and without requiring a preliminary determination of ultimate entitlement to indemnification, to any present or former director or officer of the company or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise, and who was or is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

        The Maryland General Corporation Law, or the MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (ii) a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Under the management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us which limits our Manager's obligations to us to those specifically set forth in the management agreement. The ability of our Manager and its affiliates to engage in other business activities may reduce the time our Manager spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under the MGCL for officers of a Maryland corporation. Instead, officers of a Maryland corporation, including our officers who are employees of our Manager, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

        We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds From Stock Being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)   Financial Statements.    See page F-1 for an index to the financial statements included in this registration statement.

        (b)   Exhibits.    The attached Exhibit Index is incorporated herein by reference.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 20, 2017.

Granite Point Mortgage Trust Inc.
By:	/s/ JOHN A. TAYLOR
	Name:	John A. Taylor
	Title:	President and Chief Executive Officer

        Each person whose signature appears below hereby constitutes and appoints John A. Taylor, Marcin Urbaszek and Rebecca B. Sandberg, and each of them, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ JOHN A. TAYLOR John A. Taylor	President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2017
/s/ MARCIN URBASZEK Marcin Urbaszek	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2017
/s/ WILLIAM ROTH William Roth	Director	June 20, 2017
/s/ THOMAS E. SIERING Thomas E. Siering	Director	June 20, 2017
/s/ BRIAN C. TAYLOR Brian C. Taylor	Director	June 20, 2017

 EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1		Form of Underwriting Agreement.

2.1	**	Form of Contribution Agreement between Two Harbors Investment Corp. and Granite Point Mortgage Trust Inc.

3.1		Articles of Amendment and Restatement of Granite Point Mortgage Trust Inc.

3.2	**	Amended and Restated Bylaws of Granite Point Mortgage Trust Inc.

3.3		Articles Supplementary for Cumulative Redeemable Preferred Stock of Granite Point Mortgage Trust Inc.

4.1	**	Specimen Common Stock Certificate of Granite Point Mortgage Trust Inc.

5.1		Opinion of Ballard Spahr LLP regarding the validity of the securities being registered.

8.1		Opinion of Orrick, Herrington & Sutcliffe LLP regarding certain tax matters.

10.1	**	Form of Management Agreement between Granite Point Mortgage Trust Inc. and Pine River Capital Management L.P.

10.2		Director Designation Agreement between Granite Point Mortgage Trust Inc. and Two Harbors Investment Corp.

10.3		Granite Point Mortgage Trust Inc. 2017 Equity Incentive Plan (includes restricted stock award agreement).

10.4	**	Form of Indemnification Agreement to be entered into by and between Granite Point Mortgage Trust Inc. and certain officers and directors.

10.5	**	Granite Point Mortgage Trust Inc. Director Compensation Policy.

10.6	**	Master Repurchase and Securities Contract Agreement between TH Commercial GS LLC and Goldman Sachs Bank USA.

10.7	**	Uncommitted Master Repurchase Agreement between TH Commercial JPM LLC and JPMorgan Chase Bank, National Association.

10.8	**	Master Repurchase and Securities Contract Agreement, between Morgan Stanley Bank and TH Commercial MS II, LLC, as amended.

21.1	**	List of Subsidiaries.

23.1		Consent of EY.

23.2		Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.3		Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 8.1).

24.1		Power of Attorney (included on the signature page to this Registration Statement).

99.1	**	Consent of Martin Kamarck to be named Independent Director.

99.2	**	Consent of Stephen G. Kasnet to be named Independent Director.

99.3	**	Consent of W. Reid Sanders to be named Independent Director.

99.4	**	Consent of Hope B. Woodhouse to be named Independent Director.

99.5	**	Consent of Tanuja M. Dehne to be named Independent Director.

**
Previously filed.